Exhibit 10.1

LOAN AGREEMENT

Dated as of February 10, 2022

Among

THE ENTITIES SET FORTH ON SCHEDULE I ATTACHED HERETO,
as Borrower

and

WELLS FARGO BANK, NATIONAL ASSOCIATION,
as Lender

i

Section 8.6	Intentionally Omitted	105
Section 8.7	Ground Rent Reserve Funds	105
Section 8.8	Rent Concession Reserve Funds	106
Section 8.9	Existing TI/LC Obligations Reserve Funds	106
Section 8.10	The Accounts Generally	107
Section 8.11	Letters of Credit	108

Article 9. CASH MANAGEMENT AGREEMENT		119

Section 9.1	Cash Management Agreement	119
Section 9.2	Cash Flow Sweep	110

Article 10. EVENTS OF DEFAULT; REMEDIES		110

Section 10.1	Event of Default	110
Section 10.2	Remedies	114

Article 11. SECONDARY MARKET		116

Section 11.1	Securitization	116
Section 11.2	Securitization Indemnification	119
Section 11.3	REMIC Savings Clause	121
Section 11.4	Servicer	122
Section 11.5	Rating Agency Costs	122
Section 11.6	Mezzanine Option	123
Section 11.7	Register	123

Article 12. INDEMNIFICATIONS		124

Section 12.1	General Indemnification	124
Section 12.2	Mortgage and Intangible Tax and Transfer Tax Indemnification	124
Section 12.3	ERISA and CFIUS Indemnification	125
Section 12.4	Duty to Defend, Legal Fees and Other Fees and Expenses	125
Section 12.5	Survival	125
Section 12.6	Environmental Indemnity	125

Article 13. EXCULPATION		126

Section 13.1	Exculpation	126
Section 13.2	Survival	129

v

SCHEDULES AND EXHIBITS

Exhibit A	Additional Definitions
Exhibit B	Disbursement Request and Certification
Schedule I	Borrowers,Individual Properties and Allocated Loan Amounts
Schedule II	Organizational Chart
Schedule III	Description of “Prior Loans”
Schedule IV	Rent Concession Reserve Schedule
Schedule V	Existing TI/LC Reserve Schedule
Schedule VI	Immediate Repairs
Schedule VII	Management Agreements and Property Managers
Schedule VIII	Bond Security Documents
Schedule 3.13	Condemnations
Schedule 3.17	Leases And Rent Roll
Schedule 3.19	Self-Managed Properties as of Closing Date
Schedule 8.4	Replacement Reserve Allocations Across Individual Properties

LOAN AGREEMENT

THIS LOAN AGREEMENT, dated as of February 10, 2022 (as amended, restated, replaced, supplemented or otherwise modified from time to time, this “Agreement”), among WELLS FARGO BANK, NATIONAL ASSOCIATION, having an address c/o Wells Fargo Commercial Mortgage Servicing, 401 S. Tryon Street, 8th Floor, Charlotte, North Carolina 28202 (together with its successors and/or assigns, “Lender”) and THE ENTITIES SET FORTH ON SCHEDULE I ATTACHED HERETO, each having an address at c/o Orion Office REIT LP, 2325 East Camelback Road, Suite 850, Phoenix, Arizona 85016 (individually and/or collectively as the context requires, together with their respective permitted successors and/or assigns, “Borrower”).

RECITALS:

Borrower desires to obtain the Loan (defined below) from Lender.

Lender is willing to make the Loan to Borrower, subject to and in accordance with the terms of this Agreement and the other Loan Documents (defined below).

In consideration of the making of the Loan by Lender and the covenants, agreements, representations and warranties set forth in this Agreement, the parties hereto hereby covenant, agree, represent and warrant as follows:

Article 1.

DEFINITIONS; PRINCIPLES OF CONSTRUCTION

Section 1.1       Definitions. For all purposes of this Agreement, except as otherwise expressly required or unless the context clearly indicates a contrary intent:

“10% Prepayment Amount” shall have the meaning set forth in the definition of “Release Price” set forth herein.

“30/360 Basis” shall mean on the basis of a 360-day year consisting of twelve (12) months of thirty (30) days each.

“Acceptable Accountant” means a “Big Four” accounting firm (including, without limitation, KPMG LLP) or other nationally recognized, independent certified public accountant reasonably acceptable to Lender and acceptable to the Rating Agencies.

“Acceptable LLC” shall mean a limited liability company formed under Delaware law which (i) has at least one springing member, which, upon the dissolution of all of the members or the withdrawal or the disassociation of all of the members from such limited liability company, shall immediately become the sole member of such limited liability company, and (ii) otherwise meets the Rating Agency criteria then applicable to such entities.

“Acceptable Replacement Management Agreement” shall mean a written management agreement with a Qualified Manager that (a) is on a substantially similar form as the Management Agreement or is otherwise reasonably satisfactory to Lender in all material respects and (b) has been collaterally assigned to Lender pursuant to an assignment of management agreement executed by New Manager and Borrower on a substantially similar form as the Assignment of Management Agreement or otherwise in form and substance reasonably acceptable to Lender.

“Accounts” shall have the meaning set forth in the Cash Management Agreement together with any accounts into which Reserve Funds or other amounts are deposited hereunder and which are not established under the Cash Management Agreement.

“Act” shall mean the Limited Liability Company Act of the State of Delaware, as amended, and as it may be further amended from time to time, and any successor statutes thereto.

“Actual/360 Basis” shall mean on the basis of a 360-day year and charged on the basis of actual days elapsed for any whole or partial month in which interest is being calculated.

“Affected Financial Institution” means (a) any EEA Financial Institution or (b) any UK Financial Institution.

“Affiliate” shall mean, as to any Person, any other Person that, directly or indirectly, owns more than thirty percent (30%) of, is in Control of, is Controlled by or is under common Control with such Person.

“Affiliated Manager” shall mean any managing agent of the Property that is an Affiliate of Borrower, Guarantor or any SPE Component Entity (if any).

“Aggregate Material Adverse Effect” shall mean a material adverse effect on (a) the use, operation, condition or values of the Properties taken as a whole, (b) the business, profits, operations or financial condition of Borrower taken as a whole, (c) the enforceability, validity, perfection or priority of the lien of the Security Instruments taken as a whole or the other Loan Documents, or (d) the ability of Borrower to repay the principal and interest of the Loan as it becomes due in accordance with the terms and conditions set forth in the Loan Documents.

“Allocated Loan Amount” shall mean, for an Individual Property, the amount set forth on Schedule I attached hereto.

“ALTA” shall mean American Land Title Association, or any successor thereto.

“Alteration Threshold” shall mean, with respect to any Individual Property, the greater of (a) five percent (5%) of the Allocated Loan Amount of the affected Individual Property and (b) $1,000,000 provided that in no event shall the amount permitted by this clause (b) exceed seven and one-half percent (7.50%) of the Allocated Loan Amount of the affected Individual Property even if the amount that equals seven and one-half percent (7.50%) of the Allocated Loan Amount of the affected Individual Property is less than $1,000,000.

“AML Law” shall have the meaning set forth in Section 3.29 hereof.

“Annual Budget” shall have the meaning set forth in Section 4.12(a)(v) hereof.

“Anti-Corruption Laws” shall mean the U.S. Foreign Corrupt Practices Act of 1977, as amended, and any other anti-bribery or anti-corruption laws, regulations or ordinances in any jurisdiction in which the Borrower or any member of the Borrower Group is located or doing business.

“Applicable Contribution” shall have the meaning set forth in Section 17.17 hereof.

“Applicable Law” shall mean all applicable federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions of Governmental Authorities affecting the Loan, the Lender, any Borrower or any Individual Property or any part thereof, or the construction, use, alteration or operation thereof, or any part thereof, whether now or hereafter enacted and in force, including, without limitation, the Americans with Disabilities Act of 1990, and all permits, licenses and authorizations and regulations relating thereto, and all covenants, agreements, restrictions and encumbrances contained in any instruments, either of record or known to Borrower, at any time in force affecting Borrower or the Property or any part thereof, including, without limitation, any which may (i) require repairs, modifications or alterations in or to the Property or any part thereof, or (ii) in any way limit the use and enjoyment thereof.

“Approved Bank” shall mean (a) a bank or other financial institution which has the Required Rating, (b) if a Securitization has not occurred, a bank or other financial institution reasonably acceptable to Lender or (c) if a Securitization has occurred, a bank or other financial institution with respect to which Lender shall have received a Rating Agency Confirmation.

“Approved ID Provider” shall mean each of CT Corporation, Corporation Service Company, National Registered Agents, Inc., Wilmington Trust Company, Stewart Management Company and Lord Securities Corporation; provided, that, if, following a Securitization, any of the foregoing entities is not acceptable to the Rating Agencies, it shall be deemed deleted from this definition, additional national providers of independent directors may be deemed added to this definition to the extent reasonably approved in writing by Lender and approved by the Rating Agencies.

“Assignment of Management Agreement” shall mean that certain Conditional Assignment of Management Agreement dated as of the date hereof among Lender, Borrower and Manager, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Award” shall mean any compensation paid by any Governmental Authority in connection with a Condemnation in respect of all or any part of any Individual Property.

“Bail-In Action” means the exercise of any Write-Down and Conversion Powers by the applicable Resolution Authority in respect of any liability of an Affected Financial Institution.

“Bail-In Legislation” means (a) with respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law, regulation rule or requirement for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule and (b) with respect to the United Kingdom, Part I of the United Kingdom Banking Act 2009 (as amended from time to time) and any other law, regulation or rule applicable in the United Kingdom relating to the resolution of unsound or failing banks, investment firms or other financial institutions or their affiliates (other than through liquidation, administration or other insolvency proceedings).

“Bankruptcy Code” shall mean Title 11 of the United States Code entitled “Bankruptcy”, as amended from time to time, and any successor statute or statutes and all rules and regulations from time to time promulgated thereunder, and any comparable foreign laws relating to bankruptcy, insolvency or creditors’ rights.

“Bond Documents” shall mean (i) with respect to the Express Scripts Property, (a) the related Bond Lease, (b) the Trust Indenture, (c) a Sublease, dated as of December 1, 2007, by and between Northpark (as predecessor-in-interest to Express Scripts Borrower), as landlord, and the Village, as tenant, (d) a Bond Purchase Agreement (the “Bond Purchase Agreement”), dated as of December 21,2007, by and between the Village and NorthPark (as predecessor-in-interest to Express Scripts Borrower), (e) a Performance Agreement (the “Performance Agreement”), dated as of December 1, 2007, by and between the Village and NorthPark (as predecessor-in-interest to Express Scripts Borrower), together with any other document pertaining to the matters set forth in the Bond Lease or the Trust Indenture as well as all other documents now or hereafter executed and/or delivered in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms hereof and (ii) with respect to the Home Depot Property, (a) the related Bond Lease, (b) that certain Deed to Secure Debt, Assignment of Rents and Leases and Security Agreement, dated as of June 1, 2012, from DACC to Cole Borrower, (c) that certain Bond Purchase Loan Agreement, dated as of June 1, 2012, between DACC and Cole Borrower, together with any other document pertaining to the matters set forth in the related Bond Lease and the issuance of the DACC’s Taxable Industrial Development Revenue Bond (Home Depot U.S.A., Inc. Real Estate Project), Series 2012, as well as all other documents now or hereafter executed and/or delivered in connection therewith, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms hereof.

“Bond Lease” shall mean individually and collectively as the context requires, (a) with respect to the Express Scripts Property, that certain Lease Agreement, dated as of December 1, 2007 between the Village, as lessor, and NorthPark (as predecessor-in-interest to Express Scripts Borrower), as lessee (as amended, restated, supplemented, or otherwise modified from time to time, as evidenced by that certain Memorandum of Lease Agreement, dated as of December 1, 2007, between the Village and NorthPark (as predecessor-in-interest to Express Scripts Borrower) and recorded on January 28, 2008 as Document No. 757 in Book 17777, Page 4769 with the Recorder of Deeds for the County of St. Louis, Missouri, as assigned to Express Scripts Borrower pursuant to that certain Assignment and Assumption of Chapter 100 Bond Documents, dated as of March 3, 2011, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time subject to the terms hereof and (b) with respect to the Home Depot Property, that certain Lease Agreement, dated as of June 1, 2012 between the Development Authority of Cobb County development authority and a public body corporate and politic existing under the laws of the State of Georgia (“DACC”), as lessor, and Cole Borrower, as lessee.

“Bond Security Documents” shall mean those documents listed on Schedule VIII attached hereto with respect the Bond Documents that are executed and delivered by Borrower to Lender in connection with the Loan.

“Borrower” shall have the meaning set forth in the introductory paragraph hereof.

“Borrower Group” shall mean (a) Borrower and any SPE Component Entity, (b) the direct and indirect owners of Borrower (other than any shareholders or owners of stock or equity interests that are publicly traded on any nationally or internationally recognized stock or securities exchange that are not Affiliates of Borrower), (c) any Guarantor, and (d) any director or executive officer acting solely in its capacity as such director or executive officer on behalf of any of the parties referred to in clauses (a) through (c) above with respect to any such Person, the Debt, this Agreement, the other Loan Documents or the business, use, revenues or operations of any Individual Property.

“Borrower Party” shall mean Borrower, any SPE Component Entity, Guarantor and/or any Person acting on behalf of or at the direction of Borrower, any SPE Component Entity and/or Guarantor with respect to any such Person, the Debt, this Agreement, the other Loan Documents or the business, use, revenues or operations of any Individual Property.

“Business Day” shall mean any day other than a Saturday, Sunday or any other day on which any of the following are not open for business: (a) national banks in New York, New York or Charlotte, North Carolina, (b) provided that Borrower shall have received reasonable prior written notice of the identity of the trustee, the place of business of the trustee under a Securitization (or, if no Securitization has occurred, Lender), (c) any Servicer or the financial institution that maintains any collection account for or on behalf of any Servicer or any Reserve Funds, (d) the New York Stock Exchange, or (e) the Federal Reserve Bank of New York.

“Calculation Date” shall mean the last day of each calendar quarter during the term of the Loan.

“Cash Management Account” shall have the meaning set forth in the Cash Management Agreement.

“Cash Management Agreement” shall mean that certain Cash Management Agreement of even date herewith among Lender, Borrower and Cash Management Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Cash Management Bank” shall mean Wells Fargo Bank, National Association or any Eligible Institution which is a successor thereto or replacement thereof in accordance with the Cash Management Agreement.

“Cash Trap Event Period” shall mean a period commencing upon the earlier of (i) the occurrence and continuance of an Event of Default, (ii) the occurrence of a Lease Sweep Event or (iii) the Debt Yield being less than 8.0% on two (2) consecutive Calculation Dates, which such Cash Trap Event Period shall expire (a) with regard to any Cash Trap Event Period commenced in connection with clause (i) above, upon the cure (if applicable) of such Event of Default (provided that a Cash Trap Event Period has not occurred and is not continuing pursuant to clauses (ii) or (iii) of this definition), (b) with regard to any Cash Trap Event Period commenced in connection with clause (ii) above, the occurrence of a Lease Sweep Event Termination (provided that a Cash Trap Event Period has not occurred and is not continuing pursuant to clauses (i) or (iii) of this definition), or (c) with regard to any Cash Trap Event Period commenced in connection with clause (iii) above, (i) upon the date that the Debt Yield is equal to or greater than 8.0% on two (2) consecutive Calculation Dates, or (ii) the date on which Borrower delivers Debt Yield Collateral in accordance with Section 4.17 hereof (provided that a Cash Trap Event Period has not occurred and is not continuing pursuant to clauses (i) or (ii) of this definition).

“Casualty” shall have the meaning set forth in Section 7.2 hereof.

“Casualty/Condemnation Prepayment” shall have the meaning set forth in Section 2.7(b) hereof.

“Casualty Consultant” shall have the meaning set forth in Section 7.4 hereof.

“Cause” means, with respect to an Independent Director, (i) acts or omissions by such Independent Director that constitute willful disregard of, or bad faith or gross negligence with respect to, such Independent Director’s duties, (ii) that such Independent Director has engaged in or has been charged with, or has been convicted of, fraud or other acts constituting a crime under any law applicable to such Independent Director, (iii) that such Independent Director is unable to perform his or her duties as Independent Director due to death, disability or incapacity, or (iv) that such Independent Director no longer meets the definition of “Independent Director” in this Agreement.

“Change in Law” shall mean the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation, implementation or application thereof by any Governmental Authority, (c) adjustments to the Regulation D reserve requirements (including, without limitation, all basic, marginal, emergency, supplemental, special or other reserves and taking into account any transitional adjustments or other scheduled changes in reserve requirements) announced by the Board of Governors of the Federal Reserve, or (d) the making or issuance of any request, rule, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided that notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in the case of both clauses (i) and (ii) be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued (regardless of whether currently in force and effect).

“CFIUS” shall mean (i) the Committee on Foreign Investment in the United States first established pursuant to Executive Order 11858 of May 7, 1975, and (ii) any replacement or successor thereto, including, without limitation, pursuant to FIRRMA.

“CFIUS Approval” shall mean (a) written confirmation provided by CFIUS that the transaction described in Section 3.32 hereof (the “Subject Transaction”) is not a Covered Transaction under the DPA, (b) written confirmation provided by CFIUS that it has completed its review or, if applicable, investigation of the matter in question under the DPA, and determined that there are no unresolved national security concerns with respect to the Subject Transaction, or (c) CFIUS shall have sent a report to the President of the United States requesting the President’s decision under the DPA, and the President shall have announced a decision not to take any action to suspend, prohibit or place any limitations on the Subject Transaction.

“CFIUS Review” shall have the meaning set forth in Section 4.26 hereof.

“Closing Date” shall mean the date of the funding of the Loan.

“Cole Borrower” shall mean Cole of Kennesaw GA, LLC, a Delaware limited liability company.

“Condemnation” shall mean a temporary or permanent taking by any Governmental Authority as the result, in lieu or in anticipation, of the exercise of the right of condemnation or eminent domain, of all or any part of any Individual Property, or any interest therein or right accruing thereto, including any right of access thereto or any change of grade affecting any Individual Property or any part thereof.

“Constituent Members” shall have the meaning set forth in Section 5.2(b) hereof.

“Contribution” shall have the meaning set forth in Section 17.17 hereof.

“Control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through the ownership of voting securities or other beneficial interests, by contract or otherwise (it being acknowledged that a Person shall not be deemed to lack Control of another Person even though certain decisions may be subject to “major decision” consent or approval rights of limited partners, shareholders or non-managing members or representative body or advisory bodies of the foregoing, as applicable). “Controlling”, “Controlled by” and other similar derivatives shall have the correlative meanings.

“Corporate Transparency Act” shall mean the Corporate Transparency Act, H.R. 6395, 116th Cong. §§ 6402- 6404 (2020).

“Covered Transaction” shall have the meaning set forth in the DPA.

“Creditors Rights Laws” shall mean any existing or future law of any jurisdiction, domestic or foreign, relating to bankruptcy, insolvency, reorganization, conservatorship, arrangement, adjustment, winding-up, liquidation, dissolution, composition or other relief with respect to its debts or debtors.

“Crowdfunded Person” shall mean a Person capitalized primarily by monetary contributions (A) of less than $35,000 each from more than thirty-five (35) investors who are individuals and (B) which are funded primarily (I) in reliance upon Regulation Crowdfunding promulgated by the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended and/or (II) through internet-mediated registries, platforms or similar portals, mail-order subscriptions, benefit events and/or similar methods.

“DBRS” shall mean DBRS Morningstar, Inc., and its successors in interest.

“Debt” shall mean the outstanding principal amount of the Loan set forth in, and evidenced by, this Agreement and the Note together with all interest accrued and unpaid thereon and all other sums due to Lender in respect of the Loan under the Note, this Agreement or the other Loan Documents, including, without limitation, the payment of all sums advanced and costs and expenses payable to Lender, in each case in accordance with the terms and conditions set forth herein or in the other Loan Documents, as the case may be.

“Debt Service” shall mean, with respect to any particular period of time, scheduled principal and/or interest payments under the Loan.

“Debt Yield” shall mean, as of each Calculation Date, the quotient (expressed as a percentage) obtained by dividing (a) NOI as of such date by (b) the outstanding principal amount of the Loan as of such date.

“Debt Yield Collateral” shall mean either, or a combination of, (a) cash deposits delivered to Lender to be held in an Eligible Account which shall be an interest bearing account controlled by Lender and/or (b) a Letter of Credit delivered to Lender, in each case as additional collateral for the Loan.

“Deemed Approval Requirements” shall mean, with respect to a request by Borrower for Lender’s approval or consent, that:

(i)            The initial request to Lender includes all required information and/or documentation relating thereto and is marked in bold lettering with the following language: “LENDER’S RESPONSE IS REQUIRED WITHIN TEN (10) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER” and is accompanied by such information and documents as is reasonably required for Lender to adequately evaluate such request and as requested by Lender in writing prior to the expiration of such ten (10) Business Day period;

(ii)            in the event that Lender fails to provide a substantive response in writing to such request within such time period, Lender’s approval shall be deemed given for all purposes if (a) Borrower resubmits to Lender the request with the notation “LENDER’S RESPONSE IS REQUIRED WITHIN FIVE (5) BUSINESS DAYS OF RECEIPT OF THIS NOTICE PURSUANT TO THE TERMS OF A LOAN AGREEMENT BETWEEN THE UNDERSIGNED AND LENDER. FAILURE TO RESPOND WILL BE DEEMED LENDER’S APPROVAL” prominently displayed in bold and all caps, (b) Lender fails to provide a substantive response in writing to the subsequent request for approval within the five (5) Business Day time period;

(iii)            Borrower has provided Lender with such information and documentation as may be reasonably required by Lender and requested within the applicable time period set forth in clauses (i) or (ii) hereof, as the case may be (which Borrower acknowledges may include a request for lease comparables and other market information as reasonably required by Lender in connection with approval requests under Section 4.14); and

(iv)            no Event of Default is then continuing.

For purposes of clarification, Lender requesting additional information (as requested by Lender in good faith), in addition to approving or denying any request (in whole or in part), shall be deemed a substantive response by Lender for purposes of the foregoing.

“Default” shall mean the occurrence of any event hereunder or under the Note or the other Loan Documents which, but for the giving of notice or passage of time, or both, would be an Event of Default.

“Default Rate” shall mean, with respect to the Loan, a rate per annum equal to the lesser of (i) the Maximum Legal Rate, or (ii) the sum of (a) the Interest Rate and (b) four percent (4%).

“Default Release” shall have the meaning set forth in Section 2.10(b) hereof.

“Default Property” shall have the meaning set forth in Section 2.10(b) hereof.

“Default Yield Maintenance Premium” shall mean an amount equal to the greater of (i) three percent (3%) of the outstanding principal balance of the Loan to be prepaid or satisfied and (ii) the Yield Maintenance Premium.

“Defeasance Approval Item” shall have the meaning set forth in Section 2.8 hereof.

“Defeasance Collateral Account” shall have the meaning set forth in Section 2.8 hereof.

“Defined Benefit Plan” shall mean an “employee benefit pension plan” within the meaning of Section 3(2) of ERISA (other than a Multiemployer Plan) which is covered by Title IV of ERISA or subject to the minimum funding standards under Section 412 of the IRS Code and that is currently or previously maintained or sponsored by the Borrower or by any ERISA Affiliate, or to which either the Borrower or ERISA Affiliate currently makes, or previously made, contributions and which (i) provides or is expected to provide retirement benefits to employees or other workers and (ii) the Borrower could reasonably be expected to have any liability (including liability attributable from an ERISA Affiliate). A Defined Benefit Plan shall include any plan that if it were terminated at any time, would result in Borrower or ERISA Affiliate being deemed to be a “contributing sponsor” (as defined in Section 4001(a)(13) of ERISA) of the terminated plan pursuant to ERISA Section 4069.

“Deposit Account” shall have the meaning set forth in the Cash Management Agreement.

“Deposit Bank” shall mean Wells Fargo Bank, National Association, as deposit bank, or any successor thereto under the Deposit Account Control Agreement.

“Deposit Account Control Agreement” shall mean that certain Deposit Account Control Agreement of even date herewith among Lender, Borrower and Deposit Bank, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Disbursement Request Form” shall mean a Disbursement Request and Certification in the form attached hereto as Exhibit B.

“Disclosure Document” shall have the meaning set forth in Section 11.2(a) hereof.

“Divide” shall mean to effectuate a Division.

“Division” shall mean, as to any Person, such Person dividing and/or otherwise engaging in and/or becoming subject to, in each case, any division (whether pursuant to a plan of division or otherwise), including, without limitation and to the extent applicable, pursuant to §18-217 of the Act.

“DPA” shall mean the Defense Production Act of 1950, 50 U.S.C. § 4565, as amended by the Foreign Investment Risk Review Modernization Act of 2018 (“FIRRMA”), H. R. 5515-538 (as the same may have been or may hereafter be amended, restated, supplemented or otherwise modified), all laws and regulations related thereto and all mandates, requirements, powers and similar requirements imposed or exercised thereunder (including, without limitation, any of the foregoing implemented by and/or otherwise relating to CFIUS), as the foregoing may be amended from time to time, any successor statute or statutes and all rules and regulations from time to time promulgated in connection with the foregoing.

“EEA Financial Institution” means (a) any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

“EEA Member Country” means any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

“EEA Resolution Authority” means any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

“Eligible Account” shall mean a separate and identifiable account from all other funds held by the holding institution that is either (a) an account or accounts maintained with a federal or state-chartered depository institution or trust company which complies with the definition of Eligible Institution or (b) a segregated trust account or accounts maintained with a federal or state chartered depository institution or trust company acting in its fiduciary capacity which (i) complies with the definition of Eligible Institution, and (ii) in the case of a state chartered depository institution or trust company, is subject to regulations substantially similar to 12 C.F.R. §9.10(b), having in either case a combined capital and surplus of at least $50,000,000 and is subject to supervision or examination by federal and state authority. An Eligible Account will not be evidenced by a certificate of deposit, passbook or other instrument.

“Eligible Institution” shall mean (a) a depository institution or trust company, the deposits of which are insured by the Federal Deposit Insurance Corporation, (i) the short term unsecured debt obligations or commercial paper of which are rated at least “A-1+” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for thirty (30) days or less and (ii) the senior unsecured debt obligations of which are rated at least “A” (or its equivalent) from each of the Rating Agencies in the case of accounts in which funds are held for more than thirty (30) days or (b) such other depository institution otherwise approved by the Rating Agencies from time-to-time.

“Engineering Report” means a structural and seismic engineering report or reports (including a “probable maximum loss” calculation, if applicable) with respect to each Individual Property prepared by an independent engineer approved by Lender and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender.

“Environmental Indemnity” shall mean that certain Environmental Indemnity Agreement, dated as of the date hereof, executed by Borrower and Guarantor in connection with the Loan for the benefit of Lender, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Environmental Laws” shall have the meaning set forth in the Environmental Indemnity.

“Equity Collateral” shall have the meaning set forth in Section 11.6 hereof.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended from time to time.

“ERISA Affiliate” shall mean all members of a controlled group of corporations and all trades and business (whether or not incorporated) under common control and all other entities which, together with Borrower, are treated as a single employer under any or all of Sections 414(b), or (c), (m) or, solely for purposes of Section 412 of the IRS Code and Sections 302 or 4007 of ERISA, Sections 414 (o) of the IRS Code.

“EU Bail-In Legislation Schedule” means the EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor person), as in effect from time to time.

“Event of Default” shall have the meaning set forth in Section 10.1 hereof.

“Excess Cash Flow Subaccount” shall have the meaning set forth in the Cash Management Agreement.

“Exchange Act” shall have the meaning set forth in Section 11.2 hereof.

“Exchange Act Filing” shall mean any filing under or pursuant to the Exchange Act in connection with or relating to a Securitization.

“Excluded Taxes” shall mean any of the following Taxes imposed on or with respect to Lender or required to be withheld or deducted from a payment to Lender: (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) Taxes imposed as a result of a present or former connection between such recipient and the jurisdiction imposing such Tax (other than connections arising from such recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document), (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to its interest in the Loan pursuant to a law in effect on the date on which (i) such Lender acquires such interest in the Loan or (ii) such Lender changes its lending office (except pursuant to Section 2.9), except in each case to the extent that amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, and (c) any U.S. federal withholding Taxes imposed under FATCA.

“Exculpated Parties” shall have the meaning set forth in Section 13.1 hereof.

“Existing TI/LC Reserve Funds” shall have the meaning set forth in Section 8.9 hereof.

“Express Scripts Borrower” shall mean ARC ESSTLMO001, LLC, a Delaware limited liability company.

“Express Scripts Property” shall mean the Individual Property located at 8455 University Place, St. Louis, Missouri.

“FATCA” shall mean Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b)(1) of the Code and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among Governmental Authorities and implementing such Sections of the Code.

“FIRRMA” shall have the meaning set forth in the definition of “DPA” hereof.

“Fitch” shall mean Fitch Ratings, Inc., and its successors in interest.

“Flood Insurance Acts” shall have the meaning set forth in Section 7.1 hereof.

“Funding Borrower” shall have the meaning set forth in Section 17.17 hereof.

“GAAP” shall mean generally accepted accounting principles in the United States of America as of the date of the applicable financial report.

“Governmental Authority” shall mean any court, board, agency, commission, office, central bank, or other authority of any nature whatsoever for any governmental unit (foreign, federal, state, county, district, municipal, city or otherwise) whether now or hereafter in existence. As the context may require, “Governmental Authority” shall mean the applicable Governmental Authorities having jurisdiction over the Loan, the Lender, the applicable Borrower, Guarantor, or the applicable Individual Property.

“Ground Lease” shall mean, individually or collectively as the context may require, (a) that certain Ground Lease between the Columbus Regional Airport Authority, a port authority and political subdivision created as a body corporate and politic by the City of Columbus and Franklin County pursuant to Ohio Revised Code Chapter 4582, as lessor, and Orion Columbus OH LLC, a Delaware limited liability company (successor in interest to Bridgeway Partners LLC, an Ohio limited liability company) as lessee, dated as of December 17, 2010, and (b) that certain Expansion Site Ground Lease between The Curators of the University of Missouri, as lessor, and Express Scripts Borrower (successor in interest to Northpark), as lessee, dated as of November 5, 2007 together with the University Northplace Protective Covenants dated October 10, 2005 which are referenced therein, in each case as the same have been assigned, supplemented, amended and/or modified from time to time and as the same may be further amended with the prior written consent of Lender.

“Ground Lessor” shall have the meaning set forth in Section 3.36(a) hereof.

“Ground Rent” shall mean any rent, additional rent or other charge payable by the Borrower, as ground lessee, to the applicable Ground Lessor under the respective Ground Lease.

“Ground Rent Reserve Funds” shall have the meaning set forth in Section 8.7 hereof.

“Guarantor” shall mean Orion Office REIT Inc., a Maryland corporation, or if required by context, any Replacement Guarantor expressly permitted by this Agreement or the Guaranty, as applicable.

“Guaranty” shall mean that certain Guaranty of Recourse Obligations executed by Guarantor and dated as of the date hereof, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Hazardous Substances” shall have the meaning set forth in the Environmental Indemnity.

“Home Depot Property” shall mean the Individual Property located at 3074 Chastain Meadows Pkwy NW, Kennesaw, Georgia.

“Immediate Repairs” shall have the meaning set forth in Section 4.10 hereof.

“Improvements” shall have the meaning set forth in the granting clause of the related Security Instrument. “Improvements” as used herein shall be deemed to refer to the Improvements on an individual or collective basis as the same may be required by context.

“Indebtedness” shall mean, for any Person, without duplication: (i) all indebtedness of such Person for borrowed money, for amounts drawn under a letter of credit, or for the deferred purchase price of property for which such Person or its assets is liable, (ii) all unfunded amounts under a loan agreement, letter of credit, or other credit facility for which such Person would be liable if such amounts were advanced thereunder, (iii) all amounts required to be paid by such Person as a guaranteed payment to partners or a preferred or special dividend, including any mandatory redemption of shares or interests, (iv) all indebtedness guaranteed by such Person, directly or indirectly, (v) all obligations under leases that constitute capital leases for which such Person is liable, (vi) all obligations of such Person under interest rate swaps, caps, floors, collars and other interest hedge agreements, in each case whether such Person is liable contingently or otherwise, as obligor, guarantor or otherwise, or in respect of which obligations such Person otherwise assures a creditor against loss, and (vii) obligations under PACE Loans.

“Indemnified Parties” shall mean (a) Lender, (b) any successor owner or holder of the Loan or participations in the Loan (in their capacity as holders of the Loan or participants in the Loan), (c) any Servicer or prior Servicer of the Loan, (d) any Investor or any prior Investor in any Securities, (e) any trustees, custodians or other fiduciaries who hold or who have held a full or partial interest in the Loan for the benefit of any Investor or other third party (in such capacity), (f) any receiver or other fiduciary appointed in a foreclosure or other Creditors Rights Laws proceeding (in such capacity), (g) any officers, directors, shareholders, partners, members, employees, agents, authorized representatives, Affiliates or subsidiaries of any and all of the foregoing, and (h) the heirs, legal representatives, successors and assigns of any and all of the foregoing (including, without limitation, any successors by merger, consolidation or acquisition of all or a substantial portion of the Indemnified Parties’ assets and business) in all cases whether during the term of the Loan or as part of or following a foreclosure of the Loan; provided, however, in no event shall the foregoing be deemed to include any Person (other than Lender or any Affiliate of Lender or the Servicer (or special servicer)) that acquires the Property or any portion thereof (i) at a foreclosure sale or pursuant to a deed in lieu thereof or any similar transaction under Applicable Law or (ii) following an event described in foregoing in the immediately preceding clause (i), from Lender or an Affiliate of Lender.

“Independent Director” shall have the meaning set forth in Section 5.2(a) hereof.

“Individual Material Adverse Effect” shall mean in respect of an Individual Property, any event or condition that has a material adverse effect on (a) the use, operation, condition or value of an Individual Property, (b) the business, profits, operations or financial condition of an individual Borrower, (c) the enforceability, validity, perfection or priority of the lien of the applicable Security Instrument or the other Loan Documents, or (d) the ability of Borrower to repay the principal and interest of its Allocated Loan Amount as it becomes due or to perform its obligations under the Security Instruments or the Loan Documents to which it is a party.

“Individual Property” shall mean each parcel of real property, the Improvements thereon and all Personal Property related thereto owned by the applicable Borrower (or leased by the Borrower pursuant to the Ground Lease) and encumbered by the applicable Security Instrument, together with all rights of Borrower pertaining to such property and the Improvements, as more particularly described in Article I of each Security Instrument and referred to therein as the “Property”. For the avoidance of doubt, commencing on and after the date of release, an Individual Property released from the lien of the related Security Instrument pursuant to Section 2.10 hereof shall not be deemed an Individual Property for purposes of this Agreement and/or the other Loan Documents (except to the extent obligations and liabilities attributable to such Individual Property and the applicable Borrower expressly survive pursuant to the Loan Documents).

“Insurance Premiums” shall have the meaning set forth in Section 7.1 hereof.

“Insurance Reserve Funds” shall have the meaning set forth in Section 8.2 hereof.

“Interest Accrual Period” shall mean the period beginning on the eleventh (11th) day of each calendar month during the term of the Loan and ending on (but including) the tenth (10th) day of the following calendar month.

“Interest Bearing Reserve Funds” shall mean each of the Reserve Funds other than the Tax Reserve Funds and the Insurance Reserve Funds.

“Interest Rate” shall mean a rate per annum equal to 4.8210%.

“Interest Shortfall” shall have the meaning set forth in Section 2.7 hereof.

“Investor” shall mean any investor or potential investor in the Loan (or any portion thereof or interest therein) in connection with a Securitization of the Loan (or any portion thereof or interest therein).

“IRS Code” shall mean the Internal Revenue Code of 1986, as amended from time to time or any successor statute.

“Kroll” shall mean Kroll Bond Rating Agency, Inc., and its successors in interest.

“KYC Person” shall mean any Person that owns, directly or indirectly, twenty-five percent (25%) (or, if such Person is not formed, organized or incorporated in, or is not a citizen of, the United States of America, ten percent (10%)) or more of the interests in the Borrower.

“Land” shall have the meaning set forth in each of the respective Security Instruments. “Land” as used herein shall be deemed to refer to the Land on an individual or collective basis as the same may be required by context.

“Lease” shall mean, individually or collectively, as the context may require, the “Leases” as defined in the Security Instrument, but specifically excluding the Ground Lease (provided, that such exclusion shall not apply to any subleases of any Individual Property subject to a Ground Lease).

“Lease Event” shall have the meaning set forth in Section 4.14(g) hereof.

“Lease Event Payment” shall have the meaning set forth in Section 4.14(g) hereof.

“Lease Sweep Event” shall mean the occurrence of any of the following: (a) any Material Tenant Lease (or any material portion thereof) is surrendered, cancelled or terminated prior to its then-current expiration date or the receipt by the Borrower or the Manager of notice from any Material Tenant of its intent to surrender, cancel or terminate its Material Tenant Lease (or any portion thereof) prior to its then-current expiration date; (b) any Material Tenant discontinues its business (i.e., “goes dark”, provided, that, any temporary COVID pandemic related adjustments to actual occupancy from time to time shall not be deemed “going dark”) or gives notice that it intends to discontinue its business (which, for the avoidance of doubt, shall exclude any discontinuance of business or any non-occupancy for such time as mandated under so-called “stay at home” orders or directives); (c) the occurrence and continuance (beyond any applicable notice and cure periods under the related Material Tenant Lease) of a material monetary default under any Material Tenant Lease by any Material Tenant; (d) the renewal of any Material Tenant Lease for an amount of space less than the entire space leased by the related Material Tenant as of the Closing Date; (e) the earlier to occur of (A) any Material Tenant fails to exercise its renewal option when required pursuant to its Material Tenant Lease and (B) twelve (12) months prior to the related Material Tenant Lease expiration date, and (f) the occurrence of any insolvency or similar proceeding, the subject of which is a Material Tenant.

“Lease Sweep Event Termination” shall mean, provided that no other Lease Sweep Event is continuing: (1) with respect to clauses (a), (b), (d) or (e) of the definition of “Lease Sweep Event”, upon the earlier to occur of (A) the date on which the applicable Material Tenant irrevocably exercises its renewal or extension option (or otherwise enters into an extension agreement acceptable to Lender for a term of at least five (5) years with the applicable Borrower) with respect to all of the space demised under its Material Tenant Lease as of the Closing Date, and in the Lender’s reasonable judgement, sufficient funds have been accumulated (during the continuance of the subject Lease Sweep Period) to pay for all anticipated approved leasing expenses, free rent periods and/or rent abatement periods for such Material Tenant Lease and any other anticipated expenses in connection with such renewal or extension thereof; or (B) the date on which all of the space demised under any Material Tenant Lease (or portion thereof) that gave rise to the subject Lease Sweep Period has been fully leased pursuant to a replacement lease or replacement leases approved by the Lender in Lender’s reasonable discretion, and entered into in accordance with this Agreement, and all approved leasing expenses (and any other expenses in connection with the re-tenanting of such space) have been paid in full or the cost of which has been reserved with Lender; (2) with respect to clause (c) of the definition of Lease Sweep Event, if all defaults by such Material Tenant under its Material Tenant Lease have been cured, and no other Material Tenant material monetary default exists; or (3) with respect to clause (f) above, if any Material Tenant insolvency proceeding has terminated and the related Material Tenant Lease has been affirmed, assumed or assigned in such proceeding and the bankruptcy trustee has approved such action and such affirmation, assumption or assignment is reasonably satisfactory to the Lender.

“Lease Sweep Period” shall mean the period of time commencing upon the occurrence of a Lease Sweep Event and ending upon the occurrence of the related Lease Sweep Event Termination provided that in each case, no other Lease Sweep Event is continuing.

“Leasing Reserve Funds” shall have the meaning set forth in Section 8.5 hereof.

“Leasing Reserve Monthly Deposit” shall have the meaning set forth in Section 8.5 hereof.

“Lender” shall have the meaning set forth in the introductory paragraph hereof.

“Letter of Credit” shall mean an irrevocable, unconditional, transferable (without payment of any transfer fee by the transferring or transferee beneficiary thereof), clean sight draft standby letter of credit reasonably acceptable to Lender and having an initial term of not less than one (1) year and with automatic renewals for one (1) year periods (unless the obligation being secured by, or otherwise requiring the delivery of, such letter of credit is required to be performed at least thirty (30) days prior to the initial expiration date of such letter of credit or such initial expiration date is not less than thirty (30) Business Days after the Maturity Date), for which neither Borrower nor any SPE Component Entity shall have any reimbursement obligation and which reimbursement obligation is not secured by any Individual Property or any other property pledged to secure the Note, in favor of Lender and entitling Lender to draw thereon based solely on a statement that Lender has the right to draw thereon executed by an officer or authorized signatory of Lender. A Letter of Credit must be issued by an Approved Bank or the U.S. agency or branch of a foreign Approved Bank.

“Liabilities” shall have the meaning set forth in Section 11.2 hereof.

“Licenses” shall have the meaning set forth in Section 3.11(a) hereof.

“LLC Agreement” shall have the meaning set forth in Section 5.1(e) hereof.

“Loan” shall mean the loan made by Lender to Borrower pursuant to this Agreement.

“Loan Bifurcation” shall have the meaning set forth in Section 11.1 hereof.

“Loan Documents” shall mean, collectively, this Agreement, the Note, the Security Instrument, the Environmental Indemnity, the Assignment of Management Agreement, the Cash Management Agreement, the Deposit Account Control Agreement, the Bond Security Documents, the Guaranty and all other documents executed and/or delivered by Borrower or Guarantor, as applicable, in connection with the Loan.

“Losses” shall mean any and all claims, suits, liabilities (including, without limitation, strict liabilities), actions, proceedings, obligations, debts, damages actually incurred, actual losses, actual out-of-pocket costs and expenses, fines, penalties, charges, fees, judgments, awards, amounts paid in settlement of whatever kind or nature (including, but not limited to, reasonable out-of-pocket legal fees and other actual and reasonable out-of-pocket expenses relating to costs of defense) actually incurred or asserted, provided, that, Borrower shall not be liable for (a) any diminution in value other than with respect to environmental matters where diminution in value is due solely to an environmental event after all remediation, (b) special, incidental, exemplary or consequential, damages unless actually imposed on or actually asserted against an indemnified party by a third party Person, (c) punitive or similar damages unless actually imposed on or actually asserted against an indemnified party by a third party Person or (d) Losses which arise due to the gross negligence, illegal acts, fraud or willful misconduct of the applicable Indemnified Party as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment

“Major Lease” shall mean (a) any Lease which, individually or when aggregated with all other Leases with the same Tenant or its Affiliate, demises 150,000 square feet or more of the Properties’ gross leasable area, (b) any Lease which contains any option, offer, right of first refusal or other similar entitlement to acquire all or any portion of the Property which would be applicable to a foreclosure or the first sale thereafter and which option, offer, right of first refusal or other similar entitlement did not exist under such Lease as of the Closing Date, (c) any Lease under which the Tenant is an Affiliate of Borrower or Guarantor, (d) any instrument guaranteeing or providing credit support for any Lease meeting the requirements of clauses (a) and/or (b) above, or (e) any Lease entered into during the continuance of an Event of Default.

“Major Lease Action” shall mean any termination, surrender (or acceptance of a surrender), renewal, extension (other than pursuant to an existing unilateral right of the Tenant to renew or terminate set forth in a Major Lease), modification or amendment of a monetary (or provision affecting a monetary obligation) or material non-monetary obligation under, approval (including, without limitation, any subletting or assignment thereunder which requires Borrower’s consent under such Major Lease) under, or waiver of any monetary (or provision affecting a monetary obligation) or material non-monetary rights or obligations under, any Major Lease.

“Management Agreement” shall mean each management agreement entered into by and between a Borrower and the applicable current Manager and more particularly described on Schedule VII attached hereto or any replacement management agreement entered into by and between Borrower and any Manager in accordance with the terms hereof and of the other Loan Documents, pursuant to which Manager is to provide management and other services with respect to the Property.

“Manager” shall mean, individually or collectively, as the context requires, each property manager listed on Schedule VII attached hereto as to the Individual Property(ies) identified on Schedule VII as being managed by such property manager (for so long as such property manager has not been replaced in accordance with the terms and conditions of the Loan Documents), or any other manager engaged in accordance with the terms and conditions of the Loan Documents.

“Material Action” means, with respect to any Person, to file any insolvency, or reorganization case or proceeding, to institute proceedings to have such Person be adjudicated bankrupt or insolvent, to institute proceedings under any applicable insolvency law, to seek any relief under any law relating to relief from debts or the protection of debtors, to consent to the filing or institution of bankruptcy or insolvency proceedings against such Person, to file a petition seeking, or consent to, reorganization or relief with respect to such Person under any applicable federal or state law relating to bankruptcy or insolvency, to seek or consent to the appointment of a receiver, liquidator, assignee, trustee, sequestrator, custodian, or any similar official of or for such Person or a substantial part of its property (except with the written consent, or at the written request, of Lender), to make any assignment for the benefit of creditors of such Person, to admit in writing such Person’s inability to pay its debts generally as they become due (excluding any written statement to Lender), or to take action in furtherance of any of the foregoing.

“Material Agreements” shall mean each contract and agreement relating to the ownership, management, development, use, operation, leasing, maintenance, repair or improvement of the Property, other than the Management Agreement, the Leases as to which (a) (i) there is an obligation of Borrower to pay more than $500,000.00 per annum at any Individual Property but excluding the vendor agreements with respect to engineering services and janitorial services at the Individual Property leased to Merrill Lynch, and (ii) the term thereof extends beyond one year (unless cancelable on forty-five (45) days or less notice without requiring the payment of termination fees or payments of any kind), or (b) such contract or agreement is with an Affiliate of Borrower or Guarantor; provided, however, that each of the following shall not constitute “Material Agreements”, (i) the Management Agreement, (ii) the Leases, (iii) the Ground Lease, (iv) the Bond Documents, and (v) contracts and agreements entered into by Borrower or to which Borrower is bound (A) for the construction of tenant improvements under Leases or leasing commissions with respect to Leases that have been approved by Lender or which do not require Lender approval hereunder, (B) in connection with the Restoration of the Property following a Casualty or Condemnation where the Net Proceeds from such Casualty or Condemnation are disbursed to Borrower pursuant to Section 7.4(a) hereof or (C) capital improvements or alterations that do not otherwise require Lender consent hereunder.

“Material Tenant” shall mean (a) as of the Closing Date, Merrill Lynch, and (b) thereafter, any Tenant that is the Tenant under a Material Tenant Lease.

“Material Tenant Lease” shall mean any Lease at any Individual Property which covers more than fifteen percent (15%) of the net rentable area of the Properties (as a whole) then remaining subject to the lien of the Security Instruments.

“Maturity Date” shall mean February 11, 2027 or such other date on which the final payment of principal of the Note becomes due and payable as therein or herein provided, whether at such stated maturity date, by declaration of acceleration, or otherwise.

“Maximum Legal Rate” shall mean the maximum non-usurious interest rate, if any, that at any time or from time to time may be contracted for, taken, reserved, charged or received on the indebtedness evidenced by the Note and as provided for herein or the other Loan Documents, under the Applicable Law that is held by any court of competent jurisdiction to govern the interest rate provisions of the Loan.

“Member” is defined in Section 5.1(e) hereof.

“Merrill Lynch” shall mean Merrill Lynch, Pierce, Fenner & Smith Incorporated, a Delaware corporation, in its capacity as a Tenant at the Individual Property located 1500-1600 Merrill Lynch Drive, Hopewell, New Jersey.

“Mezzanine Borrower” shall have the meaning set forth in Section 11.6 hereof.

“Mezzanine Option” shall have the meaning set forth in Section 11.6 hereof.

“Minimum Disbursement Amount” shall mean Ten Thousand and No/100 Dollars ($10,000).

“Monthly Debt Service Payment Amount” shall mean a payment equal to the amount of interest which has accrued during the preceding Interest Accrual Period computed at the Interest Rate.

“Monthly Insurance Deposit” shall have the meaning set forth in Section 8.2 hereof.

“Monthly Payment Date” shall mean the eleventh (11th) day of every calendar month occurring during the term of the Loan.

“Monthly Tax Deposit” shall have the meaning set forth in Section 8.1 hereof.

“Moody’s” shall mean Moody’s Investors Service, Inc., and its successors in interest.

“Multiemployer Plan” shall mean a “multiemployer plan” as defined in Section 3(37) of ERISA or Section 4001(a)(3) of ERISA, and to which Borrower or any ERISA Affiliate is making, is obligated to make or has made or been obligated to make during the last six years, contributions on behalf of participants who are or were employed by any of them.

“Net Proceeds” shall mean: (a) the net amount of all insurance proceeds payable as a result of a Casualty to the applicable Individual Property, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such insurance proceeds, or (b) the net amount of the Award, after deduction of reasonable costs and expenses (including, but not limited to, reasonable attorneys’ fees), if any, in collecting such Award.

“Net Proceeds Deficiency” shall have the meaning set forth in Section 7.4 hereof.

“Net Proceeds Prepayment” shall have the meaning set forth in Section 2.7(b) hereof.

“New Manager” shall have the meaning set forth in Section 4.15 hereof.

“New Non-Consolidation Opinion” shall mean a substantive non-consolidation opinion provided by outside counsel reasonably acceptable to Lender and acceptable to the Rating Agencies (provided that Gabell Beaver LLC shall be deemed acceptable outside counsel) and otherwise in form and substance reasonably acceptable to Lender and, after a Securitization, acceptable to the Rating Agencies.

“Non-Conforming Policy” shall have the meaning set forth in Section 7.1 hereof.

“Non-Consolidation Opinion” shall mean that certain substantive non-consolidation opinion delivered to Lender by Gabell Beaver LLC in connection with the closing of the Loan.

“Northpark” shall mean Northpark Partners ESI 2, LLC, a Missouri limited liability company.

“Note” shall mean that certain Promissory Note of even date herewith in the principal amount of $355,000,000, made by Borrower in favor of Lender, as the same may be amended, restated, replaced, extended, renewed, supplemented, severed, split, or otherwise modified from time to time in accordance with the terms of the Loan Documents.

“OFAC” shall have the meaning set forth in Section 3.28 hereof.

“Officer’s Certificate” shall mean a certificate delivered to Lender by Borrower which is signed by a Responsible Officer of or on behalf of Borrower.

“Open Period Start Date” shall have the meaning set forth in Section 2.7(a) hereof.

“Other Charges” shall mean all maintenance charges, impositions other than Taxes, and any other charges, vault charges and license fees for the use of vaults, chutes and similar areas adjoining any Individual Property, now or hereafter levied or assessed or imposed against the applicable Individual Property or any part thereof.

“PACE Loan” shall mean (x) any “Property-Assessed Clean Energy loan” or (y) any other indebtedness, without regard to the name given to such indebtedness, which is (i) incurred for improvements to any Individual Property for the purpose of increasing energy efficiency, increasing use of renewable energy sources, resource conservation, or a combination of the foregoing, and (ii) repaid through multi-year assessments against any Individual Property.

“Participant Register” shall have the meaning set forth in Section 11.7 hereof.

“Payment Method Agreement” shall mean that certain Payment Method Agreement (and the associated auto-debit authorization) executed and delivered by Borrower to Lender on the Closing Date.

“Periodic Treasury Yield” shall mean (y) the annual yield to maturity of the actively traded non-callable United States Treasury fixed interest rate security (other than any such security which can be surrendered at the option of the holder at face value in payment of federal estate tax or which was issued at a substantial discount) that has a maturity closest to (whether before, on or after) the Open Period Start Date (or if (2) two or more such securities have maturity dates equally close to the Open Period Start Date, the average annual yield to maturity of all such securities), as reported in The Wall Street Journal or other authoritative publication or news retrieval service on the fifth (5th) Business Day preceding the prepayment date, divided by (z) twelve (12).

“Permitted Easements” shall mean easements, rights of way, restrictions, covenants, reservations, and other similar encumbrances (or amendments thereto or terminations thereof) and construction access agreements in connection with any Individual Property and/or any other neighboring development or property (i) reasonably approved by Lender, (ii) expressly set forth in Leases executed on or prior to the date hereof, or in any other Lease for which Lender’s approval is obtained (or with respect to any Lease that is not a Major Lease, with the prior written consent of the Lender), or (iii) entered into by Borrower in the ordinary course of business for use, access, ingress, egress, traffic circulation, parking, development and construction, water and sewer lines, telephones and telegraph lines, electric lines, internet, cable, and Wi-Fi hardware, other utilities, solar and/or fuel cell facilities, or for other similar purposes, provided that no such easement or other similar encumbrance shall materially impair the use, operation or value of the Property or otherwise have, or be reasonably expected to result in, an Individual Material Adverse Effect; provided, that with respect to clause (iii), in no event shall a Permitted Easement be deemed to include an “easement of light and air” or a transfer of any air or development rights, unless otherwise approved by the Lender in its reasonable discretion. To the extent that the Deemed Approval Requirements are fully satisfied in connection with any Borrower request for approval under clause (i) of this definition, Lender’s approval shall be deemed given with respect to the matter for which approval was requested.

“Permitted Encumbrances” shall mean, with respect to each Individual Property, collectively, (a) the liens and security interests created by the Loan Documents, (b) all liens, encumbrances and other matters disclosed in the Surveys or Title Insurance Policy relating to such Individual Property or any part thereof, (c) liens, if any, for Taxes and/or Other Charges imposed by any Governmental Authority not yet due or delinquent (other than liens securing a PACE Loan) or liens that are being contested in good faith by appropriate proceedings in accordance with this Agreement (or any workers’, mechanics’ or other similar liens, or liens for Taxes and Other Charges, which are being contested in good faith and by appropriate proceedings in accordance with this Agreement, (d) all Leases existing as of the date hereof and any new Leases entered into in accordance with this Agreement, (e) such other title and survey exceptions as Lender has approved or may approve in writing in Lender’s reasonable discretion, (f) subordination, non-disturbance and attornment agreements with Tenants or subtenants (1) entered into by Lender, or (2) entered into by Borrower (A) where Lender has consented in writing to Borrower entering into such non-disturbance agreement or (B) where Lender has entered into a non-disturbance agreement with respect to the sublease in question, (g) any liens of a bank or a securities intermediary on any Accounts which arise as a matter of law (and not by contract) on items in the course of collection or encumbering deposits which liens have not been waived or subordinated by the holder thereof, (h) any current or future ordinance, including any supplemental use district ordinance allowing the installation of signage at such Individual Property, (i) any Environmental Liens (as defined in the Environmental Indemnity) being contested in good faith and by appropriate proceedings in accordance with the Loan Documents, (j) Permitted Equipment Leases, (k) Permitted Easements and (l) the Bond Documents.

“Permitted Equipment Leases” shall mean equipment leases or other similar instruments entered into with respect to the Personal Property; provided, that, in each case, such equipment leases or similar instruments (i) are entered into on commercially reasonable terms and conditions in the ordinary course of Borrower’s business and (ii) relate to Personal Property which is used in connection with the operation and maintenance of the applicable Individual Property in the ordinary course of Borrower’s business.

“Permitted Indebtedness” shall mean (a) trade and operational indebtedness incurred in the ordinary course of business with trade creditors, provided such indebtedness is (i) unsecured, (ii) not evidenced by a note, (iii) on commercially reasonable terms and conditions, and (iv) paid within ninety (90) days of the date incurred unless such amount is being contested in good faith by appropriate proceedings in accordance with this Agreement, (b) Permitted Equipment Leases, (c) [intentionally omitted], and/or (d) the Bond Documents; provided however, the aggregate amount of the Indebtedness described in clauses (a) through (c) shall not exceed at any time three percent (3%) of the outstanding principal amount of the Debt.

“Permitted Pledge” shall mean a pledge, hypothecation or creation of security interests in, or encumbrance of, direct or indirect ownership interests in any member, partner or shareholder of Borrower (but not a direct ownership interest in Borrower) (i) by a Person that is not an SPE Component Entity, to a Permitted Pledge Bank, provided that (a) such pledge is to secure a loan or line of credit secured by no less than all or substantially all of the assets held directly or through intermediaries by such Person in addition to the indirect ownership interests held by such Person in any member, partner or shareholder of Borrower; (b) the indirect interest in the Properties shall constitute no more than twenty percent (20%) of such Person’s total assets, and (c) the repayment of such loan or line of credit is not specifically tied solely to the cash flow of the Properties or any Individual Property, or (ii) by any holder of a direct or indirect interest in a publicly traded company.

“Permitted Pledge Bank” shall mean a Person that is a financial institution whose long term debt is rated at least “A” (or the equivalent) by one of either S&P, Moody’s or Fitch.

“Person” shall mean any individual, corporation, partnership, joint venture, limited liability company, estate, trust, unincorporated association, any federal, state, county or municipal government or any bureau, department or agency thereof and any fiduciary acting in such capacity on behalf of any of the foregoing.

“Personal Property” shall have the meaning set forth in the granting clause of the Security Instrument.

“Plan Assets” shall have the meaning specified in Section 3.7 hereof.

“Policies” shall have the meaning specified in Section 7.1 hereof.

“Prepayment Lockout Release Date” shall mean the earlier to occur of (i) the third anniversary of the Closing Date and (ii) the date that is two (2) years from the “startup day” (within the meaning of Section 860G(a)(9) of the IRS Code) of the REMIC Trust established in connection with the last Securitization involving any portion of or interest in the Loan.

“Prior Loan” shall mean the loan(s) described on Schedule III attached hereto.

“Prohibited Transfer” shall have the meaning set forth in Section 6.2 hereof.

“Property” and “Properties” shall mean collectively, each and every Individual Property which is subject to the terms of this Agreement and the Loan Documents. For the avoidance of doubt, commencing on and after the date of release, a Release Property released from the lien of the Security Instrument pursuant to Section 2.10 hereof shall not be deemed part of the Property or Properties for purposes of this Agreement and/or the other Loan Documents (except to the extent obligations and liabilities attributable to such Release Property and the applicable Borrower expressly survive pursuant to the Loan Documents).

“Property Release” shall mean the release of an Individual Property from the lien of the related Security Instrument in accordance with Section 2.10 hereof.

“Provided Information” shall have the meaning set forth in Section 11.2(b) hereof.

“Prudent Lender Standard” shall, with respect to any matter, be deemed to have been met if the matter in question (i) prior to a Securitization, is reasonably acceptable to Lender and (ii) after a Securitization, would be reasonably acceptable to a prudent lender of securitized commercial mortgage loans similar to the Loan.

“Qualified Insurer” shall have the meaning set forth in Section 7.1 hereof.

“Qualified Leasing Expenses” shall mean actual, out-of-pocket expenses incurred by Borrower in leasing space at the Property pursuant to Leases entered into in accordance with the terms hereof, including brokerage/leasing commissions and tenant improvements, which expenses (a) (i) in connection with Leases which require Lender’s approval under the Loan Documents, are specifically approved by Lender (which approval shall be deemed granted to the extent Lender approves the applicable Lease and including the Leases in effect as of the Closing Date), (ii) in connection with Leases which do not require Lender’s approval under the Loan Documents, are incurred in the ordinary course of business and are on market terms and conditions for the jurisdiction in which the applicable Individual Property is located, or (iii) are otherwise approved by Lender in accordance with the terms and conditions of this Agreement, which approval shall not be unreasonably withheld or delayed, and (b) are substantiated by executed Lease documents, brokerage/leasing agreements and/or other agreements or invoices providing for the payment of the same. With respect to Qualified Leasing Expenses pursuant to clauses (ii) and (iii) above, Lender shall have received (and with respect to clause (iii), approved) a budget for such tenant improvement costs and a schedule of leasing commissions payments payable in connection with any Qualified Leasing Expenses.

“Qualified Manager” shall mean (a) Borrower or any Affiliate of Borrower, (b) any of Colliers, CBRE, and/or JLL or their respective Affiliates, (c) a reputable and experienced real estate management organization possessing experience in managing during the five (5) years immediately preceding such management company’s engagement as a Manager with respect to the Properties at least ten (10) office properties (exclusive of the Properties) with square footage in excess of 1,750,000 leasable square feet (exclusive of the Properties) in the aggregate in similar markets at such time and which is not then subject of any bankruptcy proceeding, or (d) a reputable and experienced professional management organization reasonably approved by Lender (which such approval may, at Lender’s option, following a Securitization, be conditioned upon Lender’s receipt of a Rating Agency Confirmation with regard to both the identity of the proposed manager and the replacement management agreement pursuant to which such manager will be employed).

“Rating Agencies” shall mean each of S&P, Moody’s, Fitch, DBRS and Kroll, or any successor thereto, or any other nationally-recognized statistical rating agency which has been approved by Lender, but only to the extent that such Rating Agency has been designated by Lender, or is anticipated to be designated by Lender, in connection with any Secondary Market Transaction.

“Rating Agency Confirmation” shall mean a written affirmation from each of the Rating Agencies (obtained at Borrower’s sole cost and expense) that the credit rating of the Securities by such Rating Agency immediately prior to the occurrence of the event with respect to which such Rating Agency Confirmation is sought will not be qualified, downgraded or withdrawn as a result of the occurrence of such event, which affirmation may be granted or withheld in such Rating Agency’s sole and absolute discretion. For the purposes of this Agreement and the other Loan Documents, if any Rating Agency shall waive, decline or refuse to review or otherwise engage any request for a Rating Agency Confirmation hereunder or under the other Loan Documents (hereinafter, a “RA Consent”), such RA Consent shall be deemed to eliminate, for such request only, the condition that a Rating Agency Confirmation by such Rating Agency (only) be obtained for purposes of this Agreement or the other Loan Documents, as applicable; provided, however, if Lender does not have a separate and independent approval right with respect to such event set forth herein or in the other Loan Documents, as applicable, then the term “Rating Agency Confirmation” shall be deemed instead to require the approval of Lender based on its good faith determination. For purposes of clarity, any such waiver, declination or refusal to review or otherwise engage in any request for a Rating Agency Confirmation hereunder or under the other Loan Documents shall not be deemed a waiver, declination or refusal to review or otherwise engage in any subsequent request for a Rating Agency Confirmation hereunder or under the other Loan Documents, and the condition for Rating Agency Confirmation pursuant to this Agreement and the other Loan Documents for any subsequent request shall apply regardless of any previous waiver, declination or refusal to review or otherwise engage in such prior request.

“REA” shall mean, individually and/or collectively (as the context may require), each existing, and any future, reciprocal easement, covenant, condition and restriction agreement or similar agreement necessary for the contemplated use and operation of an Individual Property or necessary for providing access to the same or compliance with Applicable Laws.

“Register” shall have the meaning set forth in Section 11.7 hereof.

“Registration Statement” shall have the meaning set forth in Section 11.2 hereof.

“Regulation AB” shall mean Regulation AB under the Securities Act and the Exchange Act, as such Regulation may be amended from time to time.

“Reimbursement Contribution” shall have the meaning set forth in Section 17.17 hereof.

“REIT” shall mean a real estate investment trust within the meaning of Section 856 of the IRS Code.

“Related Loan” shall mean a loan made to an Affiliate of Borrower, or secured by a Related Property, that is included with the Loan (or a portion of the Loan) in a Securitization.

“Related Property” shall mean a parcel of real property, together with improvements thereon and personal property related thereto, that is “related”, within the meaning of the definition of Significant Obligor, to the Property.

“Release Date” shall have the meaning set forth in Section 2.10(a)(i) hereof.

“Release Debt Yield” shall have the meaning set forth in Section 2.10(a)(v) hereof.

“Release Price” shall mean in connection with the release (pursuant to Section 2.10 of this Agreement) of any Individual Property from the lien of a Security Instrument the following amount: (i) if less than or equal to ten percent (10%) of the original principal balance of the Loan (the “10% Prepayment Amount”) has been prepaid pursuant to Section 2.10 of this Agreement after taking into account the prepayment amounts required to release the applicable Individual Property aggregated with all prior releases of Individual Properties theretofore released, one hundred ten percent (110%) of the Allocated Loan Amount of each such Individual Property(ies) being released, and (ii) thereafter, one hundred twenty-five percent (125%) of the Allocated Loan Amount of each such Individual Property(ies) being released; provided, however, that, if the release of any Individual Property shall cause the aggregate amount prepaid to exceed the 10% Prepayment Amount, then the “Release Price” for such release shall be determined as follows: (1) for the portion of the prepayment that does not exceed the 10% Prepayment Amount (when aggregated with any prior or simultaneous prepayments), the Release Price shall be determined pursuant to clause (i) of this definition, and (2) for the portion of the prepayment that does exceed the 10% Prepayment Amount (when aggregated with any prior or simultaneous prepayments), the Release Price shall be determined pursuant to clause (ii) of this definition.

“Release Property” shall have the meaning set forth in Section 2.10(a) hereof.

“REMIC Requirements” shall mean any applicable federal income tax requirements relating to the continued qualification of any REMIC Trust (including, without limitation, the continued treatment of the Loan (or the applicable portion thereof and/or interest therein) as a “qualified mortgage” in the hands of the REMIC Trust) as such under the IRS Code, the non-imposition of any tax on such REMIC Trust under the IRS Code (including, without limitation, the taxes on “prohibited transactions” and “contributions”), and any other constraints, rules or other regulations or requirements relating to the servicing, modification or other similar matters with respect to the Loan (or any portion thereof or interest therein) that may exist in, or be promulgated administratively under, the IRS Code.

“REMIC Trust” shall mean a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code that holds any interest in all or any portion of the Loan (including, without limitation, the Note).

“Rent Concession Reserve Account” shall have the meaning set forth in Section 8.8 hereof.

“Rent Concession Reserve Funds” shall have the meaning set forth in Section 8.8 hereof.

“Rent Loss Proceeds” shall have the meaning set forth in Section 7.1 hereof.

“Rent Roll” shall have the meaning set forth in Section 3.17 hereof.

“Rents” shall have the meaning set forth in the Security Instrument.

“Replacement Guarantor Conditions” shall mean Borrower, Guarantor or Transferee, as the case may be, delivers, or causes to be delivered, to Lender (or where applicable, satisfies the applicable condition), each of the following: (a)(i) an assumption agreement in form and substance reasonably satisfactory to Lender pursuant to which a Replacement Guarantor shall assume all of the obligations of Guarantor under the Guaranty and the Environmental Indemnity (provided, that, if the related transaction providing for a Replacement Guarantor shall be an assumption of the Loan pursuant to Section 6.4 hereof, such assumption by the Replacement Guarantor of the obligations of Guarantor shall only apply to acts, events or circumstances that exist or occur from and after such assumption of the Loan), or (ii) a replacement guaranty and replacement environmental indemnity from a Replacement Guarantor, each in form and substance substantially identical to the Guaranty and the Environmental Indemnity and reasonably acceptable to Lender, (b) evidence reasonably acceptable to Lender that (i) such Replacement Guarantor is directly or indirectly owned and Controlled by or under common Control with Borrower or such Transferee, as applicable, (ii) such replacement Guarantor shall own at least a fifty-one percent (51%) direct or indirect equity ownership interest in each of Borrower, or Transferee, as applicable (and any SPE Component Entity respectively) and (iii) such replacement Guarantor shall directly or indirectly (x) Control Borrower or Transferee, as applicable (and any SPE Component Entity) and (y) control (directly or indirectly) the day-to-day operation of the Property, (c) satisfies the Prudent Lender Standard and is reasonably approved by Lender (including, without limitation, under Lender’s then-current “know your customer” requirements), (d) organizational documents and consents, authorizations and a new organizational chart, in each case, reasonably acceptable to Lender with respect to such Replacement Guarantor and subject to any confidentiality requirements that may apply to any of the foregoing, (e) an opinion of counsel reasonably acceptable to Lender with respect to the authorization and enforceability of such Replacement Guarantor and/or Guaranty and/or Environmental Indemnity (or the related assumption agreement), as applicable, (f) Satisfactory Search Results with respect to such Replacement Guarantor and any direct or indirect owners thereof as reasonably required by Lender, the results of which searches shall be reasonably satisfactory to Lender, (g) evidence that the Replacement Guarantor and its parent entities have not been subject to any proceeding under the Bankruptcy Code within the last ten (10) years, (h) evidence reasonably acceptable to Lender that, as of the date of such assumption (or delivery of replacement documents), such Replacement Guarantor (together with any other replacement Guarantors which are jointly and severally liable with one another, as determined on a collective basis) has the required Net Worth (as defined in the Guaranty) and Liquid Assets (as defined in the Guaranty), and (i) a New Non-Consolidation Opinion with respect to such replacement Guarantor. Any proposed replacement guarantor for whom the Replacement Guarantor Conditions are satisfied shall be referred to as a “Replacement Guarantor” and shall not be subject to a Rating Agency Confirmation.

“Replacement Reserve Funds” shall have the meaning set forth in Section 8.4 hereof.

“Replacement Reserve Monthly Deposit” shall have the meaning set forth in Section 8.4 hereof.

“Replacements” for any period shall mean amounts expended for repair, maintenance, replacements and/or alterations to the Property to the extent identified in the property condition reports obtained by Lender in connection with the Loan, and such other amounts approved by Lender, such approval not to be unreasonably withheld, conditioned or delayed.

“Reports” means, collectively, the Engineering Reports, Surveys, Title Insurance Policies (or the related title commitments) and the Zoning Reports delivered to Lender in connection with the closing of the Loan.

“Required Financial Item” shall have the meaning set forth in Section 4.12 hereof.

“Required Rating” shall mean a rating of not less than “A-1” (or its equivalent) from each of the Rating Agencies if the term of such Letter of Credit is no longer than three (3) months or if the term of such Letter of Credit is in excess of three (3) months, a rating of not less than “AA-” (or its equivalent) from each of the Rating Agencies, or, if a Securitization has not occurred, such other rating that is reasonably acceptable to Lender or, if a Securitization shall have occurred, such other rating with respect to which Lender shall have received a Rating Agency Confirmation.

“Resolution Authority” means an EEA Resolution Authority or, with respect to any UK Financial Institution, a UK Resolution Authority.

“Reserve Funds” shall mean the Tax Reserve Funds, the Insurance Reserve Funds, the Replacement Reserve Funds, the Leasing Reserve Funds, the Ground Rent Reserve Funds, the Rent Concession Reserve Funds, the Existing TI/LC Reserve Funds, and any other escrow funds established by this Agreement or the other Loan Documents.

“Responsible Officer” shall mean with respect to a Person, the chairman of the board, president, chief operating officer, chief financial officer, treasurer or vice president of such Person or such other similar officer of such Person reasonably acceptable to Lender and appropriately authorized by the applicable Person in a manner reasonably acceptable to Lender.

“Restoration” shall have the meaning set forth in Section 7.2 hereof.

“Restoration Retainage” shall have the meaning set forth in Section 7.4 hereof.

“Restoration Threshold” shall mean, with respect to any Individual Property, the greater of (a) five percent (5%) of the Allocated Loan Amount of the affected Individual Property and (b) $1,000,000 provided that in no event shall the amount permitted by this clause (b) exceed seven and one-half percent (7.50%) of the Allocated Loan Amount of the affected Individual Property even if the amount that equals seven and one-half percent (7.50%) of the Allocated Loan Amount of the affected Individual Property is less than $1,000,000.

“Restricted Party” shall have the meaning set forth in Section 6.1 hereof.

“S&P” shall mean S&P Global Ratings, a Standard & Poor’s Financial Services LLC business, and its successors in interest.

“Sale or Pledge” shall have the meaning set forth in Section 6.1 hereof.

“Sanctioned Target” shall have the meaning set forth in Section 3.28 hereof.

“Sanctions” shall mean any and all economic or financial sanctions, sectoral sanctions, secondary sanctions, trade embargoes and anti-terrorism laws imposed, administered or enforced from time to time by (a) the United States of America, including those administered by the U.S. Treasury Department Office of Foreign Assets Control (OFAC), the U.S. State Department, the U.S. Department of Commerce, or through any existing or future Executive Order, (b) the United Nations Security Council, (c) the European Union, (d) the United Kingdom, or (e) any other Governmental Authority in any jurisdiction in which (i) the Borrower or any member of the Borrower Group is located or conducts business, (ii) in which any of the proceeds of the Loan will be used, or (iii) from which repayment of the Debt will be derived.

“Satisfactory Search Results” shall mean the results of Lender’s customary credit history check, litigation, lien, bankruptcy, judgment, OFAC, UCC and other similar searches with respect to the applicable Person and its applicable affiliates, in each case, (a) revealing no matters which have, or would reasonably be expected to have, an Individual Material Adverse Effect or an Aggregate Material Adverse Effect; (b) demonstrating that any such Person is not a Sanctioned Target and (c) yielding results which are otherwise acceptable to Lender in its reasonable discretion.

“Scheduled Defeasance Payments” shall mean scheduled payments of interest and principal under the Note for all Monthly Payment Dates occurring after the Total Defeasance Date and up to and including the Open Period Start Date (including the outstanding principal balance on the Note as of the Open Period Start Date), and all payments required after the Total Defeasance Date, if any, under the Loan Documents for servicing fees, rating surveillance charges (to the extent applicable) and other similar charges.

“Secondary Market Transaction” shall have the meaning set forth in Section 11.1 hereof.

“Securities” shall have the meaning set forth in Section 11.1 hereof.

“Securities Act” shall have the meaning set forth in Section 11.2 hereof.

“Securitization” shall have the meaning set forth in Section 11.1 hereof.

“Security Agreement” shall mean a security agreement in form and substance that would be reasonably satisfactory to a prudent lender pursuant to which Borrower grants Lender a perfected, first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral.

“Security Instrument” shall mean, individually or collectively as the context may require, those certain first priority Deeds of Trust/Mortgages/Deeds to Secure Debt, Assignment of Leases and Rents, Security Agreement and Fixture Filing, dated the date hereof, executed and delivered by the applicable Borrower as security for the Loan and encumbering the applicable Individual Property as described therein, as the same may be amended, restated, replaced, supplemented or otherwise modified from time to time.

“Servicer” shall have the meaning set forth in Section 11.4 hereof.

“Servicing Agreement” shall have the meaning set forth in Section 11.4 hereof.

“Severed Loan Documents” shall have the meaning set forth in Section 10.2(d) hereof.

“Significant Obligor” shall have the meaning set forth in Item 1101(k) of Regulation AB under the Securities Act.

“Single Purpose Entity” shall mean an entity which satisfies all of the requirements of Sections 5.1 and 5.2 hereof.

“SPE Component Entity” shall have the meaning set forth in Section 5.1(c) hereof.

“Special Member” shall have the meaning set forth in Section 5.1(e) hereof.

“State” shall mean, as applicable, the state in which each Individual Property or any part thereof is located.

“Successor Borrower” shall have the meaning set forth in Section 2.8 hereof.

“Survey” means, with respect to each Individual Property, a current land title survey thereof, certified to Borrower, the title company issuing the applicable Title Insurance Policy and Lender and their respective successors and assigns, in form and substance reasonably satisfactory to Lender.

“Tax Reserve Funds” shall have the meaning set forth in Section 8.1 hereof.

“Taxes” shall mean all taxes, assessments, water rates, sewer rents, business improvement district or other similar assessments and other similar governmental impositions, including, without limitation, vault charges and license fees for the use of vaults, chutes and similar areas adjoining the Land, now or hereafter levied or assessed or imposed against the Property or any part thereof, in each case imposed or assessed by, or contractually agreed to with, a Governmental Authority. In no event shall any PACE Loan be considered Taxes for purposes of this Agreement.

“TC Cap” shall have the meaning set forth in Section 7.1(j) hereof.

“Tenant” shall mean any Person leasing, subleasing or otherwise occupying any portion of the Property under a Lease or other occupancy agreement with Borrower; provided, that no Borrower as a tenant under a Ground Lease or a Bond Lease shall be deemed a “Tenant” hereunder.

“Title Insurance Policy” shall mean, individually or collectively, those certain ALTA mortgagee title insurance policies issued with respect to each Individual Property and insuring the lien of the related Security Instrument.

“Total Defeasance Collateral” shall mean U.S. Obligations, which provide payments (i) on or prior to, but as close as possible to, the Business Day immediately preceding all Monthly Payment Dates and other scheduled payment dates, if any, under the Note after the Total Defeasance Date and up to and including the Open Period Start Date, and (ii) in amounts equal to or greater than the Scheduled Defeasance Payments relating to such Monthly Payment Dates and other scheduled payment dates.

“Total Defeasance Date” shall have the meaning set forth in Section 2.8 hereof.

“Total Defeasance Event” shall have the meaning set forth in Section 2.8 hereof.

“Trust Indenture” shall mean that certain Trust Indenture, by and between the Village of Bellerive, Missouri and UMB Bank N.A., a national banking association organized and existing under the laws of the United States of America, dated as of December 1, 2007 relating to Taxable Industrial Revenue Bond (NorthPark Partners ESI 2, LLC Project), Series 2007 in the maximum aggregate principal amount of $28,000,000, issued, authenticated and delivered under and pursuant to the Indenture (the “Bond”).

“UCC” or “Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect in the State.

“UK Financial Institution” means any BRRD Undertaking (as such term is defined under the PRA Rulebook (as amended form time to time) promulgated by the United Kingdom Prudential Regulation Authority) or any person falling within IFPRU 11.6 of the FCA Handbook (as amended from time to time) promulgated by the United Kingdom Financial Conduct Authority, which includes certain credit institutions and investment firms, and certain affiliates of such credit institutions or investment firms.

“UK Resolution Authority” means the Bank of England or any other public administrative authority having responsibility for the resolution of any UK Financial Institution.

“Underwriter Group” shall have the meaning set forth in Section 11.2 hereof.

“Unencumbered Borrower” shall have the meaning set forth in Section 2.10(c) hereof.

“Updated Information” shall have the meaning set forth in Section 11.1 hereof.

“U.S. Obligations” shall mean “government securities” as defined in Section 2(a)(16) of the Investment Company Act of 1940 and within the meaning of Treasury Regulation Section 1.860G-2(a)(8); provided, that, (i) such “government securities” are not subject to prepayment, call or early redemption, (ii) to the extent that any REMIC Requirements require a revised and/or alternate definition of “government securities” in connection with any defeasance hereunder, the foregoing shall be deemed amended in a manner commensurate therewith and (iii) the aforesaid laws and regulations shall be deemed to refer to the same as may be and/or may hereafter be amended, restated, replaced or otherwise modified.

“Village” shall mean the Village of Bellerive, Missouri or any successor thereto in its capacity as a party to the Bond Documents related to the Express Scripts Property.

“Wells Fargo” shall mean Wells Fargo Bank, National Association.

“Wells Group” shall have the meaning set forth in Section 11.2 hereof.

“Work Charge” shall have the meaning set forth in Section 4.16(a) hereof.

“Write-Down and Conversion Powers” means, (a) with respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which write-down and conversion powers are described in the EU Bail-In Legislation Schedule, and (b) with respect to the United Kingdom, any powers of the applicable Resolution Authority under the Bail-In Legislation to cancel, reduce, modify or change the form of a liability of any UK Financial Institution or any contract or instrument under which that liability arises, to convert all or part of that liability into shares, securities or obligations of that person or any other person, to provide that any such contract or instrument is to have effect as if a right had been exercised under it or to suspend any obligation in respect of that liability or any of the powers under that Bail-In Legislation that are related to or ancillary to any of those powers.

“Yield Maintenance Default Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to three percent (3%) of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield (defined below) exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. Lender’s calculation of the Yield Maintenance Default Premium, and all component calculations, in each case shall be calculated in good faith and in its reasonable discretion pursuant to the foregoing formula, in which case such calculation shall be conclusive and binding on Borrower absent manifest error.

“Yield Maintenance Premium” shall mean an amount equal to the greater of the following two amounts: (a) an amount equal to one percent (1%) of the amount prepaid; or (b) an amount equal to (i) the amount, if any, by which the sum of the present values as of the prepayment date of all unpaid principal and interest payments required hereunder, calculated by discounting such payments from the respective dates each such payment was due hereunder (or, with respect to the payment required on the Open Period Start Date (assuming the outstanding principal balance of the Loan is due on the Open Period Start Date), from the Open Period Start Date) back to the prepayment date at a discount rate equal to the Periodic Treasury Yield exceeds the outstanding principal balance of the Loan as of the prepayment date, multiplied by (ii) a fraction whose numerator is the amount prepaid and whose denominator is the outstanding principal balance of the Loan as of the prepayment date. Lender’s calculation of the Yield Maintenance Premium, and all component calculations, in each case shall be calculated in good faith and in its reasonable discretion pursuant to the foregoing formula, in which case such calculation shall be conclusive and binding on Borrower absent manifest error.

“Zoning Report” means a zoning report or reports with respect to each of the Individual Properties and delivered to Lender in connection with the Loan, and any amendments or supplements thereto delivered to Lender which are reasonably satisfactory to Lender.

“Zoning, Use or Occupancy Nonconformance” shall mean each of the following (a) the failure of Orion Brownsville TX 2 LLC (or its successors and assigns) to have all necessary certificates of occupancy for the current ownership, use and occupancy of the Individual Property located in Brownsville, Texas and (b) the failure of CLF Pulco One LLC (or its successors and assigns) to have all necessary certificates of occupancy for the current ownership, use and occupancy of the Individual Property located in Englewood, Colorado.

Section 1.2         Principles of Construction. All references to sections, exhibits and schedules are to sections, exhibits and schedules in or to this Agreement unless otherwise specified. All uses of the word “including” shall mean “including, without limitation” unless the context shall indicate otherwise. Unless otherwise specified, the words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. Unless otherwise specified, all meanings attributed to defined terms herein shall be equally applicable to both the singular and plural forms of the terms so defined.

Article 2.

GENERAL TERMS

Section 2.1         The Loan. Subject to and upon the terms and conditions set forth herein, Lender hereby agrees to make and Borrower hereby agrees to accept the Loan on the Closing Date.

Section 2.2         Disbursement to Borrower. Borrower may request and receive only one borrowing hereunder in respect of the Loan and any amount borrowed and repaid hereunder in respect of the Loan may not be re-borrowed.

Section 2.3         The Note and the other Loan Documents. The Loan shall be evidenced by the Note and this Agreement and secured by this Agreement, each Security Instrument and the other Loan Documents.

Section 2.4         Use of Proceeds. Borrower shall use the proceeds of the Loan to (i) pay and discharge any existing loans relating to the Property, (ii) pay all past-due Taxes, Insurance Premiums and Other Charges, if any, in respect of the Property, (iii) make initial deposits of the Reserve Funds, if any, (iv) pay costs and expenses incurred in connection with the closing of the Loan, and (v) to the extent any proceeds remain after satisfying clauses (i) through (iv) above, for such lawful purpose as Borrower shall designate, which designation shall be consistent with the terms of this Agreement. Borrower shall not directly or knowingly indirectly, and shall use commercially reasonably efforts to cause Guarantor and each other member of the Borrower Group that is an Affiliate of Borrower or Guarantor to not, directly or indirectly, use any of the proceeds of the Loan to fund, finance or facilitate any activities, business or transactions that would be prohibited by Sanctions, AML Law or Anti-Corruption Laws or would be reasonably likely to result in any Individual Property being subject to forfeiture or seizure.

Section 2.5         Interest Rate.

(a)            Generally. Interest on the outstanding principal balance of the Loan shall accrue from the Closing Date up to but excluding the Maturity Date at the Interest Rate until repaid in accordance with the applicable terms and conditions hereof.

(b)            Default Rate. In the event that, and for so long as, any Event of Default shall have occurred and be continuing, the then outstanding principal balance of the Loan and, to the extent permitted by Applicable Law, overdue interest in respect of the Loan, shall accrue interest at the Default Rate, (i) with respect to any Event of Default that can be cured solely with the payment of money, calculated from the date of the underlying Default without regard to any grace or cure periods contained herein and (ii) with respect to any Default that cannot be cured solely with the payment of money, calculated from the date of such Event of Default.

(c)            Interest Calculation. Interest on the outstanding principal balance of the Loan shall accrue at the Interest Rate calculated on an Actual/360 Basis. Borrower acknowledges that interest calculated on an Actual/360 Basis exceeds interest calculated on a 30/360 Basis and, therefore: (i) a greater portion of each monthly installment of principal (if applicable) and interest will be applied to interest using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis and (ii) the unpaid principal balance of the Loan on the Maturity Date will be greater using the Actual/360 Basis than would be the case if interest accrued on a 30/360 Basis.

(d)            Usury Savings. This Agreement and the other Loan Documents are subject to the express condition that at no time shall Borrower be required to pay interest on the principal balance of the Loan at a rate which could subject Lender to either civil or criminal liability as a result of being in excess of the Maximum Legal Rate. If by the terms of this Agreement or the other Loan Documents, Borrower is at any time required or obligated to pay interest on the principal balance due hereunder at a rate in excess of the Maximum Legal Rate, the Interest Rate or the Default Rate, as the case may be, shall be deemed to be immediately reduced to the Maximum Legal Rate and all previous payments in excess of the Maximum Legal Rate shall be deemed to have been payments in reduction of principal and not on account of the interest due hereunder. All sums paid or agreed to be paid to Lender for the use or forbearance of the sums due under the Loan, shall, to the extent permitted by Applicable Law, be amortized, prorated, allocated, and spread throughout the full stated term of the Loan until payment in full so that the rate or amount of interest on account of the Loan does not exceed the Maximum Legal Rate from time to time in effect and applicable to the Loan for so long as the Loan is outstanding.

Section 2.6         Loan Payments.

(a)            Payment Before Maturity. Borrower shall make a payment to Lender of interest only on the Closing Date for the period from the Closing Date through (but excluding) the eleventh (11th) day of either (i) the month in which the Closing Date occurs (if such Closing Date is on or after the first (1st) day of such month, but prior to the eleventh (11th) day of such month) or (ii) if the Closing Date is after the eleventh (11th) day of the then current calendar month, the calendar month following the calendar month in which the Closing Date occurs (unless the Closing Date is the eleventh (11th) day of a calendar month, in which case no such separate payment of interest shall be due). Borrower shall make a payment to Lender of interest in the amount of the Monthly Debt Service Payment Amount on the Monthly Payment Date occurring in March, 2022 and on each Monthly Payment Date thereafter to and including the Maturity Date.

(b)            [Intentionally Omitted].

(c)            Payment on Maturity. Borrower shall pay to Lender on the Maturity Date the outstanding principal balance of the Loan, all accrued and unpaid interest and all other amounts due hereunder and under the Note, each Security Instrument and the other Loan Documents.

(d)            Late Payment Charge. If any principal, interest or any other sum due under the Loan Documents, other than the payment of principal due on the Maturity Date, is not paid by Borrower when due, Borrower shall pay to Lender upon demand an amount equal to the lesser of four percent (4%) of such unpaid sum or the maximum amount permitted by Applicable Law in order to defray the expense incurred by Lender in handling and processing such delinquent payment and to compensate Lender for the loss of the use of such delinquent payment. Any such amount shall be secured by the Security Instrument and the other Loan Documents.

(e)            Method and Place of Payment.

(i)          Except as otherwise specifically provided herein, all payments and prepayments under this Agreement and the Note shall be made to Lender not later than 3:00 P.M., New York time, on the date when due and shall be made in lawful money of the United States of America in immediately available funds at Lender’s office, and any funds received by Lender after such time shall, for all purposes hereof, be deemed to have been paid on the next succeeding Business Day.

(ii)         Whenever any payment to be made hereunder or under any other Loan Document shall be stated to be due on a day which is not a Business Day, the due date thereof shall be deemed to be the immediately preceding Business Day.

(iii)        All payments required to be made by Borrower hereunder or under the Note or the other Loan Documents shall be made irrespective of, and without deduction for, any setoff, claim or counterclaim and shall be made irrespective of any defense thereto (other than the defense of payment of such amount).

(f)             Payments Received Under the Cash Management Agreement; Payment Method Agreement.

(i)          Notwithstanding anything to the contrary contained in this Agreement or the other Loan Documents, and provided no Event of Default has occurred and is continuing, Borrower’s obligations set forth herein or pursuant to any other Loan Document with respect to the payment of the Monthly Debt Service Payment Amount and amounts required to be deposited as Reserve Funds, if any, during a Cash Trap Event Period shall be deemed satisfied in all respects (and Borrower shall not be liable for any late payment charge or fee) to the extent sufficient amounts are deposited in the applicable subaccount of the Cash Management Account to satisfy such obligations pursuant to this Agreement on the dates each such payment is required and Lender’s access to such amounts has not been impeded or restricted by Borrower, Guarantor or any Borrower Party nor otherwise impeded or restricted in any manner by Applicable Law or any Governmental Authority, regardless of whether any of such amounts are so applied by Lender or Cash Management Bank.

(ii)         In addition to the foregoing, Lender acknowledges and agrees that for so long as Borrower has elected to make payments hereunder by automatic debit in accordance with the Payment Method Agreement (and the related automated debit authorization remains in full force and effect), any failure of Lender to access and/or apply such debited amounts shall in no event constitute a Default or an Event of Default by Borrower hereunder provided that adequate amounts are on deposit in the account from which such automatic debit is to be made for the payment of all amounts due hereunder and Lender’s ability to access and/or apply such amounts has not been impeded or restricted in any manner by Borrower, Guarantor or any Borrower Party nor impeded or restricted in any manner by Applicable Law or any Governmental Authority.

Section 2.7         Prepayments.

(a)            Voluntary Prepayments. Except as otherwise provided herein, Borrower shall not have the right to prepay the Loan in whole or in part.

(i)          Borrower may, at its option and upon thirty (30) days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion) (which notice may be revoked or adjourned on a day-to-day basis prior to the proposed prepayment date upon delivery by Borrower of written notice to Lender; provided that in all cases Borrower shall be responsible to promptly reimburse Lender for the reasonable out-of-pocket costs and expenses actually incurred by Lender in connection with the rescission or adjournment of such notice), prepay the Debt in whole (but not in part except as expressly permitted pursuant to clause (iii) below) on any Business Day after the Prepayment Lockout Release Date, provided, that if such payment is made prior to the Monthly Payment Date in May, 2026 (the “Open Period Start Date”), such payment must be accompanied by the payment of the Yield Maintenance Premium. From and after a Securitization of any portion of the Loan, any prepayment (whether pursuant to this Section 2.7 or otherwise) received by Lender on a date other than a Monthly Payment Date shall include interest which would have accrued thereon to the next Monthly Payment Date (such amounts, the “Interest Shortfall”).

(ii)         At any time on or after the Open Period Start Date, Borrower may, at its option and upon ten (10) Business Days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion) (which notice may be revoked or adjourned on a day-to-day basis prior to the proposed prepayment date upon delivery by Borrower of written notice to Lender; provided that in all cases Borrower shall be responsible to promptly reimburse Lender for the reasonable out-of-pocket costs and expenses actually incurred by Lender in connection with the rescission or adjournment of such notice), prepay the Debt in whole on any Business Day without payment of the Yield Maintenance Premium. From and after a Securitization of any portion of the Loan, any prepayment received by Lender on a date other than a Monthly Payment Date shall include any Interest Shortfall.

(iii)        Borrower may, provided no Event of Default has occurred and is continuing, at its option, and upon ten (10) Business Days prior notice to Lender (or such shorter period of time as may be permitted by Lender in its sole discretion), prepay the Debt in part on any date (including prior to the Prepayment Lockout Release Date) solely in connection with the release of any Individual Property in accordance with Section 2.10 hereof; provided that if such prepayment is made prior to the Open Period Start Date, such prepayment shall be accompanied by a payment of Yield Maintenance Premium on the amount being prepaid. From and after a Securitization of any portion of the Loan, any prepayment received by Lender on a date other than a Monthly Payment Date shall include any Interest Shortfall.

(iv)        Borrower may make any Casualty/Condemnation Prepayment to Lender in accordance with Section 2.7(b), provided that such Casualty/Condemnation Prepayment, in the aggregate with the related Net Proceeds Prepayment, shall be in the amount of the Release Price for the affected Individual Property. No Yield Maintenance Premium or other penalty or premium shall be due in connection with any such Casualty/Condemnation Prepayment. From and after a Securitization of any portion of the Loan, any prepayment received by Lender on a date other than a Monthly Payment Date shall include any Interest Shortfall.

(b)            Mandatory Prepayments. On each date on which Lender actually receives a distribution of Net Proceeds, if Lender does not make such Net Proceeds available to Borrower for Restoration in accordance with the applicable terms and conditions hereof, Borrower shall prepay (or direct Lender to use such Net Proceeds to prepay) the outstanding principal balance of the Note in an amount equal to one hundred percent (100%) of such Net Proceeds together with, if any portion of the Loan has been the subject of a Securitization, any applicable Interest Shortfall (such prepayment, a “Net Proceeds Prepayment”). If any such Net Proceeds Prepayment shall be equal to or greater than sixty percent (60%) of the Release Price of the affected Individual Property and the Casualty or Condemnation, as applicable, is not the result of the willful misconduct or bad faith actions of Borrower or any of its Affiliates, Borrower shall have the right to release the affected Individual Property in accordance with Section 2.10 hereof, but without the satisfaction of (i) the requirement that no Event of Default then be continuing, so long as the only continuing Event of Default will be cured by releasing the Release Property, (ii) the Release Debt Yield requirement, or (iii) the requirement that any release to an Affiliate of Borrower be on arms’ length terms (any such prepayment is a “Casualty/Condemnation Prepayment”). No Yield Maintenance Premium shall be due in connection with any Net Proceeds Prepayment or Casualty/Condemnation Prepayment made pursuant to this Section 2.7(b).

(c)            Prepayments After Default. After (i) the occurrence and during the continuance of an Event of Default and (ii)(A) any acceleration of the Debt prior to the Prepayment Lockout Release Date as set forth herein, including, without limitation, any acceleration pursuant to Section 10.2(a) hereof due to an Event of Default under Section 10.1(g) hereof or (B) any prepayment of the Debt other than in connection with (i) a Property Release other than a Default Release prior to the Prepayment Lockout Release Date as set forth herein or (ii) a Casualty/Condemnation Prepayment, the Yield Maintenance Default Premium shall be due and payable by Borrower to Lender and in all cases, be deemed a portion of the Debt due and owing hereunder and under the other Loan Documents. Without limitation of the foregoing, if, after the occurrence and during the continuance of an Event of Default, (x) payment of all or any part of the Debt is tendered by Borrower (voluntarily or involuntarily), a purchaser at foreclosure, or any other Person prior to the Prepayment Lockout Release Date as set forth herein (which such payment shall be deemed an attempt to circumvent the prohibition against prepayment prior to the Prepayment Lockout Release Date as set forth herein), (y) Lender obtains a recovery of all or a portion of the Debt (through an exercise of remedies hereunder or under the other Loan Documents or otherwise) prior to the Prepayment Lockout Release Date as set forth herein, or (z) the Debt is deemed satisfied (in whole or in part) through an exercise of remedies hereunder or under the other Loan Documents or at law prior to prior to the Prepayment Lockout Release Date as set forth herein), the Yield Maintenance Default Premium, in addition to the outstanding principal balance, all accrued and unpaid interest, Interest Shortfall, and other amounts payable under the Loan Documents, shall be deemed due and payable hereunder. Borrower acknowledges that (1) a prepayment prior to the Prepayment Lockout Release Date as set forth herein will cause damage to Lender; (2) the Yield Maintenance Default Premium is intended to compensate Lender for the loss of its investment and the expense incurred and time and effort associated with making the Loan, which will not be fully repaid if the Loan is tendered, prepaid or repaid (in each case, in whole or in part and voluntarily or involuntarily) prior to the Prepayment Lockout Release Date as set forth herein; (3) it will be extremely difficult and impractical to ascertain the extent of Lender's damages caused by a prepayment after an acceleration or any other tender, prepayment or repayment of the Debt (in each case, in whole or in part and voluntarily or involuntarily) not permitted by the Loan Documents; and (4) the Yield Maintenance Default Premium represents Lender's and Borrower's reasonable estimate of Lender's damages from the prepayment and is not a penalty. In the event any of the foregoing events set forth above in this Section 2.7(c) occur after the Prepayment Lockout Release Date but prior to the Open Period Start Date, in addition to the outstanding principal balance, all accrued and unpaid interest, Interest Shortfall, and other amounts payable under the Loan Documents, the Yield Maintenance Premium (but not the Yield Maintenance Default Premium) shall be due and payable by Borrower to Lender and in all cases, be deemed a portion of the Debt due and owing hereunder and under the other Loan Documents. Notwithstanding anything to the contrary contained herein or in any other Loan Document, any tender, prepayment or repayment of the Debt during an Event of Default shall be applied to the Debt in such order and priority as may be determined by Lender in its sole discretion.

(d)            Release of Lien. Except as expressly set forth in this Article 2, no repayment, prepayment or defeasance of all or any portion of the Note shall cause, give rise to a right to require, or otherwise result in, the release of the lien of the Security Instrument.

Section 2.8         Defeasance.

(a)            Borrower, in its sole discretion, shall have the right at any time after the Prepayment Lockout Release Date and prior to the Open Period Start Date to voluntarily defease the entire Loan and obtain a release of the lien of all of the Security Instruments by providing Lender with the Total Defeasance Collateral (hereinafter, a “Total Defeasance Event”), subject to the satisfaction of the following conditions precedent:

(i)          Borrower shall provide Lender not less than thirty (30) days’ notice (or such shorter period of time if permitted by Lender in its reasonable discretion) but not more than one hundred twenty (120) days’ notice specifying a date (the “Total Defeasance Date”) on which the Total Defeasance Event is to occur;

(ii)         Borrower shall pay to Lender (A) all payments of principal and interest due and payable on the Loan to and including the Total Defeasance Date; (B) all other sums, if any, then due and payable under the Note, this Agreement, the Security Instrument and the other Loan Documents through and including the Total Defeasance Date (or, if the Total Defeasance Date is not a Monthly Payment Date, the next occurring Monthly Payment Date); (C) all reasonable and out-of-pocket costs and expenses related to escrow, closing, recording, legal, appraisal and other reasonable out-of-pocket fees, costs and expenses paid or incurred by Lender or its agents in connection with the Total Defeasance Event, the release of the lien of Security Instrument on the Property, the review of the proposed Defeasance Collateral and the preparation of the Security Agreement and related documentation, and all fees of the Rating Agencies; and (D) any documentary stamp, intangible or other similar taxes or similar charges or fees, in each case due in connection with the transfer or assumption of the Note and/or the Total Defeasance Event.

(iii)        Borrower shall deposit the Total Defeasance Collateral into the Defeasance Collateral Account and otherwise comply with the provisions of Section 2.8(d) hereof;

(iv)        Borrower shall execute and deliver to Lender a Security Agreement in respect of the Defeasance Collateral Account and the Total Defeasance Collateral;

(v)         Borrower shall deliver to Lender an opinion of counsel for Borrower that is standard in commercial lending transactions and subject only to customary qualifications, assumptions and exceptions opining, among other things, that (A) Lender has a legal and valid perfected first priority security interest in the Defeasance Collateral Account and the Total Defeasance Collateral; (B) if a Securitization has occurred (1) the REMIC Trust formed pursuant to such Securitization and/or any subsequent or prior Securitization of the Loan or any portion thereof or interest therein will each not fail to maintain their respective status as a “real estate mortgage investment conduit” within the meaning of Section 860D of the IRS Code as a result of a Total Defeasance Event pursuant to this Section 2.8 and (2) the Total Defeasance Event would neither (I) constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.860G-2(b) nor (II) cause the Loan to fail to be a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code; and (C) a New Non-Consolidation Opinion with respect to the Successor Borrower;

(vi)        Borrower shall deliver to Lender a Rating Agency Confirmation as to the Total Defeasance Event;

(vii)       Borrower shall deliver an Officer’s Certificate certifying that the requirements set forth in this Section 2.8 have been satisfied;

(viii)      Borrower shall deliver a certificate of an Acceptable Accountant certifying that the Total Defeasance Collateral will generate monthly amounts equal to or greater than the Scheduled Defeasance Payments;

(ix)        Borrower shall deliver such other certificates, opinions, documents and instruments as Lender may reasonably request; and

(x)         Borrower shall pay all reasonable out-of-pocket costs and expenses of Lender incurred in connection with the Total Defeasance Event, including, without limitation, Lender’s reasonable out-of-pocket attorneys’ fees and expenses and the fees and expenses of the Rating Agencies.

(b)            If Borrower has elected to defease the entire Note and the requirements of this Section 2.8 have been satisfied, the Property shall be released from the lien of the Security Instrument and the Total Defeasance Collateral pledged pursuant to the Security Agreement shall be the sole source of collateral securing the Note. In connection with the release of the lien, Borrower shall submit to Lender, not less than ten (10) days prior to the Total Defeasance Date (or such shorter time as is acceptable to Lender in its sole discretion), a release of lien (and related Loan Documents) for execution by Lender. Such release shall be in a form appropriate in the jurisdiction(s) in which the Property is located and shall contain standard provisions for such jurisdictions protecting the rights of the releasing lender. In addition, Borrower shall provide all other documentation Lender reasonably requires to be delivered by Borrower in connection with such release, together with an Officer’s Certificate certifying that such documentation (i) is in compliance with all Applicable Law, and (ii) will affect such release in accordance with the terms of this Agreement. Borrower shall pay all reasonable out-of-pocket costs, taxes and expenses (other than any income, franchise or similar taxes of Lender) associated with the release of the lien of the Security Instrument, including Lender’s reasonable out-of-pocket attorneys’ fees. Lender shall, at Borrower’s sole cost and expense, reasonably cooperate in good faith with Borrower to avoid the incurrence of mortgage recording taxes in connection with a Total Defeasance Event.

(c)              [Intentionally Omitted].

(d)            On or before the date on which Borrower delivers the Total Defeasance Collateral, Borrower or Successor Borrower (as applicable) shall open at any Eligible Institution an Eligible Account (the “Defeasance Collateral Account”). The Defeasance Collateral Account shall contain only (i) Total Defeasance Collateral, and (ii) cash from interest and principal paid on the Total Defeasance Collateral. All cash from interest and principal payments paid on the Total Defeasance Collateral shall be paid over to Lender on each Monthly Payment Date and applied first to accrued and unpaid interest and then to principal. Any cash from interest and principal paid on the Total Defeasance Collateral not needed to pay the Scheduled Defeasance Payments shall be paid to Borrower or Successor Borrower (as applicable). Borrower or Successor Borrower (as applicable) shall cause the Eligible Institution at which the Total Defeasance Collateral is deposited to enter into an agreement with Borrower or Successor Borrower (as applicable) and Lender, satisfactory to Lender in its reasonable discretion, pursuant to which such Eligible Institution shall agree to hold and distribute the Total Defeasance Collateral in accordance with this Agreement. Borrower or Successor Borrower (as applicable) shall be the owner of the Defeasance Collateral Account and shall report all income accrued on Total Defeasance Collateral for federal, state and local income tax purposes in its income tax return (or in a consolidated, unitary or similar tax return of a group in which Borrower or Successor Borrower (as applicable) is a member, to the extent required and/or permitted by Applicable Law, or, if Borrower or Successor Borrower (as applicable) is a disregarded entity for such tax purposes, the applicable tax return of the regarded owner of Borrower or Successor Borrower (as applicable)). Borrower shall prepay all cost and expenses associated with opening and maintaining the Defeasance Collateral Account. Lender shall not in any way be liable by reason of any insufficiency in the Defeasance Collateral Account.

(e)            In connection with a Total Defeasance Event under this Section 2.8, Borrower shall transfer and assign all obligations, rights and duties under and to the Note and the Security Agreement, together with the Total Defeasance Collateral to a newly-created successor entity, which entity shall be a Single Purpose Entity and which entity shall be designated or established by Borrower and approved by Lender in its reasonable discretion (the “Successor Borrower”). Such Successor Borrower shall assume the obligations under the Note and the Security Agreement and Borrower shall be relieved of its obligations under the Loan Documents (other than those obligations which by their terms survive a repayment, defeasance or other satisfaction of the Loan and/or a transfer of the Property in connection with Lender’s exercise of its remedies under the Loan Documents). Borrower shall pay a minimum of $1,000 to any such Successor Borrower as consideration for assuming the obligations under the Note and the Security Agreement. Borrower shall pay all reasonable out-of-pocket costs and expenses incurred by Lender in connection therewith, including, without limitation, Lender’s reasonable out-of-pocket attorney’s fees and expenses.

(f)            Notwithstanding anything to the contrary contained in this Section 2.8, the parties hereto hereby acknowledge and agree that after the Securitization of the Loan (or any portion thereof or interest therein), with respect to any Lender approval or similar discretionary rights over any matters contained in this Section (any such matter, a “Defeasance Approval Item”), such rights shall be construed such that Lender shall only be permitted to withhold its consent or approval with respect to any Defeasance Approval Item if the same fails to meet the Prudent Lender Standard.

(g)            For the avoidance of doubt, in no event shall Borrower be permitted to effectuate a defeasance in connection with the release of an Individual Property or group of Individual Properties.

Section 2.9      Increased Costs Due to Capital and Liquidity Requirements. If Lender determines that, as a consequence of this Agreement or the Loan made by Lender, any Change in Law regarding capital or liquidity ratios or requirements has or would have the effect of reducing the rate of return on Lender’s capital or on the capital of Lender’s holding company to a level below that which Lender or Lender’s holding company could have achieved but for such Change in Law (taking into consideration Lender’s policies and the policies of Lender’s holding company with respect to capital adequacy), then from time to time Borrower will pay to Lender such additional amount or amounts as will compensate Lender or Lender’s holding company for any such reduction suffered solely to the extent that such additional amount(s) are reasonably allocable to the Loan. In no event shall Borrower be liable for payment of any sums under this Section 2.9 unless it receives written notice from Lender within one hundred eighty (180) days from the date incurred; provided, that Lender shall notify Borrower in writing of any event occurring after the Closing Date that will entitle Lender or any holder of the Loan to compensation pursuant to this Section 2.9 as promptly as practicable after it obtains knowledge thereof and determines to request such compensation and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of Lender, be otherwise disadvantageous to Lender. Notwithstanding the foregoing, in no event shall Borrower be required to compensate Lender or any holder of the Loan for any income, franchise or similar taxes of Lender or such holder, whether or not attributable to payments made by Borrower. If Lender requests compensation under this Section 2.9, Borrower may, by notice to Lender, require that Lender furnish to Borrower a statement setting forth in reasonable detail the basis for requesting such compensation and the method for determining the amount thereof. Notwithstanding anything contained herein to the contrary, (a) Lender shall not be permitted to make a claim against Borrower under this Section 2.9 unless Lender is making similar claims against other borrowers of Lender to the extent such borrowers are similarly situated as Borrower after consideration of such factors as Lender then reasonably determines to be relevant and (b) no such amounts shall be payable to Lender to the extent the Lender has sold the Loan into a Securitization trust pursuant to a true-sale transaction.

Section 2.10      Release of an Individual Property. (a) If the requirements of this Section 2.10 have been satisfied, and provided that no Event of Default is then continuing (unless such Individual Property is a Default Property, in which case the provisions of Section 2.10(b) shall govern), Borrower shall have the right to obtain the release of any Individual Property (such Individual Property so released, a “Release Property”) from the lien of the related Security Instrument (and related Loan Documents) and the release of Borrower’s obligations under the Loan Documents with respect to such Release Property (other than those expressly stated to survive), upon the satisfaction (or waiver in writing by Lender in its sole discretion) of each of the following conditions precedent:

(i)           Borrower shall provide Lender with at least ten (10) Business Days (or a shorter period of time if permitted by Lender in its sole discretion) but no more than ninety (90) days’ prior written notice of its request to obtain a release of a Release Property and identifying the Release Property it desires to release and the date upon which it desires to release such Release Property (the “Release Date”) which notice may be revoked prior to the proposed Release Date upon delivery by Borrower of written notice to Lender and may be adjourned on a day-to-day basis; provided that in all cases Borrower shall be responsible to promptly reimburse Lender for the reasonable out-of-pocket costs and expenses actually incurred by Lender in connection with the rescission or adjournment of such notice;

(ii)            Borrower shall prepay the Loan in an amount equal to the Release Price of the Release Property (together with any accrued interest on the principal amount being prepaid, and if any portion of the Loan has been the subject of a Securitization, the payment of the Interest Shortfall);

(iii)         With respect to a release which occurs on or prior to the Open Period Start Date, Borrower shall pay to Lender the Yield Maintenance Premium on the amount being prepaid;

(iv)          Borrower shall submit to Lender, not less than ten (10) Business Days (or a shorter period of time if permitted by Lender in its reasonable discretion) prior to the Release Date, a release or assignment of the related Security Instrument (and related Loan Documents) for such Release Property for execution by Lender. Such release or assignment shall be in a form appropriate in the State in which the applicable Release Property is located and that satisfies the Prudent Lender Standard. In addition, Borrower shall provide an Officer’s Certificate certifying that the terms and conditions of this Section 2.10 have been satisfied;

(v)            The Debt Yield for the Properties then remaining subject to the liens of the Security Instruments after giving effect to such release shall be equal to or greater than 10.0% (the “Release Debt Yield”) taking into account the contemporaneous release of more than one Individual Property being released on the same date. For the avoidance of doubt, any failure to satisfy a Debt Yield threshold as set forth above may be satisfied by Borrower prepaying the Loan, together with the Yield Maintenance Premium on the amount prepaid and any Interest Shortfall, in each case, as applicable, in accordance with Section 2.7 in an amount necessary to achieve the Release Debt Yield;

(vi)            Lender shall have received evidence that the Release Property to be released shall be conveyed to a Person other than Borrower, Guarantor or any of their respective Affiliates; provided, however, that, the Release Property to be released may be conveyed to an Affiliate of Borrower if such conveyance is otherwise done on arms’ length terms and if requested by Lender, Borrower shall have provided a New Non-Consolidation Opinion or a so-called “no effect letter” with respect to the then current Non-Consolidation Opinion; and

(vii)            Lender shall have received payment of all Lender’s reasonable, out-of-pocket costs and expenses actually incurred, including due diligence review costs and reasonable and out-of-pocket attorneys’ fees and disbursements actually incurred in connection with the release of any Release Property from the lien of the related Security Instrument and the review and approval of the documents and information required to be delivered in connection therewith, it being agreed that Borrower shall be responsible for the payment of all such reasonable and actual out-of-pocket costs and expenses whether or not the proposed release of such Release Property actually occurs, as allocated between Lender and any Servicer, provided, that, any fees (excluding customary and reasonable third-party due diligence review costs and attorneys’ fees and disbursements referred to above in this clause (vii)) payable to Lender and Servicer incurred in connection with such release, whether or not the proposed release of such Release Property actually occurs, shall not exceed $2,000 in the aggregate for contemporaneous releases of one to four Release Properties or $10,000 in the aggregate for the contemporaneous release of a group of five or more Release Properties.

(b)            Default Properties. Notwithstanding the requirements of Section 2.10(a) hereof, in the event Lender has delivered a notice of a non-monetary Event of Default which relates specifically to an Individual Property (a “Default Property”) and Borrower has demonstrated in good faith, as determined by Lender in its reasonable discretion, that (i) Borrower has exercised commercially reasonable efforts to cure such Event of Default and is unable to cure such non-monetary Event of Default (which cure, for the avoidance of doubt, will not require any capital contribution to Borrower to effectuate any cure) and (ii) such Event of Default is not the result of the willful misconduct or bad faith actions of Borrower or any of its Affiliates and such Event of Default relates solely to the Default Property, then Borrower shall have the right to obtain a release of the Default Property (a “Default Release”) in accordance with Section 2.10(a) hereof but without the satisfaction of (A) the requirement that no Event of Default then be continuing, so long as the only continuing Event of Default will be cured by virtue of releasing the Default Property, and (B) the requirement that any release to an Affiliate of Borrower be on arms’ length terms, provided, however, if such Default Release occurs prior to the Prepayment Lockout Release Date, Borrower shall be required to pay the Yield Maintenance Default Premium (instead of the applicable Yield Maintenance Premium).

(c)            Unencumbered Borrower. In connection with any release under this Section 2.10, in the event that such release would result in the release of all Individual Properties owned by an individual Borrower (each an “Unencumbered Borrower”), such Unencumbered Borrower shall be automatically released (except to the extent there is only one Borrower hereunder, such Borrower shall not be released until the Debt has been paid in full) by Lender from the obligations of such Unencumbered Borrower under the Loan Documents except with respect to those obligations and liabilities which expressly survive the repayment of the Loan pursuant to any Loan Document, and such Unencumbered Borrower shall no longer be a “Borrower” for the purposes of this Agreement or the other Loan Documents, in each case, without the need for further action or the execution of any documents. In connection with a release of each Unencumbered Borrower, Lender agrees to deliver (i) a UCC-3 financing statement termination or amendment releasing Lender’s security interest in the collateral pledged to Lender relating to each such Unencumbered Borrower, and (ii) at Borrower’s sole cost and expense, instruments executed by Lender reasonably necessary to evidence the release or cancellation of each Unencumbered Borrower from its obligations under the Loan Documents. Without limiting the foregoing, in the event that that the Deposit Account and/or the Cash Management Account is in the name of an Unencumbered Borrower, the release of such Unencumbered Borrower shall additionally be conditioned upon Lender’s receipt of evidence reasonably acceptable to Lender that such Accounts have been put into the name of a remaining Borrower and such remaining Borrower shall have delivered a new deposit account control agreement in the same form as the Deposit Account Control Agreement.

Section 2.11      Assignments. If Borrower has specified in the notice delivered to Lender pursuant to Section 2.7(b), or Section 2.10 (or upon payment in full of the Debt), that it desires to effectuate a release of an Individual Property or payment in full of the Debt in a manner which will permit the assignment of the Note (or a portion of the Note, as applicable) and Security Instrument to a new lender providing the funds necessary to refinance the Release Property or to refinance the Properties, in each case, in order to save mortgage recording (or similar) tax, Lender shall assign the Note (or portion of the Note, as applicable) and the applicable Security Instrument, each without recourse, covenant or warranty of any nature, express or implied, except that Lender is the sole holder thereof and has the right to assign same. In addition, any such assignment shall be conditioned on the following (i) payment by Borrower of (A) the reasonable third-party out-of-pocket expenses of Lender actually incurred in connection therewith; and (B) Lender’s reasonable out-of-pocket attorneys’ fees for the preparation, delivery and performance of such an assignment; (ii) such an assignment is not then prohibited by any federal, state or local law, rule, regulation, order or by any other governmental authority; and (iii) Borrower shall provide such other customary opinions, items, information and documents satisfying the Prudent Lender Standard upon reasonable request by Lender. Borrower shall be responsible for all mortgage recording taxes, recording fees and other similar taxes and charges payable in connection with any such assignment.

Article 3.

REPRESENTATIONS AND WARRANTIES

Borrower represents and warrants as of the Closing Date (unless otherwise expressly set forth herein) that:

Section 3.1        Legal Status and Authority; Compliance with Law. Each Borrower (a) is duly organized, validly existing and in good standing under the laws of its state of formation; (b) is duly qualified to transact business and is in good standing in the State of the Individual Property it owns; and (c) has all necessary approvals, governmental and otherwise, and full power and authority to own, operate and lease its Individual Property. Each Borrower has full power, authority and legal right to mortgage, grant, bargain, sell, pledge, assign, warrant, transfer and convey the applicable Individual Property pursuant to the terms hereof and to keep and observe all of the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents on Borrower’s part to be performed. Each Borrower and Guarantor is in compliance with all Applicable Law relating to Sanctions, OFAC, Sanctioned Targets, AML Law, Anti-Corruption Laws, the Corporate Transparency Act, and any other anti-money laundering, anti-bribery, and anti-corruption laws in any U.S. or foreign jurisdiction and is in compliance in all material respects with all other Applicable Law.

Section 3.2      Validity of Documents.

(a)            The execution, delivery and performance of this Agreement, the Note, the Security Instrument and the other Loan Documents by each Borrower and the borrowing evidenced by the Note and this Agreement (i) are within the power and authority of each Borrower; (ii) have been authorized by all requisite organizational action of each Borrower; (iii) have received all necessary approvals and consents, corporate, governmental or otherwise; (iv) will not violate in any material respect, conflict with in any material respect, result in a material breach of or constitute (with notice or lapse of time, or both) a material default under (w) any Applicable Law, any order or judgment of any court or Governmental Authority, (x) any material license, certificate or other approval required to operate any Individual Property, (y) Borrower’s organizational documents, or (z) any material indenture, agreement or other instrument to which Borrower is bound or a party or by which it or any of its assets or any Individual Property is or may be subject; (v) will not result in the creation or imposition of any lien, charge or encumbrance whatsoever upon any of its assets, except the lien and security interest created hereby and by the other Loan Documents; and (vi) will not require any authorization or license from, or any filing with, any Governmental Authority (except for filings or recordings necessary to give notice of or to perfect liens or security interests, including the recordation of the Security Instrument in appropriate land records in the State and except for Uniform Commercial Code filings relating to the security interest created hereby), (b) this Agreement, the Note, the Security Instrument and the other Loan Documents to which Borrower is a party have been duly executed and delivered by Borrower through an authorized representative of such Borrower and (c) this Agreement, the Note, the Security Instrument and the other Loan Documents to which such Borrower is a party constitute the legal, valid and binding obligations of Borrower and are enforceable against the such Borrower in accordance with their respective terms (except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)). The Loan Documents are not subject to any right of rescission, set-off, counterclaim or defense by any Borrower, including the defense of usury, nor would the operation of any of the terms of the Loan Documents, or the exercise of any right thereunder, render the Loan Documents unenforceable (except as such enforcement may be limited by bankruptcy, insolvency, fraudulent transfers, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law)), and Borrower has not asserted any right of rescission, set-off, counterclaim or defense with respect thereto.

Section 3.3    Litigation. There is no action, suit, investigation, arbitration or proceeding, judicial, governmental, administrative or otherwise (including any condemnation or similar proceeding), pending, filed, or, to Borrower’s knowledge, threatened in writing or contemplated against or affecting any Borrower or Guarantor or against or affecting any Individual Property which if determined adversely to Borrower or Guarantor, would be reasonably expected to have an Individual Material Adverse Effect or an Aggregate Material Adverse Effect.

Section 3.4     Agreements. No Borrower is a party to any agreement or instrument or subject to any restriction which has, or would be reasonably expected to have, an Individual Material Adverse Effect or an Aggregate Material Adverse Effect. No Borrower is in default beyond any applicable notice or cure periods in any material respect in the performance, observance or fulfillment of any of the obligations, covenants or conditions contained in any agreement or instrument to which it is a party or by which such Borrower or related Individual Property is bound which has, or would be reasonably expected to have, an Individual Material Adverse Effect or an Aggregate Material Adverse Effect. No Borrower has any material financial obligation under any agreement or instrument to which such Borrower is a party or by which Borrower or the related Individual Property is otherwise bound, other than (a) obligations incurred (I) in the ordinary course of the operation of such Individual Property (including any obligations under Leases) and/or (II) in connection with any Permitted Indebtedness, (b) obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents, (c) Permitted Encumbrances and (d) obligations under any Leases at the Individual Property, including tenant improvement allowances, and obligations for leasing commissions with respect to any Leases at the Individual Property which obligations have been disclosed in writing to Lender in connection with the Loan.

Section 3.5      Financial Condition.

(a)          Each Borrower is solvent, and no proceeding under Creditors Rights Laws with respect to any Borrower has been initiated and each Borrower has received reasonably equivalent value for the granting of its Security Instrument.

(b)            Neither any Individual Property, nor any portion thereof, is the subject of any proceeding under Creditors Rights Laws.

(c)           No petition in bankruptcy has been filed by or against any Borrower, any Affiliate of Borrower that is a direct or indirect owner of Borrower, or Guarantor, in the last ten (10) years, and no Borrower nor Guarantor has ever made any assignment for the benefit of creditors or taken advantage of any Creditors Rights Laws in the last ten (10) years.

(d)           No Borrower is contemplating either the filing of a petition by it under any Creditors Rights Laws or the liquidation of its assets or property, and no Borrower has any knowledge of any Person contemplating the filing of any such petition against it.

Section 3.6      Full and Accurate Disclosure. No statement of fact made by or on behalf of Borrower in this Agreement or in any of the other Loan Documents or in any other document, financial statement, or certificate delivered by or on behalf of Borrower, as applicable, contains any untrue statement of a material fact or omits to state any material fact necessary to make statements contained herein or therein not materially misleading. There is no material fact presently known to Borrower which has not been disclosed to Lender which has had an Individual Material Adverse Effect or an Aggregate Material Adverse Effect, nor that would be reasonably expected to have a an Individual Material Adverse Effect or an Aggregate Material Adverse Effect.

Section 3.7      No Plan Assets. (a) Borrower is not and will not be an “employee benefit plan,” as defined in Section 3(3) of ERISA, subject to Title I of ERISA or a “plan” as defined in Section 4975 of the Code, (b) Borrower is not and will not be a “governmental plan” within the meaning of Section 3(32) of ERISA, (c) assuming that the assets used to fund the Loan do not constitute assets of a governmental plan (unless Lender is relying on a prohibited transaction exemption or similar relief, in each case the conditions of which are satisfied), transactions by or with Borrower hereunder or under the other Loan Documents are not in violation of any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans, and (d) none of the assets of Borrower constitutes “plan assets” of one or more such plans within the meaning of 29 C.F.R. Section 2510.3-101, as modified by Section 3(42) of ERISA. As of the date hereof, neither Borrower nor any ERISA Affiliate maintains, sponsors, contributes or has any obligation to contribute to a Defined Benefit Plan or a Multiemployer Plan.

Section 3.8      Not a Foreign Person. No Borrower (nor if treated as a disregarded entity for U.S. federal income tax purposes, its regarded owner) is a “foreign person” within the meaning of § 1445(f)(3) of the IRS Code.

Section 3.9      Business Purposes. The Loan is solely for the business purpose of Borrower, and is not for personal, family, household, or agricultural purposes.

Section 3.10     Borrower Information. Each Borrower’s principal place of business and its chief executive office as of the date hereof is the address set forth in the introductory paragraph of this Agreement. Borrower’s mailing address, as set forth in the opening paragraph hereof or as changed in accordance with the provisions hereof, is true and correct. Borrower is not subject to U.S. federal backup withholding.

Section 3.11      Status of Property.

(a)          Except as disclosed in the Reports, each Borrower has obtained all material certificates, licenses, permits, certificates of occupancy, franchises, consents, and other approvals, governmental and otherwise, necessary for the ownership and operation of the related Individual Property and the conduct of its business (collectively, “Licenses”) and all required zoning, building code, land use, environmental and other similar permits or approvals, and all of which are in full force and effect as of the date hereof and not subject to revocation, suspension, forfeiture or modification other than any Licenses the absence of which would not reasonably be expected to have or result in an Individual Material Adverse Effect or Aggregate Material Adverse Effect.

(b)            Except as disclosed in the Reports, each Individual Property and the present and contemplated use and occupancy thereof are in compliance in all material respects with all applicable zoning ordinances, building codes, land use laws, Environmental Laws, Permitted Encumbrances and other similar Applicable Law.

(c)            Except as disclosed in the Reports each Individual Property is served by all utilities necessary for the current use thereof. All such utility service is provided by public utilities and the related Individual Property has accepted or is equipped to accept such utility service. Except as disclosed in the Reports, each Individual Property is served by public water and sewer systems. To Borrower’s knowledge, all utilities and public water and sewer systems serving each Individual Property are adequate for the current use thereof.

(d)            Except as disclosed in the Reports, all public roads and streets necessary for service of and access to the applicable Individual Property for the current use thereof have been completed, and are physically and legally open for use by the public. Except as disclosed in the Reports, each Individual Property has either direct access to such public roads or streets or access to such public roads or streets by virtue of a perpetual easement or similar agreement inuring in favor of the related Borrower and any subsequent owners of the applicable Individual Property.

(e)            Except as disclosed in the Reports, each Individual Property is free from material damage caused by fire or other casualty. Except as set forth in the Reports, each Individual Property, including, without limitation, all buildings, improvements, parking facilities, sidewalks, storm drainage systems, roofs, plumbing systems, HVAC systems, fire protection systems, electrical systems, equipment, elevators, exterior sidings and doors, landscaping, irrigation systems and all structural components, are in good condition, order and repair in all material respects. Except as disclosed on the Reports, there exists no structural or other material defects or damages, whether latent or otherwise, to an Individual Property, and Borrower has not received written notice from any insurance company or bonding company of any defects or inadequacies in an Individual Property, or any part thereof, which would adversely affect the insurability of the same or cause the imposition of extraordinary premiums or charges thereon or of any termination or threatened termination of any policy of insurance or bond.

(f)            All costs and expenses of any and all labor, materials, supplies and equipment due and payable by Borrower in the construction of the Improvements have been paid in full; provided that amounts may be due and payable by Borrower with respect to ongoing ordinary repair and maintenance at the Properties and such amounts shall be paid in the ordinary course of Borrower’s business and in accordance with this Agreement. Except for any Permitted Encumbrances or as set forth in the Title Insurance Policies, to Borrower’s knowledge, there are no mechanics’ or similar liens or claims which have been filed for work, labor or material (and no rights are outstanding that under Applicable Law could give rise to any such liens) affecting the Property which are or may be prior to or equal to the lien of the Security Instrument.

(g)            Borrower has paid in full for, and is the owner of, all furnishings, fixtures and equipment (other than Tenants’ property or the property subject to a Permitted Equipment Lease) used in connection with the operation of its Individual Property, free and clear of any and all security interests, liens or encumbrances, except the lien and security interest created by this Agreement, the Note, the applicable Security Instrument and the other Loan Documents and/or other security interests, liens and encumbrances permitted pursuant to this Agreement, including, but not limited to, any Permitted Encumbrances.

(h)           Except as disclosed in the Reports, all liquid and solid waste disposal, septic and sewer systems located on the Properties are in a good and safe condition and repair and in compliance in all material respects with all Applicable Law.

(i)            Except as expressly disclosed on the Surveys or flood certificates obtained by Lender in connection with the closing of the Loan, no portion of the Improvements is located in an area identified by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards pursuant to the Flood Insurance Acts or, if any portion of the Improvements is located within such area, Borrower has obtained and will maintain the insurance prescribed in Section 7.1(a) hereof. Except as set forth in the Reports, no part of any Individual Property consists of or is classified as wetlands, tidelands or swamp and overflow lands.

(j)            Except as disclosed on the Surveys and for encroachments that are insured against pursuant to the Title Insurance Policy or otherwise do not, and are not reasonably expected to, cause an Individual Material Adverse Effect, all the Improvements lie within the boundaries of the Land and any building restriction lines applicable to the Land and no improvements on adjoining properties encroach onto an Individual Property.

(k)           To Borrower’s knowledge, except as expressly disclosed on the Title Insurance Policies, there are no pending or proposed material special or other assessments for public improvements or otherwise affecting any Individual Property, nor are there any contemplated improvements to an Individual Property that may result in such special or other assessments.

Section 3.12      Financial Information. All financial data in respect to Borrower, Guarantor and/or the Property, including, without limitation, the balance sheets, statements of cash flow, statements of income and operating expense and rent rolls, that have been delivered to Lender by, or on behalf of, or at the direction of, Borrower with respect to Borrower, Guarantor and/or any Individual Property (a) are true, complete and correct in all material respects, (b) fairly represent the financial condition of Borrower, Guarantor or the applicable Individual Property, as applicable, as of the date of such reports, and (c) to the extent prepared or audited by an independent certified public accounting firm, have been prepared in accordance with GAAP throughout the periods covered, except as disclosed therein. Borrower does not have any contingent liabilities, liabilities for taxes, unusual forward or long-term commitments or unrealized or anticipated losses from any unfavorable commitments that are known to Borrower and reasonably likely to have an Aggregate Material Adverse Effect, except as referred to or reflected in said financial statements. Since the date of such financial statements, there has been no materially adverse change in the financial condition, operations or business of Borrower or Guarantor from that set forth in said financial statements.

Section 3.13      Condemnation. Except as set forth on Schedule 3.13, no Condemnation or other similar proceeding has been commenced, is pending or, to Borrower’s knowledge, is threatened in writing with respect to all or any portion of an Individual Property or for the relocation of the access to the related Individual Property.

Section 3.14      Separate Lots. Except as set forth in the Title Insurance Policies, each Individual Property is assessed for real estate tax purposes as one or more wholly independent tax lot or lots, separate from any adjoining land or improvements not constituting a part of such lot or lots, and no other land or improvements is assessed and taxed together with the related Individual Property or any portion thereof.

Section 3.15      Insurance. Borrower has obtained and maintains all Policies reflecting the insurance coverages, amounts and other requirements set forth in this Agreement and has delivered to Lender certificates of insurance evidencing the insurance provided pursuant to the Policies. There are no present claims under any of the Policies with respect to any Individual Property that would be reasonably expected to have an Individual Material Adverse Effect, and to Borrower’s knowledge, no Person, including any Borrower, has done, by act or omission, anything which would impair the coverage of any of the Policies in any material respect.

Section 3.16      Use of Property. Each Individual Property is used exclusively as office space and other appurtenant, ancillary and related uses.

Section 3.17      Leases and Rent Roll. Except as disclosed in the rent roll for the Property delivered to and approved by Lender in connection with the closing of the Loan (the “Rent Roll”), the aging report and/or Tenant estoppel certificates delivered to and approved by Lender in connection with the closing of the Loan, (a) Borrower is the sole owner of the entire lessor’s interest in the Leases; (b) the Leases to which Borrower is a party are valid and enforceable against Borrower and the Tenants set forth therein and are in full force and effect (subject to laws affecting creditors’ rights generally and general principles of equity); (c) all of the Leases are arms-length agreements with bona fide, independent third parties; (d) Borrower has not received any written notice nor does Borrower have any knowledge that it is in default under any Lease and, to Borrower’s knowledge, no other party under any Lease is in default, in each case, beyond any applicable notice and cure periods; (e) except for any February 2022 Rent which has not yet been received due to the tenant not having processed Borrower’s payment instructions issued upon completion of the spin-off of Orion Office REIT Inc. from Realty Income Corporation as disclosed in writing to Lender prior to the date hereof, all Rents due have been paid in full and no Tenant is in arrears in its payment of Rent; (f) none of the Rents reserved in the Leases have been assigned or otherwise pledged or hypothecated by Borrower except to Lender; (g) none of the Rents have been collected for more than one (1) month in advance (it being agreed a security deposit or collection of operating expense pass-throughs shall not be deemed rent collected in advance); (h) the premises demised under the Leases have been completed to the extent Borrower, as landlord, is required to complete the same, and the Tenants under the Leases have accepted the same and have taken possession of the same on a rent-paying basis with no rent concessions to any Tenants except as disclosed on Schedule 3.17 attached hereto; (i) to Borrower’s knowledge, there exist no offsets or defenses to the payment of any portion of the Rents; (j) Borrower has received no written notice from any Tenant challenging the validity or enforceability of any Lease; (k) there are no material agreements with the Tenants under the Leases other than expressly set forth in each Lease or that have been delivered to Lender prior to the Closing Date; (l) except as disclosed on Schedule 3.17 attached hereto, no Lease contains an option to purchase, right of first refusal to purchase, or right of first option to purchase, all or any portion of the Property, or any other similar provision; (m) to Borrower’s knowledge, no person or entity has any possessory interest in, or right to occupy, the Property except under and pursuant to a Lease; (n) all security deposits relating to the Leases reflected on the Rent Roll have been collected by Borrower; (o) except as set forth on Schedule 3.17 attached hereto, no brokerage commissions or finders fees are due and payable by Borrower regarding any Lease; (p) [intentionally omitted]; (q) except as disclosed on Schedule 3.17 attached hereto, each Tenant is in occupancy of the premises demised under its Lease and is paying full rent under its Lease, provided, that, for purposes of this clause (q), temporary adjustments to actual occupancy from time to time as a result of the COVID-19 pandemic shall not be deemed “going dark”, vacating or ceasing to occupy or ceasing to conduct business in the ordinary course (and, for the avoidance of doubt, any non-occupancy for such time as mandated under so-called “stay at home” orders or directives shall not be considered a cessation of the conduct of business); (r) except as set forth on Schedule 3.17 attached hereto no Tenant has sublet any portion of the premises demised to such Tenant under its Lease or any portion thereof; (s) except as set forth on Schedule 3.17 attached hereto, no Tenant has informed Borrower in writing or otherwise given written notice that it has or intends to (or will seek to) “go dark”, vacate, cease to occupy or cease to conduct business in the ordinary course at its leased premises or any portion thereof, pursuant to any force majeure clause contained in its Lease or otherwise, including, without limitation, as a result of the COVID-19 pandemic other than temporary adjustments to actual occupancy from time to time which shall not be deemed “going dark”, vacating or ceasing to occupy or ceasing to conduct business in the ordinary course (and, for the avoidance of doubt, any non-occupancy for such time as mandated under so-called “stay at home” orders or directives shall not be considered a cessation of the conduct of business); (t) no Tenant has (i) asserted in writing any defense against the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease, (ii) sought or given written notice to Borrower that it is seeking, or intends to seek, any relief or other concessions with respect to the payment of any rent or other amounts under its Lease or the performance of any other obligations under its Lease or (iii) made any other written request for or otherwise given written notice to Borrower that it is or will be seeking any amendment, deferral, forbearance, waiver or other modification of any term or provision of its Lease, in any case, pursuant to any force majeure clause contained in its Lease or otherwise as a result of any pandemic, including, without limitation, the COVID-19 pandemic; (u) Borrower is not currently in discussions or negotiations (directly or indirectly) with any Tenant with respect to, and no Tenant has requested in writing, any material amendment or modification of its Lease (including, without limitation, any reduction, deferral or waiver in the rent or the term thereof or in any other amounts due thereunder); (v) no Tenant occupying twenty percent (20%) or more (by square feet) of the net rentable area of the Property is, to Borrower’s knowledge, a debtor in any state or federal bankruptcy, insolvency or similar proceeding, (w) the leasing expenses (including tenant allowances) set forth on Schedule V are the only leasing expenses (including tenant allowances) that remain payable by Borrower under executed Leases as of the Closing Date, and the deadlines for certain Tenants to request the payment of amounts under their Lease as set forth on Schedule V are true and correct, (x) Schedule IV sets forth a true, correct and complete schedule of all outstanding rent concessions under executed Leases as of the Closing Date, and (y) except as set forth in Schedule 3.17 attached hereto, no Tenant has any early termination rights under its respective Lease (other than customary termination rights in connection with a material casualty, condemnation or interruption of services).

Section 3.18      Filing and Recording Taxes. All mortgage, mortgage recording, stamp, intangible or other similar tax required to be paid by any Person under Applicable Law currently in effect in connection with the execution, delivery, recordation, filing, registration or perfection of any of this Agreement, any Security Instrument, the Note and the other Loan Documents have been paid or will be paid at or prior to the filing or recordation of the Security Instrument and the other Loan Document and, to Borrower’s knowledge, under current Applicable Law, the Security Instrument is enforceable in accordance with its terms by Lender (or any subsequent holder thereof), except as such enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar Creditors Rights Laws, and by general principles of equity (regardless of whether such enforceability is considered in a proceeding in equity or at law).

Section 3.19      Management Agreements. Each Management Agreement is in full force and effect and there is no default thereunder by Borrower or, to Borrower’s knowledge, by any other party thereto and, to Borrower’s knowledge, no event has occurred that, with the passage of time and/or the giving of notice would constitute a default any Management Agreement. As of the date hereof, no management fees under any Management Agreement are due and payable. Borrower has not retained a Manager for the Properties set forth on Schedule 3.19.

Section 3.20      Illegal Activity/Forfeiture.

(a)            No portion of any Individual Property has been purchased, improved, equipped or furnished with proceeds of any illegal activity and to Borrower’s knowledge, there are no illegal activities or activities relating to controlled substances at any Individual Property (including, without limitation, any growing, distributing and/or dispensing of medical marijuana).

(b)            There has not been committed by Borrower or, to Borrower’s knowledge, any other Person in occupancy of or involved with the operation or use of an Individual Property any act or omission affording the federal government or any state or local government the right of forfeiture as against the related Individual Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents.

Section 3.21      Taxes. To the extent required by Applicable Law, Borrower has filed (or has obtained effective extensions for filing) all federal, state, county, municipal, and city income, personal property and other tax returns required to have been filed by it and has paid prior to delinquency or made adequate provision for all federal or state income and other material taxes and related liabilities which have become due pursuant to such returns or pursuant to any assessments received by it, except as are being contested in good faith pursuant to appropriate proceedings (or, with respect to taxes that are Taxes, in accordance with (and subject to the terms and conditions of) Section 4.5(b) hereof). No Borrower has received written notice of any additional assessment in respect of any such taxes and related liabilities for prior years.

Section 3.22      Permitted Encumbrances. None of the Permitted Encumbrances, individually or in the aggregate, materially interferes with the benefits of the security intended to be provided by this Agreement, the Security Instrument, the Note and the other Loan Documents, materially and adversely affects the value, marketability, use or operation of an Individual Property or impairs Borrower’s ability to pay its obligations in a timely manner as and when they come due.

Section 3.23      Material Agreements. With respect to each Material Agreement, (a) each Material Agreement is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, as expressly set forth herein), (b) there are no material defaults by Borrower under any Material Agreement to which it is a party, nor to Borrower’s knowledge, by any other party thereto, beyond any applicable notice and cure periods, (c) all payments and other sums due and payable under the Material Agreements have been paid in full, and (d) to Borrower’s knowledge, no party to any Material Agreement has commenced any action or given or received any written notice for the purpose of terminating any Material Agreement.

Section 3.24     Non-Consolidation Opinion Assumptions. All of the assumptions made in the Non-Consolidation Opinion with respect to Borrower, Guarantor and their respective Affiliates, including, but not limited to, any exhibits and certificates attached thereto, are true, complete and correct.

Section 3.25      Federal Reserve Regulations. No part of the proceeds of the Loan will be used for the purpose of purchasing or acquiring any “margin stock” within the meaning of Regulation U of the Board of Governors of the Federal Reserve System or for any other purpose which would be inconsistent with such Regulation U or any other Regulations of such Board of Governors, or for any purposes prohibited by Applicable Law or by the terms and conditions of this Agreement, the Security Instrument, the Note or the other Loan Documents.

Section 3.26      Investment Company Act. No Borrower is (a) an “investment company” or a company “controlled” by an “investment company,” within the meaning of the Investment Company Act of 1940, as amended; or (b) subject to any other federal or state law or regulation which purports to restrict or regulate its ability to borrow money.

Section 3.27      Fraudulent Conveyance. No Borrower (a) has entered into the Loan or any Loan Document with the actual intent to hinder, delay, or defraud any creditor and (b) failed to receive reasonably equivalent value in exchange for its obligations under the Loan Documents. Giving effect to the Loan, the fair saleable value of Borrower’s assets exceeds and will, immediately following the execution and delivery of the Loan Documents, exceed Borrower’s total liabilities, including, without limitation, subordinated, unliquidated, disputed or contingent liabilities. The fair saleable value of Borrower’s assets is and will, immediately following the execution and delivery of the Loan Documents, be greater than Borrower’s probable liabilities, including the maximum amount of its contingent liabilities or its debts as such debts become absolute and matured. Borrower’s assets do not and, immediately following the execution and delivery of the Loan Documents will not, constitute unreasonably small capital to carry out its business as conducted or as proposed to be conducted. Borrower does not intend to, and does not believe that it will, incur debts and liabilities (including, without limitation, contingent liabilities and other commitments) beyond its ability to pay such debts as they mature (taking into account the timing and amounts to be payable on or in respect of obligations of Borrower).

Section 3.28     Sanctioned Targets. As of the date hereof and at all times throughout the term of the Loan, including after giving effect to any transfers of interests permitted pursuant to the Loan Documents, (a) none of the funds or other assets of Borrower, or Guarantor constitute property of, or are beneficially owned, directly or indirectly, by any person, entity or country which is a sanctioned person, entity or country under U.S. law, including but not limited to, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701 et seq., The Trading with the Enemy Act, 50 U.S.C. App. 1 et seq., and any Executive Orders or regulations promulgated thereunder (including regulations administered by the Office of Foreign Assets Control (“OFAC”) of the U.S. Department of the Treasury and the Specially Designated Nationals and Blocked Persons List and all other lists maintained by OFAC or any other U.S. government agency) or otherwise the target of any other Sanctions (“Sanctioned Target”); (b) unless expressly waived in writing by Lender, no Sanctioned Target has any direct, or to Borrower’s knowledge indirect, interest of any nature whatsoever in Borrower, or Guarantor, as applicable, provided that the representation in this clause (b) is qualified to Borrower’s knowledge with respect to any indirect owner of Borrower that is not a member of the Borrower Group; (c) to the knowledge of Borrower, none of the funds of Borrower, or Guarantor, as applicable, have been derived from any unlawful activity with the result that the investment in Borrower and/or Guarantor, as applicable (whether directly or indirectly), is prohibited by Applicable Law or the Loan is in violation of Applicable Law; (d) Borrower and Guarantor have instituted, maintain and comply with controls reasonably designed to assure compliance with Sanctions; (e) Borrower and Guarantor are in compliance with Sanctions; and (f) to Borrower’s knowledge, after due care and inquiry, no member of the Borrower Group is under investigation for an alleged breach of any Sanctions by a Governmental Authority that enforces Sanctions. Borrower shall notify Lender in writing not more than one (1) Business Day after first becoming aware of any breach of this Section.

Section 3.29      Money Laundering Control Act; Anti-Corruption Laws. (a) All capitalized words and phrases and all defined terms used in the Money Laundering Control Act of 1986, 18 USC Sections 1956-57, as amended, and in other statutes and all orders, rules and regulations of the United States government and its various executive departments, agencies and offices related to the subject matter of the Money Laundering Control Act, including, without limitation, the USA PATRIOT Act of 2001, 107 Public Law 56 and all anti-money laundering laws, orders, rules and regulations of any foreign jurisdiction (collectively, referred to as “AML Law”) are incorporated into this Section. Borrower hereby represents and warrants that Borrower, each SPE Component Entity and Guarantor, and to Borrower’s knowledge after due care and inquiry each other member of the Borrower Group, is, and shall at all times during the term of the Loan be: (i) in full compliance with all applicable requirements of AML Law and any regulations issued thereunder; (ii) not in receipt of any notice from the Secretary of State or the Attorney General of the United States or any other department, agency or office of the United States claiming a violation or possible violation of AML Law or otherwise under investigation with respect to any AML Law; (iii) not a Person who has been determined by competent authority to be subject to any of the prohibitions contained in AML Law, including, without limitation, the USA PATRIOT Act of 2001, 107 Public Law 56; and (v) not owned or controlled by or now acting and or will in the future act for or on behalf of any Person who has been determined to be subject to the prohibitions contained in AML Law.

(b)            Borrower hereby represents and warrants that (i) each member of the Borrower Group has instituted, maintains and complies (and shall institute, maintain and comply) with controls reasonably designed to assure compliance with AML Law, Anti-Corruption Laws and with the Corporate Transparency Act and which are available to Lender for Lender’s review and inspection during normal business hours and upon reasonable prior notice; and (ii) to Borrower’s knowledge, after due care and inquiry, no member of the Borrower Group is under investigation for an alleged breach of Anti-Corruption Laws by a Governmental Authority that enforces such Anti-Corruption Laws.

Section 3.30      Organizational Chart. The organizational chart attached as Schedule II hereto accurately and completely reflects all Persons that (a) own, directly or indirectly, in aggregate, ten (10%) or more of the interests in Borrower other than the direct or indirect owners of an interest in a publicly traded company, or (b) directly or indirectly Control Borrower, unless otherwise noted thereon.

Section 3.31      Bank Holding Company. No Borrower is a “bank holding company” or a direct or indirect subsidiary of a “bank holding company” as defined in the Bank Holding Company Act of 1956, as amended, and Regulation Y thereunder of the Board of Governors of the Federal Reserve System.

Section 3.32     CFIUS. No Borrower is now, nor was at the time of its acquisition of the Individual Property that it owns, a “foreign person,” as defined at 31 C.F.R. § 800.224, and no Borrower is now, nor was at the time of its acquisition of the Individual Property that it owns, controlled, directly or indirectly, by a “foreign person,” as defined at 31 C.F.R. § 800.224.

Section 3.33      REAs; Bond Documents.

(a)            With respect to each REA, to Borrower’s knowledge, (i) such REA is in full force and effect and has not been amended, restated, replaced or otherwise modified (except, in each case, pursuant to agreements that are of record or have been delivered to Lender prior to the Closing Date or as expressly set forth herein or as disclosed on the Title Insurance Policy), (ii) there are no material defaults beyond any applicable notice and cure periods under any such REA by any party thereto that would reasonably be expected to result in an Individual Material Adverse Effect, (iii) all sums due and payable under each REA have been paid in full, subject any applicable notice, grace and/or cure periods, (iv) Borrower has not commenced and has not received written notice of any action or given or received any written notice for the purpose of terminating any REA.

(b)           Borrower has delivered to Lender true, correct and complete copies of the Bond Documents, and, to Borrower’s knowledge, there are no oral agreements to which Borrower is bound with respect thereto. The Bond Documents are in full force and effect and have not been modified, amended or supplemented. Borrower has not received written notice that it is, and to its knowledge, no other party to the Bond Documents is, in default under any of the provisions thereof, and to Borrower’s knowledge, there are no conditions which, with the passage of time or the giving of notice, or both, would constitute a default of any of the provisions thereof. To Borrower’s knowledge, all sums due and payable under the Bond Documents have been paid in full and no party to the Bond Documents has commenced, and Borrower has not commenced, nor has Borrower received any written notice of, any action or given or received any written notice for the purpose of terminating the Bond Documents. The principal amount of the bonds that have been issued to date with respect to the Express Scripts Property is $28,000,000 (which principal amount remains outstanding). The principal amount of the bonds that have been issued to date with respect to the Home Depot Property is $15,000,000 (which principal amount remains outstanding). Borrower owns all of the outstanding Bonds free and clear of any lien, pledge or other encumbrance. No supplemental indentures related to the Trust Indenture have been entered into.

Section 3.34      No Change in Facts or Circumstances. All information submitted by Borrower or Guarantor to Lender and in all financial statements, rent rolls, reports, certificates and other documents submitted in connection with the Loan or in satisfaction of the terms thereof and all statements of fact made by Borrower and/or Guarantor in this Agreement or in the other Loan Documents, are accurate, complete and correct in all material respects. There has been no material adverse change in any condition, fact, circumstance or event that would make any such information inaccurate, incomplete or otherwise misleading in any material respect or that would otherwise have or be reasonably likely to have an Individual Material Adverse Effect or an Aggregate Material Adverse Effect.

Section 3.35      Perfection of Accounts. Borrower hereby represents and warrants to Lender that this Agreement, together with the other Loan Documents, create a valid security interest (as defined in the Uniform Commercial Code) in the Accounts in favor of Lender, which security interest is prior to all other liens, other than Permitted Encumbrances, and is enforceable as such against creditors of and purchasers from Borrower. Other than in connection with the Loan Documents and except for Permitted Encumbrances, Borrower has not sold or otherwise conveyed the Accounts.

Section 3.36      Ground Lease. Except as set forth in the Ground Lease estoppel certificates delivered to Lender in connection with the closing of the Loan, Borrower hereby represents and warrants to Lender the following with respect to each Ground Lease:

(a)            Recording; Modification. Each Ground Lease or a memorandum of each Ground Lease has been duly recorded. Each Ground Lease permits the interest of the Borrower to be encumbered by the Security Instrument and does not restrict the use of the Property in a manner that would reasonably be expected to have an Individual Material Adverse Effect, or the landlord under the related Ground Lease (the “Ground Lessor”) has approved and consented to the encumbrance of the applicable Individual Property by the Security Instrument. There have not been any written amendments or modifications (or oral amendments or modifications which are enforceable under Applicable Law) to the terms of any Ground Lease since its recordation (or recordation of a memorandum thereof), with the exception of written instruments which have been recorded or copies of which have been delivered to Lender.

(b)           No Liens. Except for the Permitted Encumbrances, Borrower’s interest in the Ground Lease is not subject to any liens or encumbrances superior to, or of equal priority with, the related Security Instrument other than the related Ground Lessor’s related fee interest.

(c)           Amendments. Each Ground Lease, or estoppel letters received by Lender from the Ground Lessor, provide that no Ground Lease may be amended, modified, canceled, terminated or surrendered without the prior written consent of Lender and that any such action without such consent is not binding on Lender, in each case so long as the lien of the related Security Instrument is in effect.

(d)            Ground Lease Encumbrance. The Ground Lease permits the interest of the lessee thereunder to be encumbered by the related Security Instrument and if Ground Lessor has a right to approve the identity of the leasehold mortgagee under the Security Instrument, the related Ground Lessor has approved Lender or any trustee in a Securitization as the holder of the related Security Instrument.

(e)            Default. As of the date hereof, each Ground Lease is in full force and effect and no default by Borrower beyond any applicable notice and cure period set forth therein has occurred under any Ground Lease and there is no existing condition which, but for the passage of time or the giving of notice or both, would result in a default by Borrower beyond any applicable notice and cure period set forth therein under the terms of any Ground Lease.

(f)            Notice. Each Ground Lease or the estoppel letters received by Lender from the Ground Lessor requires the Ground Lessor thereunder to give notice of any default by Borrower to Lender. The Ground Lease, or estoppel letters received by Lender from the Ground Lessor, further provides that notice of any default or termination given under the Ground Lease is not effective against Lender unless a copy of the notice has been delivered to Lender in the manner described in the related Ground Lease or estoppel letters received by Lender from the Ground Lessor.

(g)            Cure. Provided that Lender has delivered notice of the related Security Instrument (and where necessary, a copy thereof) to Ground Lessor and provided an address at which notices are to be delivered to Lender, Lender is permitted the opportunity (including, where necessary, sufficient time to gain possession of the interest of Borrower under the Ground Lease) to cure any default under any Ground Lease which is curable after the receipt of notice of such default before the Ground Lessor may terminate the related Ground Lease by reason of such default. Other than with respect to the Ground Lease for the Express Scripts Property, if Lender gains possession of Borrower’s interest under a Ground Lease, including, without limitation, through legal proceedings, the Ground Lessor under the related Ground Lease has agreed to waive any default under the Ground Lease that is not, by its nature, subject to cure upon Lender’s succession to possession; provided, however, with respect to the Express Scripts Property, the Ground Lessor has agreed not to terminate such Ground Lease due to any uncured nonmonetary default thereunder by the related lessee, provided Lender commences foreclosure of the applicable Security Instrument and cures such default in accordance with the terms of Section 17.5 of such Ground Lease.

(h)           Term. The Ground Lease has a term, including extensions options exercisable by Lender, which extends not less than thirty (30) years beyond the Maturity Date.

(i)            New Lease. Provided that Lender has delivered notice of the related Security Instrument (and where necessary, a copy thereof) to Ground Lessor and provided an address at which notices are to be delivered Lender, each Ground Lease or the estoppel letters received by Lender from the Ground Lessor expressly requires the Ground Lessor to enter into a new lease with Lender (on substantially the same terms as the existing Ground Lease and with the same lien priority as the existing Ground Lease) subject to Lender’s satisfaction of any requirement to cure a default in order to obtain a new lease upon termination of the Ground Lease for any reason, including, without limitation, any rejection or disaffirmance of the Ground Lease in a bankruptcy proceeding.

(j)            Insurance Proceeds. Under the terms of the Ground Lease, this Agreement and the estoppel letters received by Lender from the Ground Lessor, taken together, any related insurance and condemnation proceeds will be applied either to the repair or restoration of all or part of the related Individual Property, with Lender or a trustee appointed by Lender having the right to hold and disburse the proceeds as the repair or restoration progresses, or to the payment of the outstanding principal balance of the Loan together with any accrued interest thereon to the extent required by this Agreement.

(k)            Possession. The Ground Lease contains a covenant that the Ground Lessor is not permitted, in the absence of an uncured default, to disturb the possession, interest or quiet enjoyment of Borrower in the Property subject to the Ground Lease for any reason, or in any manner.

(l)            No Merger. The Ground Lease or estoppel letters received by Lender from the Ground Lessor provides that (i) there shall be no merger of the Ground Lease or any interest in the Ground Lease or of the leasehold estate created thereby with the Ground Lessor’s related fee interest by reason of the fact that the Ground Lease, or such interest therein, or such leasehold estate may be directly or indirectly held by or for the account of any Person who shall hold the related fee interest, or any interest in such fee estate, and (ii) there shall be no such merger by reason of the fact that all or any part of the leasehold estate created by the Ground Lease may be conveyed or mortgaged in a leasehold mortgage or deed of trust to a mortgagee or beneficiary who shall hold the related fee estate or any interest of the Ground Lessor under the Ground Lease.

(m)          Estoppel. The Ground Lease requires the Ground Lessor to deliver an estoppel certificate to Lender, its successors and assigns (in its capacity as a leasehold mortgagee thereunder), upon request therefor, certifying certain terms more fully described in the Ground Lease, including such other factual matters as such leasehold mortgagee may reasonably request.

Borrower agrees that, unless expressly provided otherwise, all of the representations and warranties of Borrower set forth in this Article 3 and elsewhere in this Agreement and the other Loan Documents are made as of the date hereof but shall survive for so long as any portion of the Debt remains owing to Lender. All representations, warranties, covenants and agreements made in this Agreement and in the other Loan Documents shall be deemed to have been relied upon by Lender notwithstanding any investigation heretofore or hereafter made by Lender or on its behalf.

Article 4.

BORROWER COVENANTS

From the date hereof and until payment and performance in full of all obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents or the earlier release of the lien of the Security Instrument (and all related obligations) in accordance with the terms of this Agreement, the Security Instrument, the Note and the other Loan Documents, or as to any Individual Property, the earlier release of the lien of the applicable Security Instrument, Borrower hereby covenants and agrees with Lender that:

Section 4.1      Existence. Each Borrower will continuously maintain (a) its existence and shall not dissolve or Divide or permit its dissolution or Division, (b) its rights to do business in the applicable State and (c) its franchises and trade names, if any, except where failure to do so would not reasonably be expected to have an Individual Material Adverse Effect or an Aggregate Material Adverse Effect.

Section 4.2      Applicable Law.

(a)            Borrower shall comply (i) with all Applicable Law affecting the Borrower and the Property, or the use thereof, relating to Sanctions, OFAC, Sanctioned Targets, AML Law, Anti-Corruption Laws, and any other anti-money laundering, anti-bribery, and anti-corruption laws in any U.S. or foreign jurisdiction, and (ii) and shall cause the Property to comply, in all material respects with all other Applicable Law applicable to the Borrower and the Property, or the use thereof. Borrower shall do or cause to be done all things reasonably necessary to preserve, renew and keep in full force and effect its existence, rights, Licenses, permits, trade names, and franchises, unless such failure to preserve, renew, keep or comply is not reasonably expected to result in an Individual Material Adverse Effect. Borrower also hereby covenants and agrees that it shall not commit, knowingly permit or knowingly suffer to exist any illegal activities or commercial activities relating to controlled substances at the Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of any Applicable Law). Borrower shall give prompt notice to Lender of the receipt by Borrower of any written notice related to a violation of any Applicable Law applicable to Borrower or the Property (or any uses occurring thereat) and of the commencement of any proceedings or investigations which relate to compliance with Applicable Law, in each case, the result of which would be reasonably likely to cause an Individual Material Adverse Effect.

(b)           After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Applicable Law, the applicability of any Applicable Law to Borrower or an Individual Property or any alleged violation of any Applicable Law, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any applicable material instrument to which Borrower is subject (if any) and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither any Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof comply with any such Applicable Law determined to be valid or applicable or cure any violation of any Applicable Law; (v) such proceeding shall suspend the enforcement of the contested Applicable Law against Borrower or the related Individual Property (or, alternatively, Borrower shall comply with such Applicable Law during the pendency of the dispute); and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or, if none, as may reasonably be requested by Lender, to insure compliance with such Applicable Law, together with all interest and penalties payable in connection therewith (but in no event more than 100% of the maximum amount reasonably expected by Lender to be payable in the event such contest is unsuccessful). With written notice to Borrower, Lender may apply any such security or part thereof, as reasonably necessary to cause compliance with such Applicable Law at any time when, in the reasonable judgment of Lender, the validity, applicability or violation of such Applicable Law is finally established or any Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.

(c)           Borrower covenants and agrees that in the event Borrower receives any notice that Borrower or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is indicted, arraigned, custodially detained or convicted on charges involving money laundering or a predicate crime to money laundering, Borrower shall promptly notify Lender. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor or any other party to the Loan is indicted, arraigned, custodially detained or convicted on charges involving money laundering.

(d)            Borrower covenants and agrees that in the event Borrower receives any notice that Borrower or Guarantor (or any of their respective beneficial owners, affiliates or participants) or any Person that has an interest in the Property is designated as a Sanctioned Target, Borrower shall promptly notify Lender in writing. At Lender’s option, it shall be an Event of Default hereunder if Borrower, Guarantor or any other party to the Loan is designated as a Sanctioned Target.

Section 4.3      Maintenance and Use of Property. Borrower shall cause each Individual Property to be maintained in a good and safe condition and repair in all material respects. The Improvements and the Personal Property shall not be removed, demolished or materially altered (except for normal replacement of the Personal Property or removal of obsolete Personal Property without replacement) without the consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, or as otherwise permitted pursuant to Section 4.21 hereof. Borrower shall promptly repair, replace or rebuild (or cause the repair, replacement or rebuilding thereof) any part of the applicable Individual Property which may be destroyed by any casualty, or become damaged, worn or dilapidated or which may be affected by any proceeding of the character referred to in Section 3.13 hereof and shall complete and except to the extent the same is being contested pursuant to the terms hereof, pay for (or use commercially reasonable efforts to cause the completion and payment for in circumstances where a third party is obligated to perform the work pursuant to the terms of a Lease and is undertaking such work) any work at the Property at any time in the process of construction or repair on the Land. Borrower shall not initiate, join in, acquiesce in, or consent to any change in any private restrictive covenant, zoning law or other public or private restriction, limiting or defining the uses which may be made of the applicable Individual Property or any part thereof except to the extent the same is a Permitted Easement or will not have, nor is reasonably likely to result in, an Individual Material Adverse Effect. If under applicable zoning provisions the use of all or any portion of an Individual Property is or shall become a nonconforming use, Borrower will not cause or permit the nonconforming use to be discontinued or the nonconforming Improvement to be abandoned without the express written consent of Lender.

Section 4.4      Waste. No Borrower shall commit or knowingly suffer any waste of its Individual Property or make any change in the use of its Individual Property which will in any way materially increase the risk of fire or other hazard arising out of the operation of such Individual Property, or take any action that would reasonably be expected to invalidate or give cause for cancellation of any Policy, or do or permit (to the extent within Borrower’s control to prevent) to be done thereon anything that results in, or is reasonably likely to result in an Individual Material Adverse Effect. Borrower will not, without the prior written consent of Lender, which consent shall not be unreasonably withheld, conditioned or delayed, permit any drilling or exploration for or extraction, removal, or production of any minerals from the surface or the subsurface of an Individual Property, regardless of the depth thereof or the method of mining or extraction thereof.

Section 4.5      Taxes and Other Charges.

(a)            Borrower shall pay (or cause to be paid) all Taxes and Other Charges now or hereafter levied or assessed or imposed against each Individual Property or any part thereof prior to the date the same shall become delinquent, subject to Borrower’s right to contest any Taxes and Other Charges pursuant to Section 4.5(b); provided, however, Borrower’s obligation to directly pay Taxes and Other Charges shall be suspended during a Cash Trap Event Period for so long as Borrower complies with the terms and provisions of Section 8.1 hereof and sufficient amounts are on deposit therein for Lender (or Servicer) to make such payments in full prior to the date the same become delinquent. Borrower shall furnish to Lender receipts for, or other evidence reasonably acceptable to Lender of, the payment of the Taxes and the Other Charges prior to the date the same shall become delinquent (provided, however, that Borrower is not required to furnish such receipts or other evidence for payment of Taxes and Other Charges in the event that such Taxes and Other Charges have been paid by Lender pursuant to Section 8.1 hereof). Subject to Section 4.5(b) below, Borrower shall not suffer and shall promptly cause to be paid and discharged any lien or charge whatsoever which may be or become a lien or charge against any Individual Property, and shall promptly pay for all utility services provided to each Individual Property.

(b)            After prior written notice to Lender, Borrower, at its own expense, may contest (or permit to be contested) by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the amount or validity or application in whole or in part of any Taxes or Other Charges, provided that (i) no Event of Default has occurred and remains uncured; (ii) such proceeding shall be permitted under and be conducted in accordance with the provisions of any other instrument to which Borrower is subject and shall not constitute a default thereunder and such proceeding shall be permitted by and conducted in accordance with all Applicable Law; (iii) neither any Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, canceled or lost; (iv) Borrower shall promptly upon final determination thereof (or, if required under Applicable Law, prior thereto in connection with such contest) pay the amount of any such Taxes or Other Charges, together with all costs, interest and penalties which may be payable in connection therewith; (v) such proceeding shall suspend the collection of such contested Taxes or Other Charges from the related Individual Property; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or if none, deliver to Lender such security or reserve deposits as may be reasonably requested by Lender to insure the payment of any such Taxes or Other Charges, together with all interest and penalties thereon (but in no event more than 100% of the maximum amount reasonably expected by Lender to be payable in the event such contest is unsuccessful). With written notice to Borrower, Lender may pay over any such cash deposit or part thereof held by Lender to the claimant entitled thereto at any time when, in the reasonable judgment of Lender, the entitlement of such claimant is established or the related Individual Property (or part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, canceled or lost or there shall be any danger of the lien of any Security Instrument being primed by any related lien.

Section 4.6      Litigation. Borrower shall give prompt written notice to Lender of any litigation or governmental proceedings pending or threatened in writing against any Borrower which has, or would reasonably be expected to have (when considering all litigation against other Borrowers), an Individual Material Adverse Effect or an Aggregate Material Adverse Effect.

Section 4.7      Access to Property. Subject to the rights of Tenants under their respective Leases and any third-party Manager under a Management Agreement, Borrower shall permit agents, representatives and employees of Lender to inspect the Properties or any part thereof at reasonable hours upon reasonable advance notice.

Section 4.8      Bond Documents. Borrower shall (a) promptly and faithfully observe, perform and comply with all of the material terms, covenants and provisions of the Bond Documents to which it is a party on its part to be observed, performed and complied with, at the times set forth therein, and to do all things reasonably necessary to preserve unimpaired its material rights thereunder; (b) not do, permit, suffer or refrain from doing anything, as a result of which would be a material default under any of the terms thereof beyond the giving of any required notice and the expiration of any applicable grace and/or cure period; (c) not cancel, surrender or accept any surrender, or modify, amend or in any way alter or permit the alteration of any of the material terms thereof, in each case to the detriment of Borrower or the related Individual Property (which includes, for the avoidance of doubt, taking any action that would impair the tax savings and benefits that inure to the benefit of the Borrower or any Tenant’s interest in the related Individual Property created thereunder); (d) not release any party thereto (other than Borrower) from any material obligation imposed upon it thereby to the detriment of Borrower or the Property; (e) give Lender prompt written notice of any material default by anyone thereunder which would reasonably be expected to have an Individual Material Adverse Effect and of which Borrower becomes aware, and promptly deliver to Lender copies of each written notice of default to the extent received by Borrower, and, after the occurrence and during the continuance of an Event of Default, copies of all other material written notices, communications, plans, specifications and other similar instruments received or delivered by Borrower in connection therewith; (f) not make any request for the issuance or creation of Supplemental Indentures (as defined in the Trust Indenture) and (g) with respect to the Bond Lease, fail to comply with Borrower’s obligations to purchase the fee interest in the related Individual Property. Notwithstanding anything to the contrary contained in this Section 4.8, provided no Event of Default shall be continuing, Borrower shall have the right to make amendments to the Bond Documents with the consent of Lender, such consent not to be unreasonably withheld or delayed, it being acknowledged and agreed by Borrower that Lender shall be deemed to be acting reasonably in the event Lender does not consent to any amendment to the Bond Documents that would reasonably be expected to increase Borrower’s obligations thereunder (other than to a de minimis extent) or decrease or limit the value of Lender’s lien on the Bond Documents or Lender’s rights arising thereunder. Subject to the obligations of Borrower under the Loan Documents, the foregoing covenants shall no longer apply to any Bond Documents once such Bond Documents have expired or terminated by their terms.

Section 4.9      Cooperate in Legal Proceedings. Each Borrower shall reasonably cooperate with Lender with respect to any proceedings before any court, board or other Governmental Authority which is reasonably likely to have an Individual Material Adverse Effect and, in connection therewith, permit Lender, at Lender’s election, to participate in any such proceedings.

Section 4.10    Immediate Repairs. Borrower shall perform or cause to be performed the repairs at the Property as set forth on Schedule VI hereto (such repairs hereinafter referred to as “Immediate Repairs”) and shall complete each of the Immediate Repairs on or before the respective deadline for each repair as set forth on Schedule VI hereto; provided that, (a) to the extent that any Tenant is solely responsible for making such Immediate Repairs, or Borrower is prohibited under the terms of an applicable Lease from making such Immediate Repairs, Borrower shall only be required to (i) use commercially reasonable efforts to cause such Tenant to make such Immediate Repairs prior to the applicable deadline and (ii) diligently continue to use commercially reasonable efforts to cause such Tenant to make such Immediate Repairs until all such Immediate Repairs have been completed and (b) Lender shall reasonably extend the respective deadlines for performance of such Immediate Repairs upon receipt of written request from Borrower and evidence reasonably acceptable to Lender that Borrower is diligently pursuing completion of such Immediate Repairs.

Section 4.11    Awards. Subject to the terms and conditions of Article 7 of this Agreement, Borrower shall reasonably cooperate with Lender in obtaining for Lender the benefits of any Awards or insurance proceeds lawfully or equitably payable in connection with any Individual Property, and Lender shall be reimbursed for any reasonable out-of-pocket expenses incurred in connection therewith (including reasonable, actual attorneys’ fees and disbursements, and the payment by Lender of the expense of an appraisal on behalf of Borrower in case of a Casualty or Condemnation affecting an Individual Property or any part thereto) out of such Awards or insurance proceeds.

Section 4.12    Books and Records.

(a)            Borrower shall keep adequate books and records of account in accordance with GAAP, or in accordance with other methods selected by Borrower that are acceptable to Lender in its reasonable discretion (consistently applied), and furnish to Lender:

(i)          quarterly (and if requested by Lender prior to a Securitization, monthly) certified rent rolls (in the form approved by Lender in connection with the closing of the Loan) for each Individual Property, each certified by a Responsible Officer of Borrower to be true and correct in all material respects, within ten (10) days after the end of each calendar month (if requested by Lender prior to Securitization) or thirty (30) days after the end of each calendar quarter, as applicable;

(ii)          quarterly (and if requested by Lender prior to a Securitization, monthly) operating statements of each Individual Property, certified by a Responsible Officer of Borrower to be true and correct in all material respects, detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within twenty (20) days after the end of each calendar month or forty five (45) days after the end of each calendar quarter other than the fourth quarter, and within one hundred twenty (120) days after the end of the fourth quarter, as applicable;

(iii)         for the first three (3) quarters of each calendar year, a quarterly (and if requested by Lender prior to a Securitization, monthly) unaudited balance sheet, profit and loss statement, statement of cash flow, and statement of change in financial position of each Borrower individually, and on a combined basis, certified by a Responsible Officer of Borrower to be true and correct in all material respects, within twenty (20) days after the end of each calendar month (if requested by Lender prior to Securitization) or forty-five (45) days after the end of each such calendar quarter, as applicable;

(iv)        an annual balance sheet, profit and loss statement, statement of cash flow, and statement of change in financial position of each Borrower on a combined basis, audited by an Acceptable Accountant, within one hundred twenty (120) days after the close of each fiscal year of Borrower;

(v)         an annual operating statement of the Properties on a combined basis, as well as each Individual Property, certified by a Responsible Officer of Borrower, detailing the revenues received, the expenses incurred and major capital improvements for the period of calculation and containing appropriate year-to-date information, within one hundred twenty (120) days after the close of each fiscal year of Borrower;

(vi)         by no later than December 15 of each calendar year, an annual operating budget for the next succeeding calendar year presented on a monthly basis consistent with the annual operating statement described above for the Property, including cash flow projections for the upcoming year and all proposed capital replacements and improvements (the “Annual Budget”), which Annual Budget shall be provided to Lender for informational purposes only; provided, that upon the occurrence and during the continuance of any Cash Trap Event Period, Lender shall have the right to approve each Annual Budget and no Annual Budget shall take effect unless and until the same has been approved by Lender, which absent on Event of Default such approval shall not be unreasonably withheld, conditioned or delayed. Within ten (10) Business Days of the commencement of any Cash Trap Event Period, Borrower shall deliver to Lender the Annual Budget for approval by Lender; provided, however, until such time that Lender approves a proposed Annual Budget, which approval shall not be unreasonably withheld, conditioned or delayed, the most recent Annual Budget shall apply to the then current calendar year; provided further that, such approved Annual Budget shall be adjusted to reflect actual increases in Taxes, Insurance Premiums, assessments and utility expenses. At any time that Lender’s approval is required under this Section 4.12(a)(vi), Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect to the matter for which approval was requested; and

(b)            Upon request from Lender, Borrower shall furnish in a timely manner to Lender:

(i)          any other financial information reasonably requested by Lender, in reasonable detail and certified by a Responsible Officer of Borrower to be true and complete in all material respects, but no more frequently than quarterly; and

(ii)         an accounting of all security deposits held in connection with any Lease of any part of the Property.

(c)            Within ten (10) Business Days of Lender’s written request therefor, Borrower shall furnish Lender with such other additional financial or management information relating to Borrower or the Property (including State and Federal tax returns of the Borrower, if applicable) as may, from time to time, be reasonably required by Lender; provided that such additional information can be obtained or prepared by Borrower at a reasonable cost to Borrower. During the continuance of an Event of Default or a Cash Trap Event Period, Borrower shall furnish to Lender and its agents reasonable facilities for the review of any such books and records at any reasonable time from time to time during customary business hours and upon reasonable advance written notice.

(d)            Borrower agrees that all financial statements and other items required to be delivered to Lender pursuant to Section 4.12(a)-(c) (each a “Required Financial Item” and, collectively, the “Required Financial Items”) shall: (i) be complete and correct in all material respects; (ii) present fairly in all material respects the financial condition of the applicable party; (iii) disclose all liabilities that are required to be reflected or reserved against; and (iv) be prepared (A) in hardcopy and electronic formats and (B) in accordance with GAAP or in accordance with other methods reasonably acceptable to Lender in its sole discretion (consistently applied).

(e)            Borrower agrees to provide Lender with written notice of a Tenant “going dark” at any Individual Property under such Tenant’s Lease within ten (10) Business Days after Borrower becomes aware that such Tenant “goes dark”. Borrower’s delivery of the certified rent roll required pursuant to clause (a)(i) above shall not, in and of itself, satisfy the requirements of this clause (e).

Section 4.13    Estoppel Certificates.

(a)            After written request by Lender, Borrower, within ten (10) Business Days of such request, shall furnish Lender or any proposed assignee of Lender with a statement, duly acknowledged and certified, setting forth (i) the original principal amount of the Note, (ii) the unpaid principal amount of the Note, (iii) the Interest Rate of the Note, (iv) the terms of payment and Maturity Date of the Note, (v) the date installments of interest and/or principal were last paid, (vi) that, except as provided in such statement, no Event of Default exists, (vii) that this Agreement, the Note, the Security Instrument and the other Loan Documents to which Borrower is a party thereto are valid, legal and binding obligations of Borrower, as applicable and have not been modified or if modified, giving the particulars of such modification, (viii) whether any offsets or defenses to the payment and performance of the obligations of Borrower under the Loan Documents, if any, exist against the obligations secured hereby and, if any are alleged to exist, a detailed description thereof, and (ix) as to any other matters reasonably requested by Lender and reasonably related to the Loan. After request by Borrower not more than once in any calendar year, Lender shall within ten (10) Business Days furnish Borrower with a statement stating (i) the outstanding principal balance of the Loan, (ii) the Interest Rate of the Note and (iii) that, to Lender’s knowledge, this Agreement and the other Loan Documents have not been modified (or if modified, setting forth all modifications).

(b)            Not more than one (1) time per calendar year, except during an Event of Default or in connection with a Secondary Market Transaction (in which case such limit shall not apply), Borrower shall use commercially reasonable efforts to deliver to Lender, promptly upon request, duly executed estoppel certificates from any one or more Tenants attesting in substantially the same form and substance delivered at closing (which form is hereby approved by Lender), if applicable, or otherwise in form and substance reasonably satisfactory to Lender (or such other form as may be provided in such Lease), which estoppel certificates shall attest to such facts regarding such Lease as Lender may reasonably require, including, but not limited to, attestations that each Lease covered thereby is in full force and effect with no defaults thereunder on the part of any party, that none of the Rents have been paid more than one month in advance, except as security, and that the lessee claims no defense or offset against the full and timely performance of its obligations under the Lease.

(c)            Not more than one (1) time per calendar year, except during the continuance of an Event of Default or in connection with a Secondary Market Transaction (in which case such limit shall not apply), Borrower shall use commercially reasonable efforts to deliver to Lender, upon written request, estoppel certificates from each party under each REA in substantially the same form and substance delivered at closing (which form is hereby approved by Lender), if applicable, or otherwise in form and substance reasonably satisfactory to Lender (subject to requirements set forth in such REA).

(d)            Not more than one (1) time per calendar year, except during the continuance of an Event of Default or in connection with a Secondary Market Transaction (in which case such limit shall not apply), Borrower shall use commercially reasonable efforts to deliver to Lender, upon request, an estoppel certificate from each Ground Lessor in substantially the same form and substance delivered at closing (which form is hereby approved by Lender), if applicable, or otherwise in form and substance reasonably satisfactory to Lender (subject to requirements set forth in such Ground Lease)

Section 4.14    Leases and Rents.

(a)            Notwithstanding anything to the contrary contained herein, any Major Lease executed after the date hereof shall be subject to the prior written approval of Lender, which such approval, absent the continuance of an Event of Default, shall not be unreasonably withheld, conditioned or delayed. Any Major Lease Action which is taken or executed (or otherwise agreed to) after the date hereof shall be subject to the prior written approval by Lender, which such approval, absent an Event of Default shall not be unreasonably withheld, conditioned or delayed.

(b)            All renewals of Leases and all proposed leases shall provide for rental rates and terms comparable to existing local market rates and shall be arm’s length transactions with bona fide, independent third-party Tenants; provided that the foregoing shall not apply with respect to extension options and the rental rates therefor existing in Leases as of the date hereof that are exercisable by unilateral right of the Tenant thereunder. Within ten (10) days after the execution of a Lease or any renewals, amendments or modification of a Lease, Borrower shall deliver to Lender a copy thereof, together with Borrower’s certification that such Lease (or such renewal, amendment or modification) was entered into in accordance with the terms of this Agreement.

(c)            Other than Major Leases which are governed by clause (a) of this Section 4.14, any Lease and any renewals, amendments or modification of a Lease (provided such Lease or Lease renewal, amendment or modification is not a Major Lease (or a Major Lease Action)) that meets the following requirements may be entered into by Borrower without Lender’s prior consent: such Lease (i) provides for rental rates comparable to existing local market rates for similar properties and tenants in the market in which the applicable Individual Property is located and such rental rates are otherwise on commercially reasonable terms, (ii) is otherwise on commercially reasonable terms for the market in which the applicable Individual Property is located, (iii) provides that such Lease is subordinate to the Security Instrument and that the lessee will attorn to Lender and any purchaser at a foreclosure sale, (iv) is not with an Affiliate of Borrower or any Guarantor, and (v) does not contain any option to purchase, any right of first refusal to purchase, any right to terminate (except in the event of the destruction or condemnation of substantially all of the Property) which would be applicable to a foreclosure or the first sale thereafter, or any other terms which would cause an Individual Material Adverse Effect. All other Leases and all renewals, amendments and modifications thereof (e.g., changing the amount of or payment date for rent, changing the expiration date thereof, granting any option for additional space or term, materially reducing the obligations of the lessee or increasing the obligations of lessor or any other action, in each case which would cause the Lease to fail to satisfy the requirements of this clause (c) (it being acknowledged by Borrower that any such action with respect to a Major Lease is governed by Section 4.14(a)), and any subletting or assignment thereunder (other than any subletting or assignment which does not require Borrower’s consent under such Lease) or waivers of any monetary rights or obligations or material non-monetary rights or obligations thereunder executed (or otherwise agreed to) after the date hereof shall, to the extent such action would cause the Lease to fail to satisfy the requirements of this clause (c), be subject to Lender’s prior approval, which approval shall not be unreasonably withheld, conditioned, or delayed.

(d)            At Borrower’s sole cost and expense (including, reasonable attorney’s fees and reasonable out-of-pocket expenses), Lender shall execute and deliver a Subordination, Non-Disturbance and Attornment Agreement on Lender’s then current standard form to Tenants under future Major Leases approved by Lender promptly upon request with such commercially reasonable changes as may be requested by Tenants, from time to time, as are reasonably acceptable to Lender. Lender’s execution of a Subordination, Non-Disturbance and Attornment Agreement which is not in compliance with the foregoing sentence shall be at Lender’s sole discretion and subject to such additional conditions as Lender shall reasonably determine. Borrower shall reimburse Lender for all reasonable out-of-pocket attorneys’ fees actually incurred in connection with any Subordination, Non-Disturbance and Attornment Agreement.

(e)            Without limiting the obligations of Borrower under clause (a) of this Section 4.14, Borrower (i) shall observe and perform the obligations imposed upon the lessor under the Leases in all material respects in a commercially reasonable manner; (ii) shall enforce the terms, covenants and conditions contained in the Leases upon the part of the Tenant thereunder to be observed or performed in a commercially reasonable manner; (iii) shall not collect any of the Rents more than one (1) month in advance (other than security deposits); (iv) shall not execute any assignment of lessor’s interest in the Leases or the Rents (except as contemplated by the Loan Documents); and (vi) shall hold all security deposits under all Leases in accordance with Applicable Law.

(f)            [Intentionally Omitted].

(g)            Borrower shall notify Lender in writing, within five (5) Business Days following receipt thereof, of Borrower’s receipt of any termination fee or payment (a “Lease Event Payment”) paid by any Tenant under any Lease in consideration of any termination, modification or amendment or settlement of any Lease or any release or discharge of any Tenant under any Lease from any obligation thereunder (a “Lease Event”). Borrower further covenants and agrees that (A) in the event such Lease Event Payment is less than $500,000 and such Lease Event does not have an Individual Material Adverse Effect, and provided no Event of Default or Cash Trap Event Period has occurred and is continuing, such Lease Event Payment shall be payable to Borrower or (B) in the event such Lease Event Payment equals or exceeds $500,000, such Lease Event has an Individual Material Adverse Effect, an Event of Default has occurred and is continuing, or a Cash Trap Event Period has occurred and is continuing, such Lease Event Payment shall be placed by Borrower in reserve with Lender, to be disbursed by Lender for tenant improvement and leasing commission costs with respect to the Property and/or for payment of the Debt or otherwise in connection with the Loan and/or the Property, as so determined by Lender, in its sole discretion.

(h)            Notwithstanding anything to the contrary contained herein, to the extent Lender’s prior approval is required for any leasing matters set forth in this Section 4.14, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect to the matter for which approval was requested.

(i)            Notwithstanding anything to the contrary contained herein, Lender hereby agrees that all Leases set forth on the Rent Roll are hereby approved by Lender as of the date hereof, and that no further approval by Lender of such Leases is required, except with respect to any approval as to any amendments, modifications, approvals and waivers thereof after the date hereof as may be required herein.

Section 4.15    Management Agreement.

(a)            Provided no Event of Default is continuing, each Borrower shall be permitted to self-manage the Individual Property that it owns provided, that, in the event such Borrower retains a Manager after the Closing Date, such Manager shall be a Qualified Manager under a management agreement that would satisfy the requirements of an Acceptable Replacement Management Agreement.

(b)            In the event a Borrower retains a Manager for the management of one or more Individual Properties (including those in effect as of the Closing Date), Borrower shall (i) diligently perform, observe and enforce all of the material terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed, observed and enforced to the end that all reasonable actions in Borrower’s control shall be done which are necessary to keep unimpaired the rights of Borrower under the Management Agreement and (ii) (x) promptly notify Lender of the giving of any notice in writing to Borrower of any material default by Borrower, beyond any applicable notice and cure periods, in the performance or observance of any of the terms, covenants or conditions of the Management Agreement on the part of Borrower to be performed and observed and (y) deliver to Lender a true copy of each such notice. Without Lender’s prior written consent, which consent shall not be unreasonably withheld, conditioned or delayed, Borrower shall not (A) surrender the Management Agreement, consent to the assignment by Manager of its interest under the Management Agreement, or terminate or cancel the Management Agreement unless, in each case, Borrower shall have replaced the Management Agreement with an Acceptable Replacement Management Agreement or (B) modify, change, supplement, alter or amend the Management Agreement, in any material respect, without the prior consent of Lender, such consent not to be unreasonably withheld, conditioned or delayed. Any surrender, termination or cancellation by Borrower of the Management Agreement (other than in accordance with Section 4.15(d) below) without the prior written consent of Lender shall be void and of no force and effect unless Borrower shall have replaced the Management Agreement with an Acceptable Replacement Management Agreement in accordance with Section 4.15(d) below. The requirements of this clause (b) shall be subject in all respects to Borrower’s right to self-manage the related Individual Property as permitted pursuant to clause (a) above and any action taken in connection with such self-management shall not be deemed to violate this clause (b).

(c)            During the continuance of an Event of Default under the Loan Documents, without limiting the generality of the other provisions of this Agreement, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action reasonably necessary to cause all the terms, covenants and conditions of the Management Agreement on the part of Borrower to be performed or observed to be promptly performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Management Agreement shall be kept unimpaired and free from default. If Manager shall deliver to Lender a copy of any notice sent to Borrower of default under the Management Agreement, such notice shall constitute full protection to Lender for any action taken by Lender in good faith, in reliance thereon except for any action taken as a result of Lender’s gross negligence or willful misconduct.

(d)            Borrower shall have the right to replace Manager and either consent to the assignment of Manager’s rights under any Management Agreement or enter into an Acceptable Replacement Management Agreement with such replacement Manager, in each case, to the extent that (i) no Event of Default has occurred and is continuing, (ii) Lender receives at least thirty (30) days’ prior written notice of the same, and (iii) the applicable New Manager is a Qualified Manager engaged pursuant to an Acceptable Replacement Management Agreement (or Lender otherwise consents (not to be unreasonably withheld, conditioned or delayed) to such replacement New Manager). The requirements of this clause (d) shall be subject in all respects to Borrower’s right to self-manage the related Individual Property as permitted pursuant to clause (a) above and any action taken in connection with such self-management shall not be deemed to violate this clause (d).

(e)            Without limitation of the foregoing, if the Management Agreement is terminated pursuant to the Assignment of Management Agreement or for any other reason or if there is a change in Control of the Manager (which results in the Manager no longer being a “Qualified Manager”), then Lender, at its option, may require Borrower to engage, in accordance with the terms and conditions set forth in the Assignment of Management Agreement, a new manager (the “New Manager”) to manage the Property, which such New Manager shall be a Qualified Manager. New Manager shall be engaged by Borrower pursuant to an Acceptable Replacement Management Agreement within forty-five (45) days of such termination of the Management Agreement or change in Control of Manager (which results in the Manager no longer being a “Qualified Manager”). Without limitation of the foregoing, and notwithstanding anything herein to the contrary, if required by Lender, Borrower shall, as a condition precedent to Borrower’s engagement of any New Manager, obtain a Rating Agency Confirmation with respect to such New Manager and Acceptable Replacement Management Agreement. To the extent that such Manager is an Affiliated Manager, Borrower shall deliver a New Non-Consolidation Opinion to Lender and the applicable Rating Agencies with respect to such New Manager and new management agreement. The requirements of this clause (e) shall be subject in all respects to Borrower’s right to self-manage the related Individual Property as permitted pursuant to clause (a) above and absent a continuing Event of Default, any action taken in connection with such self-management shall not be deemed to violate this clause (e).

Section 4.16    Payment for Labor and Materials.

(a)            Subject to Section 4.16(b), Borrower will promptly pay (or cause to be paid) when due all bills and costs for labor, materials, and specifically fabricated materials incurred in connection with any Individual Property (any such bills and costs, a “Work Charge”) and, subject to Borrower’s contest rights set forth herein, Borrower shall not permit to exist in respect of the applicable Individual Property or any part thereof any lien or security interest, even though inferior to the liens and the security interests hereof and the lien of the related Security Instrument, and in any event never permit to be created or exist in respect of any Individual Property or any part thereof any other or additional lien or security interest other than the liens or security interests created hereby and by any Security Instrument, except for the Permitted Encumbrances.

(b)            After prior written notice to Lender, Borrower, at its own expense, may contest by appropriate legal proceeding, promptly initiated and conducted in good faith and with due diligence, the validity of any Work Charge, the applicability of any Work Charge to Borrower or to the Property or any alleged non-payment of any Work Charge and defer paying the same, provided that (i) no Event of Default has occurred and is continuing; (ii) such proceeding shall be permitted under and be conducted in accordance with the applicable provisions of any instrument to which Borrower is subject (if any) and shall not constitute a default thereunder and such proceeding shall be conducted in accordance with all Applicable Law; (iii) no Individual Property nor any part thereof or interest therein will be in imminent danger of being sold, forfeited, terminated, cancelled or lost; (iv) Borrower shall promptly upon final determination thereof pay (or cause to be paid) any such contested Work Charge determined to be valid, applicable or unpaid; (v) such proceeding shall suspend the collection of such contested Work Charge from the related Individual Property or Borrower shall have paid the same (or shall have caused the same to be paid) under protest; and (vi) Borrower shall furnish (or cause to be furnished) such security as may be required in the proceeding, or if no such security is so required, as may be reasonably requested by Lender, in each case to insure payment of such Work Charge, together with all interest and penalties payable in connection therewith (but in no event more than 100% of the maximum amount reasonably expected by Lender to be payable in the event such contest is unsuccessful). Lender may apply any such security or part thereof, as necessary to pay for such Work Charge at any time when, in the reasonable judgment of Lender, the validity, applicability or non-payment of such Work Charge is finally established or the related Individual Property (or any part thereof or interest therein) shall be in imminent danger of being sold, forfeited, terminated, cancelled or lost.

Section 4.17    Debt Yield Collateral. In the event Borrower elects to avoid commencement of, or end, a Cash Trap Event Period related to the failure to meet the Debt Yield threshold set forth in clause (iii) of the definition of “Cash Trap Event Period”, then provided no Event of Default is continuing, Borrower shall have the right to deliver Debt Yield Collateral to Lender (which, if in the form of a cash deposit, shall be held by Lender in an Eligible Account that is an interest bearing account) in an amount which, if applied to the then principal balance of the Loan, would result in the Debt Yield threshold being satisfied. All Debt Yield Collateral shall be additional collateral for the Loan. At any time during the remaining term of the Loan, provided no Event of Default is continuing, Borrower shall be entitled to a return of, or reduction in, as applicable, the Debt Yield Collateral if (x) Lender reasonably determines in good faith, within a reasonable period of time after Borrower’s request therefor, and Lender’s receipt of all information reasonably necessary to make, such determination, that such Debt Yield Collateral (or any portion thereof) is no longer necessary for the Debt Yield threshold to be satisfied because the Debt Yield for the Property is equal to or greater than the applicable Debt Yield threshold which shall be tested on each Calculation Date, or (y) Borrower elects, in its sole discretion, to obtain a return of the Debt Yield Collateral in lieu of continuing to avoid commencement of a Cash Trap Event Period, provided that the return of the Debt Yield Collateral pursuant to this clause (y) shall be predicated on Borrower making a cash deposit into the Excess Cash Flow Subaccount in the amount that otherwise would have been deposited therein in accordance with the Cash Management Agreement from the date such Cash Trap Event Period would have commenced until the date that the Debt Yield Collateral is returned to Borrower.

Section 4.18    Debt Cancellation. No Borrower shall cancel or otherwise forgive or release any claim or debt (other than termination of Leases in accordance herewith) owed to Borrower by any Person, except to the extent such cancellation, forgiveness or release would not have an Individual Material Adverse Effect.

Section 4.19    ERISA.

(a)            Assuming that no source of the funds used by the Lender in connection with the Loan or the Letters of Credit constitutes or will constitute “plan assets” (within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42 of ERISA) (unless Lender is relying on an administrative or statutory prohibited transaction exemption, the applicable conditions of which are satisfied), Borrower shall not engage in any transaction which would cause any obligation, or action taken or to be taken, hereunder (or the exercise by Lender of any of its rights under the Note, this Agreement or the other Loan Documents) to be a non-exempt (under a statutory or administrative exemption) prohibited transaction under ERISA or constitute a violation of any state statute, regulation or ruling impacting a Defined Benefit Plan or a governmental plan.

(b)            Borrower shall deliver to Lender such certifications or other evidence from time to time throughout the term of the Loan, as reasonably requested by Lender, that (A) Borrower is not an “employee benefit plan” as defined in Section 3(3) of ERISA, which is subject to Title I of ERISA, or a “governmental plan” within the meaning of Section 3(32) of ERISA; (B) either (i) Borrower is not subject to any state statute, regulation or ruling regulating investments of, or fiduciary obligations with respect to, governmental plans or (ii) the condition set forth in clause (C)(v) below is true; and (C) one or more of the following circumstances is true:

(i)           Equity interests in Borrower are publicly offered securities, within the meaning of 29 C.F.R. §2510.3-101(b)(2);

(ii)          Less than twenty-five percent (25%) of each outstanding class of equity interests in Borrower is held by “benefit plan investors” within the meaning of 29 C.F.R. §2510.3-101(f)(2), as modified by ERISA Section 3(42), disregarding the value of any equity interests in Borrower held by (I) a person (other than a benefit plan investor) who has discretionary authority or control with respect to the assets of Borrower, (II) any person who provides investment advice for a fee (direct or indirect) with respect to the assets of Borrower, or (III) any affiliate of a person described in the immediately preceding clause (I) or (II);

(iii)        Borrower qualifies as an “operating company” or a “real estate operating company” within the meaning of 29 C.F.R. §2510.3-101(c) or (e);

(iv)        The assets of Borrower are not otherwise “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42); or

(v)         If a state statute, regulation or ruling does apply to transactions by or with Borrower regulating investments of, or fiduciary obligations with respect to, governmental plans, no transactions contemplated by the Loan Documents will violate such statute, regulation or ruling.

(c)            Borrower shall not (i) except as would not be reasonably expected to have an Individual Material Adverse Effect or an Aggregate Material Adverse Effect, maintain, sponsor, contribute to or become obligated to contribute to, or suffer or permit any ERISA Affiliate of Borrower to, maintain, sponsor, contribute to or become obligated to contribute to, any Defined Benefit Plan or a Multiemployer Plan, or (ii) permit the assets of Borrower to become “plan assets” of one or more “employee benefit plans” (as defined in Section 3(3) of ERISA) subject to Title I of ERISA, within the meaning of 29 C.F.R. §2510.3-101, as modified by ERISA Section 3(42).

Section 4.20    No Joint Assessment. Borrower shall not suffer, permit or initiate the joint assessment of any Individual Property with (a) any other real property constituting a tax lot separate from the related Individual Property, or (b) any portion of an Individual Property which may be deemed to constitute personal property, or any other procedure whereby the lien of any taxes which may be levied against such personal property shall be assessed or levied or charged to such Individual Property.

Section 4.21     Alterations. Lender’s prior approval (which approval shall not be unreasonably withheld, conditioned or delayed) shall be required in connection with any alterations to any Improvements (a) that would reasonably be likely to have an Individual Material Adverse Effect, (b) the cost of which (including any related alteration, improvement or replacement) is reasonably anticipated to exceed the Alteration Threshold, or (c) that are structural in nature, except for (i) Qualified Leasing Expenses, (ii) any alterations performed as a part of a Restoration in accordance with Article 7 hereof, (iii) any Immediate Repairs, or (iv) alterations specifically provided for in an approved Annual Budget to the extent such budget has been approved by Lender during a Cash Trap Event Period. To the extent that the Deemed Approval Requirements are satisfied in connection with a Borrower request for such consent in accordance with the foregoing sentence, Lender’s approval shall be deemed given. If the total unpaid amounts (other than amounts that are already on reserve with Lender for the payment thereof or amounts that are required to be paid for directly by the Tenant under its Lease (and such Tenant is not in default under such Lease)) incurred and to be incurred with respect to any alterations to the Improvements at the applicable Individual Property shall at any time exceed the Alteration Threshold, Borrower shall, if requested in writing by Lender, promptly deliver to Lender as security for the payment of such amounts in excess of the Alteration Threshold and as additional security for Borrower’s obligations under the Loan Documents any of the following: (A) cash, (B) U.S. Obligations, (C) other securities reasonably acceptable to Lender (provided, that if such alteration occurs after a Securitization, that Lender shall have received a Rating Agency Confirmation as to the form and issuer of the same), or (D) a completion bond reasonably acceptable to Lender (provided that, if such alteration occurs after a Securitization, Lender shall have received a Rating Agency Confirmation as to the form and issuer of the same). Any such security provided to Lender will be released on a dollar for dollar basis equal to amounts paid by Borrower for such Borrower’s completion of such alteration for which the security was provided upon delivery of evidence thereof reasonably acceptable to Lender and provided that the amount remaining on deposit is not less than the cost of all remaining alterations in excess of the Alteration Threshold. All alterations to any Improvements at such Individual Property shall be made lien-free and in a good and workmanlike manner in accordance with all Applicable Laws.

Section 4.22    REA Covenants. Borrower shall (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under any REA and do all things necessary to preserve and to keep unimpaired its material rights thereunder, except to the extent the same would not reasonably be expected to have an Individual Material Adverse Effect; (b) promptly notify Lender of any material default beyond any applicable notice and cure period under any REA of which it is aware which is reasonably likely to have an Individual Material Adverse Effect; (c) deliver to Lender within ten (10) days thereof a copy of each material financial statement or capital expenditures plan received by it under any REA; (d) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed under any REA in a commercially reasonable manner; (e) cause the applicable Individual Property to be operated, in all material respects, in accordance with the applicable REA unless the failure to do so does not, and would not reasonably be expected to, result in an Individual Material Adverse Effect; and (f) not, without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed), (i) enter into any new REA that is not a Permitted Encumbrance, (ii) surrender, terminate or cancel any REA unless such surrender, termination or cancellation does not, and would not reasonably be expected to, result in an Individual Material Adverse Effect, (iii) increase or consent to the increase of the amount of any charges under any REA unless such increase does not, and would not reasonably be expected to, result in an Individual Material Adverse Effect, (iv) modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, any REA in any material respect, unless the foregoing does not, and would not reasonably be expected to, result in an Individual Material Adverse Effect, or (v) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under any REA that results in, or would reasonably be expected to result in, an Individual Material Adverse Effect. At any time that Lender’s approval is required under this Section 4.22, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect to the matter for which approval was requested.

Section 4.23    Material Agreements. Borrower shall (a) promptly perform and/or observe, in all material respects, all of the covenants and agreements required to be performed and observed by it under the Material Agreements and do all things necessary to preserve and to keep unimpaired its material rights thereunder, except to the extent the same would not reasonably be expected to have an Individual Material Adverse Effect; (b) promptly notify Lender of any material default beyond any applicable notice and cure period under the Material Agreements of which it is aware which is reasonably likely to have an Individual Material Adverse Effect; (c) enforce the performance and observance of all of the material covenants and agreements required to be performed and/or observed under the Material Agreements in a commercially reasonable manner; and (d) not, without the prior written consent of Lender (such consent not to be unreasonably withheld, conditioned or delayed), subject to the rights of Borrower expressly set forth elsewhere in the Loan Documents, (i) enter into any new Material Agreement, (ii) surrender, terminate or cancel the Material Agreements unless such surrender, termination or cancellation does not, and would not reasonably be expected to, result in an Individual Material Adverse Effect, (iii) increase or consent to the increase of the amount of any charges under the Material Agreements unless such increase does not, and would not reasonably be expected to, result in an Individual Material Adverse Effect, (iv) otherwise modify, change, supplement, alter or amend, or waive or release any of its rights and remedies under, the Material Agreements in a manner which would reasonably be expected to result in an Individual Material Adverse Effect, or (v) following the occurrence and during the continuance of an Event of Default, exercise any rights, make any decisions, grant any approvals or otherwise take any action under the Material Agreements that results in, or would reasonably be expected to result in, an Individual Material Adverse Effect. At any time that Lender’s approval is required under this Section 4.23, Lender’s approval shall be deemed granted if the Deemed Approval Requirements have been satisfied with respect to the matter for which approval was requested.

Section 4.24    Source of Repayment and Collateral. Borrower shall not fund any repayment of the Debt with proceeds, or provide as collateral any Property, that is directly or, to Borrower’s knowledge indirectly, derived from any transaction or activity that is prohibited by Sanctions, AML Law or Anti-Corruption Laws, or that could otherwise cause the Lender or any other party to this Agreement and/or any other Loan Document to be in breach of Sanctions, AML Law or Anti-Corruption Laws.

Section 4.25    Illegal Activity/Forfeiture.

(a)            Borrower shall not purchase, improve, equip or furnish any portion of the Property with proceeds of any illegal activity.

(b)            Borrower shall not commit, knowingly permit or knowingly suffer to exist any act or omission affording the federal government or any state or local government the right of forfeiture as against the Property or any part thereof or any monies paid in performance of Borrower’s obligations under this Agreement, the Note, the Security Instrument or the other Loan Documents.

(c)            Each Borrower hereby covenants and agrees that it shall not commit, or knowingly permit or suffer to exist any illegal activities or activities relating to controlled substances at any Individual Property (including, without limitation, any growing, distributing and/or dispensing of marijuana for commercial purposes, medical or otherwise for so long as the foregoing is a violation of any Applicable Law).

Section 4.26    CFIUS. During the term of the Loan, Borrower shall (and shall cause the holders of the direct and/or indirect, legal and/or beneficial interests in Borrower to) (a) within five (5) days of receipt of the same, notify Lender of, and provide Lender with a copy of, any inquiry received from CFIUS or any other Governmental Authority related to Borrower’s acquisition of the Property, (b) make any filing requested by CFIUS related to Borrower’s acquisition of the Property, (c) cooperate with, and fully respond to any inquiries received from, CFIUS or any Governmental Authority related to CFIUS’s review and/or investigation (the “CFIUS Review”) related to Borrower’s acquisition of the Property, in each case, within the time permitted by CFIUS or such Governmental Authority, as applicable, and (d) subject to the terms and conditions hereof (including, without limitation, Article 6 hereof), take any mitigation measures requested by CFIUS and/or any Governmental Authority in connection with the CFIUS Review.

Section 4.27    Ground Lease.

(a)            Borrower shall (i) pay (or cause to be paid) all rents, additional rents and other sums required to be paid by Borrower, as tenant under and pursuant to the provisions of the applicable Ground Lease which payments of amounts due under each Ground Lease shall be made prior to the payment of any other Operating Expenses, (provided, that, Borrower’s obligation to directly pay such amounts shall be suspended during a Cash Trap Event Period for so long as Borrower complies with the terms and provisions of Section 8.7 hereof and sufficient amounts are on deposit therein for such payments under the Ground Lease in full on or prior to the date due), (ii) diligently perform and observe (or cause to be performed and observed) all of the terms, covenants and conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed and observed prior to the expiration of any applicable grace period provided therein, (iii) promptly notify Lender of the giving of any written notice by the Ground Lessor to Borrower of any default by Borrower in the performance or observance of any of the terms, covenants or conditions of the Ground Lease on the part of Borrower, as tenant thereunder, to be performed or observed, and deliver to Lender a true copy of each such written notice within five (5) Business Days of receipt, and (iv) promptly notify Lender of any bankruptcy, reorganization or insolvency of the Ground Lessor or of any written notice thereof, and deliver to Lender a true copy of such notice within five (5) Business Days of Borrower’s receipt thereof.

(b)            Borrower shall not, without the prior consent of Lender, surrender the leasehold estate created by the Ground Lease or terminate or cancel the Ground Lease or modify, change, supplement, alter or amend the Ground Lease, either orally or in writing. Borrower hereby assigns to Lender, as further security for the payment and performance of the obligations and for the performance and observance of the terms, covenants and conditions of the Security Instrument, this Agreement and the other Loan Documents, all of the rights, privileges and prerogatives of Borrower, as tenant under the Ground Lease, to surrender the leasehold estate created by the Ground Lease or to terminate, cancel, modify, change, supplement, alter or amend the Ground Lease in any material respect, and any such surrender of the leasehold estate created by the Ground Lease or termination, cancellation, modification, change, supplement, alteration or amendment of the Ground Lease in any material respect without the prior consent of Lender shall be void and of no force and effect.

(c)            If Borrower shall default in the performance or observance of any term, covenant or condition of the Ground Lease on the part of Borrower, as tenant thereunder, and shall fail to cure the same prior to the expiration of any applicable cure period provided thereunder, then, without limiting the generality of the other provisions of the Security Instrument, this Agreement and the other Loan Documents, and without waiving or releasing Borrower from any of its obligations hereunder, Lender shall have the right, but shall be under no obligation, to pay any sums and to perform any act or take any action as may be appropriate to cause all of the terms, covenants and conditions of the Ground Lease on the part of Borrower to be performed or observed on behalf of Borrower, to the end that the rights of Borrower in, to and under the Ground Lease shall be kept unimpaired and free from default. If the Ground Lessor shall deliver to Lender a copy of any written notice of default under the Ground Lease, such written notice shall constitute full protection to Lender for any action taken or omitted to be taken by Lender, in good faith, in reliance thereon. Borrower shall exercise each individual option, if any, to extend or renew the term of the Ground Lease upon written demand by Lender made at any time within one (1) year prior to the last day upon which any such option may be exercised, and upon the occurrence and during the continuance of an Event of Default or at any time within thirty (30) days prior to the expiration of any period to exercise such option, Borrower hereby expressly authorizes and appoints Lender its attorney-in-fact to exercise any such option in the name of and upon behalf of Borrower, which power of attorney shall be irrevocable and shall be deemed to be coupled with an interest. Borrower will not subordinate or consent to the subordination of the Ground Lease to any mortgage, security deed, lease or other interest on or in the landlord’s interest in all or any part of the Property, unless, in each such case, the written consent of Lender shall have been first had and obtained.

(d)            Notwithstanding anything contained in the Ground Lease to the contrary, Borrower shall not further sublet any portion of an Individual Property subject to a Ground Lease without the prior written consent of Lender; provided, Lender’s consent shall not be required for any such sublease unless (x) the same would constitute a breach of Article 6, (y) such sublease is a Major Lease or (z) such consent would otherwise be required under Section 4.14 hereof. Each such sublease of an Individual Property subject to a Ground Lease hereafter made shall, if required by the Ground Lease, be approved by the related Ground Lessor, and provide that (i) in the event of the termination of the Ground Lease, the sublease shall not terminate or be terminable by the lessee thereunder; (ii) in the event of any action for the foreclosure of the Security Instrument, the sublease shall not terminate or be terminable by the lessee thereunder by reason of the termination of the Ground Lease unless such lessee is specifically named and joined in any such action and unless a judgment is obtained therein against such lessee; and (iii) in the event that the Ground Lease is terminated as aforesaid, the lessee under the sublease shall attorn to the lessor under the Ground Lease or to the purchaser at the sale of the Property on such foreclosure, as the case may be. In the event that any portion of the Property shall be sublet pursuant to the terms of this subsection, such sublease shall be deemed to be included in the Property.

Article 5.

ENTITY COVENANTS

        Section 5.1     Single Purpose Entity/Separateness.

        (a)            Each Borrower will not:

               (i)            engage in any business or activity other than the ownership, operation, management, leasing, improvement, and/or maintenance of the Individual Property, and activities incidental thereto;

       (ii)            acquire or own any assets other than (A) the applicable Individual Property that it owns, and (B) such incidental Personal Property as may be incidental, necessary, convenient or appropriate for the ownership, leasing, improvement, maintenance, or operation of such Individual Property;

      (iii)            merge into or consolidate with any Person or effectuate a Division, or dissolve, terminate, liquidate in whole or in part, or transfer, Divide or otherwise dispose of all or substantially all of its assets, or change its legal structure;

      (iv)            fail to observe all organizational formalities necessary to maintain its separate existence, or fail to preserve its existence as an entity duly organized, validly existing and in good standing (if applicable) under the Applicable Law of the jurisdiction of its organization or formation, or amend, modify, terminate or fail to comply with the provisions of its organizational documents with respect to the matters set forth in this Article 5;

       (v)            own any subsidiary, or make any investment in, any Person (other than, with respect to any SPE Component Entity, in the applicable Borrower, if any);

      (vi)            except in the case of each Borrower as contemplated by the Loan Documents with respect to the other Borrowers, commingle its assets with the assets of any other Person;

     (vii)            incur any Indebtedness, secured or unsecured, direct or contingent (including guaranteeing any Indebtedness of any other Person, other than pursuant to the Loan Documents with respect to each other individual Borrower), other than (A) the Debt and the Prior Loan, and (B) Permitted Indebtedness, and no Indebtedness other than the Debt may be secured (subordinate or pari passu) by any Individual Property;

    (viii)            fail to maintain all of its books, records, financial statements and bank accounts separate from those of its Affiliates and any Constituent Member, other than any other individual Borrower. Borrower’s assets will not be listed as assets on the financial statement of any other Person; provided, however, that Borrower’s assets may be included in a consolidated financial statement of its Affiliates, provided that, (i) appropriate notation shall be made on such consolidated financial statements to indicate the separateness of Borrower and such Affiliates and to indicate that Borrower’s assets and credit are not available to satisfy the debts and other obligations of such Affiliates or any other Person and (ii) such assets shall be listed on Borrower’s own separate balance sheet. Borrower will maintain its books of account, records, resolutions and agreements as official records;

      (ix)            except for capital contributions or capital distributions permitted under the terms and conditions of this Agreement, and the Borrower’s organizational documents and properly reflected on the books and records of the Borrower, enter into any transaction, contract or agreement with any general partner, member, shareholder, principal or Affiliate, except upon terms and conditions that are commercially reasonable and substantially similar to those that would be available on an arm’s-length basis with unaffiliated third parties;

      (x)             maintain its assets in such a manner that it will be costly or difficult to segregate, ascertain or identify its individual assets from those of any other Person;

      (xi)            except in the case of Borrower as contemplated by the Loan Documents with respect to the other Borrowers, assume or guaranty the debts of any other Person, hold itself out to be responsible for the debts of any other Person, or otherwise pledge its assets or credit for the benefit of any other Person or hold out its assets as being available to satisfy the debts of any other Person;

     (xii)            except in the case of Borrower as contemplated by the Loan Documents with respect to the other Borrowers, make any loans or advances to any Person, other than (a) in connection with any tenant improvement allowance under any Lease, to the extent permitted by the Loan Documents, or (b) as otherwise permitted under the Loan Documents;

     (xiii)            fail to file its own income and other material tax returns, except to the extent it is treated as a “disregarded entity” for tax purposes and is not required to file such tax returns under Applicable Law, unless prohibited by Applicable Law from doing so (except that Borrower may file or may include its filing as part of a consolidated, unitary or similar tax return, to the extent required and/or permitted by Applicable Law, provided that, there shall be an appropriate notation in the applicable books and records the separate existence of Borrower and its assets and liabilities);

     (xiv)           fail either to hold itself out to the public as a legal entity separate and distinct from any other Person and not as a division or part of any other Person or to conduct its business solely in its own name or fail to use commercially reasonable efforts to correct any known misunderstanding regarding its separate identity;

     (xv)            fail to intend to maintain adequate capital for the normal obligations reasonably foreseeable in a business of its size and character and in light of its contemplated business operations (to the extent there exists sufficient cash flow from the Properties to do so after the payment of all operating expenses and Debt Service); provided that such requirement shall not require any Person to make additional capital contributions or loans to Borrower in order to comply with the foregoing nor shall such requirement be deemed to prohibit additional capital contributions to Borrower in order to comply;

(xvi)          without the unanimous written consent of all of its partners or members, as applicable, and the consent of each Independent Director (regardless of whether such Independent Director is engaged at the Borrower or SPE Component Entity level), take any Material Action;

(xvii)         fail to allocate fairly and reasonably shared expenses with its Affiliates (including, without limitation, shared office space), provided that failure to fairly and reasonably allocate any such shared expenses due to insufficient revenues available to Borrower from the Properties shall not violate this provision, or fail to use separate stationery, invoices and checks bearing its own name (or, for so long as the Manager is acting on behalf of Borrower pursuant to the Management Agreement, the name of the Manager as agent on behalf of Borrower);

(xviii)       except by the other Borrowers as contemplated by the Loan Documents, have any of its obligations guaranteed by any Affiliate, except as provided in the Loan Documents with respect to the Guaranty and the Environmental Indemnity;

(xix)          fail to intend to remain solvent, to pay its own liabilities (including, without limitation, salaries of its own employees, if any) only from its own funds or assets or fail to maintain a sufficient number of employees (if any) in light of its contemplated business operations (in each case, to the extent there exists sufficient cash flow from the Property to do so); provided that such requirement shall not require any Person to make additional capital contributions or loans to Borrower; or any SPE Component Entity in order to comply with the foregoing nor shall such requirement be deemed to prohibit additional capital contributions to Borrower in order to comply;

(xx)            except for any SPE Component Entity with respect to a Borrower, if any, acquire obligations or securities of its partners, members, shareholders or other Affiliates, as applicable, or identify its partners, members or shareholders or other affiliates, as applicable, as a division or part of it; or

(xxi)          violate or cause to be violated the assumptions made with respect to each Borrower and its Affiliates in the Non-Consolidation Opinion or in any New Non-Consolidation Opinion.

(b)            Recycled Entity Representations.

(i)              Borrower hereby represents, that from the date of its formation to the date hereof: (A) its business has been limited solely to (I) acquiring, owning, operating and maintaining the Individual Property that it owns as of the Closing Date, (II) entering into financings and refinancings of such Individual Property and (III) transacting any and all lawful business that was incident, necessary and appropriate to accomplish the foregoing; (B) it has never owned any real property other than the Individual Property that it owns as of the Closing Date and incidental Personal Property necessary for the ownership, operation and maintenance of such Individual Property; (C) it is not a survivor of a merger with or of any entities; (D) it has observed all organizational formalities necessary to maintain its separate existence; (E) it has not owned any subsidiary or any equity interest in any other entity; (F) it has not commingled its assets with those of any other Person and it has held all of its assets in its own name, except with respect to co-borrowers under the prior financings secured by the Properties which have been repaid in full as of the date hereof; (G) it has not incurred any Indebtedness that is still outstanding other than (1) indebtedness that is expressly permitted under the Loan Documents or (2) extensions of credit such as security deposits made in the ordinary course of business relating to the ownership and operation of an Individual Property made to an entity that is not an Affiliate of or subject to common ownership with such entity; (H) it has maintained all of its books, records, financial statements and bank accounts separate from those of any other Person, and has not had its assets listed as assets on the financial statement of any other Person unless (I) the financial statements of such other Person contained an appropriate notation indicating the separateness of Borrower from such Person and indicating that Borrower’s assets and credit were not available to satisfy the debts and other obligations of such Person and (II) such assets were also listed on the Borrower’s own balance sheet; (I) except for capital contributions and capital distributions permitted under the terms of its organizational documents and properly reflected on its books and records, or as may have been expressly permitted pursuant to the terms of any prior financings that have been repaid in full as of the date hereof, it has not entered into any transaction, contract or agreement with any of its Affiliates, except upon terms and conditions that are commercially reasonable and substantially similar to those available in an arm’s-length transaction with an unrelated party; (J) it has not guaranteed the debts of any other Person that are still outstanding, it has not held itself out as being responsible for the debts of any other Person that are still outstanding and it has not pledged its assets to secure the obligations of any other Person that are still outstanding; (K) it has filed its own income and other material tax returns, except to the extent that it has been treated as a disregarded entity not required to file tax returns under Applicable Law (except that Borrower may have filed or may have included its filing as part of a consolidated, unitary or similar tax return, to the extent required and/or permitted by Applicable Law); (L) it has been, and at all times has held itself out to the public as, a legal entity separate and distinct from any other Person, it has not identified itself or any of its affiliates as a division or part of the other, it has conducted all of its business in its own name and it has corrected any known misunderstanding regarding its status as a separate entity, (M) it has maintained adequate capital in light of its contemplated business operations; (N) it has allocated fairly and reasonably any overhead expenses that have been shared with an Affiliate, including paying for office space and services performed by any employee of an Affiliate, and has used separate stationery, invoices and checks; (O) it has paid all of its debts and liabilities that are not currently outstanding from its assets; and (P) it has not had any of its obligations guaranteed by an Affiliate, except for guarantees that have been either released or discharged (or that will be discharged as a result of the closing of the Loan).

(ii)             Borrower hereby represents and warrants that (A) each Borrower (1) is and has always been duly formed, validly existing and in good standing in the state of its formation or organization and in all other jurisdictions where it is qualified to do business (other than lapses in good standing or foreign qualification status which have been cured as of the date hereof); (2) does not have any judgments or liens of any nature against it (except for tax liens not yet due); (3) is in compliance with all Applicable Law and has received all permits necessary for it to operate its contemplated business; (4) except with respect to any legal proceeding covered by insurance, is not now, nor has ever been, party to any lawsuit, arbitration, summons or legal proceeding that is still pending or that resulted in a judgment against it that has not been paid in full; (5) is not involved in any dispute with any taxing authority which remains unresolved; and (6) has paid all Taxes and Other Charges which are due and payable, other than those being contested or as otherwise permitted pursuant to this Agreement; (B) each amendment and restatement of Borrower’s organizational documents has been accomplished in accordance with, and was permitted by, the relevant provisions of said documents prior to its amendment or restatement from time to time; (C) any assignment of limited liability company interests in the Borrower, and the admission of the assignee as a member of the Borrower, was accomplished in accordance with, and permitted by, the limited liability company agreement of the Borrower in effect at such time; and (D)(1) the Prior Loan has been satisfied in full on or before the date hereof, (2) neither Borrower, SPE Component Entity, nor Guarantor have any remaining liabilities or obligations in connection with the Prior Loan (other than environmental and other limited and customary indemnity obligations), and (3) all collateral and security for the Prior Loan has been released on or prior to the date hereof.

(c)            If a Borrower is a limited partnership or a limited liability company (other than an Acceptable LLC), each general partner, managing member or sole member, as applicable (each, an “SPE Component Entity”) shall be an Acceptable LLC (I) whose sole asset is its interest in a Borrower, (II) which has not been and shall not be permitted to engage in any business or activity other than owning an interest in a Borrower; (III) which has not been and shall not be permitted to incur any debt, secured or unsecured, direct or contingent (including guaranteeing any obligation); and (IV) which has and will at all times own at least a one-tenth of one percent (0.1%) direct equity ownership interest in a Borrower. Each such SPE Component Entity will at all times comply with each of the representations, warranties, and covenants contained in this Article 5 (to the extent applicable), as if such representation, warranty or covenant was made directly by such SPE Component Entity. Upon the withdrawal or the disassociation of an SPE Component Entity from a Borrower, such Borrower shall immediately appoint a new SPE Component Entity whose articles of organization and operating agreement are substantially similar to those of such SPE Component Entity and deliver a New Non-Consolidation Opinion to Lender with respect to the new SPE Component Entity and its equity owners. For the avoidance of doubt, no Borrower nor any SPE Component Entity shall be a corporation.

(d)            Any Borrower or SPE Component Entity that is a limited liability company or limited partnership formed in the State of Delaware shall not have the power to Divide pursuant to Section 18-217 of the Act or Section 17-220 of the Delaware Revised Uniform Limited Partnership Act (the “LP Act”) and the organizational documents of any such Borrower and SPE Component Entity shall provide an express acknowledgment that it does not have the power to Divide pursuant to Section 18-217 of the Act.

(e)            In the event a Borrower or the SPE Component Entity is an Acceptable LLC, the limited liability company agreement of such Borrower or the SPE Component Entity (as applicable) (the “LLC Agreement”) shall provide that (i) upon the occurrence of any event that causes the last remaining member of such Borrower or the SPE Component Entity (as applicable) (“Member”) to cease to be the member of such Borrower or the SPE Component Entity (as applicable) (other than upon continuation of Borrower or such SPE Component Entity (as applicable) without dissolution, (A) upon an assignment by Member of all of its limited liability company interest in such Borrower or the SPE Component Entity (as applicable) and the admission of the transferee in accordance with the Loan Documents and the LLC Agreement, or (B) the resignation of Member and the admission of an additional member of such Borrower or the SPE Component Entity (as applicable) in accordance with the terms of the Loan Documents and the LLC Agreement), any person acting as Independent Director of such Borrower or the SPE Component Entity (as applicable) shall, without any action of any other Person and simultaneously with the Member ceasing to be the member of such Borrower or the SPE Component Entity (as applicable) automatically be admitted to such Borrower or the SPE Component Entity (as applicable) as a member with a zero percent (0%) economic interest (“Special Member”) and shall continue such Borrower or the SPE Component Entity (as applicable) without dissolution and (ii) Special Member may not resign from such Borrower or the SPE Component Entity (as applicable) or transfer its rights as Special Member unless (A) a successor Special Member has been admitted to such Borrower or the SPE Component Entity (as applicable) as a Special Member in accordance with requirements of Delaware law and (B) after giving effect to such resignation or transfer, there remains at least two (2) Independent Directors of the SPE Component Entity or such Borrower (as applicable) in accordance with Section 5.2 below. The LLC Agreement shall further provide that (i) Special Member shall automatically cease to be a member of the related Borrower or the SPE Component Entity (as applicable) upon the admission to such Borrower or the SPE Component Entity (as applicable) of the first substitute member, (ii) Special Member shall be a member of such Borrower or the SPE Component Entity (as applicable) that has no interest in the profits, losses and capital of such Borrower or the SPE Component Entity (as applicable) and has no right to receive any distributions of the assets of such Borrower or the SPE Component Entity (as applicable), (iii) pursuant to the applicable provisions of the Act, Special Member shall not be required to make any capital contributions to such Borrower or the SPE Component Entity (as applicable) and shall not receive a limited liability company interest in such Borrower or the SPE Component Entity (as applicable), (iv) Special Member, in its capacity as Special Member, may not bind such Borrower or the SPE Component Entity (as applicable) and (v) except as required by any mandatory provision of the Act, Special Member, in its capacity as Special Member, shall have no right to vote on, approve or otherwise consent to any action by, or matter relating to, such Borrower or the SPE Component Entity (as applicable) including, without limitation, the Division, merger, consolidation or conversion of such Borrower or the SPE Component Entity (as applicable); provided, however, such prohibition shall not limit the obligations of Special Member, in its capacity as Independent Director, to vote on such matters required by the Loan Documents or the LLC Agreement. In order to implement the admission to the related Borrower or the SPE Component Entity (as applicable) of Special Member, Special Member shall execute a counterpart to the LLC Agreement. Prior to its admission to such Borrower or the SPE Component Entity (as applicable) as Special Member, Special Member shall not be a member of such Borrower or the SPE Component Entity (as applicable), but Special Member may serve as an Independent Director of such Borrower or the SPE Component Entity (as applicable).

(f)           The organizational documents of each Borrower and SPE Component Entity that is a limited liability company shall further provide that, (i) upon the occurrence of any event that causes the Member to cease to be a member of the related Borrower or the SPE Component Entity (as applicable) to the fullest extent permitted by law, the personal representative of Member shall, within ninety (90) days after the occurrence of the event that terminated the continued membership of Member in such Borrower or the SPE Component Entity (as applicable) agree in writing (A) to continue such Borrower or the SPE Component Entity (as applicable) and (B) to the admission of the personal representative or its nominee or designee, as the case may be, as a substitute member of such Borrower or the SPE Component Entity (as applicable) effective as of the occurrence of the event that terminated the continued membership of Member in such Borrower or the SPE Component Entity (as applicable), (ii) any action initiated by or brought against Member or Special Member under any Creditors Rights Laws shall not cause Member or Special Member to cease to be a member of the related Borrower or the SPE Component Entity (as applicable) and upon the occurrence of such an event, the business of such Borrower or the SPE Component Entity (as applicable) shall continue without dissolution, and (iii) each of Member and Special Member waives any right it might have to agree in writing to dissolve the related Borrower or the SPE Component Entity (as applicable) upon the occurrence of any action initiated by or brought against Member or Special Member under any Creditors Rights Laws, or the occurrence of an event that causes Member or Special Member to cease to be a member of the related Borrower or the SPE Component Entity (as applicable).

(g)            Borrower and Lender agree and acknowledge there is no SPE Component Entity as of the Closing Date.

Section 5.2             Independent Director.

(a)            The organizational documents of each Borrower (to the extent Borrower is an Acceptable LLC) or the SPE Component Entity, as applicable, shall provide that at all times there shall be at least two (2) duly appointed independent directors or managers of such entity, including serving on its board of directors or as managers, as applicable (each, an “Independent Director”) reasonably satisfactory to Lender who each shall not have been at the time of each such individual’s initial appointment, and (I) shall not have been at any time during the preceding five (5) years, and shall not be at any time while serving as Independent Director, (i) a shareholder (or other equity owner) of, or an officer, director (other than in its capacity as Independent Director of the applicable Borrower or SPE Constituent Entity, as applicable or an Affiliate of Borrower that does not own a direct or indirect ownership interest in Borrower and that is required by a creditor to be a “single purpose entity”), partner, member or employee of, any Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates, (ii) a creditor of, or supplier to, or other Person who derives any of its purchases or revenues from its activities with, any Borrower or any of its respective shareholders, partners, members, subsidiaries or affiliates, other than an Approved ID Provider (iii) a Person who Controls or is under common Control with any such shareholder, officer, director, partner, member, employee supplier, customer or other Person, or (iv) a member of the immediate family of any such shareholder, officer, director, partner, member, employee, creditor, supplier, or other Person, and (II) shall be employed by, in good standing with and engaged by Borrower in connection with, in each case, an Approved ID Provider. A natural person who otherwise satisfies the foregoing definition and satisfies subparagraph (i) by reason of being the Independent Director of a “single purpose entity” affiliated with Borrower that does not own a direct or indirect ownership interest in the Borrower shall be qualified to serve as an Independent Director of a Borrower, provided that the fees that such individual earns from serving as an Independent Director of affiliates of any Borrower in any given year constitute in the aggregate less than five percent (5%) of such individual’s annual income for that year. Each Independent Director at the time of their initial engagement shall have had at least three (3) years prior experience as an independent director to a company or a corporation in the business of owning and operating commercial properties similar in type and quality to the Properties. Notwithstanding anything herein to the contrary, it shall be an additional covenant and requirement under this Section 5.2 that any entity retaining an Independent Director (whether a Borrower or any SPE Component Entity) shall be an Acceptable LLC.

(b)            The organizational documents of each Borrower or the SPE Component Entity (as applicable) shall further provide that (I) the board of directors, managers or partners of each Borrower or the SPE Component Entity as applicable, and the constituent equity owners of such entities (the “Constituent Members”) shall not take any Material Action with respect to a Borrower or any SPE Component Entity, unless at the time of such action there shall be at least two (2) Independent Directors engaged as provided by the terms hereof; (II) an Independent Director may not be removed from the related Borrower or SPE Constituent Entity, as applicable, without Cause, and any resignation, removal or replacement of any Independent Director shall not be effective without five (5) Business Days prior written notice to Lender accompanied by evidence that the replacement Independent Director satisfies the applicable terms and conditions hereof and of the applicable organizational documents; (III) to the fullest extent permitted by applicable law, including Section 18-1101(c) of the Act and notwithstanding any duty otherwise existing at law or in equity, the Independent Directors shall consider only the interests of the related Borrower and any SPE Component Entity (including such Borrower’s and any SPE Component Entity’s respective creditors) in acting or otherwise voting on a Material Action; (IV) except for the fiduciary duties to the related Borrower and any SPE Component Entity as set forth in the foregoing subsection (III), (including duties to such Borrower’s and any SPE Component Entity’s respective creditors and respective Constituent Members, solely to the extent of their respective economic interests in such Borrower or SPE Component Entity (as applicable) and exclusive of (x) all other interests of the Constituent Members, (y) the interests of other affiliates of the Constituent Members, such Borrower and SPE Component Entity and (z) the interests of any group of affiliates of which the Constituent Members, such Borrower or SPE Component Entity is a part), the Independent Directors shall not have any fiduciary duties to any Constituent Members, any directors of such Borrower or SPE Component Entity or any other Person; (V) the foregoing shall not eliminate the implied contractual covenant of good faith and fair dealing under applicable law; and (VI) to the fullest extent permitted by applicable law, including Section 18-1101(e) of the Act, an Independent Director shall not be liable to the related Borrower, SPE Component Entity, any Constituent Member or any other Person for breach of contract or breach of duties (including fiduciary duties), unless the Independent Director acted in bad faith or engaged in willful misconduct.

Section 5.3             Change of Name, Identity or Structure. No Borrower nor any SPE Component Entity shall change (or permit to be changed) Borrower’s or the SPE Component Entity’s, as applicable, (a) name, (b) identity (including its trade name or names), (c) principal place of business set forth on the first page of this Agreement or, (d) Borrower’s or the SPE Component Entity’s corporate, partnership or other structure, without notifying Lender of such change in writing at least thirty (30) days prior to the effective date of such change and, in the case of a change in any Borrower’s or the SPE Component Entity’s structure (including, without limitation, a Division), without first obtaining the prior written consent of Lender. Borrower shall deliver to Lender, prior to or contemporaneously with the effective date of any such change, any financing statement or financing statement change required by Lender to establish or maintain the validity, perfection and priority of the security interest granted herein. At the written request of Lender, Borrower shall execute a certificate in form satisfactory to Lender listing the trade names under which Borrower or the SPE Component Entity intends to operate the applicable Individual Property, and representing and warranting that Borrower or the SPE Component Entity does business under no other trade name with respect to the Properties. For the avoidance of doubt, no Borrower shall be a corporation.

Section 5.4            Business and Operations. Borrower will continue to engage in the businesses now conducted by it as and to the extent the same are necessary for the ownership, maintenance, leasing, management and operation of the Properties. Each Borrower will qualify to do business and will remain in good standing under the laws of the jurisdiction in which the Individual Property it owns is located as and to the extent the same are required for the ownership, maintenance, management and operation of the Individual Property that it owns.

Article 6.

NO SALE OR ENCUMBRANCE

Section 6.1            Transfer Definitions. For purposes of this Article 6, “Restricted Party” shall mean Borrower, Guarantor, any SPE Component Entity, or any shareholder, partner, member or non-member manager, or any direct or indirect legal or beneficial owner of Borrower, Guarantor or any SPE Component Entity (other than any shareholders or owners of stock or equity interest that are publicly traded on any nationally or internationally recognized stock or securities exchange in each case which shareholders or owners are not Affiliates of Borrower); and a “Sale or Pledge” shall mean a voluntary or involuntary sale, conveyance, mortgage, grant, bargain, lien, encumbrance, pledge, assignment, grant of any options with respect to, or any other transfer, Division, or disposition of (directly or indirectly, voluntarily or involuntarily, by operation of law or otherwise, and whether or not for consideration or of record) a legal or beneficial interest.

Section 6.2             No Sale/Encumbrance.

(a)            Without the prior written consent of Lender, Borrower shall not cause or permit (i) a Sale or Pledge of any Individual Property (or the Properties collectively) or any part thereof or any legal or beneficial interest therein, (ii) a Sale or Pledge of an interest in any Restricted Party or (iii) any change in Control of any Borrower or Guarantor or any change in control of the day-to-day operations of the Property (collectively, a “Prohibited Transfer”), other than pursuant to (v) a transfer of the Properties (collectively in the entirety) in accordance with Section 6.4 hereof, (w) Property Releases in accordance with Section 2.7(b) or 2.10 hereof, (x) Leases of space in the Improvements to Tenants in accordance with the provisions of Section 4.14, (y) any Permitted Encumbrances, and (z) any Permitted Equipment Leases.

(b)            A Prohibited Transfer shall include, but not be limited to, (i) an installment sales agreement wherein Borrower agrees to sell any Individual Property (or the Properties collectively) or any part thereof for a price to be paid in installments; (ii) an agreement by Borrower leasing all or a substantial part of any Individual Property for other than actual occupancy by a Tenant thereunder or a sale, assignment or other transfer of, or the grant of a security interest in, Borrower’s right, title and interest in and to (A) any Ground Lease, any Leases or any Rents or (B) any REA or any Bond Documents, except as contemplated by the Loan Documents; (iii) any action for partition of any Individual Property (or any portion thereof or interest therein) or any similar action instituted or prosecuted by Borrower or its Affiliates, pursuant to any contractual agreement or other instrument or under Applicable Law (including, without limitation, common law); (iv) if a Restricted Party is a corporation, any merger, consolidation or Sale or Pledge of such corporation’s stock or the creation or issuance of new stock in one or a series of transactions; (v) if a Restricted Party is a limited or general partnership or joint venture, any merger or consolidation or the change, removal, resignation or addition of a general partner or the Sale or Pledge of the partnership interest of any general or limited partner or any profits or proceeds relating to such partnership interests or the creation or issuance of new limited partnership interests; (vi) if a Restricted Party is a limited liability company, any Division, merger or consolidation or the change, removal, resignation or addition of a managing member or non-member manager (or if no managing member, any member) or the Sale or Pledge of the membership interest of any member or any profits or proceeds relating to such membership interest or any Division; (vii) if a Restricted Party is a trust or nominee trust, any Division, merger, consolidation or the Sale or Pledge of the legal or beneficial interest in a Restricted Party or the creation or issuance of new legal or beneficial interests; or (viii) if Borrower enters into, or any Individual Property is subjected to, any PACE Loan.

Section 6.3              Permitted Equity Transfers. Notwithstanding the restrictions contained in this Article 6 or anything to the contrary contained in this Agreement, the following equity transfers shall be permitted without Lender’s consent: (a) a transfer (but not a pledge other than a Permitted Pledge) by devise or descent or by operation of law upon the death of a Restricted Party or any member, partner or shareholder of a Restricted Party, (b) the transfer (but not a pledge, other than a Permitted Pledge), in one or a series of transactions, of the stock, partnership interests or membership interests (as the case may be) in a Restricted Party (including, without limitation, transfers for estate planning purposes), (c) the sale, pledge, transfer or issuance of shares of common stock in any Restricted Party that is a publicly traded entity, provided such shares of common stock are listed on the New York Stock Exchange or another nationally recognized stock exchange (provided, that, the foregoing provisions of clause (c) shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other applicable covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters)); (d) the sale, transfer (but not a pledge other than a Permitted Pledge) or issuance of equity interests in any Restricted Party that is intended to (and does after giving effect to such transfers) qualify as a real estate investment trust within the meaning of Section 856 of the IRS Code, provided that any issued preferred equity interests do not exceed 125 preferred shares with an aggregate liquidation preference of approximately $125,000, and further provided, that, the foregoing provisions of clause (d) shall not be deemed to waive, qualify or otherwise limit Borrower’s obligation to comply (or to cause the compliance with) the other applicable covenants set forth herein and in the other Loan Documents (including, without limitation, the covenants contained herein relating to ERISA matters), and (e) the pledge of any interest in Borrower in connection with the Lender’s exercise of the Mezzanine Option; provided, further, that, with respect only to the transfers listed in clauses (a), (b) or (d) above, (A) (x) if, after giving effect to any transfer pursuant to clause (a) above, any Person is a KYC Person as a result of such transfer that was not a KYC Person prior to such transfer, Lender shall receive written notice of any such transfer within thirty (30) days after Borrower has knowledge of such transfer and (y) if after giving effect to any transfer pursuant to clause (b) above, any Person is a KYC Person as a result of such transfer that was not a KYC Person prior to such transfer, Lender shall receive not less than fifteen (15) Business Days’ prior written notice of such transfer, (B) no such transfers shall result in Guarantor no longer being a publicly traded entity with its shares traded on the New York Stock Exchange or another nationally recognized stock exchange, (C) after giving effect to such transfers, Guarantor shall (I) own at least a fifty-one percent (51%) direct or indirect equity ownership interest in each Borrower and any SPE Component Entity; (II) Control each Borrower and any SPE Component Entity; and (III) control the day-to-day operation of the Properties, (D) after giving effect to such transfers, the Property shall continue to be managed by a Manager approved in accordance with the applicable terms and conditions hereof, (E) in the case of the transfer of any direct equity ownership interests in Borrower or in any SPE Component Entity, such transfers shall be conditioned upon continued compliance with the relevant provisions of Article 5 hereof, (F) in the case of the transfer of any direct or indirect equity ownership interests in any Restricted Party that results in any Person and its Affiliates owning in excess of forty-nine percent (49%) of the direct or indirect equity ownership interests in any Borrower or in any SPE Component Entity that did not own the same on the date hereof or at the time of the delivery of any New Non-Consolidation Opinion prior to such transfer, such transfers shall be conditioned upon delivery to Lender of a New Non-Consolidation Opinion addressing such transfer, (G) Lender shall have received Satisfactory Search Results (at Borrower’s sole cost and expense) for any Person that becomes a KYC Person as a result of such transfer that was not a KYC Person prior to such transfer, (H) such transfers shall be conditioned upon Borrower’s ability to, after giving effect to the equity transfer in question, (I) remake the representations contained herein relating to ERISA, OFAC, the Corporate Transparency Act, Anti-Corruption Laws, AML Law, DPA, and CFIUS matters (and, upon Lender’s request, Borrower shall deliver to Lender (x) an Officer’s Certificate containing such updated representations effective as of the date of the consummation of the applicable equity transfer) and (II) continue to comply with the covenants contained herein relating to ERISA, OFAC, the Corporate Transparency Act, Anti-Corruption Laws, AML Law, DPA, and CFIUS matters, and (I) such transfers are permitted under each Ground Lease and Bond Document, or all requisite consents have been obtained with respect thereto. Upon request from Lender, Borrower shall promptly provide Lender a revised version of the organizational chart delivered to Lender in connection with the Loan reflecting any equity transfer consummated in accordance with this Section 6.3. Borrower shall reimburse Lender for all actual out-of-pocket costs and expenses incurred in connection with Lender’s review of a transfer under this Section 6.3.

Section 6.4              Permitted Property Transfers (Assumptions). Notwithstanding the foregoing provisions of this Article 6, but subject in all respects to the last paragraph of this Section 6.4, following the date which is the earlier of (x) twelve (12) months from the Closing Date and (y) sixty (60) days after the Securitization of the entire Loan, Borrower shall be permitted to transfer all of the Properties (collectively in the entirety) to, and the related assumptions of the Loan by, any Person (a “Transferee”) provided that, with respect to each such transfer, each of the following terms and conditions are satisfied:

(a)            no Event of Default has occurred and is continuing at the time of such transfer;

(b)           Borrower shall have delivered (i) written notice to Lender of the terms of such prospective transfer not less than sixty (60) days before the date on which such transfer is scheduled to close and, concurrently therewith, all such information concerning the proposed Transferee as Lender shall reasonably require and (ii) if required by Lender, an expense deposit in the amount of $25,000. Lender shall have the right to approve or disapprove the proposed transfer based on its then current underwriting and credit requirements for similar loans secured by similar properties which loans are sold in the secondary market, such approval not to be unreasonably withheld, conditioned or delayed. In determining whether to give or withhold its approval of the proposed transfer, Lender shall consider the experience and track record of Transferee and its principals in owning and operating facilities similar to the Property, the financial strength of Transferee and its principals, the general business standing of Transferee and its principals and Transferee’s and its principals’ relationships and experience with contractors, vendors, tenants, lenders and other business entities; provided, however, that, notwithstanding Lender’s agreement to consider the foregoing factors in determining whether to give or withhold such approval, such approval shall be given or withheld based on what Lender determines to be commercially reasonable and, if given, may be given subject to such conditions as Lender may deem reasonably appropriate;

(c)           Borrower shall have paid to Lender, concurrently with the closing of such prospective transfer, (i) a non-refundable assumption fee in an amount equal to (y) for the first loan assumption, $250,000 and (z) thereafter, one-quarter of one percent (0.25%) of the then outstanding principal balance of the Loan, (ii) all reasonable, out-of-pocket costs and expenses (including, without limitation, costs of any endorsements to the Title Insurance Policy pursuant to clause (f) below), including reasonable attorneys’ fees, incurred by Lender or Servicer in connection therewith and (iii) all fees, costs and expenses of all third parties and the Rating Agencies incurred in connection therewith, Borrower hereby agreeing that the amounts under clauses (i) and (ii) immediately preceding shall be payable by Borrower even if the prospective transfer and related assumption never close;

(d)           Transferee assumes and agrees to pay the Debt as and when due subject to the provisions of Article 13 hereof and, prior to or concurrently with the closing of such transfer, Transferee and any Replacement Guarantor, shall execute such documents and agreements as Lender shall reasonably require to evidence and effectuate said assumption and the Replacement Guarantor Conditions shall be satisfied;

(e)            Borrower and Transferee shall furnish any information reasonably requested by Lender for the preparation of, and shall authorize Lender to file, new financing statements and financing statement amendments and other documents to the fullest extent permitted by Applicable Law, and shall execute any additional documents reasonably requested by Lender;

(f)            Transferee shall have delivered to Lender (i) such endorsements to Lender’s Title Insurance Policy (or a new Title Insurance Policy) dating down the date of the Title Insurance Policy to the date of the transfer and insuring that fee simple or leasehold title to the Property, as applicable, is vested in Transferee (subject to Permitted Encumbrances), (ii) hazard insurance endorsements or certificates, and (iii) other similar materials as Lender may deem reasonably necessary at the time of the transfer, in the case of each of (i), (ii) and (iii), in form and substance reasonably satisfactory to Lender;

(g)           Transferee shall have furnished to Lender all appropriate papers evidencing Transferee’s organization and good standing, and the qualification of the signers to execute the assumption of the Debt, which papers shall include certified copies of all documents relating to the organization and formation of Transferee and of the entities, if any, which are partners or members of Transferee. Transferee and such constituent partners, members or shareholders of Transferee (as the case may be), as Lender shall require, shall comply with the covenants set forth in Article 5 hereof (provided, however, such Transferee shall not be a Delaware Statutory Trust, a tenancy-in-common, a Crowdfunded Person, or any Person who is (i) Controlled (directly or indirectly) by one or more of the foregoing and/or (ii) more than 49% owned (directly or indirectly) by one or more of the foregoing);

(h)           Transferee shall assume the obligations of Borrower under any Management Agreement or provide a new management agreement with a new manager which meets with the requirements of the Assignment of Management Agreement and Section 4.15 hereof and assign to Lender as additional security such new management agreement;

(i)            Transferee shall have satisfied Lender’s then-current “know your customer” requirements and Lender shall have received Satisfactory Search Results on Transferee and any KYC Person or any other Person in Transferee’s organizational structure to the extent required by Applicable Law or the then-applicable Lender’s internal requirements with respect to Transferee;

(j)            Transferee shall furnish to Lender a New Non-Consolidation Opinion and an opinion of counsel reasonably satisfactory to Lender and its counsel (i) that Transferee’s formation documents provide for the matters described in subparagraph (g) above, (ii) that the assumption of the Debt has been duly authorized, executed and delivered, and that the assumption agreement and the other Loan Documents are valid, binding and enforceable against Transferee in accordance with their terms, (iii) that Transferee has been duly organized, and is in existence and good standing, (iv) that the transfer will not constitute a “significant modification” of the Loan within the meaning of Treasury Regulation Section 1.860G-2(b) or otherwise cause a tax to be imposed on a “prohibited transaction” by any REMIC Trust and (v) with respect to such other matters as Lender may reasonably request;

(k)           the Transferee is not a “foreign person,” as defined at 31 C.F.R. § 800.224 nor controlled, directly or indirectly, by a “foreign person,” as defined at 31 C.F.R. § 800.224 or, if the proposed Transferee is a “foreign person,” as defined at 31 C.F.R. § 800.224, or is controlled, directly or indirectly, by a “foreign person,” as defined at 31 C.F.R. § 800.224, then CFIUS Approval shall be obtained with respect to such proposed transfer if reasonably required by Lender;

(l)            if required by Lender and the Loan has been the subject of a Securitization, Lender shall have received a Rating Agency Confirmation with respect to such transfer;

(m)          the proposed transfer is expressly permitted pursuant to the terms of the Ground Lease and the Bond Documents (to the extent the related Individual Properties have not previously been Release Properties and to the extent the Bond Documents remain in effect) or Lender has received evidence, reasonably acceptable to Lender, that such proposed transfer has been consented to by the Ground Lessor and the applicable counterparties to the Bond Documents (to the extent the related Individual Properties have not previously been Release Properties and to the extent the Bond Documents remain in effect); and

(n)            Borrower’s obligations under the contract of sale pursuant to which the transfer is proposed to occur shall expressly be subject to the satisfaction of the applicable terms and conditions of this Section 6.4.

Upon the Transfer of the Properties pursuant to this Section 6.4, the named Guarantor herein shall be relieved of all liability under the Loan Documents for acts, events, conditions, or circumstances occurring or arising after the date of such transfer as long as the Replacement Guarantor Conditions have been satisfied, except to the extent that such acts, events, conditions, or circumstances are the proximate result of acts, events, conditions, or circumstances that existed prior to the date of such transfer, whether or not discovered prior or subsequent to the date of such transfer.

Notwithstanding the foregoing or anything herein to the contrary, Borrower may not exercise its rights pursuant to this Section 6.4 during the period that commences on the date that is sixty (60) days prior to the date of any intended Securitization of all or any portion of the Loan and ending on the date that is sixty (60) days after the date of such Securitization of all or any portion of the Loan.

Section 6.5             Lender’s Rights. Lender reserves the right to condition the consent to a Prohibited Transfer requested hereunder upon (a) a modification of the terms hereof and on assumption of this Agreement and the other Loan Documents as so modified by the proposed Prohibited Transfer, (b) [intentionally omitted], (c) to the extent required by Lender, receipt of a Rating Agency Confirmation with respect to the Prohibited Transfer, (d) the proposed transferee’s continued compliance with the covenants set forth in this Agreement, including, without limitation, the covenants in Article 5, (e) receipt of a New Non-Consolidation Opinion with respect to the Prohibited Transfer, (f) the payment of any applicable special servicing fee, and/or (g) such other conditions and/or legal opinions as Lender shall determine in its reasonable discretion. All reasonable out-of-pocket expenses actually incurred by Lender shall be payable by Borrower whether or not Lender consents to the Prohibited Transfer. Lender shall not be required to demonstrate any actual impairment of its security or any increased risk of default hereunder in order to declare the Debt immediately due and payable upon a Prohibited Transfer without Lender’s consent. This provision shall apply to every Prohibited Transfer, whether or not Lender has consented to any previous Prohibited Transfer.

Article 7.

INSURANCE; CASUALTY; CONDEMNATION; RESTORATION

Section 7.1             Insurance.

(a)            Borrower shall obtain and maintain, or cause to be obtained and maintained, insurance for Borrower and the Property providing at least the following coverages:

(i)              insurance with respect to the Improvements and, if applicable, the Personal Property insuring against any peril now or hereafter included within the “Special” or “All Risks” Causes of Loss form (which shall not exclude fire, lightning, windstorm (including named storms), hail, explosion, riot, civil commotion, aircraft, vehicles and smoke), in each case (A) in an amount equal to one hundred percent (100%) of the “Full Replacement Cost,” which for purposes of this Agreement shall mean actual replacement value exclusive of costs of excavations, foundations, underground utilities and footings waiving of depreciation; (B) to be written on a no coinsurance form or containing an agreed amount endorsement with respect to the Improvements and, if applicable, Personal Property waiving all co-insurance provisions; (C) providing for no deductible in excess of $25,000, excluding windstorm, flood and earthquake insurance which may have a deductible of five percent (5%) of the total insurable value of the applicable Individual Property; (D) at all times insuring against at least those hazards that are commonly insured against under a “Special” or “All Risks” Causes of Loss form of policy, as the same shall exist on the date hereof, and together with any increase in the scope of coverage provided under such form after the date hereof; and (E) if any of the Improvements constitute legal non-conforming structures or uses, providing Law & Ordinance coverage, including Coverage for Loss to the Undamaged Portion of the Building, Demolition Costs and Increased Cost of Construction in amounts reasonably acceptable to Lender. The Full Replacement Cost shall be re-determined from time to time (but not more frequently than once in any twelve (12) calendar months) at the request of Lender by an appraiser or contractor designated and paid by Borrower and approved by Lender, or by an engineer or appraiser in the regular employ of the insurer. After the first appraisal, additional appraisals may be based on construction cost indices customarily employed in the trade. No omission on the part of Lender to request any such ascertainment shall relieve Borrower of any of its obligations under this Subsection;

(ii)             commercial general liability insurance against all claims for personal injury, bodily injury, death or property damage occurring upon, in or about the Properties, including “Dram Shop” or other liquor liability coverage if the Borrower sells or distributes alcoholic beverages from the Property, such insurance (A) to be on the so-called “occurrence” form with a general aggregate limit of not less than $2,000,000 and a per occurrence limit of not less than $1,000,000; (B) to continue at not less than the aforesaid limit unless required to be changed by Lender in writing by reason of changed economic conditions making such protection inadequate; and (C) to cover at least the following hazards: (1) premises and operations; (2) products and completed operations on an “if any” basis; (3) independent contractors; (4) contractual liability for all insured contracts; and (5) contractual liability covering the indemnities contained in Articles 12 and 13 hereof to the extent the same is available;

(iii)            loss of rents and/or business interruption insurance (A) with loss payable to Lender; (B) covering all risks required to be covered by the insurance provided for in Subsections 7.1(a)(i), (iv) and (vi) through (viii); (C) in an amount equal to one hundred percent (100%) of the projected gross income from the applicable Individual Property on an actual loss sustained basis for a period beginning on the date of Casualty and continuing until the Restoration of the applicable Individual Property is completed, or the expiration of eighteen (18) months, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period; the amount of such business interruption/loss of rents insurance shall be determined prior to the Closing Date and at least once each year thereafter based on the greatest of: (x) Borrower’s reasonable estimate of the gross income from the applicable Individual Property and (y) the highest gross income received during the term of the Loan for any full calendar year prior to the date the amount of such insurance is being determined, in each case for the succeeding eighteen (18). month period and (D) containing an extended period of indemnity endorsement which provides that after the physical loss to the Improvements has been repaired, the continued loss of income will be insured until such income either returns to the same level it was at prior to the loss, or the expiration of six (6) months from the date that the applicable Individual Property is repaired or replaced and operations are resumed, whichever first occurs, and notwithstanding that the policy may expire prior to the end of such period. All Net Proceeds payable to Lender pursuant to this Subsection (the “Rent Loss Proceeds”) shall be held by Lender (x) if no Cash Trap Event Period has occurred and is continuing, in an Eligible Account (which account shall be deemed to be included within the definition of “Accounts”) and (y) upon the occurrence and during the continuance of a Cash Trap Event Period, in accordance with the terms of the Cash Management Agreement and shall be applied to the obligations secured hereunder from time to time due and payable hereunder and under the Note; provided, however, that (I) nothing herein contained shall be deemed to relieve Borrower of its obligations to pay the obligations secured hereunder on the respective dates of payment provided for in the Note except to the extent such amounts are actually paid out of the Rent Loss Proceeds and (II) in the event the Rent Loss Proceeds are paid in a lump sum in advance and Borrower is entitled to disbursement of such Rent Loss Proceeds in accordance with the terms hereof, Lender or Servicer shall hold such Rent Loss Proceeds in a segregated interest-bearing Eligible Account (which account shall be deemed to be included within the definition of “Accounts”) and Lender or Servicer shall estimate the number of months required for Borrower to restore the damage caused by the applicable Casualty, shall divide the applicable aggregate Rent Loss Proceeds by such number of months and shall disburse such monthly installment of Rent Loss Proceeds from such Eligible Account (x) if no Cash Trap Event Period is continuing, into the Deposit Account after Lender’s deduction therefrom of the amount of Debt Service and deposits into the Reserve Funds then due and payable hereunder and (y) if a Cash Trap Event Period is continuing, into the Cash Management Account;

(iv)            at all times during which structural construction, repairs or alterations are being made with respect to the Improvements and only if the current property and liability coverage forms do not otherwise apply (A) commercial general liability and umbrella liability insurance covering claims related to the construction, repairs or alterations being made at the Properties which are not covered by or under the terms or provisions of the commercial general liability and umbrella liability insurance policies required herein; and (B) the insurance provided for in Subsection 7.1(a)(i) written in a so-called builder’s risk completed value form (1) on a non-reporting basis, (2) against all risks insured against pursuant to Subsections 7.1(a)(i), (iv) and (vi) through (viii), as applicable, (3) including permission to occupy the applicable Individual Property, and (4) written on a no coinsurance form or containing an agreed amount endorsement waiving co-insurance provisions;

(v)             with respect to any employees directly employed by Borrower, workers’ compensation, subject to the statutory limits of the state in which the applicable Individual Property is located, and employer’s liability insurance with a limit of at least $1,000,000 per accident and per disease per employee, and $1,000,000 for disease in the aggregate in respect of any work or operations on or about the applicable Properties, or in connection with the Properties or the operation thereof (if applicable);

(vi)            equipment breakdown/boiler and machinery insurance covering all mechanical and electrical equipment in such amounts as shall be reasonably be required by Lender, on terms and in amounts consistent with the commercial property insurance policy required under Subsection 7.1(a)(i) above or in such other amount as shall be reasonably required by Lender (if applicable to any of the Properties);

(vii)           if any portion of the Improvements or Personal Property is at any time located in an area identified in the Federal Register by the Federal Emergency Management Agency or any successor thereto as an area having special flood hazards (“SFHA”) pursuant to the National Flood Insurance Act of 1968, the Flood Disaster Protection Act of 1973 or the National Flood Insurance Reform Act of 1994, as each may be amended, or any successor law (the “Flood Insurance Acts”), flood hazard insurance for all such improvements and/or Personal Property located in the SFHA in an amount equal to (1) the maximum limit of building and/or contents coverage available under the Flood Insurance Acts or comparable private flood insurance that (a) meets the requirements of FEMA and other applicable federal agencies and (b) includes a deductible acceptable to Lender and in compliance the Federal Laws plus (2) additional limits in an amount equal to the “Full Replacement Cost” or such other amount agreed to by Lender; provided that, the insurance provided pursuant to this clause (vii) shall be on terms consistent with the “All Risk” insurance policy required in Section 7.1(a)(i) above;

(viii)          in the event an Individual Property is located in an area with a high degree of seismic activity, earthquake insurance in amounts equal to one and one-half times (1.5x) the probable maximum loss or scenario expected loss of such Individual Property plus loss of rents and/or business interruption as determined by Lender in its sole discretion, provided if such coverage is provided under a blanket policy, coverage should be in an amount not less than the 475-year annual aggregate probable maximum loss as indicated in a portfolio seismic risk analysis for a 475-year return period, including the Properties located in seismic zone 3 or 4 covered by such earthquake limit (such analysis to be approved by Lender and Rating Agencies and secured by the applicable Borrower utilizing a third-party engineering firm qualified to perform such seismic risk analysis using the most current RMS software, or its equivalent, to include consideration of loss amplification, at the expense of the applicable Individual Borrower) and in form and substance reasonably satisfactory to Lender, provided that the insurance pursuant to this Subsection (viii) shall be on terms consistent with the all risk insurance policy required under Section 7.1(a)(i);

(ix)             umbrella liability insurance in an amount not less than $100,000,000 per occurrence on terms consistent with the commercial general liability insurance policy required under subsection (ii) above;

(x)              if Borrower has employees, insurance against employee dishonesty in amounts acceptable to Lender (if applicable to any Individual Property and Borrower);

(xi)            auto liability coverage for all owned and non-owned vehicles, including rented and leased vehicles containing minimum limits per occurrence of One Million and No/100 Dollars ($1,000,000) (if applicable);

(xii)           with respect to each Individual Property subject to a Ground Lease or the Bond Documents, such insurance as may be required pursuant to the terms of the Ground Lease or the Bond Documents (to the extent the Bond Documents remain in effect), as applicable; and

(xiii)          such other insurance and in such amounts as Lender from time to time may reasonably request against such other insurable hazards which at the time are commonly insured against for property similar to the Properties located in or around the region in which the applicable Individual Property is located.

(b)            All insurance provided for in Subsection 7.1(a) hereof shall be obtained under valid and enforceable policies (the “Policies” or in the singular, the “Policy”), in such forms and, from time to time after the date hereof, in such amounts as may be satisfactory to Lender, issued by financially sound and responsible insurance companies authorized to do business in the state in which the Properties are located. The insurance companies must have a financial strength rating of “A” or better and a financial size category of “VIII” or better by A.M. Best Company, Inc., and a rating of “A” or better by S&P and if Moody’s rates the insurance company and is designated by Lender in connection with the Securitization, “A2” or better by Moody’s, to the extent Moody’s rates the insurer (each such insurer shall be referred to below as a “Qualified Insurer”). Prior to the expiration dates of the Policies theretofore furnished to Lender pursuant to Subsection 7.1(a), Borrower shall deliver certificates of insurance evidencing the renewal Policies (and upon Lender’s written request therefor, complete copies of the Policies). Borrower shall deliver evidence reasonably satisfactory to Lender of payment of the premiums due thereunder as the same become due and payable (the “Insurance Premiums”).

(c)            Any required insurance may be provided under a blanket or umbrella policy covering the Properties; provided, that such blanker or umbrella policy shall be issued by a Qualified Insurer and shall provide Lender the same protection as would a separate Policy in compliance with Subsection 7.1(a) hereof. Except to the extent required pursuant to Subsection 7.1(a) hereof, Borrower shall not obtain separate insurance concurrent in form or contributing in the event of loss with that required in Subsection 7.1(a) to be furnished by, or which may be reasonably required to be furnished by, Borrower. In the event Borrower obtains (or causes to be obtained) separate insurance or an umbrella or a blanket Policy, Borrower shall notify Lender of the same and shall cause evidence of such Policies to be delivered to Lender as required in Subsection 7.1(a). Any umbrella or blanket Policy remains subject to review and approval by Lender based on the schedule of locations and values. Notwithstanding anything to the contrary contained herein, Lender reserves the right, in its sole discretion, to require Borrower to obtain a separate Policy in compliance with this Section 7.1.

(d)           All Policies of insurance provided for or contemplated by Subsection 7.1(a) shall name Borrower as the named insured and, in the case of liability policies, except for the Policies referenced in Subsection 7.1(a)(v) and (xi), shall name Lender as an additional insured, as their respective interests may appear, and in the case of property coverages, including but not limited to the all-risk/special form coverage, rent loss, business interruption, terrorism, boiler and machinery, earthquake and flood insurance, shall name Lender as mortgagee/lender’s loss payable by a standard noncontributing mortgagee clause in favor of Lender providing that the loss thereunder shall be payable to Lender.

(e)            All Policies of insurance provided for in Subsection 7.1(a) shall provide that:

(i)              with respect to the Policies (other than those Policies limited to liability protection), (1) no (A) negligence of Borrower, or anyone acting for Borrower, or by any Tenant under any Lease or other occupant, (B) occupancy or use of the Properties for purposes more hazardous than those permitted, (C) foreclosure or similar action by Lender, or (D) failure to comply with the provisions of any Policy which might otherwise result in a forfeiture of the insurance or any part thereof, shall in any way affect the validity or enforceability of the insurance insofar as Lender is concerned and (2) the Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium;

(ii)             with respect to the Policies limited to liability protection, if available to Borrower using commercially reasonable efforts, such Policies shall not be cancelled without at least thirty (30) days’ written notice to Lender, except ten (10) days’ notice for non-payment of premium; provided, however, if the issuer will not or cannot provide such endorsements or the notices required in this clause (ii), Borrower shall be obligated to provide such notices;

(iii)            with respect to all Policies, if available to Borrower using commercially reasonable efforts, such Policies shall not be materially changed without thirty (30) days’ written notice to Lender; provided, however, if the issuer will not or cannot provide such endorsements or the notices required in this clause (iii), Borrower shall be obligated to provide such notice;

(iv)            each Policy shall provide that (A) the issuers thereof shall give written notice to Lender if the Policy has not been renewed prior to its expiration and (B) Lender is permitted to make payments to effect the continuation of such Policy upon notice of cancellation due to non-payment of Insurance Premiums; and

(v)             Lender shall not be liable for any Insurance Premiums thereon or subject to any assessments thereunder.

Additionally, Borrower further covenants and agrees to promptly send to Lender any notices of non-renewal or cancellation it receives from the insurer with respect to the Policies required pursuant to this Section 7.1.

(f)             If at any time Lender is not in receipt of written evidence that all insurance required hereunder is in full force and effect, Lender shall have the right, with prior written notice to Borrower to take such action as Lender deems necessary to protect its interest in the Properties, including, without limitation, the obtaining of such insurance coverage as stipulated in this Section 7.1, and all expenses incurred by Lender in connection with such action or in obtaining such insurance and keeping it in effect shall be paid by Borrower to Lender upon demand and until paid shall be secured by the Security Instrument and shall bear interest at the Default Rate.

(g)            In the event of a foreclosure of the Security Instrument or other transfer of title to any Individual Property in extinguishment in whole or in part of the Debt, all right, title and interest of Borrower in and to the Policies then in force concerning the applicable Individual Property and all proceeds payable thereunder shall thereupon vest exclusively in Lender or the purchaser at such foreclosure or other transferee in the event of such other transfer of title.

(h)            As an alternative to the Policies required to be maintained pursuant to the preceding provisions of this Section 7.1, Borrower will not be in default under this Section 7.1 if Borrower maintains (or causes to be maintained) Policies which (i) have coverages, deductibles and/or other related provisions other than those specified above and/or (ii) are provided by insurance companies not meeting the credit ratings requirements set forth above (any such Policy, a “Non-Conforming Policy”), provided that, prior to obtaining such Non-Conforming Policies (or permitting such Non-Conforming Policies to be obtained), Borrower shall have (1) received Lender’s prior written consent thereto and (2) confirmed that Lender has received a Rating Agency Confirmation with respect to any such Non-Conforming Policy.

(i)            The property, loss of rents/business interruption, general liability and umbrella liability insurance policies required in this Section 7.1 shall not exclude Terrorism Coverage (defined below) (such insurance policies, the “Applicable Policies”). Such Terrorism Coverage shall comply with each of the applicable requirements for Policies set forth above (including, without limitation, those relating to deductibles); provided that, Lender, at Lender’s option, may reasonably require Borrower to obtain or cause to be obtained the Terrorism Coverage with higher deductibles than set forth above. As used above, “Terrorism Coverage” shall mean insurance for acts of terror or similar acts of sabotage; provided, that, for so long as the Terrorism Risk Insurance Act of 2002, as extended and modified by the Terrorism Risk Insurance Program Reauthorization Act of 2019 (as the same may have been and may be further modified, amended, or extended, “TRIPRA”) (i) remains in full force and effect and (ii) continues to cover both foreign and domestic acts of terror, the provisions of TRIPRA shall determine what is deemed to be included within this definition of “Terrorism Coverage.” Notwithstanding the foregoing, whether or not TRIPRA or subsequent statute, extension, or reauthorization is in effect, Borrower shall be required to carry terrorism insurance throughout the term of the Loan as required by the preceding sentence; provided, however, if TRIPRA (or such subsequent statute, extension or reauthorization) is not in effect Borrower shall not be required to pay annual premiums in excess of the TC Cap (defined below) in order to obtain the Terrorism Coverage (but Borrower shall be obligated to purchase the maximum amount of Terrorism Coverage available with funds equal to the TC Cap). As used above, “TC Cap” shall mean an amount equal to two (2) times the premium for a separate “Special Form” or “All Risks” policy or equivalent policy insuring only the Properties on a stand-alone basis (including, without limitation, the insurance required pursuant to Sections 7.1(a)(i) and (iii) hereof) at the time that any Terrorism Coverage is excluded from any Applicable Policy.

Section 7.2            Casualty. If any Individual Property shall be damaged or destroyed, in whole or in part, by fire or other casualty (a “Casualty”), Borrower shall give prompt notice of such damage to Lender and shall promptly commence and diligently prosecute the completion of the repair and restoration of the affected Individual Property as nearly as possible to the condition such Individual Property was in immediately prior to such Casualty, with such alterations as may be reasonably approved by Lender (a “Restoration”) and otherwise in accordance with Section 7.4. Borrower shall pay all costs of such Restoration whether or not such costs are covered by insurance. Notwithstanding the foregoing, if Lender does not disburse Net Proceeds to Borrower for Restoration in accordance with Section 7.4 hereof, (a) such Net Proceeds shall be applied in accordance with Section 2.7(b) hereof and (b) notwithstanding anything to the contrary in this Section 7.2, Borrower shall not be required to restore the applicable Individual Property, but shall be obligated, at its sole cost and expense, to take all steps necessary to (i) ensure that the Individual Property does not present any life and safety risks at the applicable Individual Property, (ii) ensure that the Individual Property does not violate any Applicable Laws (except to the extent any such violation does not result in, and would not be reasonably likely to result in, an Individual Material Adverse Effect), and (iii) prevent any further material physical waste and/or deterioration of the applicable Individual Property. Lender may, but shall not be obligated to, make proof of loss if not made promptly by Borrower.

Section 7.3            Condemnation. Borrower shall promptly give Lender notice of the actual or threatened in writing commencement of any proceeding for the Condemnation of any Individual Property of which Borrower has knowledge and shall deliver to Lender copies of any and all papers served in connection with such proceedings. Lender may participate in any such proceedings, and Borrower shall from time to time deliver to Lender all instruments reasonably requested by it to permit such participation. Borrower shall, at its expense, diligently prosecute any such proceedings, and shall consult with Lender, its attorneys and experts, and reasonably cooperate with them in the carrying on or defense of any such proceedings. Notwithstanding any taking by any public or quasi-public authority through Condemnation or otherwise (including but not limited to any transfer made in lieu of or in anticipation of the exercise of such taking), Borrower shall continue to pay the Debt at the time and in the manner provided for its payment in the Note and in this Agreement and the Debt shall not be reduced until any Award shall have been actually received and applied by Lender, after the deduction of expenses of collection, to the reduction or discharge of the Debt. Lender shall not be limited to the interest paid on the Award by the condemning authority but shall be entitled to receive out of the Award interest at the rate or rates provided herein or in the Note. If any Individual Property or any portion thereof is taken by a condemning authority, Borrower shall promptly commence and diligently prosecute the Restoration of such Individual Property (to the event such Restoration is feasible and if not feasible, cause such Individual Property to (a) be restored to an architectural whole, (b) not be in violation of any Applicable Laws, and (c) not present any life and safety risks) and otherwise comply with the provisions of Section 7.4. If any Individual Property is sold, through foreclosure or otherwise, prior to the receipt by Lender of the Award, Lender shall have the right, whether or not a deficiency judgment on the Note shall have been sought, recovered or denied, to receive the Award, or a portion thereof sufficient to pay the Debt.

Section 7.4             Restoration. The following provisions shall apply in connection with the Restoration of an Individual Property:

(a)            If the Net Proceeds shall be less than the Restoration Threshold and the costs of completing the Restoration shall be less than the Restoration Threshold, the Net Proceeds will be disbursed by Lender to Borrower upon receipt, provided that all of the conditions set forth in Section 7.4(b)(i) are met and Borrower delivers to Lender a written undertaking to expeditiously commence and to satisfactorily complete with due diligence the Restoration in accordance with the terms of this Agreement.

(b)            If the Net Proceeds are equal to or greater than the Restoration Threshold or the costs of completing the Restoration are equal to or greater than the Restoration Threshold, Lender shall make the Net Proceeds available for the Restoration in accordance with the provisions of this Section 7.4.

(i)            The Net Proceeds shall be made available for Restoration provided that each of the following conditions are met:

(A)	no Event of Default shall have occurred and be continuing;

(B)	(1) in the event the Net Proceeds are insurance proceeds, less than thirty percent (30%) of each of (i) the fair market value of the affected Individual Property as reasonably determined by Lender, and (ii) the rentable area of the affected Individual Property has been damaged, destroyed or rendered unusable as a result of a Casualty or (2) in the event the Net Proceeds are condemnation proceeds, less than ten percent (10%) of each of (i) the fair market value of the affected Individual Property as reasonably determined by Lender, (ii) the rentable area of the affected Individual Property is taken, such land is located along the perimeter or periphery of the affected Individual Property, no portion of the Improvements is located on such land, and such taking does not materially impair access to the affected Individual Property;

(C)	Leases demising in the aggregate a percentage amount equal to or greater than seventy percent (70%) of the total rentable space in the affected Individual Property which has been demised under executed and delivered Leases in effect as of the date of the occurrence of such fire or other casualty or taking, whichever the case may be, shall remain in full force and effect with respect to the affected Individual Property during and after the completion of the Restoration (other than Leases which automatically expire by their terms during such period), notwithstanding the occurrence of any such Casualty or Condemnation, whichever the case may be;

(D)	Borrower shall commence or cause the commencement of the Restoration as soon as reasonably practicable (but in no event later than sixty (60) days after the issuance of a building permit with respect thereto, subject to delays due to force majeure of no more than ninety (90) days) and shall diligently pursue the same to satisfactory completion in compliance with all Applicable Laws, in all material respects, including, without limitation, all applicable Environmental Laws;

(E)	Lender shall be satisfied that any operating deficits which will be incurred with respect to the affected Individual Property as a result of the occurrence of any such fire or other casualty or taking will be covered out of (1) the Net Proceeds, (2) the insurance coverage referred to in Section 7.1(a)(iii) above, or (3) by other funds of Borrower;

(F)	Lender shall be satisfied that, upon the completion of the Restoration, the fair market value and cash flow of the affected Individual Property will not be less than the fair market value and cash flow of the affected Individual Property as the same existed immediately prior to the applicable Casualty or Condemnation (assuming the affected portion of the affected Individual Property is relet within a reasonable period after the date of such Casualty or Condemnation);

(G)	Lender shall be satisfied that the Restoration will be completed on or before the earliest to occur of (1) six (6) months prior to the Maturity Date, (2) the expiration of the insurance coverage referred to in Section 7.1(a)(iii) above, (3) such time as may be required under applicable zoning law, ordinance, rule or regulation in order to repair and restore the affected Individual Property substantially to the condition it was in immediately prior to such fire or other casualty or taking, or (4) the earliest date required for such completion under the terms of any REA and any Ground Lease and Bond Documents, if applicable;

(H)	the affected Individual Property and the use thereof after the Restoration will be in compliance with and permitted under any Applicable Laws and any applicable Ground Lease and in material compliance with any applicable Bond Documents and any REA;

(I)	the Restoration shall be done and completed in an expeditious and diligent fashion and in compliance with the Ground Lease and Bond Documents, if applicable, any REA, and all Applicable Laws; and

(J)	after Securitization in a REMIC Trust, Lender shall be satisfied that making the Net Proceeds available for Restoration shall be permitted pursuant to REMIC Requirements.

(ii)            The Net Proceeds shall be held by Lender and, until disbursed in accordance with the provisions of this Section 7.4(b), shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents. The Net Proceeds (other than the Rent Loss Proceeds) shall be disbursed by Lender to, or as directed by, Borrower from time to time during the course of the Restoration, upon receipt of evidence reasonably satisfactory to Lender that (A) all materials installed and work and labor performed (except to the extent that they are to be paid for out of the requested disbursement) in connection with the related Restoration item have been paid for in full, (other than applicable retainage) and (B) there exist no notices of pendency, stop orders, mechanic’s or materialman’s liens or notices of intention to file same, or any other liens or encumbrances of any nature whatsoever on the affected Individual Property (other than Permitted Encumbrances) which are not being contested by Borrower in accordance with the terms hereof, have not either been fully bonded to the reasonable satisfaction of Lender and discharged of record or in the alternative fully insured to the reasonable satisfaction of Lender by the title company issuing the Title Insurance Policy.

(iii)            All plans and specifications required in connection with any Restoration for which the cost is expected to exceed the Restoration Threshold shall be subject to prior review and acceptance in all respects by Lender and by an independent consulting engineer selected by Lender (the “Casualty Consultant”), which acceptance shall not be unreasonably withheld, conditioned or delayed. Lender shall have the use of all such plans and specifications and all permits, licenses and approvals required or obtained in connection with the Restoration and the same shall be collaterally assigned to Lender as additional collateral for the Loan. The identity of the contractors and subcontractors engaged in any Restoration for which the cost is expected to exceed the Restoration Threshold shall be subject to prior review and acceptance by Lender and the Casualty Consultant which acceptance shall not be unreasonably withheld, conditioned or delayed. All reasonable, out-of-pocket costs and expenses incurred by Lender in connection with making the Net Proceeds available for the Restoration including, without limitation, reasonable outside counsel fees and disbursements and the Casualty Consultant’s fees, shall be paid by Borrower. Borrower shall have the right to settle all claims under the Policies, provided that (a) no Event of Default exists, (b) Borrower promptly and with commercially reasonable diligence negotiates a settlement of any such claims and (c) the insurer with respect to the Policy under which such claim is brought has not raised any act of the insured as a defense to the payment of such claim; provided, further, that, Lender shall be permitted to participate in and reasonably approve the settlement or adjustment of any claims exceeding the Restoration Threshold. If an Event of Default exists, Lender shall, at its election, have the exclusive right to settle or adjust any claims made under the Policies in the event of a Casualty.

(iv)            In no event shall Lender be obligated to make disbursements of the Net Proceeds in excess of an amount equal to the costs actually incurred from time to time for work in place as part of the Restoration, as certified by the Casualty Consultant, minus the Restoration Retainage. The term “Restoration Retainage” as used in this Section 7.4(b) shall mean an amount equal to ten percent (10%) of the costs actually incurred for work in place as part of the Restoration, as certified by the Casualty Consultant, until such time as the Casualty Consultant certifies to Lender that Net Proceeds representing fifty percent (50%) of the required Restoration have been disbursed. There shall be no Restoration Retainage with respect to costs actually incurred by Borrower for work in place in completing the last fifty percent (50%) of the required Restoration. The Restoration Retainage shall in no event, and notwithstanding anything to the contrary set forth above in this Section 7.4(b), be less than the amount actually held back by Borrower from contractors, subcontractors and materialmen engaged in the Restoration. The Restoration Retainage shall not be released until the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b) and that all approvals necessary for the re-occupancy and use of the affected Individual Property have been obtained from all appropriate governmental and quasi-governmental authorities, and Lender receives evidence reasonably satisfactory to Lender that the costs of the Restoration have been paid in full or will be paid in full out of the Restoration Retainage, provided, however, that Lender will release the portion of the Restoration Retainage being held with respect to any contractor, subcontractor or materialman engaged in the Restoration as of the date upon which the Casualty Consultant certifies to Lender that the contractor, subcontractor or materialman has satisfactorily completed all work and has supplied all materials in accordance with the provisions of the contractor’s, subcontractor’s or materialman’s contract, and the contractor, subcontractor or materialman delivers the lien waivers and evidence of payment in full of all sums due to the contractor, subcontractor or materialman as may be reasonably requested by Lender or by the title company insuring the lien of the Security Instrument. If reasonably required by Lender, the release of any such portion of the Restoration Retainage shall be approved by the surety company, if any, which has issued a payment or performance bond with respect to the contractor, subcontractor or materialman.

(v)            Lender shall not be obligated to make disbursements of the Net Proceeds more frequently than once every calendar month.

(vi)           If at any time the Net Proceeds or the undisbursed balance thereof shall not, in the reasonable opinion of Lender in consultation with the Casualty Consultant, be sufficient to pay in full the balance of the costs which are estimated by the Casualty Consultant to be incurred in connection with the completion of the Restoration, Borrower shall deposit the deficiency (the “Net Proceeds Deficiency”) with Lender before any further disbursement of the Net Proceeds shall be made. If the Net Proceeds Deficiency is deposited with Lender, then such Net Proceeds Deficiency shall be held by Lender or Servicer and shall be disbursed for costs actually incurred in connection with the Restoration on the same conditions applicable to the disbursement of the Net Proceeds, and until so disbursed pursuant to this Section 7.4(b) shall constitute additional security for the Debt and other obligations under this Agreement, the Security Instrument, the Note and the other Loan Documents.

(vii)          The excess, if any, of the Net Proceeds and the remaining balance, if any, of the Net Proceeds Deficiency deposited with Lender after the Casualty Consultant certifies to Lender that the Restoration has been completed in accordance with the provisions of this Section 7.4(b), and the receipt by Lender of evidence reasonably satisfactory to Lender that all costs incurred in connection with the Restoration have been paid in full, shall be deposited by Lender into the Deposit Account and applied in accordance with the terms of the Deposit Account Control Agreement, provided no Event of Default shall have occurred and shall be continuing under this Agreement, the Security Instrument, the Note or any of the other Loan Documents.

(c)            All Net Proceeds not required (i) to be made available for the Restoration or (ii) to be returned to Borrower as excess Net Proceeds pursuant to Section 7.4(b)(vii) shall be retained and applied by Lender toward the payment of the Debt in accordance with Section 2.7(b) whether or not then due and payable in such order, priority and proportions as Lender in its discretion shall deem proper. If Lender shall receive and retain Net Proceeds, the lien of the applicable Security Instrument shall be reduced only by the amount thereof received and retained by Lender and actually applied by Lender in reduction of the Debt, subject to Borrower’s right to make a Casualty/Condemnation Prepayment pursuant to Section 2.7(a)(iv).

(d)            Notwithstanding the foregoing provisions of this Section 7.4 or anything herein to the contrary, this Section 7.4 is subject to the terms of Section 11.3 hereof to the extent applicable with respect to any Casualty or Condemnation.

Article 8.

RESERVE FUNDS AND LETTERS OF CREDIT

Section 8.1     Tax Reserve Funds.

(a)            Borrower shall deposit on each Monthly Payment Date during a Cash Trap Event Period an amount equal to one-twelfth (1/12th) of the Taxes that Lender reasonably estimates will be payable during the next ensuing twelve (12) months in order to accumulate sufficient funds to pay all such Taxes at least ten (10) days prior to their respective due dates (the “Monthly Tax Deposit”), provided, that, (i) in no event shall Borrower be required to deposit such amounts if and to the extent a Tenant is required to pay such amounts directly to the related taxing authority pursuant to its Lease at an Individual Property and (ii) to the extent the Cash Trap Event Period relates solely to a Lease Sweep Period, the Monthly Tax Deposit shall only relate to Taxes due at the Individual Property affected by the Material Tenant Lease that triggered the Lease Sweep Period. Amounts deposited pursuant to this Section 8.1 are referred to herein as the “Tax Reserve Funds”. If at any time Lender reasonably determines that the Tax Reserve Funds will not be sufficient to pay the Taxes, Lender shall notify Borrower of such determination at least ten (10) Business Days prior to the next Monthly Tax Deposit due date and the monthly deposits for Taxes shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least ten (10) Business Days prior to the date that Taxes are due.

(b)            Lender shall apply the Tax Reserve Funds then on deposit with Lender (or Servicer) to payments of Taxes. In making any payment relating to Taxes, Lender may do so according to any bill, statement or estimate procured from the appropriate public office (with respect to Taxes) without inquiry into the accuracy of such bill, statement or estimate or into the validity of any tax, assessment, sale, forfeiture, tax lien or title or claim thereof. If the amount of the Tax Reserve Funds shall exceed the amounts due for Taxes, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Tax Reserve Funds. In addition, upon the release of any Individual Property from the lien of its related Security Instrument in accordance with the Section 2.10 hereof, any Tax Reserve Funds held by Lender and allocated to such Individual Property shall be promptly returned to Borrower. Any Tax Reserve Funds remaining upon the earlier to occur of (i) all Cash Trap Event Periods terminating or (ii) the Debt being paid in full shall be promptly returned to Borrower.

Section 8.2     Insurance Reserve Funds.

(a)           (i)              Borrower shall deposit on each Monthly Payment Date during a Cash Trap Event Period an amount equal to one-twelfth (1/12th) of the Insurance Premiums that Lender reasonably estimates will be payable for the renewal of the coverage afforded by the Policies upon the expiration thereof in order to accumulate sufficient funds to pay all such Insurance Premiums at least thirty (30) days prior to the expiration of the Policies (the “Monthly Insurance Deposit”), provided, that, (i) in no event shall Borrower be required to deposit such amounts if and to the extent a Tenant is required to pay such Insurance Premiums pursuant to its Lease at an Individual Property and (ii) to the extent the Cash Trap Event Period relates solely to a Lease Sweep Period, the Monthly Insurance Deposit shall only relate to Insurance Premiums due at the Individual Property affected by the Material Tenant Lease that triggered the Lease Sweep Period. Amounts deposited pursuant to this Section 8.2 are referred to herein as the “Insurance Reserve Funds”. If at any time Lender reasonably determines that the Insurance Reserve Funds will not be sufficient to pay the Insurance Premiums, Lender shall notify Borrower of such determination and the monthly deposits for Insurance Premiums shall be increased by the amount that Lender estimates is sufficient to make up the deficiency at least thirty (30) days prior to expiration of the Policies; provided that if Borrower receives notice of any deficiency after the date that is ten (10) days prior to the date of expiration of such Policies, Borrower will deposit such amount at least one (1) Business Day prior to such expiration date.

(ii)            Notwithstanding the foregoing, Borrower shall not be required to make the Monthly Insurance Deposit as set forth above, if, (w) no Event of Default shall have occurred and be continuing, (x) the Policies maintained by Borrower covering the Property are part of a blanket or umbrella policy approved by Lender pursuant to Section 7.1 hereof, including, without limitation, approval of the schedule of locations and values, (y) Borrower provides Lender evidence of renewal of such Policies pursuant to Section 7.1 hereof, and (z) Borrower provides Lender paid receipts for the payment of the Insurance Premiums by no later than ten (10) Business Days prior to the expiration dates of the Policies. Borrower shall immediately commence making all Monthly Insurance Deposits, as required pursuant to this Section 8.2, within five (5) days of receipt of notice from Lender of Borrower’s failure to comply with items (w), (x), (y) or (z) above, which such notice shall instruct Borrower to immediately commence making all Monthly Insurance Deposits.

(b)            Lender shall apply the Insurance Reserve Funds to payment of Insurance Premiums. In making any payment relating to Insurance Premiums, Lender may do so according to any bill, statement or estimate procured from the insurer or its agent, without inquiry into the accuracy of such bill, statement or estimate. If the amount of the Insurance Reserve Funds shall exceed the amounts due for Insurance Premiums, Lender shall, in its sole discretion, return any excess to Borrower or credit such excess against future payments to be made to the Insurance Reserve Funds. In addition, upon the release of any Individual Property from the lien of its related Security Instrument in accordance with Section 2.10 hereof, any Insurance Reserve Funds held by Lender and allocated to such Individual Property shall be promptly returned to Borrower. Any Insurance Reserve Funds remaining upon the earlier to occur of (i) all Cash Trap Event Periods terminating or (ii) the Debt being paid in full shall be promptly returned to Borrower.

Section 8.3     Intentionally Omitted.

Section 8.4     Replacement Reserve Funds.

(a)            On each Monthly Payment Date during a Cash Trap Event Period, Borrower shall deposit with Lender an amount equal to $61,538.73 per month which is comprised of the amounts for each Individual Property set forth on Schedule 8.4 hereof (the “Replacement Reserve Monthly Deposit”) for the Replacements, provided, that, (i) in no event shall Borrower be required to deposit such amounts if and to the extent a Tenant is required to pay for the cost of such Replacements pursuant to its Lease at an Individual Property, (ii) to the extent the Cash Trap Event Period relates solely to a Lease Sweep Period, the Replacement Reserve Monthly Deposit shall only relate to Replacements due at the Individual Property affected by the Material Tenant Lease that triggered the Lease Sweep Period, and (iii) from and after a Property Release, the portion of the Replacement Reserve Monthly Deposit allocable to such released Individual Property as set forth on Schedule 8.4 shall no longer be required hereunder. Amounts deposited pursuant to this Section 8.4 are referred to herein as the “Replacement Reserve Funds”.

(b)            Lender shall disburse Replacement Reserve Funds only for Replacements. Provided no Event of Default has occurred and is continuing, Lender shall disburse Replacement Reserve Funds to Borrower within fifteen (15) Business Days after the delivery by Borrower to Lender of a Disbursement Request Form together with Lender’s then standard reserve disbursement schedule (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of the Replacement Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made). Additionally, Borrower shall also provide the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) stating that the items to be funded by the requested disbursement are Replacements, (B) stating that all Replacements at the Properties to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law and the Ground Lease (if applicable), (C) [intentionally omitted], (D) stating that each such Person that supplied materials or labor in connection with the Replacements has been paid in full or will be paid in full upon such disbursement or, if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (E) stating that the Replacements (or relevant portion thereof) to be funded have not been the subject of a previous disbursement, and (F) stating that all previous disbursements of for Replacements have been used to pay the previously identified Replacements, (ii) with respect to any disbursement that is $500,000 or more or in connection with any invoice relating to such disbursement that is greater than $250,000, if required by Lender, copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment reasonably satisfactory to Lender, (iv) at Lender’s option with respect to any disbursement that is $1,000,000 or more for an Individual Property, a title search for the related Individual Property indicating that the related Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, (v) [intentionally omitted], and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Replacements to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower. In addition, upon the release of any Individual Property from the lien of its related Security Instrument in accordance with Section 2.10 hereof, any Replacement Reserve Funds held by Lender and allocated to the Replacements at such Individual Property shall be promptly returned to Borrower. Any Replacement Reserve Funds remaining upon the earlier to occur of (i) all Cash Trap Event Periods terminating or (ii) the Debt being paid in full shall be promptly returned to Borrower.

(c)            Nothing in this Section 8.4 shall (i) make Lender responsible for making or completing the Replacements; (ii) require Lender to expend funds in addition to the Replacement Reserve Funds to complete any Replacements; (iii) obligate Lender to proceed with the Replacements; or (iv) obligate Lender to demand from Borrower additional sums to complete any Replacements.

(d)            Borrower shall permit Lender and Lender’s agents and representatives (including, without limitation, Lender’s engineer, architect, or inspector) or third parties to enter onto the Property during normal business hours (subject to the rights of Tenants under their Leases) upon not less than forty-eight (48) hours prior written notice to inspect the progress of any Replacements and all materials being used in connection therewith and to examine all plans and shop drawings relating to such Replacements; provided, that so long as no Event of Default exists, such inspections shall not be made more than once per calendar quarter. Borrower shall use commercially reasonable efforts to cause all contractors and subcontractors to reasonably cooperate with Lender or Lender’s representatives or such other Persons described above in connection with inspections described in this Section.

(e)            In addition to any insurance required under the Loan Documents, Borrower shall provide or cause to be provided workmen’s compensation insurance, builder’s risk, and public liability insurance and other insurance to the extent required under Applicable Law in connection with the Replacements. All such policies shall be in form and amount reasonably satisfactory to Lender.

Section 8.5      Leasing Reserve Funds.

(a)            Borrower shall deposit with Lender on each Monthly Payment Date during the continuance of a Cash Trap Event Period an amount equal to one-twelfth (1/12th) of an amount equaling $1.00 multiplied by the square footage of the applicable Individual Property which, as of the Closing Date, is equal to $174,489.67 (the “Leasing Reserve Monthly Deposit”) for tenant improvements and leasing commissions that may be incurred following the date hereof, provided, that, to the extent the Cash Trap Event Period relates solely to a Lease Sweep Period, the Leasing Reserve Monthly Deposit shall only relate to Tenant Improvements due at the Individual Property affected by the Material Tenant Lease that triggered the Lease Sweep Period. Amounts deposited pursuant to this Section 8.5 are referred to herein as the “Leasing Reserve Funds”.

(b)            Provided no Event of Default has occurred and is continuing, Lender shall disburse Leasing Reserve Funds to Borrower for Qualified Leasing Expenses, within fifteen (15) Business Days after the delivery by Borrower to Lender of a Disbursement Request Form together with Lender’s then standard reserve disbursement schedule (but not more often than once per month), in increments of at least the Minimum Disbursement Amount (or a lesser amount if the total amount of Leasing Reserve Funds is less than the Minimum Disbursement Amount, in which case only one disbursement of the amount remaining shall be made) . Additionally, Borrower shall also provide the following items (which items shall be in form and substance satisfactory to Lender): (i) an Officer’s Certificate (A) stating that all Qualified Leasing Expenses at the Properties to be funded by the requested disbursement have been completed in a good and workmanlike manner and in accordance with all Applicable Law and the Ground Lease (if applicable), (B) [intentionally omitted], (C) stating that each Person that supplied materials or labor in connection with the Qualified Leasing Expenses has been paid in full or will be paid in full upon such disbursement, or if such payment is a progress payment, that such payment represents full payment to such Person, less any applicable retention amount, for work completed through the date of the relevant invoice from such Person, (D) stating that the Qualified Leasing Expenses to be funded have not been the subject of a previous disbursement, and (E) stating that all previous disbursements for Qualified Leasing Expenses have been used to pay the previously identified Qualified Leasing Expenses, (ii) [intentionally omitted], (iii) with respect to any disbursement that is $500,000 or more or in connection with any invoice relating to such disbursement that is greater than $250,000, if required by Lender, if required by Lender, copies of appropriate lien waivers (or conditional lien waivers) or other evidence of payment reasonably satisfactory to Lender, (iv) at Lender’s option with respect to any disbursement that is $1,000,000 or more for an Individual Property, a title search for the related Individual Property indicating that the related Individual Property is free from all liens, claims and other encumbrances not previously approved by Lender, (v) [intentionally omitted], and (vi) such other evidence as Lender shall reasonably request to demonstrate that the Qualified Leasing Expenses to be funded by the requested disbursement have been completed (or completed to the extent of the requested payment) and are paid for or will be paid upon such disbursement to Borrower. In addition, upon the release of any Individual Property from the lien of its related Security Instrument in accordance with Section 2.10 hereof, any Leasing Reserve Funds held by Lender and allocated to tenant improvements and leasing commissions at such Individual Property shall be promptly returned to Borrower. Any Leasing Reserve Funds remaining upon the earlier to occur of (i) all Cash Trap Event Periods terminating or (ii) the Debt being paid in full shall be promptly returned to Borrower.

Section 8.6     Intentionally Omitted.

Section 8.7     Ground Rent Reserve Funds.

(a)            Borrower shall deposit with Lender, at least ten (10) Business Days prior to each Monthly Payment Date during the continuance of a Cash Trap Event Period an amount (the “Monthly Ground Rent Deposit”) equal to the Ground Rent that will be payable under the Ground Leases for the month in which such Monthly Payment Date occurs (such amounts so deposited shall hereinafter be referred to as the “Ground Rent Reserve Funds”); provided, that, (i) Borrower shall not be required to deposit such amounts if and to the extent a Tenant is required to pay such amounts directly to the related Ground Lessor pursuant to its Lease at an Individual Property and delivers evidence to Lender that such payments are actually made on each rent due date under the related Ground Lease, and (ii) to the extent the Cash Trap Event Period relates solely to a Lease Sweep Period, the Monthly Ground Rent Deposit shall only relate to Ground Rent due at the Individual Property affected by the Material Tenant Lease that triggered the Lease Sweep Period. Such deposit may be increased by Lender in the amount Lender deems is necessary in its reasonable discretion based on any increases in the Ground Rent.

(b)            Provided no Event of Default has occurred and is continuing, Lender shall apply the Ground Rent Reserve Funds to payments of Ground Rent. In making any payment relating to Ground Rent, Lender may do so according to any bill or statement given by the Ground Lessor without inquiry into the accuracy of such bill or statement or into the validity of any rent, additional rent or other charge thereof. If the amount of the Ground Rent Reserve Funds shall exceed the amounts due for Ground Rent, Lender shall, in its sole discretion, either (a) return any excess to Borrower or (b) credit such excess against future payments to be made to the Ground Rent Reserve Funds. In addition, upon the release of any Individual Property from the lien of its related Security Instrument in accordance with Section 2.10 hereof, any Ground Rent Reserve Funds held by Lender and allocated to the payment of Ground Rent at such Individual Property shall be promptly returned to Borrower. Any Ground Rent Reserve Funds remaining upon the earlier to occur of (i) all Cash Trap Event Periods terminating or (ii) the Debt has been paid in full shall be returned to Borrower.

Section 8.8     Rent Concession Reserve Funds. Borrower shall deposit with Lender on the date hereof $11,164,784.00 (the “Rent Concession Deposit Amount”), representing the amount of any gap rent, future rent credits or abatements under existing Leases (the “Rent Concession Reserve Funds”). So long as no Event of Default has occurred and is continuing, Lender shall disburse amounts from the Rent Concession Reserve Funds in accordance with the disbursement schedule set forth on Schedule IV attached hereto. Notwithstanding the foregoing, in lieu of a cash deposit, Borrower may deliver to Lender a Letter of Credit in the face amount of the Rent Concession Deposit Amount on the terms and conditions set forth in Section 8.11.

Section 8.9     Existing TI/LC Obligations Reserve Funds.

(a)            Borrower shall deposit with Lender on the date hereof $24,312,970.00 (the “Existing TI/LC Deposit Amount”), representing the tenant improvements and leasing commissions which are payable by Borrower under existing Leases at the Property. Amounts deposited pursuant to this Section 8.9 are referred to herein as the “Existing TI/LC Reserve Funds”. Notwithstanding the foregoing, in lieu of a cash deposit, Borrower may deliver to Lender a Letter of Credit in the face amount of the Existing TI/LC Deposit Amount on the terms and conditions set forth in Section 8.11.

(b)            The Existing TI/LC Reserve Funds shall be disbursed in accordance with Section 8.5(b) hereof for the purposes set forth on Schedule V hereof, provided that in no event shall the amount of Existing TI/LC Reserve Funds disbursed with respect to a Tenant and such Tenant’s demised premises exceed the amount set forth opposite such Tenant’s name on Schedule V. Notwithstanding the foregoing, Lender hereby agrees that (i) with respect to the tenant improvement allowances allocated to the Individual Properties located in Englewood, Colorado and Nashville, Tennessee, in the event the related Tenant does not request the tenant allowance by the deadlines set forth in Schedule V with respect to such Lease, upon Borrower’s written request to Lender and a certification by Borrower that such amounts are no longer payable to such Tenant, provided no Event of Default exists Lender shall disburse such amounts to Borrower and (ii) with respect to the Individual Property located in Hopewell, New Jersey, in the event the related Tenant elects to utilize a portion of its tenant allowance as a rent credit to the extent permitted by the Lease, upon Borrower’s written request and receipt of written evidence of such election and any related documentation regarding the schedule for such rent credits, provided no Event of Default exists Lender shall disburse such amounts as and when required by the Lease (and any related documentation in connection with the Tenant’s election.

Section 8.10     The Accounts Generally.

(a)            All Reserve Funds shall be held in Eligible Accounts. Borrower grants to Lender a first-priority perfected security interest in each of the Reserve Funds, the Accounts and all sums now or hereafter deposited in the Reserve Funds and the Accounts as additional security for payment of the Debt. Until expended or applied in accordance herewith, the Reserve Funds and the Accounts shall constitute additional security for the Debt. The provisions of this Section 8.10 are intended to give Lender and/or Servicer “control” of the Reserve Funds and the Accounts within the meaning of the UCC. Borrower acknowledges and agrees that the Reserve Funds and the Accounts are subject to the sole dominion, control and discretion of Lender, its authorized agents or designees, subject to the terms hereof, and Borrower shall have no right of withdrawal with respect to any Reserve Funds except with the prior written consent of Lender or as otherwise provided herein. The Reserve Funds shall not constitute trust funds and may be commingled with other monies held by Lender.

(b)            Borrower shall not, without obtaining the prior written consent of Lender, further pledge, assign or grant any security interest in the Reserve Funds or the Accounts or permit any lien to attach thereto, or any levy to be made thereon, or any UCC-1 Financing Statements, except those naming Lender as the secured party, to be filed with respect thereto. Lender shall have the right to file a financing statement or statements under the UCC in connection with any of the Reserve Funds and/or the Accounts with respect thereto in the form required to properly perfect Lender’s security interest therein. Borrower agrees that at any time and from time to time, at the expense of Borrower, Borrower will promptly execute and deliver all further instruments and documents, and take all further reasonable action, that may be reasonably necessary (as determined by Lender) in order to perfect and protect any security interest granted or purported to be granted hereby or to enable Lender to exercise and enforce its rights and remedies hereunder with respect to any Reserve Funds and/or the Accounts; provided the same do not increase Borrower’s obligations or decrease Borrower’s rights, except to a de minimis extent.

(c)            Notwithstanding anything to the contrary contained herein or in any other Loan Document, upon the occurrence and during the continuance of an Event of Default, without notice from Lender or Servicer, (i) Borrower shall have no rights in respect of the Reserve Funds and (ii) Lender shall have all rights and remedies with respect to the Accounts and the amounts on deposit therein and the Reserve Funds as described in this Agreement, the Cash Management Agreement and in the Security Instrument, in addition to all of the rights and remedies available to a secured party under the UCC, and, notwithstanding anything to the contrary contained in this Agreement, the Cash Management Agreement or in the Security Instrument, may apply the Reserve Funds as Lender determines in its sole discretion including, but not limited to, payment of the Debt.

(d)            The insufficiency of Reserve Funds on deposit with Lender shall not absolve Borrower of the obligation to make any payments, as and when due pursuant to this Agreement and the other Loan Documents, and such obligations shall be separate and independent, and not conditioned on any event or circumstance whatsoever.

(e)            Borrower shall indemnify Lender and hold Lender harmless from and against any and all actions, suits, claims, demands, actual liabilities, actual losses, actual damages, actual obligations and costs and expenses (including litigation costs and reasonable, actual, out-of-pocket attorneys’ fees and expenses) arising from or in any way connected with the Reserve Funds, the Accounts, the sums deposited therein or the performance of the obligations for which the Reserve Funds were established, except to the extent arising from the gross negligence, fraud, illegal acts or willful misconduct of Lender, its agents or employees as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment.

(f)            Interest accrued, if any, on the Reserve Funds, other than on the Interest Bearing Reserve Funds, shall be added to and become a part of such Reserve Funds held in such Account and shall be disbursed in the same manner as other monies deposited in such Account; provided, however, that Lender may, at its election, retain any such interest for its own account during the occurrence and continuance of an Event of Default. Reserve Funds that are Interest Bearing Reserve Funds shall be held in an interest-bearing account. In no event shall Lender or any Servicer be required to select any particular interest-bearing account or the account that yields the highest rate of interest, provided that selection of the account shall be consistent with the general standards at the time being utilized by Lender or such Servicer, as applicable, in establishing similar accounts for loans of comparable type

(g)            In no event shall Borrower be liable for, and neither Lender nor Servicer shall impose, any fees or charges in connection with the Reserve Funds or the Accounts (except for any fees specifically charged under the Deposit Account Control Agreement and the Cash Management Agreement), except for reasonable, out-of-pocket costs and expenses actually incurred by Lender or Servicer in connection with the administration of the Accounts and the Reserve Funds and the reasonable fees and expenses of legal counsel to Lender and Servicer as needed to enforce, protect or preserve the rights and remedies of Lender and/or Servicer with respect to such Reserve Funds or the Accounts.

Section 8.11     Letters of Credit.

(a)            Notwithstanding anything to the contrary contained herein, Borrower may, at Borrower’s option, provide a Letter of Credit in lieu of any of the cash deposits required to be made pursuant to Sections 8.8 and 8.9 above, provided that such Letter of Credit is in the amount of the cash deposit required thereunder and otherwise meets all applicable requirements related thereto set forth herein. No party other than Lender shall be entitled to draw on any such Letter of Credit. Upon ten (10) days prior written notice to Lender, Borrower may replace a Letter of Credit with a cash deposit to the applicable Reserve Fund. Prior to the return of a Letter of Credit, Borrower shall deposit an amount equal to the amount that would have accumulated in the applicable Reserve Fund and not been disbursed in accordance with this Agreement if such Letter of Credit had not been delivered. In the event that any disbursement of any Reserve Funds relates to a portion thereof provided through a Letter of Credit, any “disbursement” of said funds as provided above shall be deemed to refer to (i) Borrower providing Lender a replacement Letter of Credit in an amount equal to the original Letter of Credit posted less the amount of the applicable disbursement provided hereunder and (ii) Lender, after receiving such replacement Letter of Credit, returning such original Letter of Credit to Borrower; provided, that, no replacement Letter of Credit shall be required with respect to the final disbursement of the applicable Reserve Funds such that no further sums are required to be deposited in the applicable Reserve Funds. Borrower shall pay all actual out-of-pocket costs, expenses and fees relating to any assignment of the Letter of Credit to Lender and/or from Lender to its successors and assigns. Notwithstanding anything else to the contrary in this Agreement, in the event Borrower delivers any Letter of Credit to Lender pursuant to this Section 8.11(a), Section 4.17, Article 7 hereof, the Cash Management Agreement, or any other provision in this Agreement, Borrower shall have no reimbursement obligations with respect to such Letter of Credit, and such Letter of Credit shall be a contribution to Borrower and shall be accompanied by the execution and delivery of a contribution agreement in a form reasonably acceptable to Lender. The aggregate amount of any Letters of Credit delivered pursuant to this Agreement or any other Loan Document (together with any guarantees, other than non-recourse guarantees) shall not exceed ten percent (10%) of the outstanding principal balance of the Loan. The applicant under each Letter of Credit shall be required, until such time as the Debt has been paid in full, to waive, release and abrogate any and all rights it may have under any agreement, at law, in equity or otherwise (including, without limitation, any law subrogating the applicant to the rights of Lender), to assert any claim against or seek contribution, indemnification or any other form of reimbursement from Borrower or any other Person liable for payment of the amounts which the Letter of Credit is intended to cover for any draw made on any such Letter of Credit or otherwise.

(b)            Each Letter of Credit delivered hereunder shall be additional security for the payment of the Debt. Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right, at its option, to draw on any Letter of Credit and to apply all or any part thereof to the payment of the items for which such Letter of Credit was established or to apply each such Letter of Credit to payment of the Debt in such order, proportion or priority as Lender may determine. Any such application to the Debt shall be subject to the terms and conditions hereof relating to application of sums to the Debt. Lender shall have the additional rights to draw in full any Letter of Credit: (i) if Lender has received a notice from the issuing bank that the Letter of Credit will not be renewed and a substitute Letter of Credit is not provided at least forty-five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (ii) if Lender has not received a notice from the issuing bank that it has renewed the Letter of Credit at least forty-five (45) days prior to the date on which such Letter of Credit is scheduled to expire and a substitute Letter of Credit is not provided at least forty-five (45) days prior to the date on which the outstanding Letter of Credit is scheduled to expire; (iii) upon receipt of notice from the issuing bank that the Letter of Credit will be terminated (except if the termination of such Letter of Credit is permitted pursuant to the terms and conditions hereof or a substitute Letter of Credit is provided by no later than forty-five (45) days prior to such termination); (iv) if Lender has received notice from any source whatsoever that the bank issuing the Letter of Credit shall cease to be an Approved Bank and Borrower has not substituted a Letter of Credit from an Approved Bank within fifteen (15) days after notice thereof; and/or (v) if the bank issuing the Letter of Credit shall fail to (A) issue a replacement Letter of Credit in the event the original Letter of Credit has been lost, mutilated, stolen and/or destroyed or (B) consent to the transfer of the Letter of Credit to any Person designated by Lender. If Lender draws upon a Letter of Credit pursuant to the terms and conditions of this Agreement, provided no Event of Default has occurred and is continuing, Lender shall apply all or any part thereof for the purposes for which such Letter of Credit was established. Notwithstanding anything to the contrary contained in the above, Lender is not obligated to draw any Letter of Credit upon the happening of an event specified in clauses (i), (ii), (iii), (iv) or (v) above and shall not be liable for any losses sustained by Borrower due to the insolvency of the bank issuing the Letter of Credit if Lender has not drawn the Letter of Credit.

Article 9.

CASH MANAGEMENT AGREEMENT

Section 9.1     Cash Management Agreement. Borrower shall enter into the Cash Management Agreement on the date hereof which shall govern the collection, holding and disbursement of Rents and any other income from the Property during the term of the Loan.

Section 9.2     Cash Flow Sweep. In the event of a Cash Trap Event Period, all Excess Cash Flow (as defined in the Cash Management Agreement) shall be deposited into the Excess Cash Flow Subaccount (as defined in the Cash Management Agreement), as more particularly set forth in the Cash Management Agreement.

Article 10.

EVENTS OF DEFAULT; REMEDIES

Section 10.1     Event of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default”:

(a)            if Borrower shall fail to (i) pay when due (A) any sums which by the express terms of this Agreement and the other Loan Documents require immediate or prompt payment without any grace period, (B) any monthly Debt Service and any amount required to be paid into the Reserve Funds, or (C) any sums which are payable on the Maturity Date (provided, that, if no Event of Default has occurred and is continuing, Borrower’s obligations under clause (B) shall be subject to the provisions of Section 2.6(f)); or (ii) pay within five (5) days of the date due any other sums payable under this Agreement or any of the other Loan Documents (provided, that, if no Event of Default has occurred and is continuing, Borrower’s obligations under clause (ii) shall be shall be subject to the provisions of Section 2.6(f));

(b)            if any of the Taxes or Other Charges are not paid prior to delinquency except to the extent (i) such Taxes or Other Charges are being contested in accordance with Section 4.5(b) hereof or (ii) sums sufficient to pay such Taxes and Other Charges have been deposited with Lender in accordance with the terms of this Agreement to pay the applicable Taxes or Other Charges and Lender’s access to such sums is not restricted or constrained in any manner;

(c)            if (A) the Policies are not kept in full force and effect (provided that it shall not be an Event of Default if the reason for such Policies not being in full force and effect is non-payment of the related Insurance Premiums, and as of the applicable due date for the payment of Insurance Premiums for any renewals of the Policies (1) a Cash Trap Event Period is continuing and (2) sums sufficient to pay Insurance Premiums are on deposit with Lender in accordance with the terms of this Agreement to pay the applicable Insurance Premiums and Lender’s access to such sums is not restricted or constrained in any manner) or (B) if evidence of the same is not delivered to Lender as provided in Section 7.1 hereof, and such failure is not cured within ten (10) Business Days of receipt of notice from Lender to Borrower;

(d)            if any of the representations or covenants contained in Article 5 hereof are breached or violated; provided, however, that any such breach shall not constitute an Event of Default if (i) such breach is inadvertent and non-recurring and has not had, and is not reasonably likely to have, a an Individual Material Adverse Effect or an Aggregate Material Adverse Effect, (ii) such breach is curable and Borrower shall promptly cure such breach within thirty (30) days after Borrower obtains actual knowledge of such breach, and (iii) upon request from Lender, Borrower promptly delivers to Lender a New Non-Consolidation Opinion or a modification of the Non-Consolidation Opinion, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Non-Consolidation Opinion, which opinion or modification and the counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;

(e)            if any of the representations or covenants contained in Article 6 hereof are breached or violated, other than a failure to comply with the prior notice requirements set forth in Article 6 hereof; provided, that if such Transfer would constitute a Permitted Transfer but for the failure to provide any information required pursuant to Article 6 hereof, such failure shall not constitute an Event of Default hereunder if such information is provided within ten (10) Business Days after Borrower becomes actually aware of such failure and thereafter such Transfer is a Permitted Transfer;

(f)            if any representation or warranty of, or with respect to, Borrower, Guarantor or any Borrower Party, made herein, in the Guaranty or in the Environmental Indemnity or made or certified by Borrower or Guarantor in any other guaranty, or in any certificate, report, financial statement or other instrument or document furnished to Lender in connection with the Loan shall have been false or misleading in any material adverse respect when made, unless the fact underlying such representation or warranty is capable of being cured (and is cured) by the Borrower within forty-five (45) days after the Borrower’s actual knowledge thereof;

(g)            if (i) Borrower, any SPE Component Entity or Guarantor shall commence any case, proceeding or other action (A) under any Creditors Rights Laws seeking to have an order for relief entered with respect to it, or seeking to adjudicate it a bankrupt or insolvent, or seeking reorganization, or (B) seeking appointment of a receiver, trustee, custodian, conservator or other similar official for it or for all or any substantial part of its assets, or Borrower or any managing member or general partner of Borrower, any SPE Component Entity or Guarantor shall make a general assignment for the benefit of its creditors; (ii) there shall be commenced against Borrower or any managing member or general partner of Borrower, any SPE Component Entity or Guarantor any case, proceeding or other action of a nature referred to in clause (i) above which (A) results in the entry of an order for relief or any such adjudication or appointment or (B) remains undismissed, undischarged or unbonded for a period of ninety (90) days; (iii) there shall be commenced against Borrower, any SPE Component Entity or Guarantor any case, proceeding or other action seeking issuance of a warrant of attachment, execution, distraint or similar process against all or any substantial part of its assets which results in the entry of any order for any such relief which shall not have been vacated, discharged, or stayed or bonded pending appeal within ninety (90) days from the entry thereof; (iv) Borrower, any SPE Component Entity or Guarantor shall take any action in furtherance of, or indicating its consent to, approval of, or acquiescence in, any of the acts set forth in clause (i), (ii), or (iii) above; or (v) Borrower, any SPE Component Entity or Guarantor shall admit in writing its inability to, pay its debts as they become due if such admission in writing was made in bad faith with the intent of facilitating an involuntary bankruptcy proceeding of Borrower, any SPE Component Entity or Guarantor and such writing is the basis for an involuntary bankruptcy proceeding of Borrower, any SPE Component Entity or Guarantor that is not vacated, discharged, or stayed or bonded pending appeal within ninety (90) days;

(h)            subject to Borrower’s right to contest pursuant to Sections 4.5(b) and 4.16(b) hereof, if any Individual Property becomes subject to any mechanic’s, materialman’s or other lien other than a lien for any Taxes not then due and payable or any other Permitted Encumbrance and the lien shall remain undischarged of record (by payment, bonding or otherwise) for a period of forty-five (45) days after Borrower obtains actual knowledge of the same;

(i)            subject to Borrower’s right to contest pursuant to the terms hereof, if any federal tax lien is filed against Borrower, any SPE Component Entity, Guarantor or any Individual Property and same is not discharged of record (by payment, bonding or otherwise) within forty-five (45) days after Borrower obtains actual knowledge of the same;

(j)            intentionally omitted;

(k)            if any default occurs under any guaranty or indemnity executed in connection herewith (including, without limitation, the Environmental Indemnity and/or the Guaranty) and such default continues after the expiration of applicable notice, grace periods and/or cure periods, if any;

(l)            if any of the factual assumptions made as to any Borrower or any Affiliate thereof contained in the Non-Consolidation Opinion, or in any New Non-Consolidation Opinion with respect to Borrower or any of its Affiliates are untrue or shall become untrue in any material respect; provided, however, that any such breach shall not constitute an Event of Default if (i) such breach is inadvertent and non-recurring and has not had, and is not reasonably likely to have, a Material Adverse Effect, (ii) such breach is curable and Borrower shall promptly cure such breach within thirty (30) says after Borrower obtains actual knowledge of such breach, and (iii) upon written request from Lender, Borrower promptly delivers to Lender a New Non-Consolidation Opinion or a modification of the Non-Consolidation Opinion, to the effect that such breach shall not in any way impair, negate or amend the opinions rendered in the Non-Consolidation Opinion, which opinion or modification and the counsel delivering such opinion or modification shall be acceptable to Lender in its reasonable discretion;

(m)            if Borrower shall fail to deliver to Lender within thirty (30) days after request by Lender any Required Financial Item;

(n)            if the Management Agreement is canceled, terminated or surrendered or expires pursuant to its terms, unless in such case Borrower shall enter into a new management agreement with a Qualified Manager in accordance with the applicable terms and provisions hereof;

(o)            if any representation and/or covenant herein relating to ERISA, OFAC, Sanctions, Sanctioned Targets, Anti-Corruption Laws, AML Law, the DPA and/or CFIUS matters is breached;

(p)            if (i) any individual Borrower shall fail in the payment of any rent, additional rent or other charge mentioned in or made payable by any Ground Lease as and when such rent or other charge is payable (after the expiration of any notice, cure and grace periods afforded Borrower under such Ground Lease (but not, for the avoidance of doubt, any grace, notice or cure periods afforded to Lender under the Ground Lease or otherwise)) (unless waived by the Ground Lessor), (ii) there shall occur any default (beyond any applicable cure periods afforded Borrower under such Ground Lease (but not, for the avoidance of doubt, any grace, notice or cure periods afforded to Lender under the Ground Lease or otherwise)) by an individual Borrower, as tenant under any Ground Lease, in the observance or performance of any term, covenant or condition of a Ground Lease on the part of an individual Borrower, as the tenant thereunder to be observed or performed (unless (A) waived by the Ground Lessor or (B) of an immaterial nature and for which notice from Ground Lessor is required and has not been given), (iii) if any one or more of the events referred to in a Ground Lease shall occur which would cause such Ground Lease to terminate without notice or action by the landlord under such Ground Lease or which would entitle the Ground Lessor to terminate such Ground Lease and the term thereof by giving notice to the applicable Individual Borrower, as tenant thereunder (unless waived by the Ground Lessor), (iv) if the leasehold estate created by the Ground Lease shall be surrendered or the Ground Lease shall be terminated or canceled for any reason or under any circumstances whatsoever, or (v) if any of the terms, covenants or conditions of the Ground Lease shall in any manner be modified, changed, supplemented, altered or amended without the consent of Lender except as otherwise permitted by this Agreement;

(q)            [intentionally omitted];

(r)            if (i) Borrower shall fail in the payment of any amounts due under the Bond Documents (after the expiration of any notice, cure and grace periods afforded Borrower under such Bond Document), (ii) there shall occur any default by Borrower, as tenant under any Bond Documents, in the observance or performance of any term, covenant or condition of the related Bond Documents on the part of Borrower, to be observed or performed (unless waived by the counterparty(ies) thereto) beyond any applicable notice and cure period, (iii) if any one or more of the events referred to in any Bond Documents shall occur which would cause such Bond Documents (or the tax savings benefits afforded thereunder) to terminate without notice or action by the related counterparty(ies) or which would entitle the landlord to terminate the related Bond Documents and the term thereof by giving notice to Borrower, as tenant thereunder (unless waived by the related counterparty(ies) prior to the stated expiration thereof, or (iv) if any of the terms, covenants or conditions of any Bond Documents shall in any manner be modified, changed, supplemented, altered, or amended without the consent of Lender except as otherwise permitted by this Agreement in a manner resulting an Individual Material Adverse Effect; and/or

(s)            if Borrower shall continue to be in default under any term, covenant or condition of this Agreement or any other Loan Document not specified in subsections (a) through (r) above or not otherwise specifically specified as an Event of Default herein or therein, (i) for more than ten (10) days after notice from Lender, in the case of any default which can be cured by the payment of a sum of money or (ii) for thirty (30) days after notice from Lender, in the case of any other default, provided that if such default cannot reasonably be cured within such thirty (30) day period and Borrower shall have commenced to cure such default within such thirty (30) day period and thereafter diligently and expeditiously proceeds to cure the same, such thirty (30) day period shall be extended for so long as it shall require Borrower in the exercise of due diligence to cure such default, it being agreed that no such extension shall be for a period in excess of ninety (90) days (subject to further extension by Lender, in Lender’s sole discretion).

Notwithstanding the foregoing, it shall not be default hereunder with respect to any of the foregoing defaults occurring solely with respect to the Guarantor if a Replacement Guarantor shall have satisfied the Replacement Guarantor Conditions within thirty (30) days of the occurrence of such event and no other Event of Default is then continuing.

Section 10.2     Remedies.

(a)            Upon the occurrence and during the continuance of an Event of Default (other than an Event of Default described in Section 10.1(g) above with respect to Borrower and any SPE Component Entity only) and at any time thereafter Lender may, in addition to any other rights or remedies available to it pursuant to this Agreement, the Security Instrument, the Note and the other Loan Documents or at law or in equity, take such action, without notice or demand except as is otherwise expressly required by the Loan Documents, that Lender deems advisable to protect and enforce its rights against Borrower and in the Property, including, without limitation, declaring the Debt to be immediately due and payable, and Lender may enforce or avail itself of any or all rights or remedies provided in this Agreement, the Security Instrument, the Note and the other Loan Documents against Borrower and the Property, including, without limitation, all rights or remedies available at law or in equity. Upon any Event of Default described in Section 10.1(g) above (with respect to Borrower and SPE Component Entity only), the Debt and all other obligations of Borrower under this Agreement, the Security Instrument, the Note and the other Loan Documents shall immediately and automatically become due and payable, without notice or demand, and Borrower hereby expressly waives any such notice or demand, anything contained herein or in the Security Instrument, the Note and the other Loan Documents to the contrary notwithstanding.

(b)            Upon the occurrence and during the continuance of an Event of Default, all or any one or more of the rights, powers, privileges and other remedies available to Lender against Borrower under this Agreement, the Security Instrument, the Note or the other Loan Documents executed and delivered by, or applicable to, Borrower or at law or in equity may be exercised by Lender at any time and from time to time, whether or not all or any of the Debt shall be declared due and payable, and whether or not Lender shall have commenced any foreclosure proceeding or other action for the enforcement of its rights and remedies under this Agreement, the Security Instrument, the Note or the other Loan Documents with respect to the Property. Any such actions taken by Lender shall be cumulative and concurrent and may be pursued independently, singularly, successively, together or otherwise, at such time and in such order as Lender may determine in its sole discretion, to the fullest extent permitted by Applicable Law, without impairing or otherwise affecting the other rights and remedies of Lender permitted by Applicable Law, equity or contract or as set forth herein or in the Security Instrument, the Note or the other Loan Documents. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

(c)            Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to partially foreclose any Security Instrument in any manner and for any amounts secured by the related Security Instrument then due and payable as determined by Lender in its sole discretion including, without limitation, the following circumstances: (i) in the event Borrower defaults beyond any applicable grace period in the payment of one or more scheduled payments of principal and interest, Lender may foreclose any Security Instrument to recover such delinquent payments, or (ii) in the event Lender elects to accelerate less than the entire outstanding principal balance of the Loan, Lender may foreclose any Security Instrument to recover so much of the principal balance of the Loan as Lender may accelerate and such other sums secured by the related Security Instruments as Lender may elect. Notwithstanding one or more partial foreclosures, each Individual Property shall remain subject to the related Security Instrument to secure payment of sums secured by the Security Instrument and not previously recovered.

(d)            Upon the occurrence and during the continuance of an Event of Default, Lender shall have the right from time to time to sever the Note and the other Loan Documents into one or more separate notes, security instruments and other security documents (the “Severed Loan Documents”) in such denominations as Lender shall determine in its sole discretion for purposes of evidencing and enforcing its rights and remedies provided hereunder. Borrower shall execute and deliver to Lender from time to time, promptly after the request of Lender, a severance agreement and such other documents as Lender shall request in order to effect the severance described in the preceding sentence, all in form and substance reasonably satisfactory to Lender. Borrower hereby absolutely and irrevocably appoints Lender as its true and lawful attorney, coupled with an interest, in its name and stead to make and execute all documents necessary or desirable to effect the aforesaid severance, Borrower ratifying all that its said attorney shall do by virtue thereof; provided, however, Lender shall not make or execute any such documents under such power until three (3) days after notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power. Borrower shall not be obligated to pay any costs or expenses incurred in connection with the preparation, execution, recording or filing of the Severed Loan Documents and the Severed Loan Documents shall not contain any representations, warranties or covenants not contained in the Loan Documents and any such representations and warranties contained in the Severed Loan Documents will be given by Borrower only as of the Closing Date.

(e)            Any amounts recovered from the Properties or any other collateral for the Loan after an Event of Default may be applied by Lender toward the payment of any interest and/or principal of the Loan and/or any other amounts due under the Loan Documents in such order, priority and proportions as Lender in its sole discretion shall determine.

(f)             Upon the occurrence and during the continuance of an Event of Default, Lender may, but without any obligation to do so and without notice to or demand on Borrower and without releasing Borrower from any obligation hereunder or being deemed to have cured any Event of Default hereunder, make, do or perform any obligation of Borrower hereunder in such manner and to such extent as Lender may deem necessary. Lender is authorized to enter upon any or all of the Properties for such purposes, or appear in, defend, or bring any action or proceeding to protect its interest in the Properties for such purposes, and the actual, out-of-pocket cost and expense thereof (including reasonable attorneys’ fees to the extent permitted by Applicable Law), with interest as provided in this Section, shall constitute a portion of the Debt and shall be due and payable to Lender upon demand. All such actual, out-of-pocket costs and expenses incurred by Lender in remedying such Event of Default or such failed payment or act or in appearing in, defending, or bringing any action or proceeding shall bear interest at the Default Rate, for the period after such cost or expense was incurred through and including the date of payment to Lender. All such actual, out-of-pocket costs and expenses incurred by Lender together with interest thereon calculated at the Default Rate shall be deemed to constitute a portion of the Debt and be secured by the liens, claims and security interests provided to Lender under the Loan Documents and shall be immediately due and payable upon demand by Lender therefore.

Article 11.

SECONDARY MARKET

Section 11.1     Securitization.

(a)            Lender shall have the right (i) to sell or otherwise transfer the Loan or any portion thereof as a whole loan, (ii) to sell participation interests in the Loan or (iii) to securitize the Loan or any portion thereof in a single asset securitization or a pooled loan securitization. The transactions referred to in clauses (i), (ii) and (iii) above shall hereinafter be referred to collectively as “Secondary Market Transactions” and the transactions referred to in clause (iii) shall hereinafter be referred to as a “Securitization”. Any certificates, notes or other securities issued in connection with a Securitization are hereinafter referred to as “Securities”.

(b)            If requested by Lender, Borrower shall assist Lender in satisfying the market standards to which Lender customarily adheres or which may be reasonably required in the marketplace or by the Rating Agencies in connection with any Secondary Market Transactions, at Borrower’s cost and expense (subject to the out-of-pocket cap set forth in Section 11.1(g) after which it shall be at Lender’s cost and expense), including, without limitation, to:

(i)            (A) provide updated financial and other information reasonably available to (or able to be obtained or prepared by) Borrower with respect to the Property, the business operated at the Properties, Borrower, Guarantor and Manager in each case consistent with the information required to be delivered pursuant to Section 4.12 hereof, (B) provide updated budgets relating to the Property and (C) provide updated appraisals, market studies, environmental reviews (Phase I’s and, if appropriate, Phase II’s), property condition reports and other due diligence investigations of the Property (the “Updated Information”), together, if customary, with appropriate verification of the Updated Information through letters of auditors or opinions of counsel reasonably acceptable to Lender and acceptable to the Rating Agencies; provided that Borrower shall not be required to provide any documents or information (other than updates, changes or supplements to information or documents previously provided by or on behalf of Borrower or its Affiliates in connection with the origination of the Loan) to the extent such information or documents are not in the possession of Borrower or its Affiliates or would be unduly burdensome or costly for Borrower to obtain and deliver;

(ii)            provide opinions of counsel, which may be relied upon by Lender, the Rating Agencies and their respective counsel, agents and representatives, as to non-consolidation, matters of Delaware and federal bankruptcy law relating to limited liability companies or any other opinion customary in Secondary Market Transactions or required by the Rating Agencies with respect to the Property and Borrower and Borrower’s Affiliates, which counsel and opinions shall be reasonably satisfactory in form and substance to Lender and the Rating Agencies;

(iii)            provide updated, as of the closing date of the Secondary Market Transaction, representations and warranties made in the Loan Documents;

(iv)            at any time prior to a Secondary Market Transaction, execute such amendments to the Loan Documents as reasonably requested by Lender to change the dates on which the Monthly Payment Date and Maturity Date occur; provided that, such change in Maturity Date shall only be with respect to the day of the month, and not the year or month, of such Maturity Date; and

(v)            execute such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies or otherwise to effect the Securitization including, without limitation, bifurcation of the Loan into two or more components and/or separate notes and/or creating a senior/subordinate note structure (any of the foregoing, a “Loan Bifurcation”); provided, however, that Borrower shall not be required to modify or amend any Loan Document or organizational document if such modification or amendment would (A) increase Borrower’s obligations or decrease Borrower’s rights, except to a de minimis extent or (B) change the interest rate, the stated maturity or the amortization of principal set forth in the Note, except in connection with a Loan Bifurcation which may result in varying fixed interest rates and amortization schedules, but which (x) shall have the same initial weighted average coupon of the original Note and (y) shall not result in any “rate creep” due to repayments of principal, except in connection with any prepayment in connection with the release of Individual Properties, repayment during an Event of Default or prepayment in connection with any Casualty or Condemnation.

(c)            If, at the time one or more Disclosure Documents are being prepared for a Securitization, Lender expects that Borrower alone or Borrower and one or more Affiliates of Borrower collectively, or the Property alone or the Property and Related Properties collectively, will be a Significant Obligor for purposes of such Securitization, Borrower shall furnish (or cause to be furnished) to Lender upon request (i) the selected financial data or, if applicable, net operating income, described in Item 1112(b)(1) of Regulation AB, if Lender expects that the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or portion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed ten percent (10%) (but less than twenty percent (20%)) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in such Securitization or (ii) the financial statements described in Item 1112(b)(2) of Regulation AB, if Lender expects that the principal amount of the Loan (or portion of the Loan included in such Securitization) together with any Related Loans as of the cut-off date for such Securitization may, or if the principal amount of the Loan together with any Related Loans as of the cut-off date for such Securitization and at any time during which the Loan (or apportion of the Loan included in such Securitization) and any Related Loans are included in a Securitization does, equal or exceed twenty percent (20%) of the aggregate principal amount of all mortgage loans included or expected to be included, as applicable, in the Securitization. Notwithstanding anything herein to the contrary, such financial data or financial statements shall be furnished to Lender (A) within ten (10) Business Days after written notice from Lender in connection with the preparation of Disclosure Documents for the Securitization, (B) not later than forty-five (45) days after the end of each fiscal quarter of Borrower and (C) not later than one hundred twenty (120) days after the end of each fiscal year of Borrower; provided, however, that Borrower shall not be obligated to furnish financial data or financial statements pursuant to clauses (B) or (C) of this sentence with respect to any period for which an Exchange Act Filing is not required. If reasonably requested by Lender, and to the extent not prohibited by any applicable lease, other agreement or order, Borrower shall furnish to Lender financial data and/or financial statements for any tenant of any of the Properties if, in connection with a Securitization, Lender expects there to be, with respect to such tenant or group of affiliated tenants, a concentration within all of the mortgage loans included or expected to be included, as applicable, in the Securitization such that such tenant or group of affiliated tenants would constitute a Significant Obligor.

(d)            All financial data and financial statements provided by Borrower hereunder pursuant to Section 11.1(c) and (d) hereof shall be prepared in accordance with GAAP, and shall meet the applicable requirements of Regulation AB and other applicable legal requirements. All financial statements referred to in Section 11.1(c)(C) above shall be audited by independent accountants of Borrower (which accountants shall be acceptable to Lender) in accordance with Regulation AB and all other applicable legal requirements, shall be accompanied by the manually executed report of the independent accountants thereon, which report shall meet the requirements of Regulation AB and all applicable legal requirements, and shall be further accompanied by a manually executed written consent of the independent accountants, in form and substance acceptable to Lender, to the inclusion of such financial statements in any Disclosure Document and any Exchange Act Filing and to the use of the name of such independent accountants and the reference to such independent accountants as “experts” in any Disclosure Document and Exchange Act Filing, all of which shall be provided at the same time as the related financial statements are required to be provided. All financial data and financial statements (audited or unaudited) provided by Borrower under Section 11.1(c) shall be accompanied by an Officer’s Certificate stating that such financial statements meet the requirements set forth in the first sentence of this Section 11.1(d).

(e)            If requested by Lender, Borrower shall provide Lender, promptly upon request, with any other or additional financial statements, or financial, statistical or operating information, as Lender shall determine to be required pursuant to Regulation AB or any amendment, modification or replacement thereto or other legal requirements in connection with any Disclosure Document or any Exchange Act Filing or as shall otherwise be reasonably requested by Lender.

(f)             In the event Lender determines, in its reasonable discretion, in connection with a Securitization, that the financial data and financial statements and (if applicable) related accountants’ reports and consents required in order to comply with Regulation AB or any amendment, modification or replacement of Regulation AB or with other legal requirements are other than as provided herein, then notwithstanding the provisions of this Section, Lender may request, and Borrower shall use commercially reasonable efforts to provide, such other financial statements and (if applicable) related accountants’ reports and consents as Lender determines to be reasonably necessary or appropriate for such compliance.

(g)            Except for the costs of Borrower’s and Guarantor’s legal counsel and the first $50,000.00 of Lender’s out-of-pocket expenses, all reasonable out-of-pocket costs and expenses actually incurred by Borrower, Guarantor or Lender in connection with this Section 11.1, including the reasonable fees of third-party vendors actually incurred by Borrower or Guarantor, shall be paid by Lender.

Section 11.2         Securitization Indemnification.

(a)            Borrower understands that information provided to Lender by Borrower and its agents, counsel and representatives may be included in disclosure documents in connection with the Securitization, including, without limitation, collateral and/or structural term sheets, road show presentation materials or similar marketing materials, an offering circular, a prospectus, prospectus supplement, private placement memorandum or other offering document (each, a “Disclosure Document”) and may also be included in filings with the Securities and Exchange Commission pursuant to the Securities Act of 1933, as amended (the “Securities Act”), or the Securities and Exchange Act of 1934, as amended (the “Exchange Act”), and may be made available to investors or prospective investors in the Securities, the Rating Agencies, and service providers relating to the Securitization.

(b)            Borrower shall provide in connection with a Securitization, an agreement (A) certifying that (i) Borrower has examined (1) the sections of the Disclosure Documents related to or which include financial and other information provided at any time prepared by, or on behalf of, Borrower, Guarantor and/or any Affiliated Manager, or any information regarding the Property, Borrower and each other Borrower Party, including without limitation, the sections entitled “Risk Factors,” “Special Considerations,” “Description of the Mortgaged Properties,” “The Borrower” and “Certain Legal Aspects of the Loan” or other similar sections, and (2) such sections and such other information in the Disclosure Documents identified in writing by Lender (to the extent such information relates to or includes any financial or any information regarding any Individual Property, Borrower, Manager and each other Borrower Party) (together with the Provided Information, collectively, the “Covered Disclosure Information”), and (ii) such sections do not contain any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements made in the Covered Disclosure Information, in the light of the circumstances under which they were made, not misleading, (B) indemnifying Lender (and for purposes of this Section 11.2, Lender hereunder shall include its officers and directors), the Affiliate of Wells Fargo that has filed the registration statement relating to the Securitization (the “Registration Statement”), (including each of its directors and officers who have signed the Registration Statement and each Person that controls the Affiliate within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act (collectively, the “Wells Group”), and Wells Fargo, and any other placement agent or underwriter with respect to the Securitization, each of their respective directors and each Person who controls Wells Fargo or any other placement agent or underwriter within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act (collectively, the “Underwriter Group”) for any losses, claims, damages or liabilities (collectively, the “Liabilities”) to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact contained in the Covered Disclosure Information or arise out of or are based upon the omission or alleged omission to state therein a material fact required to be stated in the Covered Disclosure Information or necessary in order to make the statements in the Covered Disclosure Information, in light of the circumstances under which they were made, not misleading and (C) agreeing to reimburse Lender, the Wells Group and/or the Underwriter Group for any reasonable legal or other expenses actually incurred by Lender, the Wells Group and the Underwriter Group in connection with investigating or defending the Liabilities; provided, however, that, with respect to any untrue statements or omissions contained in any third-party diligence reports or third party documents (e.g. any appraisals, the Title Insurance Policy, Surveys and zoning reports), Borrower shall not be responsible for any Liabilities arising from such third parties’ failure to accurately transcribe information provided by or on behalf of Borrower to such third party unless Borrower was provided a reasonable opportunity to review such third party documentation (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions; and provided, further, the indemnification provided by this sentence shall not inure to the benefit of any indemnified party to the extent that any untrue statement or omission or alleged untrue statement or omission was made as a result of an error by Lender, the Wells Group and the Underwriter Group in the manipulation of, or calculations based upon, or any aggregation of, any Provided Information that, in each case, is otherwise correct; and provided, further, that Borrower will be liable in any such case only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with information furnished to Lender by or on behalf of Borrower in connection with the preparation of the Disclosure Document or in connection with the underwriting or closing of the Loan, including, without limitation, financial statements of Borrower, operating statements and rent rolls with respect to the Property (collectively, the “Provided Information”). The indemnification provided for in clauses (B) and (C) above shall be effective whether or not the indemnification agreement described above is provided; provided, however, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document; provided, further, that, with respect to any untrue statements or omissions contained in any third-party diligence reports or third party documents (e.g. any appraisals, the Title Insurance Policy, Surveys and zoning reports), Borrower shall not be responsible for any Liabilities arising from such third parties’ failure to accurately transcribe information provided by or on behalf of Borrower to such third party unless Borrower was provided a reasonable opportunity to review such third party documentation (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions; and provided, further, the indemnification provided by this sentence shall not inure to the benefit of any indemnified party to the extent that any untrue statement or omission or alleged untrue statement or omission was made as a result of an error by Lender, the Wells Group and the Underwriter Group in the manipulation of, or calculations based upon, or any aggregation of, any Provided Information that, in each case, is otherwise correct; and provided, further, that Borrower will be liable in any such case only to the extent that any such loss claim, damage or liability arises out of or is based upon any such untrue statement or omission made therein in reliance upon and in conformity with. The aforesaid indemnity will be in addition to any liability which Borrower may otherwise have.

(c)            In connection with Exchange Act Filings, Borrower shall (i) indemnify Lender, the Wells Group and the Underwriter Group for Liabilities to which Lender, the Wells Group or the Underwriter Group may become subject insofar as the Liabilities arise out of or are based upon any untrue statement or alleged untrue statement of any material fact in the Covered Disclosure Information and (ii) reimburse Lender, the Wells Group or the Underwriter Group for any legal or other expenses reasonably incurred by Lender, the Wells Group or the Underwriter Group in connection with defending or investigating the Liabilities; provided that, with respect to any untrue statements or omissions contained in any third party diligence reports or third party documents (e.g. any appraisals, the Title Insurance Policy, Surveys and zoning reports), (x) Borrower shall not be responsible for any Liabilities arising from such third parties failure to accurately transcribe information provided by or on behalf of Borrower to such third party unless Borrower was provided a reasonable opportunity to review such third party documentation (or the applicable portions thereof) and failed to notify Lender of such misstatements or omissions and (y) Borrower shall only be liable to the extent such untrue statement or omission of material fact was made in reliance upon information provided to such third party by or on behalf of Borrower; provided, further, such indemnity shall be limited to the Provided Information and shall only be effective to the extent that Lender accurately states the Provided Information in the applicable Disclosure Document.

(d)            Promptly after receipt by an indemnified party under this Section 11.2 of notice of the commencement of any action, such indemnified party will, if a claim in respect thereof is to be made against the indemnifying party under this Section 11.2, notify the indemnifying party in writing of the commencement thereof, but the omission to so notify the indemnifying party will not relieve the indemnifying party from any liability which the indemnifying party may have to any indemnified party hereunder except to the extent that failure to notify causes prejudice to the indemnifying party. In the event that any action is brought against any indemnified party, and it notifies the indemnifying party of the commencement thereof, the indemnifying party will be entitled, jointly with any other indemnifying party, to participate therein and, to the extent that it (or they) may elect by written notice delivered to the indemnified party promptly after receiving the aforesaid notice from such indemnified party, to assume the defense thereof with counsel satisfactory to such indemnified party. After notice from the indemnifying party to such indemnified party under this Section 11.2, such indemnified party shall pay for any reasonable legal or other expenses subsequently incurred by such indemnified party in connection with the defense thereof other than reasonable, out-of-pocket costs of investigation; provided, however, if the defendants in any such action include both the indemnified party and the indemnifying party and the indemnified party shall have reasonably concluded that there are any legal defenses available to it and/or other indemnified parties that are different from or additional to those available to the indemnifying party, the indemnified party or parties shall have the right to select separate counsel to assert such legal defenses and to otherwise participate in the defense of such action on behalf of such indemnified party at the cost of the indemnifying party. The indemnified party shall instruct its counsel to maintain reasonably detailed billing records for fees and disbursements for which such indemnified party is seeking reimbursement hereunder and shall submit copies of such detailed billing records to substantiate that such counsel’s fees and disbursements are solely related to the defense of a claim for which the indemnifying party is required hereunder to indemnify such indemnified party. The indemnifying party shall not be liable for the expenses of more than one separate counsel unless an indemnified party shall have reasonably concluded that there may be legal defenses available to it that are different from or additional to those available to another indemnified party which necessitate, in the commercially reasonable opinion of such indemnified party, the hiring of a separate counsel.

(e)            In order to provide for just and equitable contribution in circumstances in which the indemnity agreement provided for in Section 11.2(b) or (c) hereof is for any reason held to be unenforceable as to an indemnified party in respect of any losses, claims, damages or liabilities (or action in respect thereof) referred to therein which would otherwise be indemnifiable under Section 11.2(b) or (c) hereof, the indemnifying party shall contribute to the amount paid or payable by the indemnified party as a result of such losses, claims, damages or liabilities (or action in respect thereof); provided, however, that no Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation. In determining the amount of contribution to which the respective parties are entitled, the following factors shall be considered: (i) Lender’s, the Underwriter Group’s and Borrower’s relative knowledge and access to information and relative faults concerning the matter with respect to which the claim was asserted; (ii) the opportunity to correct and prevent any statement or omission; and (iii) any other equitable considerations appropriate in the circumstances. Lender and Borrower hereby agree that it would not be equitable if the amount of such contribution were determined by pro rata or per capita allocation.

(f)             Borrower shall jointly and severally indemnify Lender and its officers, directors, partners, employees, representatives, agents and Affiliates against any Losses to which Lender or its officers, directors, partners, employees, representatives, agents and Affiliates, may become subject in connection with any indemnification to the Rating Agencies in connection with issuing, monitoring or maintaining the Securities insofar as the Losses arise out of or are based upon any untrue statement of any material fact in any information provided by or on behalf of Borrower to the Rating Agencies (the “Covered Rating Agency Information”) or arise out of or are based upon the omission to state a material fact in the Covered Rating Agency Information required to be stated therein or necessary in order to make the statements in Covered Rating Agency Information, in light of the circumstances under which they were made, not misleading.

(g)            The liabilities and obligations of both Borrower and Lender under this Section 11.2 shall survive the termination of this Agreement and the satisfaction and discharge of the Debt.

Section 11.3         REMIC Savings Clause. Notwithstanding anything herein to the contrary (including without limitation, Section 2.10 hereof), if the Loan is included in a REMIC Trust and, immediately following a release of any portion of the real property relating to the Properties or any Individual Property, the ratio of the unpaid principal balance of the Loan to the value of the remaining real property relating to the Properties is greater than 125% (such value to be determined, in Lender’s sole discretion, by any commercially reasonable method permitted to a REMIC Trust and it being agreed and acknowledged that such loan-to-value determination shall be based on the value of only real property and shall exclude any personal property or going-concern value, if any), the principal balance of the Loan must be paid down by Borrower (which shall be deemed a prepayment under Section 2.7(a) and the conditions thereof shall apply) by an amount sufficient to satisfy REMIC Requirements, unless the Lender receives an opinion of counsel that the Loan will not fail to maintain its status as a “qualified mortgage” within the meaning of Section 860G(a)(3)(A) of the IRS Code as a result of the related release of lien.

Section 11.4         Servicer. At the option of Lender, the Loan may be serviced by a master servicer, primary servicer, special servicer and/or trustee (any such master servicer, primary servicer, special servicer, and trustee, together with its agents, nominees or designees, are collectively referred to as “Servicer”) selected by Lender and Lender may delegate all or any portion of its responsibilities under this Agreement and the other Loan Documents to Servicer pursuant to a servicing agreement, trust and servicing agreement, special servicing agreement or other agreement providing for the servicing of the Loan (collectively, the “Servicing Agreement”) between Lender and Servicer. Borrower shall not be responsible for (a) any set up fees or other initial costs relating to, or arising out of, the Servicing Agreement or (b) regular monthly master servicing fees or trustee fees under the Servicing Agreement, or (c) any fees or expenses required to be borne by, and not reimbursable to, Servicer. Notwithstanding the foregoing, Borrower shall be responsible for (A) (i) the interest payable on advances made by Servicer with respect to delinquent debt service payments (to the extent charges are due pursuant to Section 2.5(d) and 2.6(c) and interest at the Default Rate actually paid by Borrower in respect of such payments are insufficient to pay the same), and (ii) expenses paid by Servicer in respect of the protection and preservation of the Property (including, without limitation, payments of Taxes and Insurance Premiums and Other Charges); (B) the following costs and expenses payable by Servicer as a result of the occurrence and continuance of an Event of Default, the Loan becoming specially serviced, an enforcement, refinancing or restructuring of the credit arrangements provided under this Agreement and the other Loan Documents in the nature of a “work-out” or of any insolvency or bankruptcy proceeding of the Borrower: (i) actual reasonable out-of-pocket costs and expenses paid by Servicer, (ii) special servicing fees, trustee fees, operating advisor fees or similar fees that are due and payable by Lender to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis, (iii) liquidation fees that are due and payable to Servicer under the Servicing Agreement in connection with the exercise of any or all remedies permitted under this Agreement, and (iv) workout fees that are due and payable to Servicer under the Servicing Agreement, which fees may be due and payable under the Servicing Agreement on a periodic or continuing basis; (C) during the occurrence and the continuance of an Event of Default or as otherwise expressly provided in this Agreement, the costs of all property inspections and/or appraisals of the Property (or any updates to any existing inspection or appraisal) that Servicer may be required to obtain (other than the cost of regular annual inspections required to be borne by Servicer under the Servicing Agreement); and (D) in connection with any consents, approvals and requests made by Borrower or Guarantor to Servicer during the term of the Loan, customary actual out-of-pocket reasonable costs and expenses and customary and reasonable servicing fees charged in similar loans for similar requests. Notwithstanding the foregoing, in no event shall (a) annual special servicing fees exceed 0.25% of the then outstanding principal balance of the Loan, (b) workout fees shall not exceed 0.75% of each collection of interest (other than default interest) and principal collections of the Loan, and (c) liquidation fees shall not exceed the amount, if any, by which 0.75% of liquidation proceeds exceeds the amount previously paid in respect of workout fees).

Section 11.5         Rating Agency Costs. In connection with any Rating Agency Confirmation or other Rating Agency consent, approval or review required hereunder (other than the initial review of the Loan by the Rating Agencies in connection with a Securitization), Borrower shall pay all of the costs and expenses of Lender, Servicer and each Rating Agency in connection therewith, and, if applicable, shall pay any fees imposed by any Rating Agency in connection therewith.

Section 11.6         Mezzanine Option. Lender shall have the option (the “Mezzanine Option”) at any time to divide the Loan into two parts, a mortgage loan and a mezzanine loan, provided, that (i) the total loan amounts for such mortgage loan and such mezzanine loan shall equal the then outstanding amount of the Loan immediately prior to Lender’s exercise of the Mezzanine Option, (ii) the weighted average interest rate of such mortgage loan and mezzanine loan shall initially equal the Interest Rate, (iii) such mezzanine loan shall have the same maturity date as the Maturity Date hereunder and (iv) no amortization of principal of the Loan will be required. Borrower shall, at Borrower’s sole cost and expense, reasonably cooperate with Lender in Lender’s exercise of the Mezzanine Option in good faith and in a timely manner, which such cooperation shall include, but not be limited to, (i) executing such amendments to the Loan Documents and Borrower or any SPE Component Entity’s organizational documents as may be reasonably requested by Lender or requested by the Rating Agencies, (ii) creating one or more Single Purpose Entities (the “Mezzanine Borrower”), which such Mezzanine Borrower shall (A) own, directly or indirectly, one hundred percent (100%) of the equity ownership interests in Borrower (the “Equity Collateral”), and (B) together with such constituent equity owners of such Mezzanine Borrower as may be designated by Lender, execute such agreements, instruments and other documents as may be reasonably required by Lender in connection with the mezzanine loan (including, without limitation, a promissory note evidencing the mezzanine loan and a pledge and security agreement pledging the Equity Collateral to Lender as security for the mezzanine loan); and (iii) delivering such opinions, title endorsements, UCC title insurance policies and other materials as may be reasonably required by Lender required by or the Rating Agencies; provided, that none of the foregoing actions shall decrease any rights or increase any obligations of Borrower or any other Borrower Party under the Loan Documents, other than to a non-material extent, it being acknowledged and agreed that Lender’s customary remedies under the related mezzanine loan documents shall not be considered to decrease the rights or increase the obligations of Borrower.

Section 11.7         Register. Notwithstanding anything to the contrary herein, Lender shall, acting solely for this purpose as an agent of the Borrower, maintain at one of its offices in the United States a register (the “Register”) with respect to the Loan and any interests therein for the recordation of the names and addresses of the Lender(s), and the commitments of, and principal amounts (and stated interest) of the Loan owing to, each Lender pursuant to the terms hereof from time to time such that the Loan and any obligations under the Loan Documents are in registered form under United States Treasury Regulations Section 5f.103-1(c) and Proposed Treasury Regulations 1.163-5(b) (and, in each case, any amended or successor version). The entries in the Register shall be conclusive absent manifest error, and the Lender (and any assignees of Lender) shall treat each Person whose name is recorded in the Register as the owner of the Loan or applicable portion of the Loan) or other obligations under the Loan Documents, as applicable. The Register shall be available for inspection by the Borrower at any reasonable time and from time to time upon reasonable prior notice. In the event any Lender sells a participation, such Lender shall, acting solely for this purpose as a non-fiduciary agent of the Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loan or other obligations under the Loan Documents (the “Participant Register”); provided that such Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a participant's interest in any commitments, loans or its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary.

Article 12.

INDEMNIFICATIONS

Section 12.1         General Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all actual Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to any one or more of the following: (a) any accident, injury to or death of persons or loss of or damage to property occurring in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (b) any use, nonuse or condition in, on or about the Property or any part thereof or on the adjoining sidewalks, curbs, adjacent property or adjacent parking areas, streets or ways; (c) performance of any labor or services or the furnishing of any materials or other property in respect of the Property or any part thereof; (d) any failure of the Property to be in compliance with any Applicable Law; (e) any and all claims and demands whatsoever which may be asserted against Lender by reason of any alleged obligations or undertakings on its part to perform or discharge any of the terms, covenants, or agreements contained in any Lease; (f) the payment of any commission, charge or brokerage fee to anyone (other than a broker or other agent retained by Lender) which may be payable in connection with the funding of the Loan evidenced by the Note and secured by the Security Instrument; and/or (g) the holding or investing of the funds on deposit in the Accounts or the performance of any work or the disbursement of funds in each case in connection with the Reserve Funds; provided that Borrower shall not be required to indemnify an Indemnified Party for any such Losses which arise due to the gross negligence, illegal acts, fraud or willful misconduct of Lender or any other Indemnified Party as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment nor shall Borrower be liable for any consequential, punitive, exemplary or special damages except to the extent Lender is actually liable to a third party for the same. Any amounts payable to Indemnified Parties by reason of the application of this Section 12.1 shall be due and payable upon ten (10) Business Days after written demand therefor from Lender and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.

Section 12.2         Mortgage and Intangible Tax and Transfer Tax Indemnification. Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses imposed upon or incurred by or asserted against any Indemnified Parties and directly or indirectly arising out of or in any way relating to (a) any tax on the making and/or recording of the Security Instrument, the Note or any of the other Loan Documents (whether due upon the making of same or upon the exercise of its remedies under the Loan Documents, but excluding any income, franchise or other similar tax imposed on Lender), and (b) any transfer tax incurred by Indemnified Parties in connection with the exercise of remedies hereunder or under any other Loan Documents, including, without limitation, a foreclosure of the Security Instrument by Lender or its designee and any subsequent transfer of the Property by the Lender or its designee.

Section 12.3         ERISA and CFIUS Indemnification. (a) Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses incurred in correcting any prohibited transaction or in the sale of a prohibited loan, and in obtaining any individual prohibited transaction exemption under ERISA that may be required, in Lender’s sole discretion) that Indemnified Parties may incur, directly or indirectly, as a result of a default under Sections 3.7 or 4.19 of this Agreement.

(b)            Borrower shall, at its sole cost and expense, protect, defend, indemnify, release and hold harmless the Indemnified Parties from and against any and all Losses (including, without limitation, reasonable attorneys’ fees and costs incurred in the investigation, defense, and settlement of Losses) that any Indemnified Party may incur, directly or indirectly, as a result of (i) Borrower’s acquisition of any Individual Property being a Covered Transaction or otherwise arising under the DPA and/or (ii) a default under Sections 3.32 and/or 4.25 hereof.

Section 12.4         Duty to Defend, Legal Fees and Other Fees and Expenses. Upon written request by any Indemnified Party, Borrower shall defend such Indemnified Party (if requested by any Indemnified Party, in the name of the Indemnified Party) by attorneys and other professionals reasonably approved by the Indemnified Parties. Notwithstanding the foregoing, any Indemnified Parties may, in their sole discretion, engage their own attorneys and other professionals to defend or assist them, and, at the option of Indemnified Parties, their attorneys shall control the resolution of any claim or proceeding, which if no Event of Default shall be continuing shall be subject to Borrower’s right to consent to any settlement (such consent not to be unreasonably withheld, conditioned or delayed). Upon demand, Borrower shall pay or, in the sole discretion of the Indemnified Parties, reimburse, the Indemnified Parties for the payment of reasonable fees and disbursements of attorneys, engineers, environmental consultants, laboratories and other professionals in connection therewith; provided, however, Borrower shall not be obligated to pay for fees and disbursements of more than one set of legal professionals retained by Indemnified Parties with respect to any indemnified claim (in addition to Borrower’s own legal professionals) regardless of the number of Indemnified Parties; provided, further, however, that any Indemnified Party may retain its own separate counsel at any time at its sole cost and expense.

Section 12.5         Survival. The obligations and liabilities of Borrower under this Article 12 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument.

Section 12.6         Environmental Indemnity. Simultaneously herewith, Borrower and Guarantor have executed and delivered the Environmental Indemnity to Lender, which Environmental Indemnity is not secured by the Security Instrument.

Article 13.

EXCULPATION

Section 13.1         Exculpation.

(a)            Subject to the qualifications below, Lender shall not enforce the liability and obligation of Borrower to perform and observe the obligations contained in the Note, this Agreement, the Security Instrument or the other Loan Documents by any action or proceeding wherein a money judgment or any deficiency judgment or other judgment establishing personal liability shall be sought against Borrower or any direct or indirect principal, director, officer, employee, beneficiary, shareholder, partner, member, trustee, agent, or Affiliate of Borrower (but specifically excluding Guarantor) or any legal representatives, successors or assigns of any of the foregoing (collectively, the “Exculpated Parties”), except that Lender may bring a foreclosure action, an action for specific performance or any other appropriate action or proceeding to enable Lender to enforce and realize upon its interest under the Note, this Agreement, the Security Instrument and the other Loan Documents, or in the Properties, the Rents, or any other collateral given to Lender pursuant to the Loan Documents; provided, however, that, except as specifically provided herein, any judgment in any such action or proceeding shall be enforceable against Borrower only to the extent of Borrower’s interest in the Properties, in the Rents and in any other collateral given to Lender, and Lender, by accepting the Note, this Agreement, the Security Instrument and the other Loan Documents, shall not sue for, seek or demand any deficiency judgment against Borrower or any of the Exculpated Parties in any such action or proceeding under or by reason of or under or in connection with the Note, this Agreement, the Security Instrument or the other Loan Documents. The provisions of this Section shall not, however, (1) constitute a waiver, release or impairment of any obligation evidenced or secured by any of the Loan Documents; (2) impair the right of Lender to name Borrower as a party defendant in any action or suit for foreclosure and sale under any Security Instrument; (3) affect the validity or enforceability of any indemnity, guaranty or similar instrument (including, without limitation, the indemnities set forth in Article 12 hereof, Section 11.2 hereof, in the Guaranty and in the Environmental Indemnity) made in connection with the Loan or any of the rights and remedies of Lender thereunder (including, without limitation, Lender’s right to enforce said rights and remedies against Borrower and/or Guarantor (as applicable) personally and without the effect of the exculpatory provisions of this Article 13); (4) impair the right of Lender to obtain the appointment of a receiver; (5) impair the enforcement of the assignment of leases and rents contained in each Security Instrument; (6) [intentionally omitted]; (7) constitute a prohibition against Lender to seek a deficiency judgment against Borrower in order to fully realize the security granted by the Security Instruments or to commence any other appropriate action or proceeding in order for Lender to exercise its remedies against the Properties; or (8) constitute a waiver of the right of Lender to enforce the liability and obligation of Borrower, by money judgment or otherwise, to the extent of any Losses incurred by Lender (including attorneys’ fees and costs reasonably incurred) arising out of or in connection with any of the following:

(i)            fraud or intentional material misrepresentation by Borrower, any SPE Component Entity, Guarantor or any Borrower Party in connection with the Loan;

(ii)           the willful misconduct of Borrower, any SPE Component Entity, Guarantor or any Borrower Party or the commission of a criminal act by Borrower, any SPE Component Entity, Guarantor or any Borrower Party which results in any seizure or forfeiture of the Property, or any portion thereof, or Borrower’s interest therein;

(iii)          any intentional material physical waste at any Individual Property committed by Borrower, any SPE Component Entity, Guarantor or any Borrower Party (including, without limitation, any arson of the Property) and/or the removal or disposal of any portion of the Property after an Event of Default by Borrower, any SPE Component Entity, Guarantor or any Borrower Party (except for personal property that is worn out or obsolete or that is replaced with personal property that is of equal or greater value and utility); provided, however, there shall be no liability under this clause (iii) for failure to maintain the Properties (collectively) unless there is sufficient revenue from the Property to pay the cost of such maintenance prior to the payment of any other costs or expenses other than Taxes, Other Charges, amounts payable under the Ground Lease, Insurance Premiums and amounts that can create liens on the Property(ies);

(iv)          the misappropriation, conversion or intentional misapplication by Borrower of (A) any insurance proceeds paid by reason of any loss, damage or destruction to any Individual Property, (B) any Awards or other amounts received in connection with the Condemnation of all or a portion of any Individual Property, (C) any Rents or (D) any Tenant security deposits or Rents collected more than thirty (30) days in advance;

(v)           failure to pay any Taxes or Other Charges, charges for labor or materials or any other charges that create liens on any portion of the Property to the extent that the revenue from the Properties (collectively) is sufficient to pay such amounts prior to the payment of any other costs or expenses other than amounts payable under the Ground Lease (other than (x) amounts deposited with Lender as Tax Reserve Funds for Taxes or Other Charges where Lender elects not to apply such funds toward payment of such Taxes or Other Charges owed and Lender’s access to such sums is not restricted or constrained in any manner or (y) Taxes or Other Charges owed that are contested strictly in accordance with the terms of the Loan Documents);

(vi)          failure to maintain insurance as required by this Agreement to the extent that the revenue from the Properties (collectively) is sufficient to pay the Insurance Premiums relating thereto prior to the payment of any other costs or expenses other than Taxes and Other Charges and amounts payable under the Ground Lease (other than the failure to pay amounts deposited with Lender as Insurance Reserve Funds for Insurance Premiums to be paid to maintain such insurance where Lender elects not to apply such funds toward payment of such Insurance Premiums and Lender’s access to such sums is not restricted or constrained in any manner);

(vii)         [intentionally omitted];

(viii)        [intentionally omitted];

(ix)          the breach of any representation, warranty or covenant contained in Article 5 hereof (except there shall be no liability under this clause (ix) due to Borrower’s failure to pay trade payables within the timeframes as required thereunder solely to the extent that such failure is due to (1) the Properties (collectively) not generating revenue sufficient to pay such amounts prior to the payment of any other costs or expenses other than Taxes and Other Charges, amounts payable under the Ground Leases, insurance premiums and amounts that could result in a lien being filed against any of the Properties or (2) amounts deposited with Lender for the payment of such trade payables where Lender elects not to apply such funds toward payment of such trade payables owed and Lender’s access to such sums is not restricted or constrained in any manner); provided that the foregoing shall not be deemed to limit Borrower’s liability under clause (B)(i) below;

(x)           a Prohibited Transfer, provided that the foregoing shall not be deemed to limit Borrower’s liability under clause (B)(ii) of this Section 13.1; and provided, further, there shall be no liability under this subsection (x) solely as a result of the failure of Borrower to provide a required notice to Lender of a transfer provided that the related transfer would otherwise have been a Permitted Transfer had such notice been given as required by this Agreement;

(xi)          any Zoning, Use or Occupancy Nonconformance;

(xii)         any litigation or other legal proceeding related to the Debt filed by Borrower, any SPE Component Entity, Guarantor or any Borrower Party with the intent to (and which actually does) delay, impede, obstruct, hinder, enjoin or otherwise interfere with or frustrates the efforts of Lender to exercise any rights and remedies available to Lender as provided herein and in the other Loan Documents, except for any defenses raised in good faith by the Borrower, any SPE Component Entity, Guarantor or any Borrower Party;

(xiii)        failure to pay rent, additional rent or any other amounts due and payable under any Ground Lease to the extent that the revenue from the Properties (collectively) is sufficient to pay such amounts in the priority required by Section 4.27(a)(i) (except in the event that amounts sufficient to pay Ground Rent are deposited with Lender as Ground Rent Reserve Funds and Lender elects not to apply such funds toward payment of such Ground Rent and Lender’s access to such sums is not restricted or constrained in any manner);

(xiv)        failure to pay any amounts due under the Bond Documents to the extent that the revenue from the Properties (collectively) is sufficient to pay such amounts prior to the payment of any other costs or expenses other than amounts payable under the Ground Lease and Taxes and Insurance Premiums; and/or

(xv)         any amendment, modification or supplement of any Ground Lease or any of the Bond Documents without the prior written consent of Lender.

Notwithstanding anything to the contrary in this Agreement, the Note or any of the Loan Documents, (A) Lender shall not be deemed to have waived any right which Lender may have under Section 506(a), 506(b), 1111(b) or any other provisions of the Bankruptcy Code to file a claim for the full amount of the Debt or to require that all collateral shall continue to secure all of the Debt owing to Lender in accordance with the Loan Documents, and (B) the Debt shall be fully recourse to Borrower in the event that: (i) Borrower fails to maintain its status as a Single Purpose Entity or comply with any representation, warranty or covenant set forth in Article 5 hereof and such failure is cited as a factor in a substantive consolidation of the Borrower or any SPE Component Entity with any other Person in any case, proceeding or other action under the Bankruptcy Code or any other Creditors Rights Laws; (ii) a Prohibited Transfer resulting in a transfer of any Borrower’s fee or leasehold interest, as applicable, in any Individual Property, or a change in Control of Borrower or the day-to-day operations of any Individual Property, or results in the Guarantor no longer being a publicly traded entity with its shares traded on the New York Stock Exchange or another nationally recognized stock exchange; (iii) Borrower or any SPE Component Entity files a voluntary petition under the Bankruptcy Code or any other Creditors Rights Laws; (iv) an Affiliate, officer, director, or representative which Controls, directly or indirectly, Borrower or any SPE Component Entity files, or joins in the filing of, an involuntary petition against Borrower or any SPE Component Entity under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition against Borrower or any SPE Component Entity from any Person; (v) Borrower or any SPE Component Entity files an answer consenting to or joining in or failing to oppose (unless there is no good faith basis to oppose such petition) any involuntary petition filed against it, by any other Person under the Bankruptcy Code or any other Creditors Rights Laws, or solicits or causes to be solicited petitioning creditors for any involuntary petition from any Person; (vi) any Affiliate, officer, director, or representative which Controls Borrower or any SPE Component Entity consents to or joins in or fails to oppose an application for the appointment of a custodian, receiver, trustee, or examiner for Borrower, any SPE Component Entity or any portion of the Property, except if any of the foregoing are appointed at Lender’s request; (vii) Borrower or any SPE Component Entity makes an assignment for the benefit of creditors or admits in any legal proceeding its insolvency or inability to pay its debts as they become due; (viii) Borrower or any SPE Component Entity (or any Restricted Party) contests or opposes any motion made by Lender to obtain relief from the automatic stay or seeks to reinstate the automatic stay in the event of any federal or state bankruptcy or insolvency proceeding involving the Guarantor or its Affiliates; (ix) the Ground Lease is terminated, cancelled, rejected in bankruptcy or otherwise ceases to exist for any reason; provided, that, (A) there shall be no liability under this clause (ix) unless there is sufficient revenue from the Properties (collectively) to pay amounts necessary to prevent termination or cancellation prior to the payment of any other Operating Expenses or if during an Cash Trap Event Period Lender has collected sufficient funds for the payment of such amount, Lender elects not to apply such funds toward payment of such Ground Rent and Lender’s access to such sums is not restricted or constrained in any manner, and (B) Borrower’s liability pursuant to this clause (ix) shall not exceed Allocated Loan Amount for the applicable Individual Property; or (x) a Bond Lease is terminated, cancelled, or rejected in bankruptcy or otherwise ceases to exist for any reason, including, without limitation, Borrower’s failure to timely exercise its purchase option (and complete the purchase thereof) for the fee interest of the Home Depot Property or the sub-sub-leasehold interest in the Express Scripts Property, as applicable; provided, that (A) there shall be no liability under this clause (x) unless there is sufficient revenue from the Properties (collectively) to pay amounts necessary to prevent such termination or cancellation or to exercise such purchase option or if during an Cash Trap Event Period Lender has collected sufficient funds for the purpose of payment of such amounts, Lender elects not to apply such funds toward payment of such amounts and Lender’s access to such sums is not restricted or constrained in any manner, and (B), Borrower’s liability pursuant to this clause (x) shall not exceed the Allocated Loan Amount for the applicable Individual Property;

Section 13.2         Survival. The obligations and liabilities of Borrower under this Article 13 shall fully survive indefinitely notwithstanding any termination, satisfaction, assignment, entry of a judgment of foreclosure, exercise of any power of sale, or delivery of a deed in lieu of foreclosure of the Security Instrument. Notwithstanding the foregoing or anything to the contrary contained in this Agreement, Borrower shall not have any liability for any Losses imposed upon or incurred by or asserted against Lender to the extent that Borrower proves that such Losses were caused by actions, conditions or events that first occurred or arose after the date that with respect to an individual Borrower and the related Individual Property owned by such Borrower, Borrower is dispossessed of control of such Individual Property in connection with Lender’s exercise of remedies and such Losses were not caused by the actions of Borrower or Guarantor or any Affiliate or agent of Borrower or Guarantor.

Article 14.

NOTICES

Section 14.1         Notices. All notices or other written communications hereunder shall be deemed to have been properly given (a) upon delivery, if delivered in person, (b) one (1) Business Day after having been deposited for overnight delivery with any reputable overnight courier service, or (c) three (3) Business Days after having been deposited in any post office or mail depository regularly maintained by the U.S. Postal Service and sent by registered or certified mail, postage prepaid, return receipt requested, in any case addressed as follows:

If to Borrower:	c/o Orion Office REIT Inc. 2325 E. Camelback Road, Suite 850 Phoenix, Arizona 85016 Attention: Chief Financial Officer and Attention: General Counsel

With a copy to:	Latham & Watkins LLP 1271 Avenue of the Americas New York, New York 10020 Attention: Betsy Jaffe Email: betsy.jaffe@lw.com

If to Lender:	Wells Fargo Bank, National Association c/o Wells Fargo Commercial Mortgage Servicing 401 S. Tryon Street, 8th Floor Charlotte, North Carolina 28202 Facsimile No.: 844-879-5855

With a copy to:	Cadwalader, Wickersham & Taft LLP 227 West Trade Street, Suite 2400 Charlotte, North Carolina 28202 Attention: Holly M. Chamberlain, Esq. Facsimile No.: (704) 348-5200

or addressed as such party may from time to time designate by written notice to the other parties.

Either party by notice to the other may designate additional or different addresses for subsequent notices or communications.

Article 15.

FURTHER ASSURANCES

Section 15.1         Replacement Documents. Upon receipt of an affidavit of an officer of Lender as to the loss, theft, destruction or mutilation of the Note, this Agreement or any of the other Loan Documents which is not of public record, and, in the case of any such mutilation, upon surrender and cancellation of the Note, this Agreement or such other Loan Document, Borrower will issue, in lieu thereof, a replacement thereof, dated the date of the Note, this Agreement or such other Loan Document, as applicable, in the same principal amount thereof and otherwise identical in form and substance; provided that in the case of a lost Note, Borrower will execute a replacement note only if Lender or Lender’s custodian (at Lender’s option) shall provide to Borrower Lender’s (or Lender’s custodian’s) then standard form of lost note affidavit. Under no circumstances shall any such action, replacement or reaffirmation increase Borrower’s obligations, or decrease Borrower’s rights, under the Loan Documents or modify any economic term thereof.

Section 15.2         Recording of Security Instrument, etc. Borrower forthwith upon the execution and delivery of the Security Instrument and thereafter, from time to time, will cause the Security Instrument and any of the other Loan Documents creating a lien or security interest or evidencing the lien hereof upon the Properties and each instrument of further assurance to be filed, registered or recorded in such manner and in such places as may be required by any present or future law in order to publish notice of and fully to protect and perfect the lien or security interest hereof upon, and the interest of Lender in, the Properties. Borrower will pay all taxes (but excluding any income, franchise or other similar taxes imposed on Lender), filing, registration or recording fees, and all expenses incident to the preparation, execution, acknowledgment and/or recording of the Note, the Security Instrument, this Agreement, the other Loan Documents, any note, deed of trust or mortgage supplemental hereto, any security instrument with respect to the Properties and any instrument of further assurance, and any modification or amendment of the foregoing documents, and all federal, state, county and municipal taxes, duties, imposts, assessments and charges (but excluding any income, franchise or other similar taxes imposed on Lender) arising out of or in connection with the execution and delivery of the Security Instrument, any deed of trust or mortgage supplemental hereto, any security instrument with respect to the Properties or any instrument of further assurance, and any modification or amendment of the foregoing documents, except where prohibited by Applicable Law to do so.

Section 15.3         Further Acts, etc. Borrower will, at the cost of Borrower, except as may otherwise be provided in Article 11 and without expense to Lender, do, execute, acknowledge and deliver all and every further acts, deeds, conveyances, deeds of trust, mortgages, assignments, notices of assignments, transfers and assurances as Lender shall, from time to time, reasonably require, for the better assuring, conveying, assigning, transferring, and confirming unto Lender the property and rights hereby mortgaged, deeded, granted, bargained, sold, conveyed, confirmed, pledged, assigned, warranted and transferred or intended now or hereafter so to be, or which Borrower may be or may hereafter become bound to convey or assign to Lender, or for carrying out the intention or facilitating the performance of the terms of this Agreement or for filing, registering or recording the Security Instrument, or for complying with all Applicable Law; provided, however, the same shall not otherwise increase Borrower’s obligations or decrease any rights of Borrower under the Loan Documents, other than (i) to a de minimis extent, or (ii) to the extent necessary to correct any scrivener’s error in a manner consistent with the parties’ intention in connection with the Loan. Borrower, on demand, will execute and deliver, and in the event it shall fail to so execute and deliver within five (5) Business Days following written notice from Lender, hereby authorizes Lender to execute in the name of Borrower or without the signature of Borrower to the extent Lender may lawfully do so, one or more financing statements to evidence more effectively the security interest of Lender in the Properties. Borrower grants to Lender an irrevocable power of attorney coupled with an interest for the purpose of exercising and perfecting any and all rights and remedies available to Lender at law and in equity, including without limitation, such rights and remedies available to Lender pursuant to this Section 15.3; provided, however, Lender shall not execute any such documents under such power unless an Event of Default is continuing or Borrower has failed to do so after five (5) days written notice has been given to Borrower by Lender of Lender’s intent to exercise its rights under such power.

Section 15.4         Changes in Tax, Debt, Credit and Documentary Stamp Laws.

(a)            If any law is enacted or adopted or amended after the date of this Agreement which deducts the Debt from the value of the Properties for the purpose of taxation and which imposes a tax, either directly or indirectly, on the Debt or Lender’s interest in the Properties, Borrower will pay the tax, with interest and penalties thereon, if any. If Lender is advised by counsel chosen by it that the payment of tax by Borrower would be unlawful or taxable to Lender or unenforceable or provide the basis for a defense of usury then Lender shall have the option by written notice of not less than one hundred twenty (120) days to declare the Debt immediately due and payable.

(b)            Borrower will not claim or demand or be entitled to any credit or credits on account of the Debt for any part of the Taxes or Other Charges assessed against the Property, or any part thereof, and no deduction shall otherwise be made or claimed from the assessed value of the Property, or any part thereof, for real estate tax purposes by reason of the Security Instrument or the Debt. If such claim, credit or deduction shall be required by Applicable Law, Lender shall have the option, by written notice of not less than one hundred twenty (120) days, to declare the Debt immediately due and payable.

(c)            If at any time the United States of America, any State thereof or any subdivision of any such State shall require revenue or other stamps to be affixed to the Note, the Security Instrument, or any of the other Loan Documents or impose any other similar tax or charge on the same (for the avoidance of doubt, excluding any income, franchise or other similar taxes imposed on Lender), Borrower will pay for the same with interest and penalties thereon, if any, provided that in no event Borrower shall be required to pay any Excluded Taxes.

Section 15.5         Withholding.     Notwithstanding anything to the contrary herein, Borrower and Guarantor shall be entitled to deduct and withhold from any amounts payable pursuant to this Agreement or the other Loan Documents such amounts as Borrower or Guarantor is required to deduct and withhold under the IRS Code, or any other applicable law relating to tax (including with respect to any intergovermental agreement, treaty or convention implementing the IRS Code or such other applicable law), with respect to the making of such payment. To the extent that amounts are so withheld and paid to the appropriate Governmental Authority, such amounts shall be treated for all purposes of this Agreement (and the other Loan Documents, as applicable) as having been paid to the Person in respect of whom such deduction and withholding was made. Lender (and any assignee or participant) agrees to use reasonable best efforts to provide Borrower (or in the case of a participant, to provide Lender), or to assist Borrower in obtaining, Internal Revenue Service Forms W-8 or Forms W-9 or such other forms or information relating to the Borrower’s or Guarantor’s obligations to withhold as Borrower or Guarantor may reasonably request.

Article 16.

WAIVERS

Section 16.1         Remedies Cumulative; Waivers. The rights, powers and remedies of Lender under this Agreement shall be cumulative and not exclusive of any other right, power or remedy which Lender may have against Borrower pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, or existing at law or in equity or otherwise. Lender’s rights, powers and remedies may be pursued singularly, concurrently or otherwise, at such time and in such order as Lender may determine in Lender’s sole discretion. No delay or omission to exercise any remedy, right or power accruing upon an Event of Default shall impair any such remedy, right or power or shall be construed as a waiver thereof, but any such remedy, right or power may be exercised from time to time and as often as may be deemed expedient. A waiver of one Default or Event of Default with respect to Borrower shall not be construed to be a waiver of any subsequent Default or Event of Default by Borrower or to impair any remedy, right or power consequent thereon.

Section 16.2         Modification, Waiver in Writing. No modification, amendment, extension, discharge, termination or waiver of any provision of this Agreement, the Security Instrument, the Note and the other Loan Documents, nor consent to any departure by Borrower therefrom, shall in any event be effective unless the same shall be in a writing signed by the party against whom enforcement is sought, and then such waiver or consent shall be effective only in the specific instance, and for the purpose, for which given. Except as otherwise expressly provided herein, no notice to, or demand on Borrower, shall entitle Borrower to any other or future notice or demand in the same, similar or other circumstances.

Section 16.3         Delay Not a Waiver. Neither any failure nor any delay on the part of Lender in insisting upon strict performance of any term, condition, covenant or agreement, or exercising any right, power, remedy or privilege under this Agreement, the Security Instrument, the Note or the other Loan Documents, or any other instrument given as security therefor, shall operate as or constitute a waiver thereof, nor shall a single or partial exercise thereof preclude any other future exercise, or the exercise of any other right, power, remedy or privilege. In particular, and not by way of limitation, by accepting payment after the due date of any amount payable under this Agreement, the Security Instrument, the Note or the other Loan Documents, Lender shall not be deemed to have waived any right either to require prompt payment when due of all other amounts due under this Agreement, the Security Instrument, the Note and the other Loan Documents, or to declare a default for failure to effect prompt payment of any such other amount.

Section 16.4         Waiver of Trial by Jury. TO THE EXTENT PERMITTED BY APPLICABLE LAW, BORROWER AND LENDER, BY ACCEPTANCE OF THIS AGREEMENT, HEREBY WAIVE, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, THE RIGHT TO TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM, WHETHER IN CONTRACT, TORT OR OTHERWISE, RELATING DIRECTLY OR INDIRECTLY TO THE LOAN, THE APPLICATION FOR THE LOAN, THIS AGREEMENT, THE NOTE, THE SECURITY INSTRUMENT OR THE OTHER LOAN DOCUMENTS OR ANY ACTS OR OMISSIONS OF LENDER OR BORROWER.

Section 16.5         Waiver of Notice. Borrower shall not be entitled to any notices of any nature whatsoever from Lender except (a) with respect to matters for which this Agreement or the other Loan Documents specifically and expressly provides for the giving of notice by Lender to Borrower and (b) with respect to matters for which Lender is required by Applicable Law to give notice, and Borrower hereby expressly waives the right to receive any notice from Lender with respect to any matter for which this Agreement and the other Loan Documents does not specifically and expressly provide for the giving of notice by Lender to Borrower.

Section 16.6         Remedies of Borrower. In the event that a claim or adjudication is made that Lender or its agents have acted unreasonably or unreasonably delayed acting in any case where by Applicable Law or under this Agreement, the Security Instrument, the Note and the other Loan Documents, Lender or such agent, as the case may be, has an obligation to act reasonably or promptly, Borrower agrees that neither Lender nor its agents shall be liable for any monetary damages, and Borrower’s sole remedies shall be limited to commencing an action seeking injunctive relief or declaratory judgment. The parties hereto agree that any action or proceeding to determine whether Lender has acted reasonably shall be determined by an action seeking declaratory judgment. Lender agrees that, in such event, it shall cooperate in expediting any action seeking injunctive relief or declaratory judgment.

Section 16.7         Marshalling and Other Matters. Borrower hereby waives, to the extent permitted by Applicable Law, the benefit of all appraisement, valuation, stay, extension, reinstatement and redemption laws now or hereafter in force and all rights of marshalling in the event of any sale under the Security Instrument of the Property or any part thereof or any interest therein. Further, Borrower hereby expressly waives any and all rights of redemption from sale under any order or decree of foreclosure of the Security Instrument on behalf of Borrower, and on behalf of each and every person acquiring any interest in or title to the Property subsequent to the date of the Security Instrument and on behalf of all persons to the extent permitted by Applicable Law.

Section 16.8         Waiver of Statute of Limitations. To the extent permitted by Applicable Law, Borrower hereby expressly waives and releases to the fullest extent permitted by Applicable Law, the pleading of any statute of limitations as a defense to payment of the Debt or performance of its obligations hereunder, under the Note, Security Instrument or other Loan Documents.

Section 16.9         Waiver of Counterclaim. Borrower hereby waives the right to assert a counterclaim, other than a compulsory counterclaim, in any action or proceeding brought against it by Lender or its agents.

Section 16.10       Sole Discretion of Lender.

(a)            Wherever pursuant to this Agreement (a) Lender exercises any right given to it to approve or disapprove, (b) any arrangement or term is to be satisfactory to Lender, or (c) any other decision or determination is to be made by Lender, the decision to approve or disapprove all decisions that arrangements or terms are satisfactory or not satisfactory, and all other decisions and determinations made by Lender, shall be in the sole discretion of Lender, except as may be otherwise expressly and specifically provided herein. Prior to a Securitization, whenever pursuant to this Agreement or any other Loan Document the Rating Agencies are given any right to approve or disapprove any matter, or any arrangement or term is to be satisfactory to the Rating Agencies, to the extent not already required, the decision of Lender to approve or disapprove such matter or to decide whether arrangements or terms are satisfactory or not satisfactory, shall be substituted therefor.

Article 17.

MISCELLANEOUS

Section 17.1         Survival. This Agreement and all covenants, agreements, representations and warranties made herein and in the certificates delivered pursuant hereto shall survive the making by Lender of the Loan and the execution and delivery to Lender of the Note, and shall continue in full force and effect so long as all or any of the Debt is outstanding and unpaid unless a longer period is expressly set forth in this Agreement, the Security Instrument, the Note or the other Loan Documents, it being acknowledged, however, that the representations and warranties in this Agreement are made solely as of the date hereof unless remade pursuant to the terms of this Agreement or another Loan Document. Whenever in this Agreement any of the parties hereto is referred to, such reference shall be deemed to include the legal representatives, successors and assigns of such party. All covenants, promises and agreements in this Agreement, by or on behalf of Borrower, shall inure to the benefit of the legal representatives, successors and assigns of Lender.

Section 17.2         Governing Law.

(A)           THIS AGREEMENT WAS NEGOTIATED IN THE STATE OF NEW YORK AND THE LOAN WAS MADE BY LENDER AND ACCEPTED BY BORROWER IN THE STATE OF NEW YORK, WHICH STATE THE PARTIES AGREE HAS A SUBSTANTIAL RELATIONSHIP TO THE PARTIES AND TO THE UNDERLYING TRANSACTION EMBODIED HEREBY, AND IN ALL RESPECTS, INCLUDING, WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS AND THE OBLIGATIONS ARISING HEREUNDER AND THEREUNDER SHALL BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK APPLICABLE TO CONTRACTS MADE AND PERFORMED IN SUCH STATE (WITHOUT REGARD TO PRINCIPLES OF CONFLICT OF LAWS, OTHER THAN SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW) AND ANY APPLICABLE LAW OF THE UNITED STATES OF AMERICA, EXCEPT THAT AT ALL TIMES THE PROVISIONS FOR THE CREATION, PERFECTION, PRIORITY AND ENFORCEMENT OF THE LIEN AND SECURITY INTEREST CREATED PURSUANT HERETO AND PURSUANT TO THE OTHER LOAN DOCUMENTS (OTHER THAN WITH RESPECT TO LIENS AND SECURITY INTERESTS IN PROPERTY WHOSE PERFECTION AND PRIORITY IS COVERED BY ARTICLE 9 OF THE UCC (INCLUDING, WITHOUT LIMITATION, THE ACCOUNTS) WHICH SHALL BE GOVERNED BY THE LAW OF THE JURISDICTION APPLICABLE THERETO IN ACCORDANCE WITH SECTIONS 9-301 THROUGH 9-307 OF THE UCC AS IN EFFECT IN THE STATE OF NEW YORK) SHALL BE GOVERNED BY AND CONSTRUED ACCORDING TO THE LAW OF THE STATE IN WHICH THE APPLICABLE INDIVIDUAL PROPERTY IS LOCATED, IT BEING UNDERSTOOD THAT, TO THE FULLEST EXTENT PERMITTED BY THE LAW OF SUCH STATE, THE LAW OF THE STATE OF NEW YORK SHALL GOVERN THE CONSTRUCTION, VALIDITY AND ENFORCEABILITY OF ALL LOAN DOCUMENTS AND ALL OF THE OBLIGATIONS ARISING HEREUNDER OR THEREUNDER. TO THE FULLEST EXTENT PERMITTED BY LAW, BORROWER HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES ANY CLAIM TO ASSERT THAT THE LAW OF ANY OTHER JURISDICTION GOVERNS THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS, AND THIS AGREEMENT, THE NOTE AND THE OTHER LOAN DOCUMENTS SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK PURSUANT TO SECTION 5-1401 OF THE NEW YORK GENERAL OBLIGATIONS LAW EXCEPT AS SPECIFICALLY SET FORTH ABOVE.

(B)           ANY LEGAL SUIT, ACTION OR PROCEEDING AGAINST LENDER OR BORROWER ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE OTHER LOAN DOCUMENTS SHALL BE INSTITUTED IN ANY FEDERAL OR STATE COURT IN THE CITY OF NEW YORK, COUNTY OF NEW YORK, PURSUANT TO SECTION 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW AND BORROWER AND LENDER EACH HEREBY WAIVE ANY OBJECTIONS WHICH IT MAY NOW OR HEREAFTER HAVE BASED ON VENUE AND/OR FORUM NON CONVENIENS OF ANY SUCH SUIT, ACTION OR PROCEEDING, AND BORROWER AND LENDER EACH HEREBY IRREVOCABLY SUBMIT TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUIT, ACTION OR PROCEEDING. BORROWER DOES HEREBY DESIGNATE AND APPOINT:

CORPORATION SERVICE COMPANY

1180 AVENUE OF THE AMERICAS, SUITE 210

NEW YORK, NEW YORK 10036

AS ITS AUTHORIZED AGENT TO ACCEPT AND ACKNOWLEDGE ON ITS BEHALF SERVICE OF ANY AND ALL PROCESS WHICH MAY BE SERVED IN ANY SUCH SUIT, ACTION OR PROCEEDING IN ANY FEDERAL OR STATE COURT IN NEW YORK, NEW YORK, AND AGREES THAT SERVICE OF PROCESS UPON SAID AGENT AT SAID ADDRESS AND WRITTEN NOTICE OF SAID SERVICE MAILED OR DELIVERED TO BORROWER IN THE MANNER PROVIDED HEREIN SHALL BE DEEMED IN EVERY RESPECT EFFECTIVE SERVICE OF PROCESS UPON BORROWER, IN ANY SUCH SUIT, ACTION OR PROCEEDING IN THE STATE OF NEW YORK. BORROWER (I) SHALL GIVE PROMPT NOTICE TO LENDER OF ANY CHANGED ADDRESS OF ITS AUTHORIZED AGENT HEREUNDER, (II) MAY AT ANY TIME AND FROM TIME TO TIME DESIGNATE A SUBSTITUTE AUTHORIZED AGENT WITH AN OFFICE IN NEW YORK, NEW YORK (WHICH SUBSTITUTE AGENT AND OFFICE SHALL BE DESIGNATED AS THE PERSON AND ADDRESS FOR SERVICE OF PROCESS), AND (III) SHALL PROMPTLY DESIGNATE SUCH A SUBSTITUTE IF ITS AUTHORIZED AGENT CEASES TO HAVE AN OFFICE IN NEW YORK, NEW YORK OR IS DISSOLVED WITHOUT LEAVING A SUCCESSOR.

Section 17.3         Headings. The Article and/or Section headings in this Agreement are included herein for convenience of reference only and shall not constitute a part of this Agreement for any other purpose.

Section 17.4         Severability. Wherever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under Applicable Law, but if any provision of this Agreement shall be prohibited by or invalid under Applicable Law, such provision shall be ineffective to the extent of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.

Section 17.5         Preferences. Lender shall have the continuing and exclusive right to apply or reverse and reapply any and all payments by Borrower to any portion of the obligations of Borrower hereunder. To the extent Borrower makes a payment or payments to Lender, which payment or proceeds or any part thereof are subsequently invalidated, declared to be fraudulent or preferential, set aside or required to be repaid to a trustee, receiver or any other party under any Creditors Rights Laws, state or federal law, common law or equitable cause, then, to the extent of such payment or proceeds received, the obligations hereunder or part thereof intended to be satisfied shall be revived and continue in full force and effect, as if such payment or proceeds had not been received by Lender.

Section 17.6         Expenses. Borrower shall, within ten (10) Business Days of demand, pay Lender all reasonable, out-of-pocket costs and expenses incurred by Lender in connection with: (a) the preparation, negotiation, execution and delivery of this Agreement and all of the other Loan Documents; (b) the administration of this Agreement and the other Loan Documents for the term of the Loan and any modifications and amendments, if any, of this Agreement or any of the other Loan Documents requested by Borrower, but specifically excluding any monthly master servicing fees; (c) the processing of any Borrower requests made hereunder and under any of the other Loan Documents, but specifically excluding any fee from the Servicer for ordinary course disbursements of Reserve Funds; (d) the enforcement of any remedies hereunder or under the other Loan Documents or the satisfaction by Lender of any of Borrower’s or Guarantor’s obligations under this Agreement and the other Loan Documents; (e) enforcing or preserving any rights, in response to third party claims or the prosecuting or defending of any action or proceeding or other litigation, in each case against, under or affecting Borrower, this Agreement, the Security Instrument, the Note, the other Loan Documents, the Property, or any other security given for the Loan; and (f) otherwise protecting Lender’s interests under this Agreement and any other Loan Document, including, without limitation, in connection with any “work-out” of the Loan or any bankruptcy, insolvency, receivership, reorganization, rehabilitation, liquidation or other similar proceeding in respect of Borrower, SPE Component Entity or Guarantor or an assignment by Borrower, SPE Component Entity or Guarantor for the benefit of its creditors. For all purposes of this Agreement and the other Loan Documents, Lender’s costs and expenses as described above shall also include, without limitation unless expressly provided otherwise in this Agreement, all appraisal fees, engineering and architect costs and inspection fees, reasonable legal fees and expenses, accounting fees, any amounts payable in respect of advances (including, without limitation, protective advances, monthly payment advances, special servicer fee advances and advances of delinquent debt service payments, together with interest thereon, made pursuant to the servicing agreement), in each case, as a result of an Event of Default hereunder (or, with respect to special servicer fee advances, as a result of the Loan becoming a specially serviced loan pursuant to the servicing agreement), environmental and other consultant fees, auditor fees, and the cost to Lender of any title insurance premiums and title company charges (including for down dates, abstracts, tax certificates, title insurance endorsements required by Lender, and UCC financing statements, tax lien and litigation searches), surveys, recording, reconveyance and notary fees, any transfer and mortgage taxes, any Rating Agency fees and expenses, and any loan servicing and special servicing fees and expenses (including, without limitation, any “work-out” and/or liquidation fees, but excluding any monthly servicing fees, any fees in connection with any approval or consent with respect to a Lease, subordination, non-disturbance and attornment agreement, property management agreement, hotel franchise agreement, the release of any letter of credit, escrow analysis fees, fees for copies of loan histories, “pay by phone” payments, reserve disbursements, tax service or the continuation of UCC financing statements (for the avoidance of doubt, Borrower will pay any actual costs and expenses of Lender in connection with the foregoing, but not any fees)). Borrower shall not be liable for the payment of any such costs and expenses to the extent the same arise by reason of the gross negligence, illegal acts, fraud or willful misconduct of Lender as determined by a court of competent jurisdiction pursuant to a final, non-appealable judgment. Borrower recognizes and agrees that formal written appraisals of the Property by a licensed independent appraiser may be required by Lender’s internal procedures and/or federal regulatory reporting requirements on an annual and/or specialized basis and that Lender may, at its option, require inspection of the Property by an independent supervising architect and/or cost engineering specialist at least semiannually. Notwithstanding the foregoing, Borrower shall not be required to pay for more than one appraisal in any twelve (12) month period unless an Event of Default occurs and is continuing or as otherwise required by law. Additionally, if Borrower is undertaking a Restoration or is performing work that requires the obtaining of a building permit, then Borrower shall pay the reasonable out-of-pocket costs of architects, engineers and other consultants retained by Lender to review the performance of such Restoration or work. Any amounts payable to Lender pursuant to this Section 17.6 shall be due and payable upon ten (10) Business Days after written demand therefor from Lender and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid. For the avoidance of doubt, other than for any stamp, documentary, recording and similar taxes with respect to the Loan, this Section 17.6 shall not be construed as requiring the payment of any taxes.

Section 17.7         Cost of Enforcement. In the event (a) that the Security Instrument is foreclosed in whole or in part, (b) of the bankruptcy, insolvency, rehabilitation or other similar proceeding in respect of Borrower or any of its constituent Persons or an assignment by Borrower or any of its constituent Persons for the benefit of its creditors, or (c) Lender exercises any of its other remedies under this Agreement, the Security Instrument, the Note and the other Loan Documents, Borrower shall be chargeable with and agrees to pay all actual out-of-pocket costs of collection and defense, including attorneys’ fees and costs, incurred by Lender or Borrower in connection therewith and in connection with any appellate proceeding or post judgment action involved therein, together with all required service or use taxes. Any amounts payable to Lender pursuant to this Section 17.7 shall become immediately due and payable upon written demand and, if the same is not paid within ten (10) Business Days from such written demand, shall bear interest at the Default Rate from the date which is ten (10) Business Days from such written demand until the date such amounts have been paid.

Section 17.8         Exhibits and Schedules Incorporated. The Exhibits and Schedules annexed hereto are hereby incorporated herein as a part of this Agreement with the same effect as if set forth in the body hereof.

Section 17.9         Offsets, Counterclaims and Defenses. Any assignee of Lender’s interest in and to this Agreement, the Security Instrument, the Note and the other Loan Documents shall take the same free and clear of all offsets, counterclaims or defenses which are unrelated to such documents which Borrower may otherwise have against any assignor of such documents, and no such unrelated counterclaim (other than a counterclaim which can only be asserted in the suit, action or proceeding by such assignee on this Agreement, the Note, the Mortgage and any Loan Document and cannot be maintained in a separate action) or defense shall be interposed or asserted by Borrower in any action or proceeding brought by any such assignee upon such documents and any such right to interpose or assert any such unrelated offset, counterclaim or defense in any such action or proceeding is hereby expressly waived by Borrower.

Section 17.10       No Joint Venture or Partnership; No Third Party Beneficiaries.

(a)            Borrower and Lender intend that the relationships created under this Agreement, the Security Instrument, the Note and the other Loan Documents be solely that of borrower and lender. Nothing herein or therein is intended to create a joint venture, partnership, tenancy-in-common, or joint tenancy relationship between Borrower and Lender or to grant Lender any interest in the Property other than that of mortgagee, beneficiary or lender.

(b)            This Agreement, the Security Instrument, the Note and the other Loan Documents are solely for the benefit of Lender and Borrower and nothing contained in this Agreement, the Security Instrument, the Note or the other Loan Documents shall be deemed to confer upon anyone other than Lender and Borrower any right to insist upon or to enforce the performance or observance of any of the obligations contained herein or therein. All conditions to the obligations of Lender to make the Loan hereunder are imposed solely and exclusively for the benefit of Lender and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that Lender will refuse to make the Loan in the absence of strict compliance with any or all thereof and no other Person shall under any circumstances be deemed to be a beneficiary of such conditions, any or all of which may be freely waived in whole or in part by Lender if, in Lender’s sole discretion, Lender deems it advisable or desirable to do so.

(c)            The general partners, members, principals and (if Borrower is a trust) beneficial owners of Borrower are experienced in the ownership and operation of properties similar to the Property, and Borrower and Lender are relying solely upon such expertise and business plan in connection with the ownership and operation of the Property. Borrower is not relying on Lender’s expertise, business acumen or advice in connection with the Property.

(d)            Notwithstanding anything to the contrary contained herein, Lender is not undertaking the performance of (i) any obligations under the Leases; or (ii) any obligations with respect to such agreements, contracts, certificates, instruments, franchises, permits, trademarks, licenses and other documents.

(e)            By accepting or approving anything required to be observed, performed or fulfilled or to be given to Lender pursuant to this Agreement, the Security Instrument, the Note or the other Loan Documents, including, without limitation, any officer’s certificate, balance sheet, statement of profit and loss or other financial statement, survey, appraisal, or insurance policy, Lender shall not be deemed to have warranted, consented to, or affirmed the sufficiency, the legality or effectiveness of same, and such acceptance or approval thereof shall not constitute any warranty or affirmation with respect thereto by Lender.

(f)            Borrower recognizes and acknowledges that in accepting this Agreement, the Note, the Security Instrument and the other Loan Documents, Lender is expressly and primarily relying on the truth and accuracy of the representations and warranties set forth in Article 3 of this Agreement without any obligation to investigate the Property and notwithstanding any investigation of the Property by Lender; that such reliance existed on the part of Lender prior to the date hereof, that the warranties and representations are a material inducement to Lender in making the Loan; and that Lender would not be willing to make the Loan and accept this Agreement, the Note, the Security Instrument and the other Loan Documents in the absence of the warranties and representations as set forth in Article 3 of this Agreement.

Section 17.11     Publicity; Advertising.

(a)            All news releases, publicity or advertising by Borrower, Lender or their respective Affiliates through any media intended to reach the general public which refers to this Agreement, the Note, the Security Instrument or the other Loan Documents or the financing evidenced by this Agreement, the Note, the Security Instrument or the other Loan Documents, to Lender, Borrower or any of their respective Affiliates shall be subject to the prior written approval of Lender or Borrower, as applicable, not to be unreasonably withheld, conditioned or delayed; provided, Borrower and Lender shall be permitted to make disclosures to comply with such Person’s or its Affiliates’ regulatory reporting requirements, including those of the U.S. Securities and Exchange Commission or any stock exchange and any internal auditing requirements, and nothing contained herein shall require any approval by Borrower in connection with disclosures in connection with a Securitization.

(b)            Borrower hereby agrees that Lender and its affiliated entities, including, without limitation, Wells Fargo & Company and its subsidiaries, may publicly identify details of the Loan in their respective advertising and public communications including, but not limited to, press releases, direct mail, newspapers, magazines, journals, e-mail or internet advertising or communications. Such details may include the amount of the Loan, the Closing Date, and a generic description of the size and location of the Properties.

Section 17.12     Conflict; Construction of Documents; Reliance. In the event of any conflict between the provisions of this Agreement and the Security Instrument, the Note or any of the other Loan Documents, the provisions of this Agreement shall control. Wherever the phrase “during the continuance of an Event of Default” or the like appears herein or in any other Loan Document, such phrase shall not mean or imply that Lender has any obligation to accept a cure of such Event of Default. The parties hereto acknowledge that they were represented by competent counsel in connection with the negotiation, drafting and execution of this Agreement, the Note, the Security Instrument and the other Loan Documents and this Agreement, the Note, the Security Instrument and the other Loan Documents shall not be subject to the principle of construing their meaning against the party which drafted same. Borrower acknowledges that, with respect to the Loan, Borrower shall rely solely on its own judgment and advisors in entering into the Loan without relying in any manner on any statements, representations or recommendations of Lender or any parent, subsidiary or Affiliate of Lender. Lender shall not be subject to any limitation whatsoever in the exercise of any rights or remedies available to it under this Agreement, the Note, the Security Instrument and the other Loan Documents or any other agreements or instruments which govern the Loan by virtue of the ownership by it or any parent, subsidiary or Affiliate of Lender of any equity interest any of them may acquire in Borrower, and Borrower hereby irrevocably waives the right to raise any defense or take any action on the basis of the foregoing with respect to Lender’s exercise of any such rights or remedies. Borrower acknowledges that Lender engages in the business of real estate financings and other real estate transactions and investments which may be viewed as adverse-to or competitive with the business of Borrower or its Affiliates.

Section 17.13     Entire Agreement. This Agreement, the Note, the Security Instrument and the other Loan Documents contain the entire agreement of the parties hereto and thereto in respect of the transactions contemplated hereby and thereby, and all prior agreements among or between such parties, whether oral or written between Borrower and Lender are superseded by the terms of this Agreement, the Note, the Security Instrument and the other Loan Documents.

Section 17.14     Liability. If Borrower consists of more than one person, the obligations and liabilities of each such person hereunder shall be joint and several. This Agreement shall be binding upon and inure to the benefit of Borrower and Lender and their respective successors and assigns forever.

Section 17.15     Duplicate Originals; Counterparts. This Agreement may be executed in any number of duplicate originals and each duplicate original shall be deemed to be an original. The failure of any party hereto to execute this Agreement, or any counterpart hereof, shall not relieve the other signatories from their obligations hereunder.

Section 17.16     Acknowledgement and Consent to Bail-In of Affected Financial Institutions. Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Affected Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of the applicable Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)            the application of any Write-Down and Conversion Powers by the applicable Resolution Authority to any such liabilities arising hereunder which may be payable to it by any party hereto that is an Affected Financial Institution; and

(b)            the effects of any Bail-in Action on any such liability, including, if applicable:

(i)            a reduction in full or in part or cancellation of any such liability;

(ii)           a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such Affected Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)           the variation of the terms of such liability in connection with the exercise of the write-down and conversion powers of the applicable Resolution Authority.

Section 17.17     Contributions and Waivers.

(a)            As a result of the transactions contemplated by this Agreement, each Borrower will benefit, directly and indirectly, from each Borrower’s obligation to pay the Debt and perform its Obligations and in consideration therefore each Borrower desires to enter into an allocation and contribution agreement among themselves as set forth in this Section 17.17 to allocate such benefits among themselves and to provide a fair and equitable agreement to make contributions among each of the Borrowers in the event any payment is made by an individual Borrower hereunder to Lender (such payment being referred to herein as a “Contribution”, and for purposes of this Section 17.17, includes any exercise of recourse by Lender against any collateral of a Borrower and application of proceeds of such collateral in satisfaction of such Borrower’s obligations, to Lender under the Loan Documents).

(b)            Each Borrower shall be liable hereunder with respect to the Obligations only for such total maximum amount (if any) that would not render its Obligations hereunder or under any of the Loan Documents subject to avoidance under Section 548 of the Bankruptcy Code or any comparable provisions of any Applicable Law.

(c)            In order to provide for a fair and equitable contribution among Borrowers in the event that any Contribution is made by an individual Borrower (a “Funding Borrower”), such Funding Borrower shall be entitled to a reimbursement Contribution (“Reimbursement Contribution”) from the other Borrower for all payments, damages and expenses incurred by that Funding Borrower in discharging any of the Obligations, in the manner and to the extent set forth in this Section 17.17.

(d)            For purposes hereof, the “Benefit Amount” of an individual Borrower as of any date of determination shall be the net value of the benefits to such Borrower and its Affiliates from extensions of credit made by Lenders to (i) such Borrower and (ii) to the other Borrowers hereunder and the Loan Documents to the extent such other Borrowers have guaranteed or mortgaged their Properties to secure the Obligations of such Borrower to Lender.

(e)            Each Borrower shall be liable to a Funding Borrower in an amount equal to the greater of (i) the (A) ratio of the Benefit Amount of such Borrower to the total amount of the Obligations, multiplied by (B) the amount of Obligations paid by such Funding Borrower, or (ii) ninety-five percent (95%) of the excess of the fair saleable value of the property of such Borrower over the total liabilities of such Borrower (including the maximum amount reasonably expected to become due in respect of contingent liabilities) determined as of the date on which the payment made by a Funding Borrower is deemed made for purposes hereof (giving effect to all payments made by other Funding Borrowers as of such date in a manner to maximize the amount of such Contributions).

(f)            In the event that at any time there exists more than one Funding Borrower with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from other Borrowers pursuant hereto shall be allocated among such Funding Borrowers in proportion to the total amount of the Contribution made for or on account of the other Borrowers by each such Funding Borrower pursuant to the Applicable Contribution. In the event that at any time any individual Borrower pays an amount hereunder in excess of the amount calculated pursuant to this Section 17.17 above, that Borrower shall be deemed to be a Funding Borrower to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Borrowers in accordance with the provisions of this Section 17.17.

(g)            Each Borrower acknowledges that the right to Reimbursement Contribution hereunder shall constitute an asset in favor of Borrower to which such Reimbursement Contribution is owing.

(h)            No Reimbursement Contribution payments payable by a Borrower pursuant to the terms of this Section 17.17 shall be paid until all amounts then due and payable by all of Borrowers to Lender, pursuant to the terms of the Loan Documents, are paid in full. Nothing contained in this Section 17.17 shall limit or affect in any way the Obligations of either Borrower to Lender under the Note or any other Loan Documents.

(i)            Each Borrower waives:

(i)            any right to require Lender to proceed against any other Borrower or any other person or to proceed against or exhaust any security held by Lender at any time or to pursue any other remedy in Lender’s power before proceeding against Borrower;

(ii)            the defense of the statute of limitations in any action against any other Borrower or for the collection of any indebtedness or the performance of any obligation under the Loan;

(iii)           any defense based upon any legal disability or other defense of any other Borrower, any guarantor of any other person or by reason of the cessation or limitation of the liability of any other Borrower or any guarantor from any cause other than full payment of all sums payable under the Note, this Agreement and any of the other Loan Documents;

(iv)          any defense based upon any lack of authority of the officers, directors, partners or agents acting or purporting to act on behalf of any other Borrower or any principal of any other Borrower or any defect in the formation of any other Borrower or any principal of any other Borrower;

(v)            any defense based upon any statute or rule of law which provides that the obligation of a surety must be neither larger in amount nor in any other respects more burdensome than that of a principal;

(vi)           any defense based upon any failure by Lender to obtain collateral for the indebtedness or failure by Lender to perfect a lien on any collateral;

(vii)          presentment, demand, protest and notice of any kind;

(viii)         any defense based upon any failure of Lender to give notice of sale or other disposition of any collateral to any other Borrower or to any other person or entity or any defect in any notice that may be given in connection with any sale or disposition of any collateral;

(ix)           any defense based upon any failure of Lender to comply with Applicable Law in connection with the sale or other disposition of any collateral, including, without limitation, any failure of Lender to conduct a commercially reasonable sale or other disposition of any collateral;

(x)            any defense based upon any election by Lender, in any bankruptcy proceeding, of the application or non-application of Section 1111(b)(2) of the Bankruptcy Code or any successor statute;

(xi)           any defense based upon any use of cash collateral under Section 363 of the Bankruptcy Code;

(xii)          any defense based upon any agreement or stipulation entered into by Lender with respect to the provision of adequate protection in any bankruptcy proceeding;

(xiii)         any defense based upon any borrowing or any grant of a security interest under Section 364 of the Bankruptcy Code;

(xiv)         any defense based upon the avoidance of any security interest in favor of Lender for any reason;

(xv)          any defense based upon any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding, including any discharge of, or bar or stay against collecting, all or any of the obligations evidenced by the Note or owing under any of the Loan Documents; and

(xvi)         any defense or benefit based upon Borrower’s, or any other party’s, resignation of the portion of any obligation secured by the applicable Security Instruments to be satisfied by any payment from any other Borrower or any such party.

(xvii)            all rights and defenses arising out of an election of remedies by Lender even though the election of remedies, such as non-judicial foreclosure with respect to security for the Loan or any other amounts owing under the Loan Documents, has destroyed Borrower’s rights of subrogation and reimbursement against any other Borrower;

(xviii)            all rights and defenses that Borrower may have because any of Debt is secured by real property. This means, among other things: (A) Lender may collect from Borrower without first foreclosing on any real or personal property collateral pledged by any other Borrower, (B) if Lender forecloses on any real property collateral pledged by any other Borrower, (1) the amount of the Debt may be reduced only by the price for which that collateral is sold at the foreclosure sale, even if the collateral is worth more than the sale price, (2) Lender may collect from Borrower even if any other Borrower, by foreclosing on the real property collateral, has destroyed any right Borrower may have to collect from any other Borrower. This is an unconditional and irrevocable waiver of any rights and defenses Borrower may have because any of the Debt is secured by real property; and

(xix)            any claim or other right which Borrower might now have or hereafter acquire against any other Borrower or any other person that arises from the existence or performance of any obligations under the Note, this Agreement, the Security Instruments or the other Loan Documents, including, without limitation, any of the following: (A) any right of subrogation, reimbursement, exoneration, contribution, or indemnification; or (B) any right to participate in any claim or remedy of Lender against any other Borrower or any collateral security therefor, whether or not such claim, remedy or right arises in equity or under contract, statute or common law.

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IN WITNESS WHEREOF, the parties hereto have caused this Loan Agreement to be duly executed by their duly authorized representatives, all as of the day and year first above written.

BORROWER:

ORION CEDAR RAPIDS IA LLC

ORION MALONE NY LLC

ORION COLUMBUS OH LLC

ORION MEMPHIS TN LLC

ORION BROWNSVILLE TX 2 LLC

ORION PARIS TX LLC

ORION BEDFORD TX LLC

REALTY INCOME EAST WINDSOR SCIPARK, LLC

CLF PULCO ONE LLC

ARCP OFC MALVERN PA, LLC

COLE OF URBANA MD, LLC

COLE OF KENNESAW GA, LLC

COLE OF DULUTH GA, LLC

COLE OF HOPEWELL TOWNSHIP NJ, LLC

ARC ESSTLMO001, LLC

ORION PHOENIX AZ LLC

ORION NASHVILLE TN LLC

ORION STERLING VA LLC,

REALTY INCOME EAST SYRACUSE FAIR LAKES, LLC

each, a Delaware limited liability company

By:	/s/ Paul H. McDowell
Name:	Paul H. McDowell
Title:	Authorized Signatory

LENDER:
WELLS FARGO BANK, NATIONAL ASSOCIATION a national banking association
By:	/s/ Jeffrey L. Cirillo
Name: Jeffrey L. Cirillo Title: Managing Director

EXHIBIT A

ADDITIONAL DEFINITIONS

“NOI” shall mean EGI minus Underwritten Operating Expenses.

INCOME

“EGI” shall mean Net Rental Income plus Other Income minus Bad Debt and Rent Concessions.

“Net Rental Income” shall mean Gross Rent plus Expense Reimbursements plus Percentage Rent.

“Gross Rent” shall mean gross actual rent, computed in accordance with accounting principles reasonably acceptable to Lender, based on the most recent rent roll annualized, which should include actual rent collected from tenants pursuant to valid Leases, provided that to the extent a particular tenant is either in a scheduled rent concession period at the time of determination or has a rent concession period scheduled in the future unless such rent concession has been fully reserved with Lender, such tenant’s annualized rent may be adjusted by Lender in its reasonable discretion to reflect a normalized annualized amount unless no future rent is scheduled to be received from such tenant in which case no rent will be included for such tenant). Notwithstanding the foregoing, Gross Rent will not include (i) rent paid by or on behalf of any tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction, (ii) rent paid by or on behalf of any tenant in monetary or material non-monetary default under its Lease beyond any applicable notice and cure periods for thirty (30) days or more, provided that, the mere failure by a tenant to reimburse Borrower for any increases in operating expenses for which such tenant is disputing its liability in good faith (without the existence of any other continuing monetary default under its Lease) shall not constitute a monetary default for purposes of this clause (ii) if such failure does not continue for more than one hundred twenty (120) days, (iii) rent paid by or on behalf of any tenant that has provided notice that it will terminate, cancel and/or reject its applicable Lease, (iv) rent paid by or on behalf of any tenant under a Lease which has failed to extend or renew such Lease in accordance with an option in its Lease for which the notice period has expired and such tenant has less than twelve (12) months remaining on its existing lease term, (v) a tenant discontinues its business (i.e., “goes dark”, provided, that, any temporary COVID pandemic related adjustments to actual occupancy from time to time shall not be deemed “going dark”) or gives notice that it intends to discontinue its business (which, for the avoidance of doubt, shall exclude any discontinuance of business or any non-occupancy for such time as mandated under so-called “stay at home” orders or directives) and the tenant has less than twelve (12) months remaining on its Lease, or (vi) rent paid by or on behalf of any tenant under a Lease which has less than one hundred eighty (180) days remaining under its Lease term and has not extended or renewed its Lease by written notice to Borrower.

A-1

“Expense Reimbursements” shall mean expense reimbursements as determined from the most recent operating statement determined on a trailing 12-month basis (which should include actual expense reimbursements for occupied space and projected expense reimbursements for newly-leased space); provided, however, that total Expense Reimbursements may be adjusted upward or downward by Lender to reflect any reimbursements such that the reimbursements will be consistent with the expenses incurred for such period.

“Percentage Rent” shall mean percentage rent as determined from the most recent operating statement, determined on a trailing 12-month basis.

“Other Income” shall mean all other applicable income as determined from the most recent operating statement for the Property at the time of determination, determined on a trailing 12-month basis, computed in accordance with accounting principles reasonably acceptable to Lender, including, without limitation (and without duplication), parking income, cellular tower income, vending income and other similar items. Notwithstanding the foregoing, Other Income will not include (i) insurance proceeds (other than proceeds of rent loss, business interruption or other similar insurance allocable to the applicable period); (ii) Condemnation Proceeds (other than Condemnation Proceeds arising from a temporary taking or the use and occupancy of all or part of the applicable Property allocable to the applicable period); (iii) proceeds of any financing; (iv) proceeds of any sale, exchange or transfer of the Property or any part thereof or interest therein (including proceeds of any sales of furniture, fixtures and equipment); (v) capital contributions or loans to Borrower or an Affiliate of Borrower; (vi) any item of income otherwise includable in Other Income but paid directly by any tenant to a Person other than Borrower; (vii) any other extraordinary, non-recurring revenues; (viii) payments paid by or on behalf of any tenant under a Lease which is the subject of any proceeding or action relating to its bankruptcy, reorganization or other arrangement pursuant to the Bankruptcy Code or any similar federal or state law or which has been adjudicated a bankrupt or insolvent unless such Lease has been affirmed by the trustee in such proceeding or action pursuant to a final, non-appealable order of a court of competent jurisdiction; (ix) payments paid by or on behalf of any tenant in monetary or material non-monetary default under its Lease for thirty (30) days or more beyond any applicable notice and cure periods; provided that, the mere failure by a tenant to reimburse Borrower for any increases in operating expenses for which such tenant is disputing its liability in good faith (without the existence of any other continuing monetary default under its Lease) shall not constitute a monetary default for purposes of this clause (ix) if such failure does not continue for more than one hundred twenty (120) days; (x) payments paid by or on behalf of any tenant that has provided notice that it will terminate, cancel and/or reject its applicable Lease, (xi) payments paid by or on behalf of any tenant under a Lease which has failed to extend or renew such Lease in accordance with an option in its Lease for which the notice period has expired and such tenant has less than twelve (12) months remaining on its existing lease term; (xii) payments paid by or on behalf of any tenant under a Lease which has less than one hundred eighty (180) days remaining under its Lease term and has not extended or renewed its Lease by written notice to Borrower; (xiii) payments paid by or on behalf of any tenant under a Lease where the tenant has discontinued its business (i.e., “goes dark”, provided, that, any temporary COVID pandemic related adjustments to actual occupancy from time to time shall not be deemed “going dark”) or the tenant has given notice that it intends to discontinue its business (which, for the avoidance of doubt, shall exclude any discontinuance of business or any non-occupancy for such time as mandated under so-called “stay at home” orders or directives) and the tenant has less than twelve (12) months remaining on its Lease; (xiv) payments paid by or on behalf of any tenant under a Lease in whole or partial consideration for the termination of any Lease; (xv) sales tax rebates from any Governmental Authority; (xvi) sales, use and occupancy taxes on receipts required to be accounted for by Borrower to any Governmental Authority; (xvii) refunds and uncollectible accounts; (xviii) interest income from any source; (xix) unforfeited security deposits, utility and other similar deposits; (xx) income from tenants not paying rent; or (xxi) any disbursements to Borrower from the Reserve Funds.

A-2

“Bad Debt” shall mean debt that remains uncollectible after reasonable efforts have been exhausted to collect the debt. Bad Debt will be determined on a trailing 12-month basis.

“Rent Concessions” shall mean any remaining rent concessions for the Leases used to determine Gross Rent (other than any concessions already accounted for in the determination of Gross Rent above) to the extent such rent concessions relate to the forward 12-month period at the time of determination and such amounts have not been fully reserved with the Lender. .

EXPENSE

“Underwritten Operating Expenses” shall mean projected annualized Operating Expenses based on a trailing 12-month period.

“Operating Expenses” shall mean all expenses, computed in accordance with accounting principles reasonably acceptable to Lender, of whatever kind and from whatever source, relating to the ownership, operation, repair, maintenance and management of the Property that are incurred on a regular monthly or other periodic basis, including, without limitation (and without duplication): Taxes (based on the most current bill annualized, subject to adjustment by Lender to take into account any change in assessment that has not yet been reflected in the most current tax bill); Insurance Premiums (based on the most current premium annualized); management fees (whether or not actually paid) equal to the greater of actual management fees or one percent (1%) of EGI; costs attributable to the ordinary operation, repair and maintenance of the Improvements; common area maintenance costs; advertising and marketing expenses; professional fees; license fees; general and administrative costs and expenses; utilities; payroll, benefits and related taxes and expenses; janitorial expenses; computer processing charges; operating equipment or other lease payments as approved by Lender; ground lease payments; bond assessments; and other similar costs and expenses; in each instance, unless otherwise noted, only to the extent actually paid for by Borrower (the foregoing expenses being referred to herein as “Actual Operating Expenses”). Notwithstanding the foregoing, Operating Expenses shall not include debt service (including principal, interest, impounds and other reserves), capital expenditures, tenant improvement costs, leasing commissions or other expenses which are paid from escrows required by the Loan Documents (other than escrows with respect to Taxes and/or Insurance Premiums); any payment or expense for which Borrower was or is to be reimbursed from proceeds of the loan or insurance or by any third party; federal, state or local income taxes; any non-cash charges such as depreciation and amortization; and any item of expense otherwise includable in Operating Expenses which is paid directly by any tenant except real estate taxes paid directly to any taxing authority by any tenant or any general and administrative costs relating to the upper tier ownership of the Borrower.

In making the calculations described herein, applicable line items may be adjusted by Lender in its reasonable discretion (a) to accurately reflect the amounts of any extraordinary items in the relevant period and to reflect on a pro rata basis those items on an annual or semi-annual basis and (b) to reflect Leases (and projected changes to the applicable line items above) which are executed with creditworthy tenants with rent commencement dates scheduled to occur within 90 days of the date of calculation.

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EXHIBIT B

DISBURSEMENT REQUEST AND CERTIFICATION

To:      Wells Fargo Bank, N.A.

Re:      Loan No. (“Loan”):_______________________      Borrower Name (“Borrower”): _____________________________________________

Project Name or Property Address (“Property”): ______________________________________________________________________

ReserveAccount	Requested Amount
(Please include a separate Reserve Disbursement Request Schedule for each category requested below)

☐ Capital Expenditures	$
☐ FF&E	$
☐ Replacement Reserve	$
☐ Required Repairs/Deferred Maintenance	$
☐ Other/Holdback: ___________________	$
☐ Tenant Improvement/Leasing Commission	$

Total	$

Borrower hereby requests a disbursement in the total amount of $ __________________from the designated reserve account(s) pursuant to the terms of the Loan. If applicable, enclosed with this request is a cost summary and supporting documentation (invoices, checks, lien waivers etc.) covering all costs for which disbursement is requested. In order to induce Wells Fargo Bank, N.A., as master servicer of the Loan for the lender (“Lender”), to make this disbursement, Borrower hereby certifies to Lender as follows:

•	All labor, services and materials for which disbursement is requested have been provided to or for the benefit of the Property.

•	All work for which disbursement is requested has been performed in a workmanlike manner, in accordance with all applicable laws, ordinances, and regulations and the requirements of the loan documents and, if the loan documents so require, has been paid for and completed lien-free.

•	No portion of the amount requested for disbursement has been previously disbursed to Borrower or is the subject of any other pending disbursement request from Borrower.

•	Borrower has and will retain, until the Loan is fully repaid, copies of paid invoices, billing statements, contracts or estimates, proofs of payment and lien waivers covering all costs for which disbursement is requested and will provide copies of same to Lender promptly upon request.

•	Borrower has delivered to Lender copies of the most recent operating statement and rent roll for the Property, the most recent financial statements of Borrower and all other financial statements, reports and information required to be delivered to Lender under the loan documents.

•	Neither Borrower nor its management firm has any ownership interest or profit sharing agreement with any of the suppliers or vendors listed in this Reserve Disbursement Request Borrower Certification (“Certification”) that has not been disclosed under separate cover attached hereto and previously or subsequently approved by Wells Fargo.

•	No Default or Event of Default (as defined in the loan documents) currently exists.

•	The entity(ies) and individual(s) executing this Certification have all requisite power and authority to execute it on behalf of Borrower

By signing below, Borrower authorizes Lender to deduct from the disbursement proceeds or pay directly from the designated reserve account any costs incurred by Lender in connection with this disbursement which are due and payable by Borrower under the loan documents, including, without limitation, any inspection costs and processing fees.

Payment instructions: Please provide payment instructions on cover letter and Reserve Disbursement Request Schedule.

THIS REQUEST MUST BE SIGNED. FAILURE TO SIGN WILL DELAY PROCESSING.

By:		Date:
Authorized Signer for Borrower

Print Name:	Email address or fax number

Title:	for confirmation of receipt

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